 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-261904
P3 Health Partners Inc.
241,370,735 Shares of Class A Common Stock
277,500 Warrants to Purchase Shares of Class A Common Stock
11,096,605 Shares of Class A Common Stock underlying Warrants

This prospectus relates to (i) the resale of 20,370,307 shares (the “PIPE Shares”) of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), issued in a private placement pursuant to subscription agreements entered into effective as of May 25, 2021 (the “PIPE Investment”); (ii) the resale of up to 211,984,178 shares of Class A Common Stock issued or issuable to certain former securityholders of P3 Health Group Holdings, LLC (the “P3 Holders”) in connection with or as a result of the consummation of the Business Combinations (as defined below); (iii) the resale of 8,738,750 shares of Class A Common Stock issued to Foresight Sponsor Group, LLC (the “Sponsor”), FA Co-Investment LLC (together with Foresight Sponsor Group, LLC, the “Sponsors”) and certain former directors of Foresight (as defined below) (collectively with the Sponsors, the “Founder Holders”); (iv) the resale of up to 277,500 shares of Class A Common Stock issuable upon the exercise of the Private Placement Warrants (as defined below); and (v) the resale of up to 277,500 warrants (originally issued in a private placement concurrent with the initial public offering of Foresight Acquisition Corp., a Delaware corporation (“Foresight”)), in each case with respect to (i) through (v) by the selling securityholders (including their pledgees, donees, transferees or other successors-in-interest) identified in this prosepctus (the “Selling Securityholders”); and (vi) the issuance by us of up to 11,096,605 shares of Class A Common Stock that may be issued upon exercise of warrants to purchase Class A Common Stock at an exercise price of $11.50 per share, including the Public Warrants (as defined below) and the Private Placement Warrants.
On December 3, 2021, P3 Health Partners Inc. (f/k/a Foresight Acquisition Corp.) (“P3”) and P3 Health Group Holdings, LLC (“Legacy P3”) consummated the transactions contemplated by the Merger Agreement, dated as of May 25, 2021, by and among P3, Legacy P3 and FAC Merger Sub LLC (the “Merger Agreement”), and the Transaction and Combination Agreement, dated as of May 25, 2021, by and among P3, FAC-A Merger Sub Corp., FAC-B Merger Sub Corp., CPF P3 Blocker-A, LLC, CPF P3 Blocker B, LLC, CPF P3 Splitter, LLC, Chicago Pacific Founders Fund-A, L.P. and Chicago Pacific Founders Fund-B, L.P. (the “Transaction and Combination Agreement”, and the transactions contemplated by the Merger Agreement and the Transaction and Combination Agreement, the “Business Combinations”), pursuant to which, among other things, P3 (i) acquired approximately 17.1% of the economic interests of P3 Health Group, LLC (“P3 LLC”) and became the sole managing member of P3 LLC, and (ii) acquired CPF P3 Blocker-A, LLC and CPF P3 Blocker B, LLC (collectively, the “Blockers”) by merging each of the Blockers with a wholly-owned subsidiary of P3, which merged with and into P3, with P3 as the surviving entity. In connection with the closing of the Business Combinations, P3 changed its name from Foresight Acquisition Corp. to P3 Health Partners Inc.
We will not receive any proceeds from the sale of the shares by the Selling Securityholders. We will receive the proceeds from any exercise of the warrants for cash.
We will bear all costs, expenses and fees in connection with the registration of the shares of Class A Common Stock and warrants. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sales of Class A Common Stock.
Our Class A Common Stock trades on the Nasdaq Stock Market (“Nasdaq”) under the ticker symbol “PIII” and our warrants trade on Nasdaq under the ticker symbol “PIIIW”. On December 22, 2021, the closing sale price of our Class A Common Stock as reported by Nasdaq was $7.51 per share and the closing price of our warrants was $1.09 per warrant.
Investing in shares of our common stock or warrants involves risks that are described in the “Risk Factors” section beginning on page 4 of this prospectus.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 6, 2022.

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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-1 that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, we and the Selling Securityholders may, from time to time, issue, offer and sell, as applicable, any combination of the securities described in this prospectus in one or more offerings. We may use the shelf registration statement to issue up to an aggregate of 11,096,605 shares of Class A Common Stock upon exercise of the Public Warrants and the Private Placement Warrants. The Selling Securityholders may use the shelf registration statement to sell up to an aggregate of 241,370,735 shares of Class A Common Stock, including shares of Class A Common Stock issuable upon exercise of the Private Placement Warrants, and up to 277,500 Private Placement Warrants from time to time through any means described in the section entitled “Plan of Distribution.” More specific terms of any securities that the Selling Securityholders offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the Class A Common Stock or Private Placement Warrants being offered and the terms of the offering.
A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. See “Where You Can Find More Information.”
Neither we nor the Selling Securityholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date of those documents, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.
We own or have rights to trademarks, trade names and service marks that we use in connection with the operation of our business. In addition, our name, logos and website name and address are our trademarks or service marks. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this prospectus are listed without the applicable ®, ™ and SM symbols, but we will assert, to the fullest extent under applicable law, our rights to these trademarks, trade names and service marks. Other trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners.
As used in this prospectus, unless otherwise indicated or the context otherwise requires, references to “we,” “us,” “our,” the “Company,” and “P3” refer to the consolidated operations of P3 Health Partners Inc., a Delaware corporation, and its consolidated subsidiaries following the Business Combinations. References to “Foresight” refer to the Company prior to the consummation of the Business Combinations, references to “Legacy P3” refer to P3 Health Group Holdings, LLC prior to the consummation of the Business Combinations and references to “P3 LLC” refer to P3 Health Group, LLC following the consummation of the Business Combinations.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy, prospective products, product approvals, research and development costs, future revenue, timing and likelihood of success, plans and objectives of management for future operations, future results of anticipated products and prospects, plans and objectives of management, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.
In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” “would” or “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. The forward-looking statements in this prospectus are only predictions and are based largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of known and unknown risks, uncertainties and assumptions, including those described under the sections in this prospectus entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this prospectus. These forward-looking statements are subject to numerous risks, including, without limitation, the following:
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our ability to recognize the anticipated benefits of the Business Combinations, which may be affected by, among other things, competition and our ability to grow and manage growth profitably following the Business Combinations;

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changes in applicable laws or regulations;

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the possibility that we may be adversely affected by other economic, business, and/or competitive factors;

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the possibility that we may never achieve or maintain profitability;

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the difficulty in evaluating our future prospects, as well as risks and challenges, due to the new and rapidly evolving business and market and our limited operating history;

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the possibility that we may need to raise additional capital to fund our existing operations, develop and commercialize new services or expand its operations;

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possible difficulty managing growth and expanding operations;

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the continuing impact of the COVID-19 pandemic on operations, which may materially and adversely affect our business and financial results;

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our ability to retain qualified personnel;

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our ability to successfully execute on growth strategies, including identifying and developing successful new geographies, physician partners, payors and patients, and accurately estimating the size, revenue or medical expense amounts of target geographies;

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delays and uncertainties in the timing and process of reimbursements by third-party payors and individuals, including any changes or reductions in Medicare reimbursement rates or rules;

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the termination or non-renewal of the Medicare Advantage contracts held by the health plans with which we contract, or the termination or non-renewal of our contracts with those plans;

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reductions in the quality ratings of the health plans we serve;

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the effectiveness and efficiency of our marketing efforts, and our ability to develop brand awareness cost-effectively;

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spending changes in the healthcare industry;

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we, our affiliated professional entities and other physician partners may become subject to medical liability claims;

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a failure in our information technology systems,

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security breaches, loss of data or other disruptions could compromise sensitive information related to our business or prevent us from accessing critical information, expose us to liability and our reputation may be harmed and we could lose sales, clients and members;

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any future litigation against us could be costly and time-consuming to defend;

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failure to adhere to all of the complex government laws and regulations that apply our business could result in fines or penalties, being required to make changes to its operations or experiencing adverse publicity;

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the possibility that our arrangements with its affiliated professional entities and other physician partners is found to constitute improper rendering of medical services or fee splitting under applicable state laws;

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the possibility that we face inspections, reviews, audits and investigations under federal and state government programs and contracts;

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the impact on us of recent healthcare legislation and other changes in the healthcare industry and in healthcare spending is currently unknown;

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the transition from volume to value-based reimbursement models may have a material adverse effect on our operations; and

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other risks and uncertainties described in this prospectus, including those under the section entitled “Risk Factors.”

Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise. The forward-looking statements contained in this prospectus are excluded from the safe harbor protection provided by the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act of 1933, as amended (the “Securities Act”).
You should read this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

PROSPECTUS SUMMARY
This summary highlights, and is qualified in its entirety by, the more detailed information and financial statements included elsewhere in this prospectus. This summary does not contain all of the information that may be important to you in making your investment decision. You should read this entire prospectus carefully, especially the “Risk Factors” section beginning on page 4 and our consolidated financial statements and the related notes appearing at the end of this prospectus, before deciding to invest in our Class A Common Stock or warrants to purchase our Class A Common Stock.
Overview
P3 is a patient-centered and physician-led population health management company. We strive to offer superior care to those patients that we serve. Founded and led by physicians, P3 is a team of doctors, clinicians and healthcare professionals with a shared passion for delivering value-based care (“VBC”). We believe our team’s 20+ years of experience in value based care and population health management, combined with our strong payor relationships, large community-based physician networks and custom technology platform uniquely position us to empower physicians, align incentives for healthcare providers and payors and improve the clinical outcomes for the communities we serve.
Background
We were incorporated in Delaware as Foresight Acquisition Corp. on August 20, 2020. On December 3, 2021, we completed the Business Combinations with P3 Health Group Holdings, LLC. Upon completion of the Business Combinations, we changed our name to P3 Health Partners Inc., and we were organized in an “Up-C” structure in which P3 Health Partners Inc. directly owned approximately 17.1% of P3 Health Group, LLC (“P3 LLC”) and became the sole manager of P3 LLC.
In connection with the closing of the Business Combinations, P3 issued (i) 8,802,554 shares of Class A Common Stock to Chicago Pacific Founders Fund-A, L.P., a Delaware limited partnership (“Blocker A Seller”), and Chicago Pacific Founders Fund-B, L.P., a Delaware limited partnership (“Blocker B Seller” and, together with Blocker A Seller, the “Blocker Sellers” and each, a “Blocker Seller”) (including 723,291 shares of Class A Common Stock held by the escrow agent) pursuant to the Transaction and Combination Agreement, and (ii) 203,181,624 shares of Class V Common Stock to the owners of Legacy P3 other than the Blocker Sellers (including 17,923,782 shares of Class V Common Stock held by the escrow agent), pursuant to the Merger Agreement.
In addition, concurrently with the closing of the Business Combinations, certain investors (the “Subscribers”) purchased from P3 an aggregate of 20,370,307 shares of Class A Common Stock (the “PIPE Shares”) for a purchase price of $10.00 per share and an aggregate purchase price of $203.7 million, pursuant to separate subscription agreements (the “Subscription Agreements”) entered into effective as of May 25, 2021, as amended by the Consent and Amendment to Subscription Agreement, entered into on November 19, 2021.
Risk Factors
There may be events in the future that we are not able to predict accurately or over which we have no control. The section in this registration statement entitled “Risk Factors” and the other cautionary language discussed in this registration statement provide examples of the principal risks, uncertainties and events that may cause actual results to differ materially from the expectations described by us in such forward-looking statements. Set forth below is only a summary of the principal risks associated with an investment in our securities. You should consider carefully the following discussion of risks, as well as the discussion of risks included elsewhere in this prospectus, including those described under the section entitled “Risk Factors.”
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We have a history of net losses. We expect to continue to incur losses for the foreseeable future and may never achieve or maintain profitability.

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Our business and the markets it operates in are new and rapidly evolving, which makes it difficult to evaluate its future prospects and the risks and challenges we may encounter.

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Our limited operating history makes it difficult to evaluate our future prospects and the risks and challenges we may encounter.

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We may need to raise additional capital to fund our existing operations or develop and commercialize new services or expand our operations.

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We may experience difficulties in managing its growth and expanding our operations.

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The COVID-19 pandemic has impacted, and may continue to impact, our operations and may materially and adversely affect our business and financial results.

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We rely on our management team and key employees and our business, financial condition, cash flows and results of operations could be harmed if we are unable to retain qualified personnel.

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Our growth depends in part on our ability to identify and develop successful new geographies, physician partners, payors and patients. If we are not able to successfully execute upon our growth strategies, there may be material adverse effect on our business, financial condition, cash flows and results of operations.

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If growth in the number of patients and physician partners on our platform decreases, or the number of services that we are able to provide to physician partners and members decreases, due to legal, economic or business developments, our business, financial condition and results of operations will be harmed.

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We primarily depend on reimbursement by third-party payors, as well as payments by individuals, which could lead to delays and uncertainties in the timing and process of reimbursement, including any changes or reductions in Medicare reimbursement rates or rules.

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The termination or non-renewal of the Medicare Advantage contracts held by the health plans with which we contract, or the termination or nonrenewal of our contracts with those plans, could have a material adverse effect on our revenue and our operations.

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We are dependent on our affiliated professional entities, physician partners and other providers to effectively manage the quality and cost of care and perform obligations under payor contracts.

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Reductions in the quality ratings of the health plans we serve could have a material adverse effect on our business, results of operations, financial condition and cash flows.

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Developments affecting spending by the healthcare industry could adversely affect our business.

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We depend on our information technology systems, and any failure of these systems could harm our business.

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Security breaches, loss of data and other disruptions could compromise sensitive information related to our business or prevent us from accessing critical information and expose us to liability, which could adversely affect our business and our reputation.

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If our or our vendors’ security measures fail or are breached and unauthorized access to a client’s data or information systems is obtained, our services may be perceived as insecure, we may incur significant liabilities, our reputation may be harmed, and we could lose sales, clients and members.

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We conduct business in a heavily regulated industry and if we fail to adhere to all of the complex government laws and regulations that apply to our business, we could incur fines or penalties or be required to make changes to our operations or experience adverse publicity, any or all of which could have a material adverse effect on our business, results of operations, financial condition, cash flows, and reputation.

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If our arrangements with our affiliated professional entities and other physician partners are found to constitute the improper rendering of medical services or fee splitting under applicable state laws, our business, financial condition and our ability to operate in those states could be adversely impacted.

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We face inspections, reviews, audits and investigations under federal and state government programs and contracts. These audits could have adverse findings that may negatively affect our business, including our results of operations, liquidity, financial condition and reputation.

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The impact on us of recent healthcare legislation and other changes in the healthcare industry and in healthcare spending is currently unknown, but may adversely affect our business, financial condition and results of operations.

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Our only significant assets is the ownership of a minority of the economic interest in P3 LLC, and such ownership may not be sufficient to generate the funds necessary to meet our financial obligations or to pay any dividends on our Class A Common Stock.

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We will be required to make payments under the Tax Receivable Agreement, dated as of December 3, 2021, by and among P3 LLC and the members of P3 LLC from time to time party thereto (the “Tax Receivable Agreement”) for certain tax benefits we may claim, and the amounts of such payments could be significant.

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Certain of the former owners of Legacy P3 (the “P3 Equityholders”) have substantial control over us, and their interests, along with the interests of other P3 Equityholders, in our business may conflict with yours.

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The Sponsor, Chicago Pacific Founders and other Exempt Persons are not limited in their ability to compete with the Company, and the corporate opportunity provisions in our second amended and restated certificate of incorporation (the “Charter”) could enable such persons to benefit from corporate opportunities that might otherwise be available to the Company, which presents potential conflicts of interest.

Corporate Information
We were incorporated under the laws of the State of Delaware on August 20, 2020 under the name Foresight Acquisition Corp. Upon the closing of the Business Combinations, we changed our name to P3 Health Partners Inc. Our principal executive offices are located at 2370 Corporate Circle, Suite 300, Henderson, NV 89074 and our telephone number is (702) 910-3950. Our website address is www.p3hp.org. The information contained in, or accessible through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

RISK FACTORS
You should carefully consider the risks and uncertainties described below and the other information in this prospectus before making an investment in our Class A Common Stock. Our business, financial condition, results of operations, or prospects could be materially and adversely affected if any of these risks occurs, and as a result, the market price of our Class A Common Stock could decline and you could lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. See “Cautionary Statement Regarding Forward-Looking Statements.” Our actual results could differ materially and adversely from those anticipated in these forward-looking statements as a result of certain factors, including those set forth below.
Risks Related to Our Limited Operating History and Early Stage of Growth
We have a history of net losses. We expect to continue to incur losses for the foreseeable future and we may never achieve or maintain profitability.
We have incurred significant losses since inception. For the years ended December 31, 2019 and 2020, we incurred net losses of $42.9 million and $45.4 million, respectively. As of December 31, 2020, we had an accumulated members’ deficit of $97.7 million. We expect that our operating expenses will continue to increase as we grow our business, build relationships with physician partners and payors, develop new services and comply with the requirements associated with being a public company. Since our inception, we have financed our operations primarily through private placements of equity securities, payments received from various payors and borrowings under our credit facilities. We may not succeed in sufficiently increasing our revenue to offset these expenses. Consequently, we may not be able to achieve and maintain profitability for the current or any future fiscal year. We may never be able to generate sufficient revenue to achieve or sustain profitability and our recent and historical growth should not be considered indicative of our future performance.
Our business and the markets in which we operate are new and rapidly evolving, which makes it difficult to evaluate our future prospects and the risks and challenges we may encounter.
Our business and the markets in which we operate are new and rapidly evolving which make it difficult to evaluate and assess the success of our business to date, our future prospects and the risks and challenges that we may encounter. These risks and challenges include our ability to:
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attract new members and partner physicians to our platform and position our platform as a convenient and accepted way to access and deliver healthcare;

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retain our current members, affiliated professional entities and other physician partners and encourage them to continue to utilize our platform and services;

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gain market acceptance of our services and products with members and physicians and maintain and expand such relationships;

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comply with existing and new laws and regulations applicable to our business and in our industry;

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anticipate and respond to changes in Medicare reimbursement rates and the markets in which we operate;

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react to challenges from existing and new competitors;

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maintain and enhance our reputation and brand;

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effectively manage our growth and business operations, including new geographies;

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forecast our revenue, which includes reimbursements, and budget for, and manage, our expenses, including our medical expense amounts, and capital expenditures;

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hire and retain talented individuals at all levels of our organization;

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maintain and improve the infrastructure underlying our platform, including our data protection, intellectual property and cybersecurity; and

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successfully update our platform and services, including expanding our services into different healthcare products and services, develop and update our software, offerings and services to benefit our members.

If we fail to understand fully or adequately address the challenges that we are currently encountering or that we may encounter in the future, including those challenges described here and elsewhere in this “Risk Factors” section, our business, financial condition and results of operations could be adversely affected. If the risks and uncertainties that we plan for when operating our business are incorrect or change, or if we fail to manage these risks successfully, our results of operations could differ materially from our expectations and our business, financial condition and results of operations could be adversely affected.
Our limited operating history make it difficult to evaluate our future prospects and the risks and challenges we may encounter.
We were established in 2017 and we are continuing to grow our marketing and management capabilities. Consequently, predictions about our future success or viability may not be as accurate as they could be if we had a longer operating history. If our growth strategy is not successful, we may not be able to continue to grow our revenue or operations. Our limited operating history, evolving business and rapid growth make it difficult to evaluate our future prospects and the risks and challenges we may encounter, and we may not continue to grow at or near historical rates.
In addition, as a business with a limited operating history, we may encounter unforeseen expenses, difficulties, complications, delays and other known and unknown challenges. We are transitioning to a company capable of supporting commercialization, sales and marketing. We may not be successful in such a transition and, as a result, our business may be adversely affected.
We may need to raise additional capital to fund our existing operations or develop and commercialize new services or expand our operations.
We may need to spend significant amounts to expand our existing operations, including expansion into new geographies, to improve our platform and to develop new services. Based upon our current operating plan, we believe that our existing cash, cash equivalents and restricted cash will be sufficient to fund our operating and capital needs for at least the next 12 months. This estimate and our expectation regarding the sufficiency of funds are based on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect. Until such time, if ever, as we can generate sufficient revenues, we may finance our cash needs through a combination of equity offerings and debt financings or other sources. In addition, we may seek additional capital due to favorable market conditions or strategic considerations, even if we believe that we have sufficient funds for our current or future operating plans.
Our present and future funding requirements will depend on many factors, including:
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our ability to achieve revenue growth;

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our ability to effectively manage medical expense amounts;

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the cost of expanding our operations, including our geographic scope, and our offerings, including our marketing efforts;

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our rate of progress in launching, commercializing and establishing adoption of our services; and

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the effect of competing technological and market developments.

To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a securityholder. In addition, debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we raise additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may be required to relinquish valuable rights to our technologies, intellectual property, or future revenue streams or grant licenses on terms that may not be favorable to us. Furthermore, any capital raising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to advance development activities. If we are unable to raise additional funds when needed, we may be required to delay, limit, reduce or terminate development efforts.
We may experience difficulties in managing our growth and expanding our operations.
We expect to experience significant growth in the scope of our operations. Our ability to manage our operations and future growth will require us to continue to improve our operational, financial and management controls, compliance programs and reporting systems. We may not be able to implement improvements in an efficient or timely manner and may discover deficiencies in existing controls, programs, systems and procedures, which could have an adverse effect on our business, reputation and financial results. Additionally, rapid growth in our business may place a strain on our human and capital resources.
Risks Related to Our Business and Industry
The COVID-19 pandemic has impacted, and may, along with future pandemics or epidemics, continue to impact, our operations and may materially and adversely affect our business and financial results.
On March 11, 2020, the World Health Organization designated COVID-19 a global pandemic. The COVID-19 pandemic has spread globally, including to Nevada, where our primary office is located. The COVID-19 pandemic is evolving, and has led to the implementation of various responses, including government-imposed, shelter-in-place orders, quarantines, travel restrictions and other public health safety measures. In response to the spread of COVID-19, and in accordance with direction from state and local government authorities, we have restricted access to our facilities mostly to personnel and third parties who must perform critical activities that must be completed on-site, limited the number of such personnel that can be present at our facilities at any one time, and requested that most of our personnel work remotely.
Governmental and non-governmental organizations may not effectively combat the spread and severity of COVID-19, increasing the potential for harm for our enrolled members. The COVID-19 virus disproportionately impacts older adults, especially those with chronic illnesses, which describes many of our members. If the spread of COVID-19 is not contained, the capitated revenue we receive may prove to be insufficient to cover the cost of healthcare services delivered to our enrolled members, which could increase significantly as a result of higher utilization rates of medical facilities and services and other increases in associated medical claims and related costs. Patients have been and may continue to be reluctant to seek necessary care given the risks of the COVID-19 pandemic. This could have the effect of deterring healthcare costs to later periods and may also affect the health of patients who defer treatment, which may cause our costs to increase in the future. In addition, the clinical disease burdens of our members may increase over time to the extent that members have received reduced preventative care to manage their existing clinical conditions, and the amount of medical care which has been deferred during the pandemic may exceed our expectations.
Numerous state and local jurisdictions, including all markets where we operate, have imposed, and others in the future may impose, “shelter-in-place” orders, quarantines, executive orders and similar government orders and restrictions for their residents to control the spread of COVID-19. Such orders or restrictions have resulted in periods of remote operations at our headquarters and medical centers, work stoppages among some vendors and suppliers, slowdowns and delays, travel restrictions and cancellation of events and have restricted the ability of our front-line outreach teams to host and attend community events, among other effects, thereby negatively impacting our operations.
In response to the COVID-19 pandemic, we created a COVID-19 Task Force that is supported by team members from across the organization to ensure a coordinated response. We quickly made operational changes to the staffing and operations of our medical centers to minimize potential exposure to COVID-19, in accordance with local and state guidelines. Our company owned clinics remained open to those members with urgent needs, and we successfully pivoted our company owned clinics to a telemedicine offering for routine care in order to protect and better serve our patients, providers, care teams and community. We provided support to our affiliate physicians to implement similar telemedicine offers to ensure safe patient access. We implemented daily temperature monitoring of our employees and implemented mandatory face masks allowing our administrative offices to remain open to support our medical centers and affiliated physicians. We also established a work-from-home policy, encouraged employees to work remotely when necessary to reduce risk to potential exposure and provided access to free vaccinations. Deeply committed to our employees, we made a conscious decision not to furlough any of our employees, even if their function was disrupted by COVID-19. If the COVID-19 pandemic worsens, especially in regions where we have offices or medical centers, our business activities originating from affected areas could be adversely affected. Disruptive activities could include business closures in impacted areas, further restrictions on our employees’ and service providers’ ability to travel, impacts to productivity if our employees or their family members experience health issues, and potential delays in hiring and onboarding of new employees. We may take further actions that alter our business operations as may be required by local, state, or federal authorities or that we determine are in the best interests of our employees. Such measures could negatively affect our member growth, membership retention or employee productivity, any of which could harm our financial condition and business operations.
Due to the COVID-19 pandemic, we may not be able to document the health conditions of our members as completely as we have in the past. Medicare pays capitation using a “risk adjustment model,” which compensates providers based on the health status (acuity) of each individual member. Payers with higher acuity members receive more, and those with lower acuity members receive less. Medicare requires that a patient’s health issues be documented annually regardless of the permanence of the underlying causes. Historically, this documentation was required to be completed during an in-person visit with a patient. As part of the Coronavirus Aid, Relief and Economic Security Act, or CARES Act, Medicare is allowing documentation for conditions identified during video visits with patients. However, given the disruption caused by COVID-19, it is unclear whether we will be able to document the health conditions of our members as comprehensively as we did in 2019, which may adversely impact our revenue in future periods.
The COVID-19 pandemic could also cause our third-party data center hosting facilities and cloud computing platform providers, which are critical to our infrastructure, to shut down their business, experience security incidents that impact our business, delay or disrupt performance or delivery of services, or experience interference with the supply chain of hardware required by their systems and services, any of which could materially adversely affect our business. Further, the COVID-19 pandemic has resulted in our employees and those of many of our vendors working from home and conducting work via the internet, and if the network and infrastructure of internet providers becomes overburdened by increased usage or is otherwise unreliable or unavailable, our employees’, and our customers’ and vendors’ employees’, access to the internet to conduct business could be negatively impacted. Limitations on access or disruptions to services or goods provided by or to some of our suppliers and vendors upon which our platform and business operations relies, could interrupt our ability to provide our platform, decrease the productivity of our workforce, and significantly harm our business operations, financial condition, and results of operations.
Our platform and the other systems or networks used in our business may experience an increase in attempted cyber-attacks, targeted intrusion, ransomware, and phishing campaigns seeking to take advantage of shifts to employees working remotely using their household or personal internet networks and to leverage fears promulgated by the COVID-19 pandemic. The success of any of these unauthorized attempts could substantially impact our platform, the proprietary and other confidential data contained therein or otherwise stored or processed in our operations, and ultimately our business. Any actual or perceived security incident also may cause us to incur increased expenses to improve our security controls and to remediate security vulnerabilities.
Any of these factors could severely impact our development activities and business operations. These and other factors arising from the COVID-19 pandemic could worsen in countries that are already afflicted with COVID-19, could continue to spread to additional countries, or could return to countries where the pandemic has been partially contained, and could further adversely impact our ability to conduct our business generally and have a material adverse impact on our operations and financial condition and results.
Due to our recurring contracted revenue model, the COVID-19 pandemic did not have a material impact on our revenues during 2020 and the first nine months of 2021. Nearly 97% of our total revenues are recurring, consisting of fixed per member per month (“PMPM”) capitation payments received from MA health plans. Based upon claims paid to date, our direct costs related to COVID-19 claims was approximately $44.0 million for the period from March 1, 2020 through September 30, 2021. We expect to incur additional

COVID-19 related costs given the volume of positive cases and “breakthrough” cases (positive cases in vaccinated patients) present in our markets. Because of the nature of capitation arrangements, the full impact of the COVID-19 pandemic may not be fully reflected in our results of operations and overall financial condition until future periods.
The extent to which the COVID-19 outbreak, or another pandemic, epidemic, or outbreak of an infectious disease may directly or indirectly impact our operations and results of operations will depend on multiple factors. Such factors include, but are not limited to, the ultimate geographic spread of the disease, the duration of the outbreak, the emergence of variants, the availability and efficacy of a vaccine, additional or modified government actions, new information that emerges concerning the severity and impact of COVID-19 and actions to contain the outbreak or treat its impact, such as social distancing, quarantines, lock-downs or business closures. We may be unable to properly anticipate or prepare for these events and, as a result, our business may be materially adversely impacted.
We rely on our management team and key employees and our business, financial condition, cash flows and results of operations could be harmed if we are unable to retain qualified personnel.
Our success depends largely upon the continued services of key members of senior management. Most members of senior management are at-will employees and therefore they may terminate employment with us at any time with no advance notice. We also rely on our leadership team in the areas of managed care, operations and general and administrative functions. From time to time, there may be changes in our management team resulting from the hiring or departure of executives, which could disrupt our business. The replacement of one or more of our executive officers or other key employees would likely involve significant time and costs and may significantly delay or prevent the achievement of our business objectives. Our business would also be adversely affected if we fail to adequately plan for succession of our executives and senior management; or if we fail to effectively recruit, integrate, retain and develop key talent and/or align our talent with our business needs, in light of the current rapidly changing environment. While we have succession plans in place and we have employment arrangements with a limited number of key executives, these do not guarantee that the services of these or suitable successor executives will continue to be available to us.
Competition for qualified personnel in our field is intense due to the limited number of individuals who possess the skills and experience required by our industry. As a result, as we enter new geographies, it may be difficult for us to hire additional qualified personnel with the necessary skills to work in such geographies. If our hiring efforts in new or existing geographies are not successful, our business will be harmed. In addition, we have experienced employee turnover and expect to continue to experience employee turnover in the future. New hires require significant training and, in most cases, take significant time before they achieve full productivity. New employees may not become as productive as we expect, and we may be unable to hire or retain sufficient numbers of qualified individuals. If our retention efforts are not successful or our employee turnover rate increases in the future, our business, financial condition, cash flows and results of operations will be harmed.
In addition, in making employment decisions, job candidates often consider the value of the stock options or other equity instruments they are to receive in connection with their employment. Volatility in the price of our stock may, therefore, adversely affect our ability to attract or retain highly skilled personnel. Further, the requirement to expense stock options and other equity instruments may discourage us from granting the size or type of stock option or equity awards that job candidates require to join our company. Failure to attract new personnel or failure to retain and motivate our current personnel, could have a material adverse effect on our business, financial condition and results of operations.
Our growth depends in part on our ability to identify and develop successful new geographies, physician partners, payors and patients. If we are not able to successfully execute upon our growth strategies, there may be a material adverse effect on our business, financial condition, cash flows and results of operations.
Our business depends on our ability to identify and develop successful geographies and relationships with physician partners and payors, and to successfully execute upon our growth initiatives to increase the profitability of our physician partners. In order to pursue our strategy successfully, we must effectively implement our platform, partnership and network model, including identifying suitable candidates and successfully building relationships with and managing integration of new physician partners and payors. We contract with a limited number of affiliated professional entities and other physician partners and rely on such physicians within each geography. Our growth initiatives in our existing geographies depend, in part, on our physician partners’ ability to increase their capacity to service Medicare patients, and to effectively meet increased patient demand. Our affiliated professional entities and other physician partners may encounter difficulties in recruiting additional primary care physicians to their practices due to many factors, including significant competition in their geographies. Accordingly, the loss or dissatisfaction of any physician partners, our inability to recruit and integrate physician partners into our model, or the failure of our affiliated professional entities or other physician partners to recruit additional primary care physicians or manage and scale capacity to timely meet patient demand, could substantially harm our brand and reputation, impact our competitiveness, inhibit widespread adoption of our platform, partnership and network model and impair our ability to attract new physician partners and maintain existing physician partnerships, both in new geographies and in geographies in which we currently operate, which could have a material adverse effect on our business, financial condition, cash flows and results of operations.
Further, our growth strategy depends, in part, on securing and integrating new high-caliber physician partners and expanding into new geographies in which we have little or no operating experience. Integration and other risks can be more pronounced for larger and more complicated relationships or relationships outside of our core business space, or if multiple relationships are pursued simultaneously. Additionally, new geographies may be characterized by stakeholder preferences for, and experience with, rates of Medicare Advantage enrollment, Medicare Advantage reimbursement rates, payor concentration and rates of unnecessary variability in and utilization of medical care that differ from those in the geographies where our existing operations are located. Likewise, new geographies into which we seek to expand may have laws and regulations that differ from those applicable to our current operations. As an immature and rapidly growing company, we may be unfamiliar with the regulatory requirements in each geography that we enter, and we may be forced to incur significant expenditures to ensure compliance with requirements to which we are subject. If we are unable or unwilling to incur such costs, our growth in new geographies may be less successful than in our current geographies.
Further, our growth to date has increased the significant demands on our management, operational and financial systems, infrastructure and other resources. We must continue to improve our existing systems for operational and financial management, including our reporting systems, procedures and controls. These improvements could require significant capital expenditures and place increasing demands on our management. We may not be successful in managing or expanding our operations or in maintaining adequate financial and operating systems and controls. If we do not successfully manage these processes, our business, financial condition, cash flows and results of operations could be harmed.
If growth in the number of patients and physician partners on our platform decreases, or the number of services that we are able to provide to physician partners and members decreases, due to legal, economic or business developments, our business, financial condition and results of operations will be harmed.
Substantially all of our total revenues relate to federal government healthcare programs. The policies and decisions made by the federal government regarding these programs have a substantial impact on our profitability. Additionally, our future results of operations depend, in part, on our ability to expand our services and offerings, including broadening our continuum of care. As we grow our member base, we will need to maintain and grow our network of providers. Certain of our providers are permitted to provide services on other platforms, and therefore, our success will be dependent on our ability to retain and recruit highly trained and licensed physicians and other providers to our platform.
There are sometimes wide variations in the established per member reimbursement rates as a result of, among other things, members’ risk status, acuity levels and age, plan benefit design and geography. As the composition of our membership base changes, due to programmatic, competitive, regulatory, benefit design, economic or other changes, there is a corresponding change to our premium revenue, costs and margins, which could have a material adverse effect on our business, financial condition, cash flows and results of operations.
Additional factors that could affect our ability to sell products and services include, but are not limited to:
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price, performance and functionality of our solution;

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availability, price, performance and functionality of competing solutions;

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our ability to develop and sell complementary services;

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stability, performance and security of our hosting infrastructure and hosting services; and

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changes in healthcare laws, regulations or trends.

Any of these consequences could lower retention rate and have a material adverse effect on our business, financial condition and results of operations.
If the estimates and assumptions we use to project the size, revenue or medical expense amounts of our target geographies are inaccurate or the cost of providing services exceeds the amounts received by us, our future growth prospects may be impacted, and we may generate losses or fail to attain financial performance targets.
We often do not have access to reliable historical data regarding the size, revenue or medical expense levels of our target geographies or potential physician partners. As a result, our market opportunity estimates and financial forecasts developed as we enter into a new geography, are subject to significant uncertainty, and are based on assumptions and estimates that may not prove to be accurate. The estimates and forecasts in this prospectus relating to the size and expected growth of the market for our services and the estimates of our market opportunity may prove to be inaccurate.
Principal assumptions relating to our market opportunity include estimates of the total number and average length of relationships between Medicare Advantage patients and their physicians, historical Medicare Advantage patient growth rates, amount of revenue and medical expenses associated with Medicare Advantage members expected to be attributed to our affiliated professional entities and other physician partners and historical experience that such physician partners have with a similar platform. Our opportunity is based on the assumption that our platform, partnership and network model will be more attractive to potential physician partners than competing options. However, potential physician partners may elect to pursue a different strategic option.
Changes in our anticipated ratio of medical expense to revenue can significantly impact our financial results. Accordingly, the failure to adequately predict and control medical costs and expenses could have a material adverse effect on our business, results of operations, financial condition and cash flows. Additionally, the medical expenses of patients may be outside of our affiliated providers’ control in the event that patients take certain actions that increase such expenses, such as unnecessary hospital visits. If we underestimate or do not correctly predict the cost of the care our affiliated providers furnish to patients, we might be underpaid for the care that must be provided to patients, which could have a negative impact on our results of operations and financial condition.
We primarily depend on reimbursement by third-party payors, as well as payments by individuals, which could lead to delays and uncertainties in the timing and process of reimbursement, including any changes or reductions in Medicare reimbursement rates or rules.
The reimbursement process is complex and can involve lengthy delays. Although we recognize revenue when we provide services to patients, we may from time to time experience delays in receiving the associated capitation payments or, for patients on fee-for-service arrangements, the reimbursement for the service provided. In addition, third-party payors may disallow, in whole or in part, requests for reimbursement based on determinations that the patient is not eligible for coverage, certain amounts are not reimbursable under plan coverage, were for services provided that were not medically necessary, or additional supporting documentation is necessary. Retroactive adjustments may change amounts realized from third-party payors. As described below, we are subject to audits by such payors, including governmental audits of our Medicare claims, and may be required to repay these payors if a finding is made that we were incorrectly reimbursed. Delays and uncertainties in the reimbursement process may adversely affect accounts receivable, increase the overall costs of collection and cause us to incur additional borrowing costs. Third-party payors are also increasingly focused on controlling healthcare costs, and such efforts, including any revisions to reimbursement policies, may further reduce, complicate or delay our reimbursement claims.
In addition, certain of our patients are covered under health plans that require the patient to cover a portion of their own healthcare expenses through the payment of copayments or deductibles. We may not be able to collect the full amounts due with respect to these payments that are the patient’s financial responsibility, or in those instances where physicians provide services to uninsured individuals. To the extent permitted by law, amounts not covered by third-party payors are the obligations of individual patients for which we may not receive whole or partial payment. Any increase in cost shifting from third-party payors to individual patients, including as a result of high deductible plans for patients, increases our collection costs and reduces overall collections, which we may not be able to offset with sufficient revenue.
In response to the COVID-19 pandemic, the Centers for Medicare & Medicaid Services, or CMS, the federal agency responsible for administering the Medicare program, made several changes in the manner in which Medicare will pay for telehealth visits, many of which relax previous requirements, including site requirements for both the providers and patients, telehealth modality requirements and others. State law applicable to telehealth, particularly licensure requirements, has also been relaxed in many jurisdictions as a result of the COVID-19 pandemic. It is unclear which, if any, of these changes will remain in place permanently and which will be rolled-back following the COVID-19 pandemic. If regulations change to restrict our ability to or prohibit us from delivering care through telehealth modalities, our financial condition and results of operations may be adversely affected.
The termination or non-renewal of the Medicare Advantage contracts held by the health plans with which we contract, or the termination or nonrenewal of our contracts with those plans, could have a material adverse effect on our revenue and operations.
We contract with health plans to provide capitated care services with respect to certain of their Medicare Advantage members. Our operations are dependent on a concentrated number of payors with whom we contract to provide services to members. Our contracts with two health plans to provide capitated care services for their members collectively accounted for approximately 53% and 48% of our capitated revenue for the year ended December 31, 2020 and the nine months ended September 30, 2021, respectively. If a plan with which we contract for these services loses its Medicare Advantage contracts with CMS, receives reduced or insufficient government reimbursement under the Medicare Advantage program, decides to discontinue its Medicare Advantage and/or commercial plans, decides to contract with another company to provide capitated care services to its members, or decides to directly provide care, our contract with that plan could be at risk and we could lose revenue. In addition, certain of our contracts with health plans are terminable without cause. If any of these contracts were terminated, certain patients covered by such plans may choose to shift to another primary care provider (“PCP”) within their health plan’s network. Moreover, our inability to maintain our agreements with health plans, in particular with key payors such as Centene Corporation, Atrio Health Plans, United Healthcare and Aetna, with respect to their Medicare Advantage members or to negotiate favorable terms for those agreements in the future, could result in the loss of patients and could have a material adverse effect on our profitability and business.
The healthcare industry has also experienced a trend of consolidation, resulting in fewer but larger payors that have significant bargaining power, given their market share. Payments from payors are the result of negotiated rates. These rates may decline based on renegotiations and larger payors having significant bargaining power to negotiate higher discounted fee arrangements with healthcare providers. As a result, payors increasingly are demanding discounted fee structures or the assumption by healthcare providers of all or a portion of the financial risk related to paying for care provided through capitation agreements.
If any of our affiliated professional entities or other physician partners lose their regulatory licenses, permits and/or accreditation status, or become ineligible to receive reimbursement under Medicare or Medicaid or other third-party payors, there may be a material adverse effect on our business, financial condition, cash flows, or results of operations.
The operations of our managed clinics through our affiliated professional entities or other physician partners are subject to extensive federal, state and local regulation relating to, among other things, the adequacy of medical care, equipment, personnel, operating policies and procedures, fire prevention, rate-setting and compliance with building codes and environmental protection. Our managed clinics and affiliated professional entities are also subject to extensive laws and regulation relating to facility and professional licensure, conduct of operations, including financial relationships among healthcare providers, Medicare and Medicaid fraud and abuse and physician self-referrals, and maintaining updates to our affiliated professional entities’ enrollment in the Medicare and Medicaid programs, including the addition of new clinic locations, providers and other enrollment information. Our managed clinics and affiliated professional entities are subject to periodic inspection by licensing authorities and accreditation organizations to assure their continued compliance with these various standards. There can be no assurance that these regulatory authorities will determine that all applicable requirements are fully met at any given time. Should any of our managed clinics or affiliated professional entities be found to be noncompliant with these requirements, we could be assessed fines and penalties, could be required to refund reimbursement amounts or could lose our licensure or Medicare and/or Medicaid certification or accreditation so that we or affiliated professional entities are unable to receive reimbursement from such programs and possibly from other third-party payors, any of which could materially adversely affect our business, financial condition, cash flows or results of operations.
We are dependent on our affiliated professional entities and other physician partners and other providers to effectively manage the quality and cost of care and perform obligations under payor contracts.
Our success depends upon our continued ability to collaborate with and expand a network of high-caliber affiliated professional entities and other physician partners who can provide high quality of care, improve clinical outcomes and effectively manage healthcare costs, which are key drivers of our profitability. Our physician partners could demand an increased payment arrangement or take other actions, or fail to take actions, that could result in higher medical costs, lower quality of care for our members, harm to our reputation or create difficulty meeting regulatory or other requirements. Likewise, our physician partners could take actions contrary to our instructions, requests, policies or objectives or applicable law, or could have economic or business interests or goals that are or become inconsistent with our own. Further, our physician partners may not engage with our platform to assist in improving overall quality of care and management of healthcare costs, which could produce results that are inconsistent with our estimates and financial models and negatively impact our growth.
In addition to receiving care from our affiliated professional entities and other physician partners, our members also receive care from an array of hospitals, specialists and ancillary providers who typically contract directly with our payors. We cannot guarantee the quality and efficiency of services from such providers, over which we have no control. Members who receive sub-optimal healthcare from such providers may be dissatisfied with our physician partners, which would have a negative impact on member satisfaction and retention. Any of these consequences could adversely impact our business, financial condition and results of operations.
We could also experience significant losses if the expenses incurred to deliver healthcare services to our attributed members exceed revenues we receive from payors in respect of our attributed members. Under a capitation contract, a payor typically prospectively pays periodic capitation payments representing a prospective budget from which its physician partnerships manage healthcare expenses on behalf of the population enrolled with that physician partnership. To manage total medical services expense, we rely on our affiliated professional entities’ and other physician partners’ ability to improve clinical outcomes, implement clinical initiatives to provide a better healthcare experience for our members and accurately and sufficiently document the risk profile of our members. While our contracts vary, generally, if the cost of medical care provided exceeds the corresponding capitation revenue we receive, we may realize operating deficits, which are typically not capped, and could lead to substantial losses.
Reductions in the quality ratings of the health plans we serve could have a material adverse effect on our business, results of operations, financial condition and cash flows.
As a result of the Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or the ACA, the level of reimbursement each health plan receives from CMS is dependent, in part, upon the quality rating of the Medicare Advantage plan. Such ratings impact the percentage of any cost savings rebate and any bonuses earned by such health plan. Since a significant portion of our revenue is expected to be calculated as a percentage of CMS reimbursement received by these health plans with respect to our patients, reductions in the quality ratings of a health plan that we serve could have a material adverse effect on our business, results of operations, financial condition and cash flows.
Given each health plan’s control of its plans and the many other providers that serve such plans, we believe that we will have limited ability to influence the overall quality rating of any such plan. The Bipartisan

Budget Act, passed in February 2018, implemented certain changes to prevent artificial inflation of star ratings for Medicare Advantage plans offered by the same organization. In addition, CMS has terminated plans that have had a rating of less than three stars for three consecutive years, whereas Medicare Advantage plans with five stars are permitted to conduct enrollment throughout almost the entire year. Because low quality ratings can potentially lead to the termination of a plan that we serve, we may not be able to prevent the potential termination of a contracting plan or a shift of patients to other plans based upon quality issues which could, in turn, have a material adverse effect on our business, results of operations, financial condition and cash flows.
We operate in a competitive industry, and if we are not able to compete effectively, our business, financial condition and results of operations will be harmed.
Our industry is competitive and we expect it to attract increased competition, which could make it difficult for us to succeed. We currently face competition in various aspects of our business, including in offering a favorable reimbursement structure for physician partners and potential physician partners and attracting payors and physician partners who are not contracted with us, from a range of companies that provide similar services under different care models that could attract patients, providers and payors, including hospitals, managed service organizations and provider networks and data analysis consultants. Further, individual physicians who are contracted within our network may affiliate with our competitors. Competition from hospitals, managed service organizations and provider networks and data analysis consultants, payors and other parties could result in payors changing the benefit structure that is offered to our members, which could negatively impact our profitability and market share.
Our primary competitors include Oak Street Health, Cano Health and Agilon Health, in addition to numerous local provider networks, hospitals and health systems. Moreover, large, well-financed payors have in some cases developed their own managed services tools and may provide these services to their physicians and patients at discounted prices, or may seek to expand their relationships with additional competing physicians or physician networks, including in geographic areas we serve. This may result in a more competitive environment and increased challenges to grow at the rates we have projected. We expect that competition will continue to increase as a result of consolidation in the healthcare industry and increased demand for its services.
Some of our competitors may have greater name recognition, particularly in local geographies, longer operating histories, superior products or services and significantly greater resources than we do. Further, our current or potential competitors may be acquired by or partner with third parties with greater resources than we have. As a result, our competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards or customer requirements and may have the ability to initiate or withstand substantial benefits structure and premium competition. In addition, current and potential competitors have established, and may in the future establish, cooperative relationships with providers of complementary services, technologies or services to increase the attractiveness of their services.
Accordingly, new competitors or alliances may emerge that have greater market share, a larger customer base, better data aggregation systems, greater marketing expertise, greater financial resources and larger marketing teams than we have, which could put us at a competitive disadvantage. Our competitors could also be better positioned to serve certain segments of the healthcare delivery industry, which could create additional pressure on the premiums that our payors are able to charge. If we are unable to successfully compete, our business, financial condition, cash flows and results of operations could be materially adversely affected.
Our future growth and the profitability of our business will depend in large part upon the effectiveness and efficiency of our marketing efforts, and our ability to develop brand awareness cost-effectively.
Our business success depends on our ability to attract and retain members, which significantly depends on our marketing practices. Our future growth and profitability will depend in large part upon the effectiveness and efficiency of our marketing efforts, including our ability to:
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create greater awareness of our brand;

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identify the most effective and efficient levels of spending in each market, media and specific media vehicle;

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determine the appropriate creative messages and media mix for advertising, marketing and promotional expenditures;

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effectively manage marketing costs (including creative and media) to maintain acceptable consumer acquisition costs;

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select the most effective markets, media and specific media vehicles in which to advertise; and

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convert consumer inquiries into clients and members.

We believe that developing and maintaining widespread awareness of our brand in a cost-effective manner is critical to achieving widespread adoption of our services and attracting new clients and members. Our brand promotion activities may not generate consumer awareness or increase revenue, and even if they do, any increase in revenue may not offset the expenses we incur in building our brand. If we fail to successfully promote and maintain our brand, or incur substantial expenses in doing so, we may fail to attract or retain members necessary to realize a sufficient return on our brand-building efforts or to achieve the widespread brand awareness that is critical for broad adoption of our brands.
Developments affecting spending by the healthcare industry could adversely affect our business.
The U.S. healthcare industry has changed significantly in recent years, and we expect that significant changes will continue to occur. General reductions in expenditures by healthcare industry participants could result from, among other things:
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government regulations or private initiatives that affect the manner in which healthcare providers interact with patients, payors or other healthcare industry participants, including changes in pricing or means of delivery of healthcare products and services;

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consolidation of healthcare industry participants;

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federal amendments to, lack of enforcement or development of applicable regulations for, or repeal of the ACA;

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reductions in government funding for healthcare; and

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adverse changes in business or economic conditions affecting healthcare payors or providers or other healthcare industry participants.

Any of these changes in healthcare spending could adversely affect our revenue. Even if general expenditures by industry participants remain the same or increase, developments in the healthcare industry may result in reduced spending in some or all of the specific market segments that we serve now or in the future. However, the timing and impact of developments in the healthcare industry are difficult to predict. We cannot assure you that the demand for our solutions and services will continue to exist at current levels or that we will have adequate technical, financial, and marketing resources to react to changes in the healthcare industry.
We and our affiliated professional entities and other physician partners may become subject to medical liability claims, which could cause us to incur significant expenses and may require us to pay significant damages if the claims are not covered by insurance.
Our overall business entails the risk of medical liability claims. Although we and our affiliated professionals carry insurance covering medical malpractice claims in amounts that we believe are appropriate in light of the risks attendant to the services rendered, successful medical liability claims could result in substantial damage awards that exceed the limits of our and those affiliated professionals’ insurance coverage. We carry or will carry professional liability insurance for ourself and each of our healthcare professionals. Additionally, all of the network providers that contract or will contract with us separately carry or will carry professional liability insurance for themselves and their healthcare professionals. Professional liability insurance is expensive and insurance premiums may increase significantly in the future, particularly as we expand our services. As a result, adequate professional liability insurance may not be available to us and our affiliated professionals in the future at acceptable costs or at all, which may negatively impact our and our affiliated professionals’ ability to provide services to members, and thereby adversely affect our overall business and operations.
Any claims made against us or our affiliated professionals that are not fully covered by insurance could be costly to defend against, result in substantial damage awards, and divert the attention of our management and our affiliated professional entities from our operations, which could have a material adverse effect on our business, financial condition and results of operations. In addition, any claims may adversely affect our business or reputation.
If we or our affiliated professional entities or other physician partners fail to comply with applicable data interoperability and information blocking rules, our consolidated results of operations could be adversely affected.
The 21st Century Cures Act, or the Cures Act, which was passed and signed into law in December 2016, includes provisions related to data interoperability, information blocking and patient access. In March 2020, the U.S. Department of Health and Human Services, or HHS, Office of the National Coordinator for Health Information Technology, or ONC, and CMS finalized and issued complementary rules that are intended to clarify provisions of the Cures Act regarding interoperability and information blocking, and include, among other things, requirements surrounding information blocking, changes to ONC’s health IT certification program and requirements that CMS regulated payors make relevant claims/care data and provider directory information available through standardized patient access and provider directory application programming interfaces that connect to provider electronic health record systems. The companion rules will transform the way in which healthcare providers, health IT developers, health information exchanges/health information networks, or HIEs/HINs, and health plans share patient information, and create significant new requirements for healthcare industry participants. For example, the ONC rule, which went into effect on April 5, 2021, prohibits healthcare providers, health IT developers of certified health IT, and HIEs/HINs from engaging in practices that are likely to interfere with, prevent, materially discourage, or otherwise inhibit the access, exchange or use of electronic health information, or EHI, also known as “information blocking.” To further support access and exchange of EHI, the ONC rule identifies eight “reasonable and necessary activities” as exceptions to information blocking activities, as long as specific conditions are met. Any failure to comply with these rules could have a material adverse effect on our business, results of operations and financial condition.
Our business and operations would suffer in the event of information technology system failures, security breaches, or other deficiencies in cybersecurity.
Our information technology systems facilitate our ability to conduct our business. While we have disaster recovery systems and business continuity plans in place, any disruptions in our disaster recovery systems or the failure of these systems to operate as expected could, depending on the magnitude of the problem, adversely affect our operating results by limiting our capacity to effectively monitor and control our operations. Despite our implementation of a variety of security measures, our information technology systems could be subject to physical or electronic break-ins, and similar disruptions from unauthorized tampering or any weather-related disruptions where our headquarters is located. In addition, in the event that a significant number of our management personnel were unavailable in the event of a disaster, our ability to effectively conduct business could be adversely affected.
In the ordinary course of our business, we, our affiliated professional entities or other physician partners collect and store sensitive data, including personally identifiable information, protected health information, or PHI, intellectual property and proprietary business information owned or controlled by us or our employees, members and other parties. We manage and maintain our applications and data utilizing a combination of on-site systems and cloud-based data centers. We utilize external security and infrastructure vendors to provide and manage parts of our information technology systems, including our data centers. These applications and data encompass a wide variety of business-critical information, including research and development information, customer information, commercial information and business and financial information. We face a number of risks with respect to the protection of this information, including loss of access, inappropriate use or disclosure, unauthorized access, inappropriate modification and the risk of being unable to adequately monitor and audit and modify our controls over our critical information. This risk extends to the third-party vendors and subcontractors we use to manage this sensitive data or otherwise process it on our behalf. A breach or failure of our or our third-party vendors’ or subcontractors’ network, hosted service providers or vendor systems could result from a variety of circumstances and events, including third-party action, employee negligence or error, malfeasance, computer viruses, cyber-attacks by computer hackers such as denial-of-service and phishing attacks, failures during the process of upgrading or replacing software and databases, power outages, hardware failures, telecommunication failures, user errors, or catastrophic events. If these third-party vendors or subcontractors fail to protect their information technology systems and our confidential and proprietary information, we may be vulnerable to disruptions in service and unauthorized access to our confidential or proprietary information and we could incur liability and reputational damage.
The secure processing, storage, maintenance and transmission of information are vital to our operations and business strategy, and we devote significant resources to protecting such information. Although we take reasonable measures to protect sensitive data from unauthorized access, use or disclosure, our information technology and infrastructure may still be vulnerable to, and we have in the past experienced, low-threat attacks by hackers or breaches due to employee error, malfeasance or other malicious or inadvertent disruptions. Further, attacks upon information technology systems are increasing in their frequency, levels of persistence, sophistication and intensity, and are being conducted by sophisticated and organized groups and individuals with a wide range of motives and expertise. As a result of the COVID-19 pandemic, we may also face increased cybersecurity risks due to our reliance on internet technology and the number of our employees who are working remotely, which may create additional opportunities for cybercriminals to exploit vulnerabilities. Furthermore, because the techniques used to obtain unauthorized access to, or to sabotage, systems change frequently and often are not recognized until launched against a target, we may be unable to anticipate these techniques or implement adequate preventative measures. We may also experience security breaches that may remain undetected for an extended period. Any such breach or interruption could compromise our networks and the information stored there could be accessed by unauthorized parties, publicly disclosed, lost or stolen. Our information systems must also be continually updated, patched and upgraded to protect against known vulnerabilities. The volume of new vulnerabilities has increased markedly, as has the criticality of patches and other remedial measures. In addition to remediating newly identified vulnerabilities, previously identified vulnerabilities must also be continuously addressed. Accordingly, we are at risk that cyber-attackers exploit these known vulnerabilities before they have been addressed.
Any access, breach, or other loss of information could result in legal claims or proceedings, and liability under federal or state laws that protect the privacy of personal information, and corresponding regulatory penalties. In addition, we could face criminal liability, damages for contract breach and incur significant costs for remedial measures to prevent future occurrences and mitigate past violations. Notice of breaches may be required to be made to affected individuals or other state or federal regulators, and for extensive breaches, notice may need to be made to the media or State Attorneys General. Such a notice could harm our reputation and our ability to compete. Although we maintain insurance covering certain security and privacy damages and claim expenses, we may not carry insurance or maintain coverage sufficient to compensate for all liability and in any event, insurance coverage would not address the reputational damage that could result from a security incident. Despite our implementation of security measures to prevent unauthorized access, our data is currently accessible through multiple channels, and there is no guarantee we can protect our data from breach. Unauthorized access, loss or dissemination could also disrupt our operations and damage our reputation, any of which could adversely affect our business.
Actual or perceived failures to comply with applicable data protection, privacy and security laws, regulations, standards and other requirements could adversely affect our business, financial condition and results of operations.
Numerous state and federal laws, regulations, standards and other legal obligations, including consumer protection laws and regulations, which govern the collection, dissemination, use, access to, confidentiality, security and processing of personal information, including health-related information, could apply to our operations or the operations of our partners. For example, the Health Insurance Portability and Accountability Act, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, and regulations implemented thereunder, or collectively HIPAA, imposes privacy, security and breach notification obligations on certain healthcare providers, health plans, and healthcare clearinghouses, known as covered entities, as well as their business associates that perform certain services that involve creating, receiving, maintaining or transmitting individually identifiable health information for or on behalf of such covered entities, and their covered subcontractors. HIPAA requires covered entities, such as the affiliated professional entities or other physician partners, and business associates, such as us, to develop and maintain policies with respect to the protection of, use and disclosure of PHI, including the adoption of administrative, physical and technical safeguards to protect such information, and certain notification requirements in the event of a breach of unsecured PHI.
Additionally, under HIPAA, covered entities must report breaches of unsecured PHI to affected individuals without unreasonable delay, not to exceed 60 days following discovery of the breach by a covered entity or its agents. Notification also must be made to the HHS Office for Civil Rights and, in certain circumstances involving large breaches, to the media. Business associates must report breaches of unsecured PHI to covered entities within 60 days of discovery of the breach by the business associate or its agents. A non-permitted use or disclosure of PHI is presumed to be a breach under HIPAA unless the covered entity or business associate establishes that there is a low probability the information has been compromised consistent with requirements enumerated in HIPAA.
Entities that are found to be in violation of HIPAA as the result of a breach of unsecured PHI, a complaint about privacy practices or an audit by HHS may be subject to significant civil, criminal and administrative fines and penalties and/or additional reporting and oversight obligations if required to enter into a resolution agreement and corrective action plan with HHS to settle allegations of HIPAA non-compliance. HIPAA also authorizes state Attorneys General to file suit on behalf of their residents. Courts may award damages, costs and attorneys’ fees related to violations of HIPAA in such cases. While HIPAA does not create a private right of action allowing individuals to sue us in civil court for violations of HIPAA, its standards have been used as the basis for duty of care in state civil suits such as those for negligence or recklessness in the misuse or breach of PHI.
Even when HIPAA does not apply, according to the Federal Trade Commission, or the FTC, violating consumers’ privacy rights or failing to take appropriate steps to keep consumers’ personal information secure may constitute unfair and/or deceptive acts or practices in violation of Section 5(a) of the Federal Trade Commission Act. The FTC expects a company’s data security measures to be reasonable and appropriate in light of the sensitivity and volume of consumer information it holds, the size and complexity of its business, and the cost of available tools to improve security and reduce vulnerabilities.
Further, certain states have also adopted comparable privacy and security laws and regulations, some of which may be more stringent than HIPAA. Such laws and regulations will be subject to interpretation by various courts and other governmental authorities, thus creating potentially complex compliance issues for us and our future customers and strategic partners. For example, the state of Nevada enacted a law that went into force on October 1, 2019 and requires companies to honor consumers’ requests to no longer sell their data. In addition, the California Consumer Privacy Act of 2018, or the CCPA, went into effect on January 1, 2020. The CCPA creates individual privacy rights for California consumers and increases the privacy and security obligations of entities handling certain personal information. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation. The CCPA may increase our compliance costs and potential liability, and many similar laws have been proposed at the federal level and in other states. Further, the California Privacy Rights Act, or the CPRA, recently passed in California. The CPRA will impose additional data protection obligations on covered businesses, including additional consumer rights processes, limitations on data uses, new audit requirements for higher risk data, and opt outs for certain uses of sensitive data. It will also create a new California data protection agency authorized to issue substantive regulations and could result in increased privacy and information security enforcement. The majority of the provisions will go into effect on January 1, 2023, and additional compliance investment and potential business process changes may be required. In addition, California’s Confidentiality of Medical Information Act, or the CMIA, places restrictions on the use and disclosure of health information, including PHI, and other personally identifying information, and can impose a significant compliance obligation. Violations of the CMIA can result in criminal, civil and administrative sanctions, and the CMIA also provides individuals a private right of action with respect to disclosures of their health information that violate CMIA. In the event that we are subject to these domestic privacy and data protection laws, any liability from failure to comply with the requirements of these laws could adversely affect our financial condition.
Although we work to comply with applicable laws, regulations and standards, our contractual obligations and other legal obligations, these requirements are evolving and may be modified, interpreted and applied in an inconsistent manner from one jurisdiction to another, and may conflict with one another or other legal obligations with which we must comply. Any failure or perceived failure by us or our employees, representatives, contractors, consultants, collaborators, or other third parties to comply with such requirements or adequately address privacy and security concerns, even if unfounded, could result in additional cost and liability to us, damage our reputation, and adversely affect our business and results of operations.
Legal proceedings in connection with the Business Combinations, the outcome of which is uncertain, could require us to incur significant costs.
Prior to execution of the definitive agreements for the Business Combinations, Hudson Vegas Investment SPV, LLC, or Hudson, one of our existing equity holders, asserted that it had an option to purchase additional equity interests in Legacy P3 in connection with the pending transaction with Foresight, or the Purchase Option. We do not agree that the Purchase Option applies to the Business Combinations. On June 11, 2021, Hudson filed an action in the Delaware Court of Chancery, or the Hudson Action, in which it challenged the Business Combinations. Specifically, Hudson purports to assert claims against Legacy P3, the members of the Legacy P3 Board of Managers, certain of the Legacy P3 officers and Chicago Pacific Founders Fund, L.P., or CPF, for breach of the Third Amended and Restated Limited Liability Company Agreement of Legacy P3, dated as of April 16, 2020, or the Legacy P3 LLC Agreement, (against Legacy P3 and CPF), breach of fiduciary duty (against certain of Legacy P3’s officers) and breach of alleged contractual standards of conduct (against the Legacy P3 Board of Managers) in connection with the process leading up to, and approval of, the Business Combinations. In the Hudson Action, Hudson sought to enjoin the consummation of the Business Combinations, and seeks a declaration that the Business Combinations violate its rights under the Legacy P3 LLC Agreement, a declaration that the members of the Legacy P3 Board of Managers and certain of Legacy P3’s officers breached their fiduciary duties, and money damages including attorneys’ fees.
On September 9, 2021, the Court of Chancery held a hearing on Hudson’s motion for a preliminary injunction to enjoin the consummation of the Business Combinations. On September 14, 2021, the Court of Chancery issued an oral ruling denying Hudson’s motion for a preliminary injunction due to the lack of probability of success on the merits or, with respect to the Purchase Option only, lack of a showing of irreparable harm based on the condition that the escrow described below be created. In its ruling, the Court of Chancery held that Hudson had not demonstrated a reasonable probability of success on its claims, with the exception of its claim relating to the Purchase Option. With respect to the Purchase Option claim, the Court declined to address the merits and instead denied Hudson’s motion on the basis of no irreparable harm subject to the condition that the defendants memorialize their commitment to escrow, pending final resolution of the action, the consideration Hudson would be entitled to receive if it is determined that the Purchase Option can be validly exercised, in a stipulation filed with the Court of Chancery. On September 17, 2021, the defendants filed a stipulation and proposed order regarding escrow which confirmed their commitment to do so, and to cause the Payment Spreadsheet (as defined in Section 2.01(f) of the Merger Agreement) to provide that such consideration will be directed to such escrow. The Court of Chancery granted and entered the stipulation and proposed order on September 17, 2021.
Defending or settling this lawsuit could draw the attention of our management team away from the operation of our business and while we are indemnified by certain of the P3 Equityholders for costs in connection with this lawsuit, it is possible that we could nonetheless incur financial losses if disputes arise with respect to the extent of the indemnification obligations.
Any future litigation against us could be costly and time-consuming to defend.
We may become subject, from time to time, to legal proceedings, federal and state audits, government investigations, and payor audits, investigations, overpayments, and claims that arise in the ordinary course of business such as claims brought by our clients in connection with commercial disputes or employment claims made by our current or former associates. Litigation and audits may result in substantial costs and may divert management’s attention and resources, which may substantially harm our business, financial condition and results of operations. Insurance may not cover such claims, may not provide sufficient payments to cover all of the costs to resolve one or more such claims and may not continue to be available on terms acceptable to us. A claim brought against us that is uninsured or underinsured could result in unanticipated costs, thereby reducing our earnings and leading analysts or potential investors to reduce their expectations of our performance, which could reduce the market price of our Class A Common Stock or publicly traded warrants.
Changes in U.S. tax laws, and the adoption of tax reform policies or changes in tax legislation or policies in jurisdictions outside of the United States, could adversely affect our operating results and financial condition.
We are subject to federal and state income and non-income taxes in the United States. Tax laws, regulations, and administrative practices in various jurisdictions may be subject to significant change, with or without notice, due to economic, political, and other conditions, and significant judgment is required in evaluating and estimating these taxes. Our effective tax rates could be affected by numerous factors, such as entry into new businesses and geographies, changes to our existing business and operations, acquisitions and investments and how they are financed, changes in our stock price, changes in our deferred tax assets and liabilities and their valuation, and changes in the relevant tax, accounting, and other laws, regulations, administrative practices, principles and interpretations. We are required to take positions regarding the interpretation of complex statutory and regulatory tax rules and on valuation matters that are subject to uncertainty, and tax authorities may challenge the positions that we take.
Our quarterly results may fluctuate significantly, which could adversely impact the value of our Class A Common Stock and publicly traded warrants.
Our quarterly results of operations, including our revenue, net loss and cash flows, has varied and may vary significantly in the future, and period-to-period comparisons of our results of operations may not be meaningful. Accordingly, our quarterly results should not be relied upon as an indication of future performance. Our quarterly financial results may fluctuate as a result of a variety of factors, many of which are outside of our control, including, without limitation, the following:
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our ability to maintain and grow the number of members on our platform;

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the demand for and types of services that are offered on our platform by providers;

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the timing of recognition of revenue, including possible delays in the recognition of revenue due to sometimes unpredictable implementation timelines;

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the amount and timing of operating expenses related to the maintenance and expansion of our business, operations and infrastructure;

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our ability to effectively manage the size and composition of our network of healthcare providers relative to the level of demand for services from our members and our clients’ members and patients;

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our ability to respond to competitive developments, including pricing changes and the introduction of new products and services by our competitors;

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client and member renewal rates and the timing and terms of client and member renewals;

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changes to our pricing model;

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our ability to introduce new features and services and enhance our existing platform and our ability to generate significant revenue from new features and services;

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the impact of outages of our platform and associated reputational harm;

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security or data privacy breaches and associated remediation costs;

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the timing of expenses related to the development or acquisition of technologies or businesses; and

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the COVID-19 pandemic or other pandemics.

Any fluctuation in our quarterly results may not accurately reflect the underlying performance of our business and could cause a decline in the trading price of our Class A Common Stock and publicly traded warrants.
Our only significant asset is the ownership of a minority of the economic interest in P3 LLC, and such ownership may not be sufficient to generate the funds necessary to meet our financial obligations or to pay any dividends on our Class A Common Stock.
We have no direct operations and no significant assets other than the ownership of a minority of the economic interests in P3 LLC. As of the closing of the Business Combinations, we owned approximately 17.1% of the economic interests in P3 LLC. We depend on P3 LLC and its subsidiaries for distributions, loans and other payments to generate the funds necessary to meet our financial obligations, including to satisfy our obligations under the Tax Receivable Agreement, or to pay any dividends with respect to our Class A Common Stock. Legal and contractual restrictions in agreements governing the indebtedness of P3 LLC and its subsidiaries may limit our ability to obtain cash from P3 LLC. The earnings from, or other available assets of, P3 LLC and its subsidiaries may not be sufficient to enable us to satisfy our financial obligations, including our obligations under the Tax Receivable Agreement, or pay any dividends on our Class A Common Stock should we decide to do so. P3 LLC will be classified as a partnership for U.S. federal income tax purposes and, as such, will generally not be subject to entity-level U.S. federal income tax. Instead, taxable income will be allocated to holders of P3 LLC units, including us. As a result, we generally will incur taxes on our allocable share of any net taxable income generated by P3 LLC. Under the terms of the P3 LLC Amended and Restated Limited Liability Agreement, or the P3 LLC A&R LLC Agreement, and the Tax Receivable Agreement, P3 LLC will be obligated to make tax distributions or payments to holders of its P3 LLC units, including us, except to the extent such distributions or payments would render P3 LLC insolvent or are otherwise prohibited by law or the terms of any credit facility. In addition to our tax payment obligations, we will also incur expenses related to our operations and our interests in P3 LLC, including costs and expenses of being a publicly traded company, all of which could be significant. To the extent that we require funds and P3 LLC or its subsidiaries are restricted from making distributions under applicable law or regulation or under the terms of their financing arrangements, or are otherwise unable to provide such funds, it could materially adversely affect our liquidity and financial condition, including our ability to pay our income taxes when due.
The unaudited pro forma financial information included in this prospectus may not be indicative of what our actual financial position or results of operations would have been.
The unaudited pro forma financial information included herein is presented for illustrative purposes only and is not necessarily indicative of what the our actual financial position or results of operations would have been had the Business Combinations been completed on the dates indicated.
Our management has limited experience in operating a public company.
Our executive officers and certain directors have limited experience in the management of a publicly traded company. Our management team may not successfully or effectively manage the transition to a public company subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of our management’s time may be devoted to these activities which will result in less time being devoted to the management and growth of the company. It is possible that we will be required to expand our employee base and hire additional employees to support our operations as a public company, which will increase our operating costs in future periods.
Risks Related to Our Legal and Regulatory Environment
We conduct business in a heavily regulated industry and if we fail to adhere to all of the complex government laws and regulations that apply to our business, we could incur fines or penalties or be required to make changes to our operations or experience adverse publicity, any or all of which could have a material adverse effect on our business, results of operations, financial condition, cash flows, and reputation.
The U.S. healthcare industry is heavily regulated and closely scrutinized by federal, state and local governments. Comprehensive statutes and regulations govern the manner in which we provide and bill for services and collect reimbursement from governmental programs and private payors, our contractual relationships and arrangements with healthcare providers and vendors, our marketing activities and other aspects of our operations. Of particular importance are:
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the federal Anti-Kickback Statute, or the AKS, which prohibits the knowing and willful offer, payment, solicitation or receipt of any bribe, kickback, rebate or other remuneration for referring an individual, in return for ordering, leasing, purchasing or recommending or arranging for or to induce the referral of an individual or the ordering, purchasing or leasing of items or services covered, in whole or in part, by any federal healthcare program, such as Medicare and Medicaid. Although there are several statutory exceptions and regulatory safe harbors protecting certain common activities from prosecution, the exceptions and safe harbors are drawn narrowly. By way of example, the AKS safe harbor for value-based arrangements requires, among other things, that the arrangement does not induce a person or entity to reduce or limit medically necessary items or services furnished to any patient. Failure to meet the requirements of a safe harbor, however, does not render an arrangement illegal, although such arrangements may be subject to greater scrutiny by government authorities. Further, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation;

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the federal physician self-referral law, or the Stark Law, which, subject to limited exceptions, prohibits physicians from referring Medicare or Medicaid patients to an entity for the provision of certain designated health services, or DHS, if the physician or a member of such physician’s immediate family has a direct or indirect financial relationship (including an ownership interest or a compensation arrangement) with the entity, and prohibits the entity from billing Medicare or Medicaid for such DHS;

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the federal False Claims Act, or the FCA, which imposes civil and criminal liability on individuals or entities that knowingly submit false or fraudulent claims for payment to the government or knowingly make, or cause to be made, a false statement in order to have a false claim paid, including qui tam or whistleblower suits. There are many potential bases for liability under the FCA. The government has used the FCA to prosecute Medicare and other government healthcare program fraud such as coding errors, billing for services not provided, and providing care that is not medically necessary or that is substandard in quality. In addition, we could be held liable under the FCA if we are deemed to “cause” the submission of false or fraudulent claims by, for example, providing inaccurate billing, coding or risk adjustment information to our affiliated professional entities and other physician partners through Provider Portal and Analytic Management Tools, respectively. The government may also assert that a claim including items or services resulting from a violation of the AKS or Stark Law constitutes a false or fraudulent claim for purposes of the FCA;

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the Civil Monetary Penalties Statute, which prohibits, among other things, an individual or entity from offering remuneration to a federal healthcare program beneficiary that the individual or entity knows or should know is likely to influence the beneficiary to order or receive healthcare items or services from a particular provider;

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the criminal healthcare fraud provisions of HIPAA and related rules that prohibit knowingly and willfully executing a scheme or artifice to defraud any healthcare benefit program or falsifying, concealing or covering up a material fact or making any material false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the AKS, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation;

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reassignment of payment rules that prohibit certain types of billing and collection practices in connection with claims payable by the Medicare or Medicaid programs;

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similar state law provisions pertaining to anti-kickback, self-referral and false claims issues, some of which may apply to items or services reimbursed by any payor, including patients and commercial insurers;

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laws that regulate debt collection practices;

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a provision of the Social Security Act that imposes criminal penalties on healthcare providers who fail to disclose, or refund known overpayments;

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federal and state laws that prohibit providers from billing and receiving payment from Medicare and Medicaid for services unless the services are medically necessary, adequately and accurately documented, and billed using codes that accurately reflect the type and level of services rendered; and

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federal and state laws pertaining to the provision of services by nurse practitioners and physician assistants in certain settings, physician supervision of those services, and reimbursement requirements that depend on the types of services provided and documented and relationships between physician supervisors and nurse practitioners and physician assistants.

The laws and regulations in these areas are complex, changing and often subject to varying interpretations. As a result, there is no guarantee that a government authority will find that we or our affiliated professional entities or other physician partners are in compliance with all such laws and regulations that apply to our business. Further, because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available, it is possible that some of the business activities undertaken by us or our affiliated professional entities or other physician partners could be subject to challenge under one or more of these laws, including, without limitation, our patient assistance programs that waive or reduce the patient’s obligation to pay copayments, coinsurance or deductible amounts owed for the services we provide to them if they meet certain financial need criteria. If our operations are found to be in violation of any of such laws or any other governmental regulations that apply, we may be subject to significant penalties, including, without limitation, administrative, civil and criminal penalties, damages, fines, disgorgement, the curtailment or restructuring of operations, integrity oversight and reporting obligations, exclusion from participation in federal and state healthcare programs and imprisonment. In addition, any action against us or our affiliated professional entities or other physician partners for violation of these laws or regulations, even if we successfully defends against it, could cause us to incur significant legal expenses, divert our management’s attention from the operation of our business and result in adverse publicity, or otherwise experience a material adverse impact on our business, results of operations, financial condition, cash flows, reputation as a result.
If any of our owned or managed clinics lose their regulatory licenses, permits and/or registrations, as applicable, or become ineligible to receive reimbursement under Medicare, Medicaid or other third-party payors, there may be a material adverse effect on our business, financial condition, cash flows, or results of operations.
The operations of our owned and managed clinics through affiliated professional entities and other physician partners are subject to extensive federal, state and local regulation relating to, among other things, the adequacy of medical care, equipment, personnel, operating policies and procedures and proof of financial ability to operate. Our owned and managed clinics and affiliated professional entities and other physician partners are also subject to extensive laws and regulation relating to facility and professional licensure, conduct of operations, including financial relationships among healthcare providers, Medicare, Medicaid and state fraud and abuse and physician self-referrals, and maintaining updates to our and our affiliated professional entities’ and other physician partners’ enrollment in the Medicare and Medicaid programs, including addition of new clinic locations, providers and other enrollment information. Our owned and managed clinics are subject to periodic inspection by licensing authorities to assure their continued compliance with these various standards. There can be no assurance that these regulatory authorities will determine that all applicable requirements are fully met at any given time. Should any of our owned or managed clinics be found to be noncompliant with these requirements, we could be assessed fines and penalties, could be required to refund reimbursement amounts or could lose our licensure or Medicare and/or Medicaid certification so that we or our affiliated professional entities and other physician partners are unable to receive reimbursement from such programs and possibly from other third-party payors, any of which could materially adversely affect our business, financial condition, cash flows or results of operations.
If our arrangements with our affiliated professional entities and other physician partners are found to constitute the improper rendering of medical services or fee splitting under applicable state laws, our business, financial condition and our ability to operate in those states could be adversely impacted.
Our contractual relationships with our affiliated professional entities and other physician partners may implicate certain state laws that generally prohibit non-professional entities from providing licensed medical services or exercising control over licensed physicians or other healthcare professionals (such activities generally referred to as the “corporate practice of medicine”) or engaging in certain practices such as fee-splitting with such licensed professionals. The interpretation and enforcement of these laws vary significantly from state to state. There can be no assurance that these laws will be interpreted in a manner consistent with our practices or that other laws or regulations will not be enacted in the future that could have a material and adverse effect on our business, financial condition and results of operations. Regulatory authorities, state boards of medicine, state attorneys general and other parties may assert that, despite the agreements through which we operate, we are engaged in the provision of medical services and/or that our arrangements with our affiliated professional entities and other physician partners constitute unlawful fee-splitting. If a jurisdiction’s prohibition on the corporate practice of medicine or fee-splitting is interpreted in a manner that is inconsistent with our practices, we would be required to restructure or terminate our arrangements with our affiliated professional entities and other physician partners to bring our activities into compliance with such laws. A determination of non-compliance, or the termination of or failure to successfully restructure these relationships could result in disciplinary action, penalties, damages, fines, and/or a loss of revenue, any of which could have a material and adverse effect on our business, financial condition and results of operations. State corporate practice and fee-splitting prohibitions also often impose penalties on healthcare professionals for aiding in the improper rendering of professional services, which could discourage physicians and other healthcare professionals from providing clinical services to members of the health plans with whom we contract.
We face inspections, reviews, audits and investigations under federal and state government programs and contracts. These audits could have adverse findings that may negatively affect our business, including our results of operations, liquidity, financial condition and reputation.
As a result of our participation in the Medicare and Medicaid programs, we are subject to various governmental inspections, reviews, audits and investigations to verify our compliance with these programs and applicable laws and regulations. Other third-party payors may also reserve the right to conduct audits. We also periodically conduct internal audits and reviews of our regulatory compliance. An adverse inspection, review, audit or investigation could result in:
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refunding amounts we have been paid pursuant to the Medicare or Medicaid programs or from payors;

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state or federal agencies imposing fines, penalties and other sanctions on us;

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temporary suspension of payment for new patients to the facility or agency;

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decertification or exclusion from participation in the Medicare or Medicaid programs or one or more payor networks;

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self-disclosure of violations to applicable regulatory authorities;

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damage to our reputation;

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the revocation of a facility’s or agency’s license;

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criminal penalties;

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a corporate integrity agreement with HHS’ Office of Inspector General; and

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loss of certain rights under, or termination of, our contracts with payors.

We have in the past and will likely in the future be required to refund amounts we have been paid and/or pay fines and penalties as a result of these inspections, reviews, audits and investigations. If adverse inspections, reviews, audits or investigations occur and any of the results noted above occur, it could have a material adverse effect on our business and operating results. Furthermore, the legal, document production and other costs associated with complying with these inspections, reviews, audits or investigations could be significant.

The impact on us of recent healthcare legislation and other changes in the healthcare industry and in healthcare spending is currently unknown, but may adversely affect our business, financial condition and results of operations.
The impact on us of healthcare reform legislation and other changes in the healthcare industry and in healthcare spending is currently unknown, but may adversely affect our business, financial condition and results of operations. Our revenue is dependent on the healthcare industry and could be affected by changes in healthcare spending, reimbursement and policy. The healthcare industry is subject to changing political, regulatory and other influences. By way of example, the ACA, which was enacted in 2010, made major changes in how healthcare is delivered and reimbursed, and it increased access to health insurance benefits to the uninsured and underinsured populations of the United States.
Since its enactment, there have been judicial, executive and Congressional challenges to certain aspects of the ACA. On June 17, 2021, the U.S. Supreme Court dismissed the most recent judicial challenge to the ACA brought by several states without specifically ruling on the constitutionality of the ACA. Prior to the Supreme Court’s decision, President Biden issued an executive order initiating a special enrollment period from February 15, 2021 through August 15, 2021 for purposes of obtaining health insurance coverage through the ACA marketplace. The executive order also instructed certain governmental agencies to review and reconsider their existing policies and rules that limit access to healthcare. It is unclear how other healthcare reform measures enacted by Congress or implemented by the Biden administration or other challenges to the ACA, if any, will impact the ACA or our business.
Other legislative changes have been proposed and adopted since the ACA was enacted. These changes include aggregate reductions to Medicare payments to providers of 2% per fiscal year, which began in 2013 and will remain in effect through 2030, with the exception of a temporary suspension from May 1, 2020 through December 31, 2021, unless additional Congressional action is taken. In January 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, further reduced Medicare payments to several types of providers, including hospitals, imaging centers and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. New laws may result in additional reductions in Medicare and other healthcare funding, which may materially adversely affect consumer demand and affordability for our products and services and, accordingly, the results of our financial operations. Additional changes that may affect our business include the expansion of new programs such as Medicare payment for performance initiatives for physicians under the Medicare Access and CHIP Reauthorization Act of 2015, or MACRA, which first affected physician payment in 2019. At this time, it is unclear how the introduction of the Medicare quality payment program will impact overall physician reimbursement.
Such changes in the regulatory environment may also result in changes to our payer mix that may affect our operations and revenue. In addition, certain provisions of the ACA authorize voluntary demonstration projects, which include the development of bundling payments for acute, inpatient hospital services, physician services and post-acute services for episodes of hospital care. Further, the ACA may adversely affect payors by increasing medical costs generally, which could have an effect on the industry and potentially impact our business and revenue as payors seek to offset these increases by reducing costs in other areas.
Uncertainty regarding future amendments to the ACA as well as new legislative proposals to reform healthcare and government insurance programs, along with the trend toward managed healthcare in the United States, could result in reduced demand and prices for our services. We expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments and other third-party payers will pay for healthcare products and services, which could adversely affect our business, financial condition and results of operations.
The transition from volume to value-based reimbursement models may have a material adverse effect on our operations.
Healthcare reform is causing some payors to transition from volume to value-based reimbursement models, which can include risk-sharing, bundled payment and other innovative approaches. While these models provide us with opportunities to provide new or additional services and to participate in incentive-based payment arrangements, there can be no assurance that such new models and approaches will be profitable to us, our affiliated professional entities or our other physician partners. Further, new models and approaches may require investment by us to develop technology or expertise to offer necessary and appropriate solutions or support to our affiliated professional entities and other physician partners, and we do not fully know the amount and timing for return of such investment at this time. In addition, some of these new models are being offered as pilot programs and there is no assurance that they will continue or be renewed. Many states in which these new value-based structures are being developed also lack regulatory guidance or a well-developed body of law for these new models and approaches, or may not have updated their laws or enacted legislation yet to reflect the new healthcare reform models. As a result, new and existing laws, regulations or guidance could have a material adverse effect on our operations and could subject us to the risk of restructuring or terminating our arrangements with our affiliated professional entities or other physician partners, as well as the risk of regulatory enforcement, penalties and sanctions, if state and federal enforcement agencies disagree with our interpretation of these laws.
Regulation of downstream risk-sharing arrangements, including, but not limited to, global risk and other value-based arrangements, varies significantly from state to state. Some states require downstream entities and risk-bearing entities to obtain an insurance license, a certificate of authority, or an equivalent authorization, in order to participate in downstream risk-sharing arrangements with payors. In some states, statutes, regulations and/or formal guidance explicitly address whether and in what manner the state regulates the transfer of risk by a payor to a downstream entity. However, the majority of states do not explicitly address the issue, and in such states, regulators may nonetheless interpret statutes and regulations to regulate such activity. If downstream risk-sharing arrangements are not regulated directly in a particular state, the state regulatory agency may nonetheless require oversight by the licensed payor as the party to such a downstream risk-sharing arrangement. Such oversight is accomplished via contract and may include the imposition of reserve requirements, as well as reporting obligations. Further, state regulatory stances regarding downstream risk-sharing arrangements can change rapidly and codified provisions may not keep pace with evolving risk-sharing mechanisms and other new value-based reimbursement models. Certain of the states where we currently operate or may choose to operate in the future regulate the operations and financial condition of risk bearing organizations like us and our affiliated providers. These regulations can include capital requirements, licensing or certification, governance controls and other similar matters. While these regulations have not had a material impact on our business to date, as we continue to expand, these rules may require additional resources and capitalization and add complexity to our business.
The ACA also required CMS to establish a Medicare shared savings program that promotes accountability and coordination of care through the creation of Accountable Care Organizations, or ACOs. The Medicare shared savings program allows for providers, physicians and other designated healthcare professionals and suppliers to form ACOs and voluntarily work together to invest in infrastructure and redesign delivery processes to give coordinated high quality care to their Medicare patients, avoid unnecessary duplication of services and prevent medical errors. ACOs that achieve quality performance standards established by CMS are eligible to share in a portion of the Medicare program’s cost savings. We have an ACO in Arizona participating in the Medicare Shared Savings Plan, or MSSP, and is subject to ACO program methodologies and participation requirements that are updated by CMS for each performance year. We and our affiliated providers as ACO participants are expected to comply with such program requirements and are required to report to CMS on performance after the close of the year. Failure to comply with such program requirements could subject us and our affiliated providers to significant penalties and, in some cases, termination from participating in MSSP.
Additionally, the Center for Medicare and Medicaid Innovation continues to test an array of value-based alternative payment models, including the Global and Professional Direct Contracting Model to allow Direct Contracting Entities to negotiate directly with the government to manage traditional Medicare beneficiaries and share in the savings and risks generated from managing such beneficiaries. Although we currently do not participate in these pilot payment models, we may choose to do so in the future. Additional changes that may affect our business include the expansion of new programs such as Medicare payment for performance initiatives for physicians under the MACRA, which first affected physician payment in 2019. At this time, it is unclear how the introduction of the Medicare quality payment program will impact overall physician reimbursement. In addition, there likely will continue to be regulatory proposals directed at containing or lowering the cost of healthcare, as government healthcare programs and other third-party payors transition from fee-for-service (“FFS”) to value-based reimbursement models, which can include risk-sharing, bundled payment and other innovative approaches. It is possible that the federal or state governments will implement additional reductions, increases, or changes in reimbursement in the future under government programs that may adversely affect us or increase the cost of providing our services. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue or attain growth, any of which could have a material impact on our business.
Risks Related to Our Class A Common Stock
We have identified material weaknesses in our internal control over financial reporting. If our internal control over financial reporting is not effective, we may not be able to accurately report our financial results or file our periodic reports in a timely manner, which may cause adverse effects on our business and may cause investors to lose confidence in our reported financial information and may lead to a decline in the price of our Class A Common Stock.
Effective internal control over financial reporting is necessary for us to provide reliable financial reports in a timely manner. In connection with the audits of our financial statements for the years ended December 31, 2018, 2019 and 2020, we concluded that there were material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis. These material weaknesses relate to a lack of effective controls to identify and account for certain transactions associated with incurred but not reported health expense reserves, premium deficiency reserves, claims expense, equity awards and journal entry processing, which resulted in certain material corrections to the financial statements for the years ended December 31, 2018, 2019 and 2020.
We have taken and are taking steps to remediate this material weakness through (i) hiring qualified accounting, financial reporting, IT, and other key management personnel with public company experience, (ii) engaging an external advisor to assist with evaluating and documenting the design, structure and operating effectiveness of internal controls and assist with the remediation of deficiencies and training of personnel, as necessary, and design and establishment of a formal internal audit function and (iii) enhancing policies and procedures documentation for key areas of accounting, including each area where a material weakness was identified. However, we are still in the process of implementing these steps and cannot assure investors that these measures will significantly improve or remediate the material weaknesses described above. We have identified other deficiencies in our internal control over financial reporting that have not risen to the level of a material weakness, which we are in the process of remediating.
If we are unable to successfully remediate the material weaknesses or identify any future significant deficiencies or material weaknesses, the accuracy and timing of our financial reporting may be adversely affected, a material misstatement in our financial statements could occur, and we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports, which may adversely affect our business and the price of our Class A Common Stock may decline as a result.
In addition, even if we remediate the material weaknesses, we will be required to expend significant time and resources to further improve our internal controls over financial reporting, including by further expanding our finance and accounting staff to meet the demands that placed upon us as a public company, including the requirements of the Sarbanes-Oxley Act. If we fail to adequately staff our accounting and finance function to remediate our material weaknesses or fail to maintain adequate internal control over financial reporting, any new or recurring material weaknesses could prevent our management from concluding that our internal control over financial reporting is effective and impair our ability to prevent material misstatements in our financial statements, which could cause our business to suffer.
We are an “emerging growth company” and we have elected to comply with reduced public company reporting requirements, which could make our Class A Common Stock less attractive to investors.
We are an “emerging growth company,” as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we are eligible for certain exemptions from various public company reporting requirements. These exemptions include, but are not limited to, (i) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (ii) reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements, (iii) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved, (iv) not being required to provide audited financial statements for certain periods and (v) an extended transition period to comply with new or revised accounting standards applicable to public companies. We will remain an emerging growth company until the earlier of (a) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (b) the last day of the fiscal year following the fifth anniversary of the date of the completion of the initial public offering of Foresight; (c) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (d) the date on which we are deemed to be a large accelerated filer under the rules of the SEC, which means the market value of our Class A Common Stock that is held by non-affiliates exceeds $700 million as of the last business day of our second fiscal quarter. We have made certain elections with regard to the reduced disclosure obligations regarding executive compensation in this prospectus and may elect to take advantage of other reduced disclosure obligations in future filings. In addition, we have chosen to take advantage of the extended transition period to comply with new or revised accounting standards applicable to public companies. As a result, the information that we provide to holders of our Class A Common Stock may be different than you might receive from other public reporting companies in which you hold equity interests. We cannot predict if investors will find our Class A Common Stock less attractive as a result of reliance on these exemptions. If some investors find our Class A Common Stock less attractive as a result of our reduced disclosure, there may be a less active trading market for our Class A Common Stock and the market price for the Class A Common Stock may be more volatile.
Delaware law and our certificate of incorporation and bylaws contain certain provisions, including anti-takeover provisions that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.
Our certificate of incorporation and bylaws, and the General Corporation Law of the State of Delaware, or the DGCL, contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of Class A Common Stock, and therefore depress the trading price of Class A Common Stock. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of our board of directors or taking other corporate actions, including effecting changes in the our management. Among other things, the certificate of incorporation and the bylaws include provisions:
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providing for a classified board of directors with staggered, three-year terms;

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regarding the ability of the board of directors to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

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prohibiting cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

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regarding the limitation of the liability of, and the indemnification of, directors and officers;

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providing that certain transactions are not “corporate opportunities” and that, subject to certain exceptions, the Sponsor or the Chicago Pacific Founders funds or their respective affiliates and any of their respective principals, members, directors, partners, stockholders, officers, employees or other representatives, or any director or stockholder who is not employed by us or our subsidiaries, are not subject to the doctrine of corporate opportunity and such persons do not have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us or any of our subsidiaries;

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regarding the ability of the board of directors to amend the bylaws, which may allow the board of directors to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquiror to amend the bylaws to facilitate an unsolicited takeover attempt; and

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regarding advance notice procedures with which stockholders must comply to nominate candidates to the board of directors or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in the board of directors and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our board of directors or management.
The Sponsor and the Chicago Pacific Founders funds, which are significant stockholders in our company, and their respective affiliates and representatives, non-employee directors and other non-employee stockholders will not be limited in their ability to compete with us, and the corporate opportunity provisions in our certificate of incorporation could enable such persons to benefit from corporate opportunities that might otherwise be available to us, which presents potential conflicts of interest.
Our certificate of incorporation provides that subject to certain exceptions, the Sponsor and the Chicago Pacific Founders funds and their respective affiliates and any of their respective principals, members, directors, partners, stockholders, officers, employees or other representatives, or any director or stockholder who is not employed by us or our subsidiaries, would not be restricted from owning assets or engaging in businesses that compete directly or indirectly with us or any of our subsidiaries. In particular, subject to the limitations of applicable law and the certificate of incorporation, these persons may among other things:
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engage in a corporate opportunity in the same or similar business activities or lines of business in which we or our affiliates have a reasonable expectancy interest or property right;

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purchase, sell or otherwise engage in transactions involving securities or indebtedness of us or our affiliates, provided that such transactions do not violate our insider trading policies; and

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otherwise compete with us.

One or more of these persons may become aware, from time to time, of certain business opportunities (such as acquisition opportunities) and may direct such opportunities to other businesses in which they have invested, in which case we may not become aware of or otherwise have the ability to pursue such opportunities. Further, such businesses may choose to compete with us for these opportunities, possibly causing these opportunities to not be available to us or causing them to be more expensive for us to pursue. As a result, our renunciation of our interest and expectancy in any business opportunity that may be from time to time be presented to such persons, could adversely impact our business or prospects if attractive business opportunities are procured by such parties for their own benefit rather than for ours.
The provision of our certificate of incorporation requiring exclusive forum in certain courts in the State of Delaware or the federal district courts of the United States for certain types of lawsuits may have the effect of discouraging lawsuits against our directors and officers.
Our certificate of incorporation requires, to the fullest extent permitted by law, that (i) any derivative action or proceeding brought on our company’s behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or stockholders to our company or our stockholders, (iii) any action asserting a claim against our company arising pursuant to any provision of the DGCL or the certificate of incorporation or our bylaws or (iv) any action asserting a claim against our company governed by the internal affairs doctrine will have to be brought in a state court located within the State of Delaware (or if no state court of the State of Delaware has jurisdiction, the federal district court for the District of Delaware), in all cases subject to the courts having personal jurisdiction over the indispensable parties named as defendants. The foregoing provision will not apply to claims seeking to enforce any liability or duty created by the Exchange Act of 1934, as amended (the “Exchange Act”).
Additionally, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

Although we believe these exclusive forum provisions benefit our company by providing increased consistency in the application of Delaware law and federal securities laws in the types of lawsuits to which each applies, the exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers or stockholders, which may discourage lawsuits with respect to such claims. Further, in the event a court finds either exclusive forum provision contained in our certificate of incorporation to be unenforceable or inapplicable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.
An active, liquid trading market for our Class A Common Stock may not develop or be sustained.
There can be no assurance that an active trading market for our Class A Common Stock will develop, or, if such a market develops, that we will be able to maintain an active trading market for those securities on Nasdaq or any other exchange in the future. If an active market for our Class A Common Stock does not develop or is not maintained, or if we fail to satisfy the continued listing standards of Nasdaq for any reason and our Class A Common Stock is delisted, it may be difficult for our stockholders to sell their Class A Common Stock without depressing the market price for our Class A Common Stock, or at all. An inactive trading market may also impair our ability to both raise capital by selling shares of capital stock, attract and motivate employees through equity incentive awards and acquire other companies, products, or technologies by using shares of capital stock as consideration.
There may be sales of a substantial amount of our Class A Common Stock in future by our stockholders, and these sales could cause the price of our Class A Common Stock to fall.
As of the closing of the Business Combinations, there were approximately 41.6 million shares of Class A Common Stock outstanding, including 8.7 million shares of Class A Common Stock held by the Sponsor and an additional 1.2 million shares of Class A Common Stock held by the Founder Holders, other than the Sponsor, all of which are subject to certain lock-up arrangements, and an additional approximately 202.0 million shares of Class V common stock, which are exchangeable, together with P3 LLC units, for an equivalent number of shares of Class A Common Stock. Our issued and outstanding shares of Class A Common Stock are freely transferable, except for any shares held by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, and shares subject to lock-up arrangements. As of the closing of the Business Combinations, approximately 61.2% of the outstanding shares of Class A Common Stock (on an as-converted and as-exchanged basis) were held by entities affiliated with us and our executive officers and directors.
In addition, pursuant to the Amended and Restated Registration Rights and Lock-Up Agreement that we entered into with certain of our stockholders, we are obligated to register the resale of shares of Class A Common Stock held by such stockholders and issuable upon the exercise or exchange of securities held by such stockholders. In addition, these stockholders are entitled to demand the registration of such shares of Class A Common Stock subject to certain minimum requirements and also have certain “piggyback” registration rights with respect to registration statements we file.
Upon effectiveness of any registration statement we file for the resale of shares held by such stockholders, and upon the expiration of the lock-up periods applicable to such stockholders, these stockholders may sell large amounts of our Class A Common Stock in the open market or in privately negotiated transactions, which could have the effect of increasing the volatility in the share price of our Class A Common Stock or putting significant downward pressure on the price of our Class A Common Stock.
Sales of substantial amounts of our Class A Common Stock in the public market, or the perception that such sales will occur, could adversely affect the market price of our Class A Common Stock and make it difficult for us to raise funds through securities offerings in the future.
There can be no assurance that will be able to comply with the continued listing standards of Nasdaq.
If Nasdaq delists our Class A Common Stock from trading on its exchange for failure to meet the listing standards, we could face significant material adverse consequences including:
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a limited availability of market quotations for our securities;

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reduced liquidity for our securities;

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a determination that our Class A Common Stock is a “penny stock,” which will require brokers trading in our Class A Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

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a limited amount of news and analyst coverage; and

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a decreased ability to issue additional securities or obtain additional financing in the future.

Our warrants may have an adverse effect on the market price of our Class A Common Stock.
Foresight issued Public Warrants to purchase 10,819,105 shares of our Class A Common Stock as part of the units offered in its initial public offering and, simultaneously with the closing of its initial public offering, Foresight issued in a private placement an aggregate of 832,500 units, including (i) an aggregate of 277,500 Private Placement Warrants, each exercisable to purchase one share of Class A Common Stock at $11.50 per share, subject to adjustment, and (ii) an aggregate of 832,500 shares of Class A Common Stock.
To the extent such warrants are exercised, additional shares of our Class A Common Stock will be issued, which will result in dilution to our stockholders and increase the number of shares of Class A Common Stock eligible for resale in the public market. Sales of substantial numbers of such shares in the public market or the fact that such warrants may be exercised could adversely affect the market price of our Class A Common Stock.
Risks Related to Our Warrants
We may redeem your unexpired Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Public Warrants worthless.
We have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per Public Warrant if, among other things, the last reported sales price of our Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date we send the notice of such redemption to the Public Warrant holders. If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Public Warrants could force you (i) to exercise your Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Public Warrants at the then-current market price when you might otherwise wish to hold your Public Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of your Public Warrants.
In addition, we may redeem your Public Warrants commencing 90 days after they become exercisable and prior to their expiration, at a price of $0.10 per Public Warrant if, among other things, the last reported sale price of our Class A Common Stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the Public Warrant holders. In such a case, the holders will be able to exercise their Public Warrants for cash or on a cashless basis prior to redemption and receive that number of shares of Class A Common Stock determined based on the redemption date and the fair market value of our Class A Common Stock. The value received upon exercise of the Public Warrants (1) may be less than the value the holders would have received if they had exercised their Public Warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the Public Warrants, including because the number of shares of Class A Common Stock received in connection with such an exercise is capped at 0.361 shares of Class A Common Stock per whole Public Warrant (subject to adjustment) irrespective of the remaining life of the Public Warrants.
None of the Private Placement Warrants will be redeemable by us so long as they are held by the Sponsor or its permitted transferees.

Our warrants are accounted for as liabilities and the changes in value of our warrants could have a material effect on our financial results.
On April 12, 2021, the Acting Chief Accountant and Acting Director of the Division of Corporation Finance of the SEC published a statement on the SEC’s website indicating that the terms of the public and private warrants issued by many special purpose acquisition companies may need to be accounted for as liabilities, rather than as equity, or the SEC Warrant Accounting Statement. As a result of the SEC Warrant Accounting Statement, Foresight, along with many other current and former special purpose acquisition companies, concluded that the warrants should be presented as liabilities with subsequent fair value remeasurement and engaged a valuation firm to determine the fair market value of its warrants. Accordingly, Foresight reevaluated the accounting treatment of the Public Warrants to purchase 10,819,105 shares of Class A Common Stock and Private Placement Warrants to purchase 277,500 shares of Class A Common Stock, and determined to classify all of the warrants as derivative liabilities measured at fair value, with changes in fair value each period reported in earnings.
As a result, included on our balance sheet as of September 30, 2021 contained elsewhere in this prospectus are derivative liabilities related to embedded features contained within the warrants. Accounting Standards Codification 815, Derivatives and Hedging, provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statements of operations. As a result of the recurring fair value measurement, our financial statements and results of operations may fluctuate quarterly, based on factors, which are outside of its control. Due to the recurring fair value measurement, we expect that we will recognize non-cash gains or losses on our warrants each reporting period and that the amount of such gains or losses could be material.
Risks Related to the Tax Receivable Agreement
Our sole material asset is our interest in P3 LLC, and, accordingly, we depend on distributions from P3 LLC to pay our taxes and expenses, including payments under the Tax Receivable Agreement. P3 LLC’s ability to make such distributions may be subject to various limitations and restrictions.
We are a holding company and have no material assets other than our ownership in P3 LLC. As such, we have no independent means of generating revenue or cash flow, and our ability to pay taxes and operating expenses or declare and pay dividends in the future, if any, will be dependent upon the financial results and cash flows of P3 LLC and its subsidiaries, and distributions we receive from P3 LLC. There can be no assurance that P3 LLC and its subsidiaries will generate sufficient cash flow to distribute funds to us, or that applicable state law and contractual restrictions, including negative covenants in any debt agreements of P3 LLC or its subsidiaries, will permit such distributions. The credit agreement governing P3 LLC’s credit facilities restrict its ability to make distributions to the Company, and future debt instruments or other agreements may restrict the ability of P3 LLC to make distributions to the Company or of P3 LLC’s subsidiaries to make distributions to P3 LLC.
P3 LLC will continue to be treated as a partnership for U.S. federal income tax purposes and, as such, generally will not be subject to any entity-level U.S. federal income tax. Instead, taxable income will be allocated to holders of P3 LLC Units, including us. Accordingly, we will incur income taxes on our allocable share of any net taxable income of P3 LLC. Under the terms of the P3 LLC A&R LLC Agreement, P3 LLC will be obligated, subject to various limitations and restrictions, including with respect to any debt agreements, to make tax distributions to holders of P3 LLC Units, including us. In addition to tax expenses, we will also incur expenses related to our operations, including payments under the Tax Receivable Agreement, which could be substantial. We intend, as its sole manager, to cause P3 LLC to make cash distributions to the owners of P3 LLC Units in an amount sufficient to (i) fund all of such owners’ tax obligations in respect of taxable income allocated to such owners and (ii) cover our operating expenses, including payments under the Tax Receivable Agreement. However, P3 LLC’s ability to make such distributions may be subject to various limitations and restrictions, such as restrictions on distributions under contracts or agreements to which P3 LLC is then a party, including debt agreements, or any applicable law, or that would have the effect of rendering P3 LLC insolvent. If P3 LLC does not have sufficient funds to pay tax or other liabilities or to fund its operations, it may have to borrow funds, which could materially adversely affect its liquidity and financial condition and subject it to various restrictions imposed by any such lenders. To the extent that we are unable to make timely payments under the Tax Receivable Agreement for any reason, the unpaid amounts will be deferred and will accrue interest until paid. Our failure to make any payment required under the Tax Receivable Agreement (including any accrued and unpaid interest) within 90 calendar days of the date on which the payment is required to be made will constitute a material breach of a material obligation under the Tax Receivable Agreement, which will terminate the Tax Receivable Agreement and accelerate future payments thereunder, unless the applicable payment is not made because (i) P3 LLC is prohibited from making such payment under the terms of the Tax Receivable Agreement or the terms governing certain of its indebtedness or (ii) P3 LLC does not have, and despite using commercially reasonable efforts cannot obtain, sufficient funds to make such payment. In addition, if P3 LLC does not have sufficient funds to make distributions, its ability to declare and pay cash dividends will also be restricted or impaired.
Under the P3 LLC A&R LLC Agreement, P3 LLC will, from time to time, make distributions in cash to its equityholders (including us) pro rata, in amounts at least sufficient to cover the taxes on their allocable share of taxable income of P3 LLC. As a result of (i) potential differences in the amount of net taxable income allocable to us and to P3 LLC’s other equityholders, (ii) the lower tax rates currently applicable to corporations as opposed to individuals, and (iii) the favorable tax benefits that we anticipate from any purchase of P3 Existing Units in connection with the Business Combinations and future redemptions or exchanges by the P3 Equityholders of P3 LLC Units for Class A Common Stock or cash pursuant to the P3 LLC A&R LLC Agreement, tax distributions payable to us may be in amounts that exceed our actual tax liabilities with respect to the relevant taxable year, including our obligations under the Tax Receivable Agreement. Our board of directors will determine the appropriate uses for any excess cash so accumulated, which may include, among other uses, the payment of other expenses or dividends on our stock, although we will have no obligation to distribute such cash (or other available cash) to our stockholders. Except as otherwise determined by us as the sole manager of P3 LLC, no adjustments to the exchange ratio for P3 LLC Units and corresponding shares of our Class A Common Stock will be made as a result of any cash distribution by us or any retention of cash by us. To the extent we do not distribute such excess cash as dividends on our Class A Common Stock, we may take other actions with respect to such excess cash, for example, holding such excess cash or lending it (or a portion thereof) to P3 LLC, which may result in shares of our Class A Common Stock increasing in value relative to the value of P3 LLC Units. The holders of P3 LLC Units may benefit from any value attributable to such cash balances if they acquire shares of our Class A Common Stock in exchange for their P3 LLC Units, notwithstanding that such holders may previously have participated as holders of P3 LLC Units in distributions by P3 LLC that resulted in such excess cash balances.
We will be required to make payments under the Tax Receivable Agreement for certain tax benefits we may claim, and the amounts of such payments could be significant.
In connection with the closing of the Business Combinations, we entered into the Tax Receivable Agreement with certain of the P3 Equityholders and P3 LLC. The Tax Receivable Agreement generally provides for the payment by us to the P3 Equityholders of 85% of the income tax benefits, if any, that we actually realize (or are deemed to realize in certain circumstances) in periods after the closing as a result of: (i) increases in our proportionate share of the tax basis of P3 LLC’s assets resulting from Business Combinations, future redemptions or exchanges by the P3 Equityholders of P3 LLC Units for our Class A Common Stock or cash and certain distributions (or deemed distributions) by P3 LLC; and (ii) certain other tax benefits resulting from payments we make under the Tax Receivable Agreement. We will retain the benefit of the remaining 15% of these cash savings. The amount of the cash payments that we may be required to make under the Tax Receivable Agreement could be significant and is dependent upon significant future events and assumptions, including the timing of the exchanges of P3 LLC units, the price of our Class A Common Stock at the time of each exchange, the extent to which such exchanges are taxable transactions and the amount of the exchanging P3 Equityholder’s tax basis in its P3 LLC units at the time of the relevant exchange. The amount of such cash payments is also based on assumptions as to the amount and timing of taxable income we generate in the future, the U.S. federal income tax rate then applicable and the portion of our payments under the Tax Receivable Agreement that constitute interest or give rise to depreciable or amortizable tax basis. Moreover, payments under the Tax Receivable Agreement will be based on the tax reporting positions that we determine, which tax reporting positions are subject to challenge by taxing authorities. We will be dependent on distributions from P3 LLC to make payments under the Tax Receivable Agreement, and we cannot guarantee that such distributions will be made in sufficient amounts or at the times needed to enable us to make our required payments under the Tax Receivable Agreement, or at all. Any payments made by us to the P3 Equityholders under the Tax Receivable Agreement will generally reduce the amount of overall cash flow that might have otherwise been available to us. The payments under the Tax Receivable Agreement are also not conditioned upon the P3 Equityholders maintaining a continued ownership interest in P3 LLC or us. We may recognize an estimated liability under the Tax Receivable Agreement of approximately $530 million if all P3 Equityholders redeem or exchange their P3 LLC units for Class A Common Stock or cash at the earliest possible date permitted under the P3 LLC A&R LLC Agreement and assuming (a) the generation of sufficient future taxable income, (b) a trading price of $10 per share of Class A Common Stock at the time of the redemption or exchanges, (c) a constant corporate combined U.S. federal and state income tax rate of 24.14% and (d) no material changes in tax law.
In certain cases, payments under the Tax Receivable Agreement may be accelerated and/or significantly exceed the actual benefits, if any, we realize in respect of the tax attributes subject to the Tax Receivable Agreement.
The Tax Receivable Agreement provides that if we breach any of our material obligations under the Tax Receivable Agreement, if we undergo a change of control or if, at any time, we elect an early termination of the Tax Receivable Agreement, then the Tax Receivable Agreement will terminate and our obligations, or our successor’s obligations, to make payments under the Tax Receivable Agreement would accelerate and become immediately due and payable. The amount due and payable in those circumstances is determined based on certain assumptions, including an assumption that we would have sufficient taxable income to fully utilize all potential future tax benefits that are subject to the Tax Receivable Agreement. We may need to incur debt to finance payments under the Tax Receivable Agreement to the extent our cash resources are insufficient to meet our obligations under the Tax Receivable Agreement as a result of timing discrepancies or otherwise.
As a result of the foregoing, (i) we could be required to make cash payments to the P3 Equityholders that are greater than the specified percentage of the actual benefits we ultimately realize in respect of the tax benefits that are subject to the Tax Receivable Agreement, and (ii) we would be required to make a cash payment equal to the present value of the anticipated future tax benefits that are the subject of the Tax Receivable Agreement, which payment may be made significantly in advance of the actual realization, if any, of such future tax benefits. In these situations, our obligations under the Tax Receivable Agreement could have a substantial negative impact on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combination, or other changes of control due to the additional transaction costs a potential acquirer may attribute to satisfying such obligations. There can be no assurance that we will be able to finance our obligations under the Tax Receivable Agreement.
We will not be reimbursed for any payments made to P3 Equityholders under the Tax Receivable Agreement in the event that any tax benefits are disallowed.
We will not be reimbursed for any cash payments previously made to the P3 Equityholders pursuant to the Tax Receivable Agreement if any tax benefits initially claimed by us are subsequently challenged by a taxing authority and are ultimately disallowed. Instead, any excess cash payments made by us to a P3 Equityholder will be netted against any future cash payments that we might otherwise be required to make under the terms of the Tax Receivable Agreement. However, a challenge to any tax benefits initially claimed by us may not arise for a number of years following the initial time of such payment or, even if challenged early, such excess cash payment may be greater than the amount of future cash payments that we might otherwise be required to make under the terms of the Tax Receivable Agreement and, as a result, there might not be future cash payments from which to net against. The applicable U.S. federal income tax rules are complex and factual in nature, and there can be no assurance that the Internal Revenue Service or a court will not disagree with our tax reporting positions. As a result, it is possible that we could make cash payments under the Tax Receivable Agreement that are substantially greater than our actual cash tax savings.
Certain of the P3 Equityholders have substantial control over us, and their interests, along with the interests of other P3 Equityholders, in our business may conflict with yours.
The P3 Equityholders may receive payments from us under the Tax Receivable Agreement upon any redemption or exchange of their P3 LLC units, including the issuance of shares of our Class A Common

Stock upon any such redemption or exchange. As a result, the interests of the P3 Equityholders may conflict with the interests of holders of our Class A Common Stock. For example, the P3 Equityholders may have different tax positions from us which could influence their decisions regarding whether and when to dispose of assets, whether and when to incur new or refinance existing indebtedness, especially in light of the existence of the Tax Receivable Agreement, and whether and when we should terminate the Tax Receivable Agreement and accelerate our obligations thereunder. In addition, the structuring of future transactions may take into consideration tax or other considerations of P3 Equityholders even in situations where no similar considerations are relevant to us.
General Risk Factors
We may be subject to securities litigation, which is expensive and could divert management attention.
The market price of our securities may be volatile and, in the past, companies that have experienced volatility in the market price of their securities have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm its business.
Because we have no current plans to pay cash dividends on our Class A Common Stock for the foreseeable future, you may not receive any return on investment unless you sell your Class A Common Stock for a price greater than that which you paid for it.
We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our board of directors may deem relevant. In addition, our ability to declare dividends may be limited by restrictive covenants contained in any existing or future indebtedness. As a result, you may not receive any return on an investment in our Class A Common Stock unless you sell your Class A Common Stock for a price greater than that which you paid for it.
The market price and trading volume of our Class A Common Stock and Public Warrants may be volatile and could decline significantly.
Securities markets worldwide experience significant price and volume fluctuations. This market volatility, as well as general economic, market, or political conditions, could reduce the market price of our Class A Common Stock and Public Warrants in spite of our operating performance, which may limit or prevent investors from readily selling their Class A Common Stock or Public Warrants and may otherwise negatively affect the liquidity of the Class A Common Stock or Public Warrants. There can be no assurance that the market price of Class A Common Stock and Public Warrants will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:
•
actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•
changes in the market’s expectations about our operating results;

•
success of competitors;

•
our operating results failing to meet the expectation of securities analysts or investors in a particular period;

•
changes in financial estimates and recommendations by securities analysts concerning us or the health population management industry in general;

•
operating and stock price performance of other companies that investors deem comparable to us;

•
our ability to market new and enhanced products on a timely basis;

•
changes in laws and regulations affecting our business;

•
our ability to meet compliance requirements;

•
commencement of, or involvement in, litigation involving us;

•
changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

•
the volume of shares of our Class A Common Stock available for public sale;

•
any major change in our board of directors or management;

•
sales of substantial amounts of Class A Common Stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

•
general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

The stock market in general, and Nasdaq in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to us could depress our stock price regardless of our business, prospects, financial condition or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.
If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the price and trading volume of our securities could decline.
The trading market for our securities depends in part on the research and reports that securities or industry analysts publish about us or our business. We will not control these analysts, and the analysts who publish information about us may have relatively little experience with us or our industry, which could affect their ability to accurately forecast our results and could make it more likely that we fail to meet their estimates. If few or no securities or industry analysts cover us, the trading price for our securities would be negatively impacted. If one or more of the analysts who covers us downgrades our securities, publishes incorrect or unfavorable research about us, ceases coverage of us, or fails to publish reports on us regularly, demand for and visibility of our securities could decrease, which could cause the price or trading volumes of our securities to decline.
We will continue to incur significantly increased costs and devote substantial management time as a result of operating as a public company.
As a public company, we will continue to incur significant legal, accounting and other expenses. For example, we are subject to the reporting requirements of the Exchange Act and are required to comply with the applicable requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules and regulations of the SEC and Nasdaq, including the establishment and maintenance of effective disclosure and financial controls, corporate governance requirements and required filings of annual, quarterly and current reports with respect to our business and results of operations. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our results of operations or cause us to fail to meet our reporting obligations. We expect that continued compliance with these requirements will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. In addition, we expect that our management and other personnel will need to divert attention from operational and other business matters to devote substantial time to these public company requirements. In particular, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, which will increase when we are no longer an emerging growth company. We are in the process of hiring additional legal and accounting personnel and may in future need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge and may need to establish an internal audit function.
We also expect that being a public company will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. This could also make it more difficult for us to attract and retain qualified people to serve on our board of directors, board committees or as executive officers.
We are obligated to develop and maintain proper and effective internal control over financial reporting in order to comply with Section 404 of the Sarbanes-Oxley Act. We may not complete our analysis of our internal control over financial reporting in a timely manner, or these internal controls may not be determined to be effective, which may adversely affect investor confidence in us and, as a result, adversely affect the value of our Class A Common Stock. In addition, because of our status as an emerging growth company, you will not be able to depend on any attestation from our independent registered public accountants as to our internal control over financial reporting for the foreseeable future.
We are required by Section 404 of the Sarbanes-Oxley Act to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting in our annual report. The process of designing and implementing internal control over financial reporting required to comply with this requirement will be time-consuming, costly and complicated. If during the evaluation and testing process we identify one or more other material weaknesses in our internal control over financial reporting or determine that existing material weaknesses have not been remediated, our management will be unable to assert that our internal control over financial reporting is effective. See “— We have identified material weaknesses in our internal control over financial reporting. If our internal control over financial reporting is not effective, we may not be able to accurately report our financial results or file our periodic reports in a timely manner, which may cause adverse effects on our business and may cause investors to lose confidence in our reported financial information and may lead to a decline in the price of our Class A Common Stock.” In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.
Even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm may issue a report that is qualified if it is not satisfied with the our controls or the level at which our controls are documented, designed, operated or reviewed. However, our independent registered public accounting firm will not be required to attest formally to the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act until we are no longer an emerging growth company. Accordingly, you will not be able to depend on any attestation concerning our internal control over financial reporting from our independent registered public accountants for the foreseeable future.
We cannot be certain as to the timing of completion of our evaluation, testing and any remediation actions or the impact of the same on our operations. If we are not able to implement the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner or with adequate compliance, our independent registered public accounting firm may issue an adverse opinion due to ineffective internal controls over financial reporting, and we may be subject to sanctions or investigation by regulatory authorities, such as the SEC. As a result, there could be a negative reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. In addition, we may be required to incur costs in improving our internal control system and the hiring of additional personnel. Any such action could negatively affect our results of operations and cash flows.

USE OF PROCEEDS
All of the securities offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.
Assuming the exercise of all outstanding warrants for cash, we will receive an aggregate of approximately $127.6 million, but will not receive any proceeds from the sale of the shares of Class A Common Stock issuable upon such exercise. We expect to use the net proceeds from the exercise of the warrants, if any, to fund continued growth and for general corporate purposes. We will have broad discretion over the use of any proceeds from the exercise of the warrants. There is no assurance that the holders of the warrants will elect to exercise for cash any or all of such warrants.
The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, Nasdaq listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

DIVIDEND POLICY
We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all available funds and future earnings, if any, for the operation and expansion of our business and do not anticipate declaring or paying any dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, business prospects and other factors the board of directors deems relevant, and subject to the restrictions contained in any financing instruments. The terms of our existing term loan agreement preclude us from paying cash dividends without consent. Our ability to declare dividends may also be limited by restrictive covenants pursuant to any other future debt financing agreements.

MARKET INFORMATION
Our Class A Common Stock and warrants are listed on Nasdaq under the symbols “PIII” and “PIIIW,” respectively. Prior to the consummation of the Business Combinations, our Class A Common Stock, warrants and units were listed on Nasdaq under the symbols “FORE”, “FOREWS” and “FOREU,” respectively. As of December 20, 2021, there were 22 holders of record of our Class A Common Stock and three holders of record of our warrants. The actual number of stockholders of our Class A Common Stock and the actual number of holders of our warrants is greater than the number of record holders and includes stockholders of our warrants whose Class A Common Stock or warrants are held in street name by brokers and other nominees.

SELECTED HISTORICAL CONDENSED CONSOLIDATED FINANCIAL DATA
The following table contains selected historical condensed consolidated financial data as of and for the years ended December 31, 2020 and 2019. Such data as of and for the years ended December 31, 2020 and 2019 have been derived from our audited financial statements, which are included elsewhere in this prospectus. The summary condensed consolidated statements of operations data for the nine months ended September 30, 2021 and 2020, and the summary consolidated balance sheet data as of September 30, 2021 are derived from our unaudited consolidated financial statements, which are included elsewhere in this prospectus. Our unaudited interim condensed consolidated financial statements were prepared on the same basis as our audited annual financial statements and include all adjustments, consisting only of normal recurring adjustments that are necessary for a fair statement of the financial information in those statements. The following summary condensed consolidated financial data should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited condensed consolidated financial statements and related notes and unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. The summary condensed consolidated financial data in this section are not intended to replace our audited condensed consolidated financial statements and unaudited condensed consolidated financial statements and related notes and are qualified in their entirety thereby. Our historical results are not necessarily indicative of the results that may be expected for any period in the future and the results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year.
The summary historical financial data below also includes references to Adjusted EBITDA, which is a non-GAAP financial measure. A non-GAAP financial measure is a performance metric that departs from GAAP because it excludes earnings components that are required under GAAP. Other companies may define non-GAAP financial measures differently and, as a result, our non-GAAP financial measures may not be directly comparable to those of other companies. The presentation of non-GAAP financial measures provides additional information to investors regarding our results of operations that our management believes is useful for trending, analyzing and benchmarking the performance and value of our business.
	Year Ended December 31,		Nine Months Ended September 30, (unaudited)
($s in thousands)	2019	2020	2020	2021
Condensed Consolidated Statements of Operations Data:
Revenue:
Capitated revenue	$138,728	$471,551	$351,018	$447,137
Other patient service revenue	7,167	13,990	9,646	12,366
Total revenues	$145,895	$485,541	$360,664	$459,503
Operating expenses:
Medical expense	141,442	485,513	348,258	459,233
Premium deficiency reserve	6,364	(20,539)	(1,305)	4,600
Corporate, general & administrative expenses	36,424	53,390	36,774	53,883
Sales & marketing expense	802	1,503	631	1,118
Depreciation expense	399	795	613	1,219
Total operating expense	185,431	520,662	384,971	520,053
Loss from operations	$(39,536)	$(35,121)	$(24,307)	$(60,550)
Other expense:
Interest income (expense), net	(3,479)	(9,970)	(6,878)	(13,131)
Other	98	(291)	—	(12,063)
Total other expense	(3,381)	(10,261)	(6,878)	(25,194)
Net income (loss)	$(42,917)	$(45,382)	$(31,185)	$(85,744)
Net income (loss) attributable to non-controlling interests	(7,908)	(4,307)	(3,450)	(8,044)
Net income (loss) attributable to controlling interests	$(35,009)	$(41,075)	$(27,735)	$(77,770)

($s in thousands)	September 30, 2021 (unaudited)
Consolidated Balance Sheet Data:
Cash and restricted cash	$4,683
Health plan settlement receivables	$45,847
Working capital(1)	$(64,778)
Total assets	$78,505
Long-term debt (excluding current portion)	$59,358
Total members deficit	$(179,247)

(1)
We define working capital as current assets less current liabilities.

Supplemental Unaudited Presentation of Consolidated Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”)
By definition, EBITDA consists of net income (loss) before interest, income taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA adjusted to add back the effect of transaction expenses for the Business Combinations, and certain non-cash expenses, such as mark-to-market warrant expense, premium deficiency reserves and stock-based compensation expense. The following table sets forth a reconciliation of net income (loss) to Adjusted EBITDA using data derived from our consolidated financial statements for the periods indicated (dollars in thousands).
	Year Ended December 31,		Nine Months Ended September 30, (unaudited)
($s in thousands)	2019	2020	2020	2021
Net income (loss)	$(42,917)	$(45,382)	$(31,185)	$(85,744)
Interest (income) expense, net	3,479	9,970	6,878	13,131
Income tax expense	—	148	—	—
Depreciation expense	399	795	613	1,219
Mark-to-market warrant expense	—	—	—	12,063
Premium deficiency reserve	6,364	(20,539)	(1,305)	4,600
Transaction expense, Business Combinations	—	—	—	919
Stock-based compensation	474	447	651	1,379
EBITDA, adjusted	$(32,201)	$(54,560)	$(24,348)	$(52,433)
Adjusted EBITDA is a non-GAAP financial measure. We present Adjusted EBITDA because we believe it helps investors understand underlying trends in our business and facilitates an understanding of our operating performance from period to period because it facilitates a comparison of our recurring core business operating results. Adjusted EBITDA is intended as a supplemental measure of our performance that is neither required by, nor presented in accordance with, GAAP. Our presentation of this measure should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies, because all companies may not calculate Adjusted EBITDA in the same fashion. The definition of Adjusted EBITDA may not be the same as the definitions used in any of our debt agreements.
Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP. It is unaudited and should not be considered an alternative to, or more meaningful than, net income (loss) as an indicator of our operating performance. Uses of cash flows that are not reflected in Adjusted EBITDA include capital expenditures, interest payments, debt principal repayments, and other expenses defined above, which can be significant. As a result, Adjusted EBITDA should not be considered as a measure of our liquidity.

Because of these limitations, Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA on a supplemental basis. You should review the reconciliation of net loss to Adjusted EBITDA set forth above and not rely on any single financial measure to evaluate our business.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
We are providing the following unaudited pro forma condensed combined financial information that presents the combination of the financial information of Legacy P3 and Foresight, adjusted to give effect to the Business Combinations. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”.
The unaudited pro forma condensed combined balance sheet as of September 30, 2021 combines the historical balance sheet of Legacy P3 and the historical balance sheet of Foresight on a pro forma basis as if the Business Combinations and the PIPE Investment had been consummated on September 30, 2021. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2021 and the year ended December 31, 2020 combine the historical results of operations of Legacy P3 and historical statements of operations of Foresight for such periods on a pro forma basis as if the Business Combinations and the PIPE Investment had been consummated on January 1, 2020, the beginning of the earliest period presented.
The unaudited pro forma condensed combined financial information has been prepared from and should be read in conjunction with:
•
the accompanying notes to the unaudited pro forma condensed combined financial information;

•
our historical audited condensed consolidated financial statements as of and for the year ended December 31, 2020 and the related notes, contained elsewhere in this prospectus;

•
the historical audited financial statements of Foresight for the period from August 20, 2020 (inception) to December 31, 2020 and the related notes, contained elsewhere in this prospectus;

•
our historical unaudited condensed consolidated financial statements as of and for the nine months ended September 30, 2021 and the related notes, elsewhere in this prospectus;

•
the historical unaudited condensed financial statements of Foresight as of and for the nine months ended September 30, 2021 and the related notes, contained elsewhere in this prospectus; and

•
other information relating to us and Foresight contained in this prospectus and the exhibits to the registration statement of which this prospectus forms a part, including the Merger Agreement, the Transaction and Combination Agreement and the description of certain terms thereof described in the Current Report on Form 8-K dated December 9, 2021.

Pursuant to the existing amended and restated certificate of incorporation, Foresight provided its public stockholders with the opportunity to redeem their shares of Class A Common Stock prior to the consummation of the Business Combinations at a per-share price, payable in cash, equal to the aggregate amount on deposit in the Trust Account as of December 1, 2021, two business days prior to the consummation of the Business Combinations, including interest (which interest is net of taxes payable), divided by the number of the then outstanding public shares, subject to certain limitations. Public stockholders redeemed an aggregate of 27,887,684 shares of Class A Common Stock for $278,891,951.
The organizational structure following the completion of the Business Combinations is commonly referred to as an umbrella partnership-C Corporation (“UP-C”) structure, which is often used by partnerships and limited liability companies when they undertake an initial public offering either directly or through a business combination with a special purpose acquisition company. This organizational structure allowed the P3 Equityholders other than the Blocker Sellers (the “Non-Blocker P3 Equityholders”) to retain equity ownership in P3 LLC, an entity that is classified as a partnership for U.S. federal income tax purposes, in the form of P3 LLC Common Units and to continue to realize tax benefits associated with owner interest in an entity that is treated as a partnership, or “flow-through” entity, for U.S federal income tax purposes following the Business Combinations. The Non-Blocker P3 Equityholders have the right to redeem P3 LLC Common Units (together with the cancellation of an equal number of shares of voting, Class V Common Stock) for Class A Common Stock or at our option, an amount of cash equal to the fair market value of the shares of Class A Common Stock. In addition, we, the Blocker Sellers, and the Non-Blocker P3 Equityholders are party to a Tax Receivable Agreement. The Foresight Public Shareholders hold Class A Common Stock. The parties agreed to structure the Business Combinations in this manner for tax and other business purposes, and we do not believe that our organizational structure gives rise to any significant business or strategic benefit or detriment. See the section entitled “Risk Factors — Risks Related to the Tax Receivable Agreement” for additional information regarding the risks associated with the Tax Receivable Agreement.
The unaudited pro forma condensed combined financial information was prepared in accordance with the acquisition method of accounting under the provisions of Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”), on the basis of Foresight as the accounting acquirer and P3 LLC as the accounting acquiree — see Note 3. Under the acquisition method of accounting, the purchase price will be allocated to the tangible and identifiable intangible assets acquired and liabilities assumed, based on their estimated acquisition-date fair values.
The unaudited pro forma condensed combined financial information is for illustrative purposes only and is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combinations and the PIPE Investment taken place on the dates indicated, nor are they indicative of our future consolidated results of operations or financial position.
Unless otherwise indicated, in this section, references to “the Company” refer to P3 Health Partners Inc. (f/k/a Foresight Acquisition Corp.) and references to “P3” refer to Legacy P3.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
As of September 30, 2021
	Historical		Transaction Accounting Adjustments	Notes	Pro Forma Combined Balance
	Foresight Acquisition Corp.	P3 Health Group Holdings LLC
ASSETS
Current Assets:
Cash	$97,290	$4,336,565	$180,170,623	4[A]	$184,604,478
Restricted Cash	—	346,299	—		346,299
Health Plan Settlement Receivables	—	45,847,310	—		45,847,310
Clinic Fees and Insurance Receivables, Net	—	423,885	—		423,885
Other Receivables	—	343,583	—		343,583
Prepaid Expenses and Other Current Assets	255,960	2,525,356	—		2,781,316
Total Current Assets	353,250	53,822,998	180,170,623		234,346,871
Long-Term Assets
Property, Plant and Equipment, Net	—	7,921,914	—		7,921,914
Goodwill	—	5,885,628	1,091,646,240	4[D]	1,097,531,868
Intangibles Assets, Net	—	—	873,500,000	4[E]	873,500,000
Notes Receivable, Net	—	3,684,199	—		3,684,199
Right of Use Asset	—	7,190,501	—		7,190,501
Cash Held in Trust Account	316,264,504	—	(316,264,504)	4[B]	—
Total Long-Term Assets	316,264,504	24,682,242	1,648,881,736		1,989,828,482
Total Assets	$316,617,754	$78,505,240	$1,829,052,359		$2,224,175,353

	Historical		Transaction Accounting Adjustments	Notes	Pro Forma Combined Balance
	Foresight Acquisition Corp.	P3 Health Group Holdings LLC
LIABILITIES AND STOCKHOLDERS’/MEMBERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts Payable and Accrued Expenses	390,352	15,399,853	(483,314)	4[F]	15,306,891
Accrued Payroll	—	2,160,497	—		2,160,497
Health Plans Settlements Payable	—	13,259,118	—		13,259,118
Claims Payable	—	75,108,251	—		75,108,251
Premium Deficiency Reserve	—	4,600,000	—		4,600,000
Accrued Interest	—	8,004,450	—		8,004,450
Current Portion of Long-Term Debt	—	68,873	—		68,873
Total Current Liabilities:	390,352	118,601,042	(483,314)		118,508,080
Long-Term Liabilities:
Lease Liability	—	6,475,923	—		6,475,923
Liability for Warrants	10,216,242	18,379,870	(18,379,870)	4[C]	10,216,242
Long-Term Debt	—	59,358,375	—		59,358,375
Total Long-Term Liabilities	10,216,242	84,214,168	(18,379,870)		76,050,540
Total Liabilities	10,606,594	202,815,210	(18,863,184)		194,558,620
Class D Units Subject to Possible Redemption	—	54,936,716	(54,936,716)	4[H]	—
Class A Common Stock Subject to Possible Redemption	316,250,000	—	(316,250,000)	4[H]	—
Stockholders’/Members’ Equity (Deficit):					—
Contributed Capital	—	41,764,270	(41,764,270)	4[H]	—
Series A Preferred Returns	—	6,594,660	(6,594,660)	4[H]	—
Accumulated Equity-Based Compensation	—	2,747,960	(2,747,960)	4[H]	—
Redemption of Profits Interests	—	(180,000)	180,000	4[H]	—
Retained Loss from Controlling Interests	—	(203,942,517)	203,942,517	4[H]	—
Class A Common Stock, $0.0001 par value	83	—	4,075	4[H]	4,158
Class B Common Stock, $0.0001 par value	791	—	(791)	4[H]	—
Class V Common Stock, $0.0001 par value	—	—	19,655	4[H]	19,655
Additional Paid in Capital	—	—	310,157,030	4[H]	310,157,030

	Historical		Transaction Accounting Adjustments	Notes	Pro Forma Combined Balance
	Foresight Acquisition Corp.	P3 Health Group Holdings LLC
Accumulated Deficit	(10,239,714)	—	(14,520,704)	4[H]	(24,760,418)
Stockholders’/Members’ Equity (Deficit):	(10,238,840)	(153,015,627)	448,674,892		285,420,425
Noncontrolling Interests	—	(26,231,059)	1,770,427,367	4[G]	1,744,196,308
Total Stockholders’/Members’ Equity (Deficit):	(10,238,840)	(179,246,686)	2,219,102,259		2,029,616,733
Total Liabilities and Stockholders’/Members’ Equity (Deficit):	$316,617,754	$78,505,240	$1,829,052,359		$2,224,175,353

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Nine Months Ended September 30, 2021
(In dollars, except share amounts)
	Historical		Transaction Accounting Adjustments	Notes	Pro Forma Combined Balance
	Foresight Acquisition Corp.	P3 Health Group Holdings LLC
Operating Revenue
Capitated Revenue	$—	$447,137,121	$—		$447,137,121
Other Patient Service Revenue	—	12,366,111	—		$12,366,111
Total Operating Revenue	—	459,503,232	—		459,503,232
Operating Expenses:
Medical Expenses	—	459,233,085	—		459,233,085
Premium Deficiency Reserve	—	4,600,000	—		4,600,000
Corporate, General and Administrative Expenses	1,791,292	53,883,268	—		55,674,560
Sales and Marketing Expenses	—	1,118,160	—		1,118,160
Depreciation and Amortization	—	1,218,796	65,512,500	5[E]	66,731,296
Total Operating Expenses	1,791,292	520,053,309	65,512,500		587,357,101
Operating Loss	(1,791,292)	(60,550,077)	(65,512,500)		(127,853,869)
Non-Operating Income (Expenses):
Interest Income (Expense), Net	14,528	(13,130,628)	—		(13,116,100)
Change in Fair Value of Warrant Liability	922,550	(12,063,265)	12,063,265	5[D]	922,550
Total Non-Operating Income (Expenses)	937,078	(25,193,893)	12,063,265		(12,193,550)
Net Loss	(854,214)	(85,743,970)	(53,449,235)		(140,047,419)
Net Loss Attributable to Noncontrolling Interest	—	(8,043,678)	(108,250,285)	5[C]	(116,293,963)
Net Income (Loss) Attributable to Controlling Interest	$(854,214)	$(77,700,292)	$54,801,050		$(23,753,456)
Loss Per Share/Unit (See Note 6):
Class A Common Stock – Basic and Diluted	$(0.02)	—	—		$(0.57)
Class B Common Stock – Basic and Diluted	$(0.02)	—	—		—
Member Units – Basic and Diluted	—	$(1.14)	—		—
Weighted Average Common Shares/Units Outstanding (See Note 6):
Class A Common Stock – Basic and Diluted	27,345,147	—	—		41,578,890
Class B Common Stock – Basic and Diluted	7,743,819	—	—		—
Member Units – Basic and Diluted	—	68,159,532	—		—

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2020
(In dollars, except share amounts)
	Historical		Transaction Accounting Adjustments	Notes	Pro Forma Combined Balance
	Foresight Acquisition Corp.	P3 Health Group Holdings LLC
Operating Revenue
Capitated Revenue	$—	$471,551,241	$—		$471,551,241
Other Patient Service Revenue	—	13,990,050	—		13,990,050
Total Operating Revenue	—	485,541,291	—		485,541,291
Operating Expenses:
Medical Expenses	—	485,513,143	—		485,513,143
Premium Deficiency Reserve	—	(20,539,364)	—		(20,539,364)
Corporate, General and Administrative Expenses	2,286	53,390,338	2,094,386	5[A]	55,487,010
Sales and Marketing Expenses	—	1,502,634	—		1,502,634
Depreciation and Amortization	—	795,172	87,350,000	5[E]	88,145,172
Transaction Expenses	—	—	33,623,442	5[B]	33,623,442
Total Operating Expenses	2,286	520,661,923	123,067,828		643,732,037
Operating Loss	(2,286)	(35,120,632)	(123,067,828)		(158,190,746)
Non-Operating Income (Expenses):
Interest Expense, Net	—	(9,970,260)	—		(9,970,260)
Other	—	(290,684)	—		(290,684)
Total Non-Operating Income (Expenses)	—	(10,260,944)	—		(10,260,944)
Net Loss	(2,286)	(45,381,576)	(123,067,828)		(168,451,690)
Net Loss Attributable to Noncontrolling Interest	—	(4,307,071)	(123,497,082)	5[C]	(127,804,153)
Net Income (Loss) Attributable to Controlling Interest	$(2,286)	$(41,074,505)	$429,254		$(40,647,537)
Loss Per Share/Unit (See Note 6):
Class A Common Stock – Basic and Diluted	—	—	—		$(0.98)
Class B Common Stock – Basic and Diluted	$(0.00)	—	—		—
Member Units – Basic and Diluted	—	$(0.62)	—		—
Weighted Average Common Shares/Units Outstanding (See Note 6):
Class A Common Stock – Basic and Diluted	—	—	—		41,578,890
Class B Common Stock – Basic and Diluted	6,875,000	—	—		—
Member Units – Basic and Diluted	—	65,833,962	—		—

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
1.
Description of the Business Combinations

On December 3, 2021, (i) the Company, P3, and P3 LLC consummated the Merger Agreement and (ii) the Company, the Merger Corps, the Blockers, Splitter, and the Blocker Sellers consummated the Transaction and Combination Agreement pursuant to which, among other things, P3 merged with and into P3 LLC, with P3 LLC as the surviving entity, and the Merger Corps merged with and into the Blockers, with the Blockers as the surviving entities and wholly owned subsidiaries of the Company, which subsequently merged with and into the Company, with the Company as the surviving entity. Through the foregoing mergers, immediately after the Closing, the Company and P3 were organized in an “Up-C” structure in which all of the P3 operating subsidiaries are held directly or indirectly by P3 LLC and the Company acquired approximately 17.1% of the economic interests of P3 LLC (which is the entity into which P3 merged in to pursuant to the P3 Merger) and became the sole managing member of P3 LLC.
The Business Combinations include various transactions, including:
•
pursuant to the Transaction and Combination Agreement, a restructuring transaction involving liquidating distributions by a member of P3 of such member’s equity interests in P3 to such member’s equity holders, including the two Blockers;

•
pursuant to the Merger Agreement, the Foresight Contribution to P3 LLC of the amount in the Trust Account and the net proceeds from the PIPE Investment that was consummated concurrently with the Closing (after taking into account redemptions of 27,887,684 shares of Class A Common Stock for $278,891,951, and other than cash used to pay closing cash consideration in connection with the acquisition by Foresight of the two Blockers pursuant to the Transaction and Combination Agreement), in exchange for equity interests in P3 LLC;

•
pursuant to the Merger Agreement, following the Foresight Contribution, the P3 Merger, resulting in the Company becoming a minority equity holder and sole managing member of P3 LLC and the P3 Equityholders receiving a mix of P3 LLC Units and cash;

•
in connection with the Merger Agreement, following the P3 Merger, the acquisition by the Non-Blocker P3 Equityholders of newly issued shares of Class V Common Stock in the P3 Equityholders Subscription; and

•
pursuant to the Transaction and Combination Agreement, the merger of each of the two Blockers with wholly owned subsidiaries of the Company, which was subsequently merged with and into the Company, with the Company as the surviving entity, and each Blocker seller receiving a mix of cash and Class A Common Stock.

On October 4, 2021, all then-outstanding shares of Class B Common Stock of Foresight were converted into shares of Class A Common Stock on a one-for-one basis. The Class B Common Stock is no longer outstanding and has ceased to exist, and each holder of Class B Common Stock thereafter ceased to have any rights with respect to such shares of Class B Common Stock.
Pursuant to a letter agreement between P3 and the holders of the P3 Warrants, each P3 Warrant that was outstanding immediately prior to Closing was deemed to be exercised on a cashless basis immediately prior to the Closing of the P3 Merger and the holders thereof were considered a P3 Equityholder and entitled to a portion of the P3 Merger Consideration at the closing of the P3 Merger.
The Company currently has outstanding public warrants to purchase 10,541,667 shares of Class A Common Stock (“Public Warrants”) and Private Placement Warrants to purchase 277,500 shares of Class A Common Stock. These Public Warrants and Private Placement Warrants will become exercisable on February 12, 2022.
At Closing, certain P3 Equityholders entered into a Tax Receivable Agreement with the Company and P3 LLC with respect to tax benefits realized as a result of increases in the Company’s proportionate share of the tax basis in P3 LLC’s assets resulting from the Business Combinations and any future redemptions or exchange of P3 LLC Units by a P3 Equityholder for Class A Common Stock or cash. The Company may recognize an estimated liability under the Tax Receivable Agreement of approximately $444.6 million of future cash payments if all P3 Equityholders exchange or redeem for cash assuming (a) the generation of sufficient future taxable income, (b) a trading price of $10.00 per share of Class A Common Stock at the time of the exchanges, (c) a constant corporate combined U.S. federal and state income tax rate of 24.14% and (d) no material changes in tax law.
Immediately following the consummation of the Business Combinations, the P3 Equityholders (including the Blocker Sellers) own approximately 86.5% of the voting Common Stock of the Company. Upon the consummation of the Business Combinations, the Blocker Sellers received shares of Class A Common Stock. Pursuant to the Transaction and Combination Agreement, the Blocker Sellers received a number of shares of Class A Common Stock based on the number of P3 LLC Units that the Blockers would have received in the P3 Merger.
The following table summarizes the pro forma capitalization by shares outstanding at Closing of the Business Combinations (whether Class A Common Stock or Class V Common Stock). At Closing, Non-Blocker P3 Equityholders hold Class V Common Stock, which possess voting rights and can be redeemed in the future for shares of Class A Common Stock. The percentages below represent pro forma voting percentages held by each class of equity holder:
	Shares	Voting %
Non-Blocker P3 Equityholders(1)	202,024,923	82.9%
Blocker Sellers(2)	8,732,517	3.6%
Public Stockholders	3,737,316	1.5%
Founder Holders	8,738,750	3.6%
Subscribers	20,370,307	8.4%
Total(3)	243,603,813	100.0%

(1)
Non-Blocker P3 Equityholders shares include 5,471,400 restricted shares subject to post-Closing vesting and include 17,923,782 shares held in escrow in connection with the disputes with Hudson Vegas Investment SPV, LLC (“Hudson”).

(2)
Blocker Sellers shares include 723,291 shares held in escrow in connection with the disputes with Hudson.

(3)
Excluded from the total is the dilutive impact of 10,541,667 Public Warrants and 277,500 Private Placement Warrants exercisable at $11.50 per share.

Subsequent to the consummation of the Business Combinations, the board of directors of the Company is comprised of nine members, of which Foresight appointed two members, P3 appointed six members, and a new member was selected independently. The Company is the sole managing member of P3 LLC.
Concurrently with the Closing of the Business Combinations, the Company consummated the Subscription Agreements with the Subscribers, pursuant to which the Subscribers purchased an aggregate of 20,370,307 shares of Class A Common Stock in a private placement transaction at a price of $10.00 per share for an aggregate commitment of $203.7 million, less related transaction expenses.
2.
Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared in accordance with Article 11 of SEC Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (the “Transaction Accounting Adjustments”). The selected unaudited pro forma condensed combined financial information presents the Transaction Accounting Adjustments. The Transaction Accounting Adjustments in the selected unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an understanding of the Company following the consummation of the Business Combinations and the PIPE Investment.
The unaudited pro forma condensed combined balance sheet as of September 30, 2021 gives pro forma effect to the Business Combinations as if they had been consummated on September 30, 2021. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2021 and the year ended December 31, 2020 gives pro forma effect to the Business Combinations as if they had been consummated on January 1, 2020.
The pro forma adjustments reflecting the consummation of the Business Combinations, which occurred on December 3, 2021, are based on certain currently available information and certain significant estimates and assumptions and methodologies that management believes are reasonable under the circumstances. The unaudited condensed combined pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the differences may be material. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combinations based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combinations taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of P3 and Foresight included elsewhere in this prospectus.
3.
Accounting for the Business Combinations

The Business Combinations represent a forward merger and is accounted for using the acquisition method of accounting in accordance with GAAP. Under this method of accounting, P3 is treated as the “acquired” company for financial reporting purposes. This determination is primarily based on the fact that:
•
The Company is the sole managing member of P3 LLC subsequent to the consummation of the Business Combinations, and the managing member conducts, directs and exercises full control over all activities of P3 LLC. The non-managing members of P3 LLC do not have substantive kick-out or participating rights.

•
No one predecessor stakeholder of P3 had a controlling interest in P3 before or has a controlling interest in the combined company after, the Business Combinations. The Business Combinations are not transactions between entities under common control.

These factors support the conclusion that the Company acquired a controlling interest in P3 LLC and is the accounting acquirer. For accounting purposes, the accounting acquirer is the entity that has obtained control of another entity and, thus, consummated a business combination. The determination of whether control has been obtained begins with the evaluation of whether control should be evaluated based on the variable interest or voting interest model pursuant to ASC Topic 810, Consolidation (“ASC 810”). If the acquiree is a variable interest entity, the primary beneficiary would be the accounting acquirer. The Company is the primary beneficiary of P3 LLC, which is a variable interest entity, since it has the power to direct the activities of P3 LLC that most significantly impact P3 LLC’s economic performance through its role as the sole managing member. Therefore, the Company is the accounting acquirer of P3 LLC and the Business Combinations should be accounted for using the acquisition method.
Under the acquisition method of accounting, Foresight’s assets and liabilities are recorded at carrying value and the assets and liabilities associated with P3 are recorded at estimated fair value as of the acquisition date. The excess of the purchase price over the estimated fair values of the net assets acquired, if applicable, is recorded as goodwill. The acquisition method of accounting is based on ASC Topic 805, Business Combinations (“ASC 805”) and uses the fair value concepts defined in ASC Topic 820, Fair Value Measurements (“ASC 820”). In general, ASC 805 requires, among other things, that assets acquired, and liabilities assumed be recognized at their fair values as of the acquisition date by the accounting acquirer, which was determined to be Foresight.
ASC 820 defines fair value, establishes a framework for measuring fair value, and sets forth a fair value hierarchy that prioritizes and ranks the level of observability of inputs used to develop the fair value measurements. Fair value is defined in ASC 820 as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.” This is an exit price concept for the valuation of the asset or liability. In addition, market participants are assumed to be buyers and sellers in the principal (or the most advantageous) market for the asset or liability. Fair value measurements for a non-financial asset assume the highest and best use by these market participants. Many of these fair value measurements can be highly subjective, and it is possible that other professionals applying reasonable judgment to the same facts and circumstances, could develop and support a range of alternative estimated amounts.
In the Business Combinations, P3, which represents substantially all of the economic activity of the Company, merged into P3 LLC, which is a wholly owned subsidiary of the Company. Since the Company is the sole managing member of P3 LLC following the Business Combinations, the P3 LLC Units held by P3 Equityholders are classified as Noncontrolling Interests in the Company’s financial statements for financial reporting purposes. An allocation of net income (representing net income in the percentage of ownership of P3 LLC not controlled by the Company, including the consolidated results of certain Variable Interest Entities) will be attributed to the Noncontrolling Interests in the Company’s statement of operations.
The combined two companies, P3 and Foresight, have provided for a valuation allowance on federal and state deferred tax assets. A valuation allowance is recognized if, based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax asset will not be realized. Management must analyze all available positive and negative evidence regarding realization of the deferred tax assets and make an assessment of the likelihood of sufficient future taxable income. The deferred tax assets were not deemed realizable based upon the weight of objectively verifiable negative evidence in the form of cumulative losses over a historical three-year period. As a result, there is no income tax provision recognized in the unaudited condensed combined pro forma financial information.
Upon the completion of the Business Combinations, the Company entered into a Tax Receivable Agreement with certain of the P3 Equityholders and P3 LLC. The Tax Receivable Agreement provides for the payment to the P3 Equityholders of 85% of the income tax benefits, if any, that are actually realized. At the completion of the Business Combinations, the Company did not record a Tax Receivable Agreement liability related to the tax savings it would realize from the utilization of such deferred tax assets after concluding it is not probable that such a liability would be paid based on its estimates of future taxable income, consistent with the Company’s conclusion that it is not more-likely-than-not to realize its deferred tax assets.
Preliminary Purchase Accounting
The pro forma adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet are preliminary. The adjustment amounts are estimates of the fair value and useful lives of the assets acquired and liabilities assumed as of September 30, 2021. These adjustments have been prepared to illustrate the estimated effect of the Business Combinations. The allocation is dependent upon certain valuation and other studies that have not yet been completed. Accordingly, the preliminary purchase price allocation and related adjustments are subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed.
The following tables summarizes the preliminary allocation of the purchase consideration to the identifiable assets acquired and liabilities assumed of P3:
Purchase Price Allocation	As of September 30, 2021
Equity Consideration	$77,492,356
Fair Value of Noncontrolling Interest Consideration	1,744,215,963

Purchase Price Allocation	As of September 30, 2021
Cash Consideration	18,405,083
Payment of P3 Transaction Costs	19,586,052
Total Purchase Consideration	$1,859,699,454
Cash	$4,336,565
Restricted Cash	346,299
Health Plan Settlement Receivables	45,847,310
Clinic Fees and Insurance Receivables, Net	423,885
Other Receivables	343,583
Prepaid Expenses and Other Current Assets	2,525,356
Property, Plant and Equipment, Net	7,921,914
Intangible Assets, Net	873,500,000
Goodwill	1,097,531,868
Notes Receivable, Net	3,684,199
Right of Use Asset	7,190,501
Accounts Payable and Accrued Expenses	(14,916,539)
Accrued Payroll	(2,160,497)
Health Plans Settlements Payable	(13,259,118)
Claims Payable	(75,108,251)
Premium Deficiency Reserve	(4,600,000)
Accrued Interest	(8,004,450)
Current Portion of Long-Term Debt	(68,873)
Lease Liability	(6,475,923)
Long-Term Debt	(59,358,375)
Net Assets Acquired	$1,859,699,454

4.
Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2021

P3 and Foresight have not had any historical relationship prior to the Business Combinations. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:
[A] Below is a table that represents the pro forma adjustments to cash as it relates to the Business Combinations:
As of September 30, 2021
PIPE Investment Proceeds(1)	$195,309,909
Reclass of Foresight Cash Held in Trust Account	316,264,504
P3 Transaction Fees and Expenses(2)	(19,586,052)
Foresight Transaction Fees and Expenses(3)	(14,520,704)
Public Shareholder Redemptions	(278,891,951)
Cash to Existing P3 Owners	(18,405,083)
Pro Forma Adjustment to Cash	$180,170,623

(1)
Reflects the proceeds from 20,370,307 PIPE Shares issued at $10.00 per share to the PIPE investors in connection with the Business Combinations, net of fees of $8,393,161 associated with the PIPE Investment.

(2)
Reflects the payment of non-recurring direct and incremental transaction costs incurred by P3 in connection with the Business Combinations.

(3)
Reflects the payment of non-recurring direct and incremental transaction costs incurred by Foresight in connection with the Business Combinations that are recorded as increases to accumulated deficit

[B] Represents the reclassification of $316,264,504 of cash and securities held in the Foresight trust account to liquidate these investments and make funds available for redemptions in connection with the Business Combinations, with any remaining funds being available for general use by the Company.
[C] Represents the removal of the warrant liability for outstanding P3 Class D warrants that were net settled in connection with the Business Combinations representing Class V Common Stock and noncontrolling interests post-Closing.
[D] Represents the adjustment to record goodwill from the preliminary purchase price allocation resulting from the Business Combinations and remove carrying value of the historical balance:
As of September 30, 2021
Remove Carrying Value of Historical Balance	$(5,885,628)
Goodwill Recorded at Acquisition	1,097,531,868
Pro Forma Adjustments	$1,091,646,240
[E] Represents the adjustment to record the fair value of identifiable intangible assets of $873,500,000 from the preliminary purchase price allocation resulting from the Business Combinations. The identified intangible assets consist of the following:
	Weighted Average Useful Life (Years)	Fair Value
Trademark	10	$70,000,000
Customer Contracts	10	800,000,000
Provider Network Agreements	10	3,500,000
Total		$873,500,000
[F] Represents the pro forma adjustment to record the payment at Closing of $483,314 of transaction related costs incurred by P3 and recorded in accounts payable and accrued expenses as of September 30, 2021.
[G] Represents the pro forma adjustment to record the Non-Blocker P3 Equityholders’ noncontrolling interest in P3 LLC Common Units of $1,744,215,963 or 82.5% less the par value of the associated Class V Common Stock of $19,655. The P3 LLC Common Units are redeemable (together with the cancellation of an equal number of shares of voting, non-economic Class V Common Stock) for Class A Common Stock on a 1-for-1 basis. The Company will control the settlement alternative of the P3 LLC Units and the actions or events necessary to issue the maximum number of shares of Class A Common Stock that could be required to be delivered under share settlement of the contract. As settlement is determined by a majority of the disinterested board members, the Non-Blocker P3 Equityholders, do not directly or indirectly control the election of the settlement alternative, and the noncontrolling interest has therefore been classified in permanent equity.
[H] The following table summarizes the pro forma adjustments impacting equity and temporary equity as of September 30, 2021:

	Adjustments to historical equity(1)	New equity structure(2)	Other items(3)	Pro forma adjustments
Foresight Class A Redeemable Common Stock	$—	$(316,250,000)	$—	$(316,250,000)
P3 Class D Redeemable Units	(54,936,716)	—	—	(54,936,716)
Stockholders’/Members’ Equity (Deficit):
Class A Common Stock	791	3,284	—	4,075
Class B Common Stock	(791)	—	—	(791)
Class V Common Stock	—	19,655	—	19,655
Additional Paid in Capital	—	318,550,191	(8,393,161)	310,157,030
P3 Contributed Capital	(41,764,270)	—	—	(41,764,270)
P3 Series A Unit Preferred Return	(6,594,660)	—	—	(6,564,660)
P3 Accumulated Equity Based Compensation	(2,747,960)	—	—	(2,747,960)
P3 Redemption Profits Interests	180,000	—	—	180,000
P3 Retained Loss from Controlling Interests	203,942,517	—	—	203,942,517
Accumulated Deficit	—	—	(14,520,704)	(14,520,704)

(1)
To remove historical equity balances and temporary equity balances of P3, as well as the conversion of Foresight Founder Shares, from Class B Common Stock to Class A Common Stock.

(2)
Includes the fair value of Class A Common Stock consideration payable in the Business Combinations of $77,491,483 to the Blocker Sellers, the PIPE Investment of $203,703,070, the conversion of Class A Common Stock from temporary to permanent equity of $316,250,000 each of which results in a corresponding aggregated adjustment to additional paid in capital and Class A Common Stock with respect to the shares that were not redeemed. In addition, this includes the par value of the Class V Common Stock voting only shares issued to Non-Blocker P3 Equityholders.

(3)
Represents the PIPE fees of $8,393,161 reducing additional paid in capital and the increase in accumulated deficit for the transaction costs of $14,520,704 incurred by Foresight that are non-recurring.

5.
Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations for the nine months ended September 30, 2021 and year ended December 31, 2020

Foresight and P3 did not have any historical relationship prior to the Business Combinations. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:
[A] Represents acceleration of P3 stock-based compensation as a result of the Business Combinations of $2,094,386 recorded as if the Business Combinations occurred on January 1, 2020.
[B] Represents Foresight’s and P3’s non-recurring transaction related costs of $33,623,442 deemed to be direct and incremental costs of the Business Combinations as if it was consummated on January 1, 2020. Amount excludes fees associated with the PIPE Investment of $8,393,161, which were netted against the PIPE proceeds within additional paid in capital as well as non-recurring transaction related costs of $919,463 and $413,739 of P3 and Foresight, respectively, that are included in the historical statements of operations for the nine months ended September 30, 2021.
[C] Represents the pro forma adjustment to record earnings attributable to noncontrolling interest in P3 LLC of 82.5%.
[D] Represents the adjustment to reflect the accounting for the change in fair value of the liability for outstanding P3 Class D warrants as if they had been redeemed as of January 1, 2020. This adjustment reverses the charge to earnings that had been recognized during the nine months ended September 30, 2021. There was no fair value adjustment charged to earnings during the year ended December 31, 2020.
[E] Represents adjustments to depreciation and amortization expense for the amortization of intangible assets recorded in connection with the Business Combinations. This pro forma adjustment has been proposed assuming the Business Combinations occurred on January 1, 2020. Amortization expense is computed on a straight-line basis over 10 years, which is based on the approximate weighted average useful life of P3’s customer contracts, and the period over which the Company anticipates value will be derived from the P3 trademark and P3’s provider network agreements. The following table is a summary of information related to certain intangible assets acquired, including information used to calculate the pro forma adjustment for amortization expenses recorded to depreciation and amortization:
	Weighted Average Useful Life (Years)	Fair Value	For the nine months ended September 30, 2021	For the twelve months ended December 31, 2020
Trademark	10	$70,000,000	$5,250,000	$7,000,000
Customer Contracts	10	800,000,000	60,000,000	80,000,000
Provider Network Agreements	10	3,500,000	262,500	350,000
Total		$873,500,000	$65,512,500	$87,350,000

6.
Pro Forma Earnings Per Share Information

As a result of the Business Combinations, the pro forma basic and diluted number of shares are reflective of 41,578,890 shares of Class A Common Stock outstanding.
Nine Months Ended September 30, 2021
Net Loss Attributable to Controlling Interest	$(23,753,456)
Weighted Average Shares Outstanding – Basic and Dilutive	41,578,890
Loss Per Share – Basic and Dilutive	$(0.57)
Year Ended December 31, 2020
Net Loss Attributable to Controlling Interest	$(40,647,537)
Weighted Average Shares Outstanding – Basic and Dilutive	41,578,890
Loss Per Share – Basic and Dilutive	$(0.98)
Earnings per share exclude warrants and contingently issuable shares that would be anti-dilutive to pro forma earnings per share, including (i) 10,541,667 redeemable Foresight Public Warrants issued by Foresight in its IPO, (ii) 277,500 Private Placement Warrants to purchase Class A Common Stock that were issued to the Sponsor as part of the Private Placement Units in a private placement concurrently with the IPO, (iii) Incentive Units subject to post-Closing vesting of 5,471,400, and (iv) 196,553,523 P3 LLC Common Units owned by the Non-Blocker P3 Equityholders that are redeemable (together with the cancellation of an equal number of shares of voting, non-economic Class V Common Stock) into Class A Common Stock.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion and analysis of our financial condition and results of operations together with the “Selected Historical Condensed Consolidated Financial Data” section of this prospectus and our condensed consolidated financial statements and the related notes appearing at the end of this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the “Risk Factors” section of this prospectus, our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.
Overview
P3 is a patient-centered and physician-led population health management company. We strive to offer superior care to all those in need. We believe that the misaligned incentives in the fee-for-service (“FFS”) healthcare payment model and the fragmentation between physicians and care teams has led to sub-optimal clinical outcomes, limited access, high spending and unnecessary variability in the quality of care. We believe that a platform such as ours, which helps to realign incentives and focuses on treating the full patient, is uniquely positioned to address these healthcare challenges.
We have leveraged the expertise of our management team’s 20+ years of experience in population health management, to build our “P3 Care Model.” The key attributes that differentiate P3 include: 1) patient-focused model, 2) physician-led model, and 3) our broad delegated model. Our model operates by entering into arrangements with payors providing for monthly payments to manage the total healthcare needs of members attributed to our primary care physicians. In tandem, we enter into arrangements directly with existing physician groups or independent physicians in the community to join our value-based care network. In our model, physicians are able to retain their independence and entrepreneurial spirit, while gaining access to the tools, teams and technologies that are key to success in a value-based care model, all while sharing in the savings from successfully improving the quality of patient care and reducing costs.
We operate in the $800 billion Medicare market, which is growing at 7% per year and covers approximately 61 million eligible lives. Our core focus is the Medicare Advantage (“MA”) market, which makes up approximately 40% of the overall Medicare market, or nearly 25 million eligible lives. Medicare beneficiaries may enroll in a MA plan, under which payors contract with the Centers for Medicare & Medicaid Services (“CMS”) to provide a defined range of healthcare services that are comparable to Medicare FFS (which is also referred to as “traditional Medicare”).
We predominantly enter into capitated contracts with the nation’s largest health plans to provide holistic, comprehensive healthcare to MA members. Under the typical capitation arrangement, we are entitled to per member per month fees from payors to provide a defined range of healthcare services for MA health plan members attributed to our primary care physicians (“PCPs”). These per member per month (“PMPM”) fees comprise our capitated revenue and are determined as a percent of the premium (“POP”) payors receive from CMS for these members. Our contracted recurring revenue model offers us highly predictable revenue, and rewards us for providing high-quality care rather than driving a high volume of services. In this capitated arrangement, our goals are well-aligned with payors and patients alike — the more we improve health outcomes, the more profitable we will be over time.
Under this capitated contract structure, we are generally responsible for all members’ medical costs across the care continuum, including, but not limited to emergency room and hospital visits, post-acute care admissions, prescriptions drugs, specialist physician spend and primary care spend. Keeping members healthy is our primary objective. When they need medical care, delivery of the right care in the right setting can greatly impact outcomes. When our members need care outside of our network of PCPs, we utilize a number of tools including network management, utilization management and claims processing to ensure that the appropriate quality care is provided.
Our company was formed in 2017, and our first at-risk contract became effective on January 1, 2018. We have demonstrated an ability to rapidly scale, primarily entering markets with our affiliate physician model, and expanding to a PCP network of approximately 1,700 physicians, in 15 markets (counties) across 4 states in under four full years of operations as of September 30, 2021. Our platform has enabled us to grow our annual revenue by 135% from December 31, 2018 to December 31, 2020. As of September 30, 2021, our PCP network served approximately 60,300 MA members. We believe we have significant growth opportunities available to us across existing and new markets, with less than 1% of the 491,060 PCPs in the U.S. currently included in our physician network.
Impact of COVID-19
On March 11, 2020, the World Health Organization designated COVID-19 a global pandemic. The rapid spread of COVID-19 around the world and throughout the U.S. has altered the behavior of businesses and people, with significant negative effects on Federal, state, and local economies, the duration of which continues to remain unknown. Various mandates were implemented by Federal, state, and local governments in response to the pandemic, which caused many people to remain at home, along with forced closure of or limitations on certain businesses. This included suspension of elective procedures by healthcare facilities. While some of these restrictions have been eased across the U.S. and most states have lifted moratoriums on non-emergency procedures, some restrictions remain in place, and many state and local governments are re-imposing certain restrictions due to an increase in reported COVID-19 cases.
COVID-19 disproportionately impacts older adults, especially those with chronic illnesses, which describes many of P3’s patients. To ensure a coordinated response to the pandemic, we created a COVID-19 Task Force that is supported by team members from across the organization. Our company owned clinics remained open to those members with urgent needs, and we successfully pivoted to a telemedicine offering for routine care in order to protect and better serve our patients, providers, care teams and community. We continued to support our affiliate physician network with the tools, team and technology to provide care to the members we serve. Management did institute multiple safety measures for P3 employees including a work-from-home policy and access to free vaccinations and personal protective equipment. Deeply committed to our employees, we made a conscious decision not to furlough any of our employees, even if their function was disrupted by COVID-19. Due to our recurring contracted revenue model, the COVID-19 pandemic did not have a material impact on P3’s revenues during 2020 and the first nine months of 2021. Nearly 97% the Company’s total revenues are recurring, consisting of fixed monthly PMPM capitation payments received from MA health plans. P3 estimates that it incurred approximately $44.0 million of direct costs related to COVID-19 claims during the period from March 1, 2020 through September 30, 2021, including an incremental $5 million related to COVID-19 claims in the three months ended September 30, 2021. We expect to incur additional COVID-19 related costs given the volume of positive cases and “breakthrough” cases (positive cases in vaccinated patients) present in our markets.
Because of the nature of capitation arrangements, the full impact of the COVID-19 pandemic may not be fully reflected in our results of operations and overall financial condition until future periods. The full extent to which COVID-19 will directly or indirectly impact our future results of operations and financial condition will depend on multiple factors. This includes new and emerging information from the impact of new variants of the virus, the actions taken to contain it or treat its impact and the economic impact on our markets. Such factors include, but are not limited to, the scope and duration of stay-at-home practices and business closures and restrictions, government-imposed or recommended suspensions of elective procedures, and expenses required for supplies and personal protective equipment. Because of these factors, management may not be able to fully estimate the length or severity of the impact of the pandemic on our business. However, management will continue to closely evaluate and monitor the nature and extent of these potential impacts to P3’s business, results of operations and liquidity.
Key Factors Affecting our Performance
Growing Medicare Advantage Membership on Our Platform
Membership and revenue are tied to the number of members attributed to our physician network by our payors. We believe we have multiple avenues to serve additional members, including through:
•
Growth in membership under our existing contracts and existing markets:

•
Patients who are attributed to our physician network who (a) age into Medicare and elect to enroll in MA or (b) elect to convert from Medicare FFS to MA.

•
Adding new contracts (either payor contracts or physician contracts) in existing markets.

•
Adding new contracts (either payor contracts or physician contracts) in adjacent and new markets.

The strength of our affiliate physician model and its multiple avenues of growth is evident by our growth from 2018 to September 30, 2021.
At September 30, 2021, the number of Medicare Advantage at-risk members on our platform was approximately 60,300 compared to approximately 10,400 members at December 31, 2018, representing a compound annual growth rate (“CAGR”) of 89% over this period. The chart and table below illustrates membership growth from 2018 to 2020:
	December 31, 2018	December 31, 2019	December 31, 2020	September 30, 2021	CAGR
At-risk Medicare Advantage Members	10,400	19,700	50,600	60,300	89%
Year-over-year % change		89%	157%
Growing Existing Contract Membership
According to CMS, the Medicare market is growing at 7% per year and covers approximately 61 million eligible lives as of 2020. Over the last decade, Medicare Advantage penetration has increased from 24% to 40% of the overall Medicare market and makes up nearly 25 million eligible lives today. Recent data suggests that the number of Medicare-eligible patients will continue to increase as the US population ages and becomes eligible for the program. Additionally, recent data from the Kaiser Family Foundation suggests the Medicare Advantage penetration rates will continue to increase in the upcoming years. As these new patients age-in to Medicare and enroll in Medicare Advantage through our payors, they become attributed to our network of physicians with little incremental cost to us.
In addition to age-ins, Medicare eligible patients can change their enrollment selections during select periods throughout the year. Our sales and marketing teams actively work with local community partners to connect with Medicare eligible patients and make them aware of their healthcare choices and the services that P3 offers with our value-based care model, including greater access to their physicians and customized care plans catered to their needs. The ultimate effect of our marketing efforts is increased awareness of P3 and additional patients choosing us as their primary care provider. We believe that our marketing efforts also help to grow our payor partners’ membership base as we grow our own patient base and help educate patients about their choices on Medicare, further aligning our model with that of healthcare payors.

Growing Membership in Adjacent and New Markets
Our affiliate model allows us to quickly and efficiently enter into new and adjacent markets in two ways: 1) partnering with payors and 2) partnering with providers. Because our model honors the existing patient-provider relationship, we are able to deploy our care model around existing physicians in a given a market. By utilizing the local healthcare infrastructure, we can quickly build a network of PCPs to serve the healthcare needs of contracted members.
Our business development and managed care teams maintain an active pipeline of new partnership opportunities for both providers and payors. These potential opportunities are developed through significant inbound interest and the deep relationships our team has developed with their 20+ years of experience in the value-based care space and our proactive assessment of expansion markets. When choosing a market to enter, we make our decision on a county-by-county basis across the United States. We look at various factors including: (i) population size, (ii) payor participants and concentration, (iii) health system participants and concentration, and (iv) competitive landscape.
When entering a new market, we supplement the existing physician network with local market leadership teams and support infrastructure to drive the improvement in medical cost and quality. When entering an adjacent market, we’re able to leverage the investments we previously made to have a faster impact on our expanded footprint. We have historically demonstrated success in effectively growing into new and adjacent markets. As of September 30, 2021, we operate in 15 markets, markets being counties, across four states. P3 is actively pursuing opportunities to expand operations to additional states in the Southwest and Midwest. One of the key uses of the proceeds from the consummation of the Business Combinations and PIPE Investment on December 3, 2021, after accounting for distributions to existing shareholders, is to fund the investment required to enter these new markets and to take on additional new contracts.
Growing Membership in Existing Markets
Once established in a market, we have an opportunity to efficiently expand both our provider and payor contracts. Given the benefits PCPs experience from joining our P3 Care Model, which offers providers the teams, tools and technologies to better support their patient base, we often experience growth in our affiliate network after entering a market. Because of the benefits, we have also historically experienced high retention with our affiliate providers. From 2018 through September 30, 2021, P3 experienced a 99% physician retention rate in our affiliate provider network. By expanding our affiliate provider network and adding new physicians to the P3 network, we can quickly increase the number of contracted at-risk members under our existing health plan arrangements.
Additionally, by expanding the number of contracted payors, we can leverage our existing infrastructure to quickly increase our share of patients within our physician network. We have a proven ability to manage medical costs and improve clinical outcomes of our lives under management on behalf of our payor partners. This is evidenced by the receipt of inbound partnership requests from payors to improve growth, quality and profitability in their markets.
Growing Capitated Revenue Per Member
Medicare pays capitation using a risk adjusted model, which compensates payors based on the health status, or acuity, of each individual member. Payors with higher acuity members receive a higher payment and those with lower acuity members receive a lower payment. Moreover, some of our capitated revenues also include adjustments for performance incentives or penalties based on the achievement of certain clinical quality metrics as contracted with payors. Given the prevalence of fee-for-service arrangements, our patients often have historically not participated in a value-based care model, and therefore their health conditions are poorly documented. Through the P3 Care Model, we determine and assess the health needs of our patients and create an individualized care plan consistent with those needs. We capture and document health conditions as a part of this process. We expect that our PMPM revenue will continue to improve the longer members participate in our care model as we better understand and assess their health status (acuity) and coordinate their medical care.

Effectively Managing Member Medical Expense
Our medical claims expense is our largest expense category, representing 88% of our total operating expenses for the three and nine months ended September 30, 2021. We manage our medical costs by improving our members access to healthcare. Our care model focuses on maintaining health and leveraging the primary care setting as a means of avoiding costly downstream healthcare costs, such as emergency department visits and acute hospital inpatient admissions. The power of our model is reflected in the relative performance of our network when compared to local FFS benchmarks. For example, in 2019 our Arizona members’ emergency department (“ED”) utilization was 36% lower than the local FFS benchmark and inpatient hospital admission rate was 35% lower than the local FFS benchmark.
Achieving Operating Efficiencies
As a result of our affiliate model and ability to leverage our existing local and national infrastructure, we generate operating efficiencies at both the market and enterprise level. Our local corporate, general and administrative expense, which includes our local leadership, care management teams and other operating costs to support our markets, are expected to decrease over time as a percentage of revenue as we add members to our existing contracts, grow membership with new payor and physician contracts, and our revenue subsequently increases. Our corporate general and administrative expenses at the enterprise level include resources and technology to support payor contracting, quality, data management, delegated services, finance and legal functions. While we expect our absolute investment in our enterprise resources to increase over time, we expect it will decrease as a percentage of revenue when we are able to leverage our infrastructure across a broader group of at-risk members. We expect our corporate, general and administrative expenses to increase in absolute dollars in the future as we continue to invest to support growth of our business, as well as due to the costs required to operate as a public company, including insurance coverage, investments in internal audit, investor relations and financial reporting functions, fees paid to the exchange on which we list our securities, and increased legal and audit fees.
Impact of Seasonality
Our operational and financial results will experience some variability depending upon the time of year in which they are measured. This variability is most notable in the following areas:
At-Risk Member Growth. While new members are attributed to our platform throughout the year, we experience the largest portion of our at-risk member growth during the first quarter. Contracts with new payors typically begin on January 1, at which time new members become attributed to our network of physicians. Additionally, new members are attributed to our network on January 1, when plan enrollment selections made during the prior Annual Enrollment Period from October 15th through December 7th of the prior year take effect.
Revenue Per Member. Our revenue is based on percentage of premium we have negotiated with our payors as well as our ability to accurately and appropriately document the acuity of a member’s health status. We experience some seasonality with respect to our per member revenue as it will generally decline over the course of the year. In January of each year, CMS revises the risk adjustment factor for each patient based upon health conditions documented in the prior year, leading to an overall increase in per-patient revenue. As the year progresses, our per-patient revenue declines as new patients join us typically with less complete or accurate documentation (and therefore lower risk-adjustment scores) and patients with more severe acuity profiles (and, therefore, higher per member revenue rates) expire.
Medical Costs. Medical expense is driven by utilization of healthcare services by our attributed membership. Medical expense will vary seasonally depending on a number of factors, including the weather and the number of business days. Certain illnesses, such as the influenza virus, are far more prevalent during colder months of the year, which will result in an increase in medical expenses during these time periods. We would therefore expect to see higher levels of per-member medical expense in the first and fourth quarters. Business days can also create year-over-year comparability issues if one year has a different number of business days compared to another.

Key Performance Metrics
In addition to our GAAP and non-GAAP financial information, we monitor the following operating metrics to help us evaluate our business, identify trends affecting our business, formulate business plans and make strategic decisions. We believe the following key metrics are useful in evaluating our business:
	December 31, 2018	December 31, 2019	December 31, 2020	September 30, 2021
At-risk members	10,400	19,700	50,600	60,300
Affiliate PCPs	300	1,000	1,500	1,700
At-Risk Membership
At-risk membership represents the approximate number of Medicare Advantage members for whom we receive a fixed per member per month fee under capitation arrangements as of the end of a particular period.
Contracted Primary Care Physicians
Contracted primary care physicians represent the approximate number of primary care physicians included in our affiliate network, with whom members may be attributed under our capitation arrangements, as of the end of a particular period.
The key metric we utilize to measure our profitability and performance is Adjusted EBITDA.
Key Components of Results of Operations
Revenue
Capitated revenue. We contract with health plans using an at-risk model. Under the at-risk model, we are responsible for the cost of all covered health care services provided to members assigned by the health plans to the Company in exchange for a fixed payment, which generally is a POP based on health plans’ premiums received from CMS. Through this capitation arrangement, we stand ready to provide assigned MA members all their medical care via our directly employed and affiliated physician/specialist network.
The premiums health plans receive are determined via a competitive bidding process with CMS and are based on the costs of care in local markets and the average utilization of services by patients enrolled. Medicare pays capitation using a “risk adjustment model”, which compensates providers based on the health status (acuity) of each individual patient. MA plans with higher acuity patients receive higher premiums. Conversely, MA plans with lower acuity patients receive lesser premiums. Under the risk adjustment model, capitation is paid on an interim basis based on enrollee data submitted for the preceding year and is adjusted in subsequent periods after final data is compiled. As premiums are adjusted via this risk adjustment model (via a Risk Adjustment Factor, “RAF”), our PMPM payments will change commensurately with how our contracted MA plans’ premiums change with CMS.
Management determined the transaction price for these contracts is variable as it primarily includes PMPM fees, which can fluctuate throughout the course of the year based on the acuity of each individual enrollee. In certain contracts, PMPM fees also include adjustments for items such as performance incentives or penalties based on the achievement of certain clinical quality metrics as contracted with payors. Capitated revenues are recognized based on an estimated PMPM transaction price to transfer the service for a distinct increment of the series (e.g. month) and is recognized net of projected acuity adjustments and performance incentives or penalties as management can reasonably estimate the ultimate PMPM payment of those contracts. We recognize revenue in the month in which attributed members are entitled to receive healthcare benefits during the contract term. The capitation amount is subject to possible retroactive premium risk adjustments based on the member’s individual acuity.
See “— Critical Accounting Policies and Estimates — Capitated Revenue” for more information.

Other patient service revenue. Other patient service revenue is comprised primarily of encounter-related fees to treat patients outside of P3’s at-risk arrangements at company owned clinics. Other patient service revenue also includes ancillary fees earned under contracts with certain payors for the provision of certain care coordination and other care management services. These services are provided to patients covered by these payors regardless of whether those patients receive their care from our directly employed or affiliated medical groups.
Operating expenses
Medical expense. Medical expense primarily includes costs of all covered services provided to members by non-P3 employed providers. This also includes an estimate of the cost of services that have been incurred, but not yet reported (“IBNR”). IBNR is recorded as “Claims Payable” in the accompanying consolidated balance sheets. Estimates for incurred claims are based on historical enrollment and cost trends while also taking into consideration operational changes. Future and actual results typically differ from estimates. Differences could result from an overall change in medical expenses per member, changes in member mix or simply due to the addition of new members. IBNR estimates are made on an accrual basis and adjusted in future periods as required. To the extent we revise our estimates of incurred but not reported claims for prior periods up or down, there would be a correspondingly favorable or unfavorable effect on our current period results that may or may not reflect changes in long term trends in our performance.
Corporate, general and administrative expense. Corporate, general and administrative expenses include employee-related expenses, including salaries and related costs and stock-based compensation for our executive, technology infrastructure, operations, clinical and quality support, finance, legal, and human resources departments. In addition, general and administrative expenses include all corporate technology and occupancy costs.
Sales and marketing expense. Sales and marketing expenses consist of costs related to patient and provider marketing and community outreach. These expenses capture all costs for both our local and enterprise sales and marketing efforts.
Depreciation expense. Depreciation expense is associated with our property and equipment. Depreciation includes expenses associated with leasehold improvements, computer equipment and software, furniture and fixtures and internally developed software.
Premium deficiency reserve. Premium deficiency reserves (“PDR”) are recognized when there is a future probable loss on unearned capitated premiums after deducting estimated and expected claim costs and claim adjustment expenses and maintenance expenses. PDR represents the advance recognition of a probable future loss in the current period’s financial statements. If a PDR exists, the amount is recognized by recording an additional liability for the probable future deficiency on the current period’s consolidated balance sheet with a corresponding non-cash charge to the consolidated statement of operations.
Other income/(expense)
Other income/(expense), net includes the following items:
•
Interest expense, which consists primarily of preferred returns associated with our Class A and Class D units, interest expense associated with our outstanding debt, and amortization of discount and costs from issuance of debt.

•
Other expense, which consists primarily of mark-to-market adjustments associated with Class D warrants issued in connection to P3’s Term Loan and Security Agreement and tax-related expenses.

Results of Operations
The following table sets forth our consolidated statements of operations data for the periods indicated:

Comparison of the Three Months and Nine Months Ended September 30, 2020 and 2021
($s in thousands)	Three Months Ended September 30, (unaudited)		Nine Months Ended September 30, (unaudited)
	2020	2021	2020	2021
Revenue:
Capitated revenue	$124,461	$152,277	$351,018	$447,137
Other patient service revenue	4,380	4,243	9,646	12,366
Total revenues	$128,841	$156,520	$360,664	$459,503
Operating expenses:
Medical expense	127,016	161,663	348,258	459,233
Premium deficiency reserve	1,073	1,600	(1,305)	4,600
Corporate, general & administrative expenses	13,743	20,434	36,774	53,883
Sales & marketing expense	279	491	631	1,118
Depreciation expense	245	456	613	1,219
Total operating expense	142,356	184,644	384,971	520,053
Loss from operations	$(13,515)	$(28,124)	$(24,307)	$(60,550)
Other expense:
Interest income (expense), net	(2,316)	(4,643)	(6,878)	(13,131)
Other	—	(1,402)	—	(12,063)
Total other expense	(2,316)	(6,045)	(6,878)	(25,194)
Net income (loss)	$(15,831)	$(34,169)	$(31,185)	$(85,744)
Net income (loss) attributable to non-controlling interests	876	(2,802)	(3,450)	(8,044)
Net income (loss) attributable to controlling interests	$(16,707)	$(31,367)	$(27,735)	$(77,770)
The following table sets forth our consolidated statements of operations data expressed as a percentage of total revenues for the periods presented:
(unaudited)	Three months ended September 30,		Nine months ended September 30,
	2020	2021	2020	2021
Revenue:
Capitated revenue	97%	97%	97%	97%
Other patient service revenue	3%	3%	3%	3%
Total revenues	100%	100%	100%	100%
Operating expenses:
Medical expense	99%	103%	97%	100%
Premium deficiency reserve	1%	1%	0%	1%
Corporate, general & administrative expenses	11%	13%	10%	12%
Sales & marketing expense	0%	0%	0%	0%
Depreciation expense	0%	0%	0%	0%
Total operating expense	110%	118%	107%	113%
Loss from operations	-10%	-18%	-7%	-13%
Other expense:
Interest income (expense), net	-2%	-3%	-2%	-3%
Other	0%	-1%	0%	-3%
Total other expense	-2%	-4%	-2%	-5%
Net income (loss)	-12%	-22%	-9%	-19%
Net income (loss) attributable to non-controlling interests	1%	-2%	-1%	-2%
Net income (loss) attributable to controlling interests	-13%	-20%	-8%	-17%

Revenue
($s in thousands-unaudited)	Three Months Ended September 30,				Nine Months Ended September 30,
	2020	2021	$ Change	% Change	2020	2021	$ Change	% Change
Revenue:
Capitated revenue	$124,461	$152,277	$27,816	22%	$351,018	$447,137	$96,119	27%
Other patient service revenue	4,380	4,243	(137)	-3%	9,646	12,366	2,720	28%
Total revenues	$128,841	$156,520	$27,679	21%	$360,664	$459,503	$98,839	27%
Capitated revenue was $152.3 million for the three months ended September 30, 2021. This represented an increase of $27.8 million (or 22%) compared to $124.5 million for the three months ended September 30, 2020. This increase was driven primarily by a 22% increase in the total number of at-risk members from approximately 49,300 at September 30, 2020 to approximately 60,300 at September 30, 2021. Capitation revenue rates remained relatively the same from September 30, 2020 to September 30, 2021. Capitated revenue was approximately 97% of total revenue for the three months ended September 30, 2021.
Capitated revenue was $447.1 million for the nine months ended September 30, 2021. This represented an increase of $96.1 million (or 27%) compared to $351.0 million for the nine months ended September 30, 2020. This increase was driven primarily by a 22% increase in the total number of at-risk members from approximately 49,300 at September 30, 2020 to approximately 60,300 at September 30, 2021 and a 6% increase in capitation revenue rates, due to increased premiums from patients with a higher average level of acuity. Capitated revenue was approximately 97% of total revenue for the nine months ended September 30, 2021.
Other patient service revenue was $4.2 million for the three months ended September 30, 2021, relatively consistent with that of $4.3 million for the three months ended September 30, 2020. FFS encounters at company-owned clinics and care coordination service fees remained relatively flat year-over-year. Other patient service revenue was approximately 3% of total revenue for the three months ended September 30, 2021 and 2020.
Other patient service revenue was $12.4 million for the nine months ended September 30, 2021, an increase of $2.7 million (or 28%) compared to $9.6 million for the nine months ended September 30, 2020. This increase was primarily driven by increased FFS encounters at company owned clinics and increased fees associated with care coordination services. Other patient service revenue was approximately 3% of total revenue for the nine months ended September 30, 2021 and 2020.
Operating expenses
($s in thousands-unaudited)	Three Months Ended September 30				Nine Months Ended September 30,
	2020	2021	$ Change	% Change	2020	2021	$ Change	% Change
Operating expenses:
Medical expense	$127,016	$161,663	$34,647	27%	$348,258	$459,233	$110,975	32%
Premium deficiency reserve	1,073	1,600	527	49%	(1,305)	4,600	5,905	NM
Corporate, general & administrative expenses	13,743	20,434	6,691	49%	36,774	53,883	17,109	47%
Sales & marketing expense	279	491	212	76%	631	1,118	487	77%
Depreciation expense	245	456	211	86%	613	1,219	606	99%
Total operating expenses	$142,356	$184,644	$42,288	30%	$384,971	$520,053	$135,082	35%
Medical expense was $161.6 million for the three months ended September 30, 2021, an increase of $34.6 million (or 27%) compared to $127.0 million for the three months ended September 30, 2020. These increases were largely driven by a 22% increase in the total number of at-risk members year-over-year, and a 2% increase in the cost per patient.
Medical expense was $459.2 million for the nine months ended September 30, 2021, an increase of $111.9 million (or 32%), compared to $348.3 million for the nine months ended September 30, 2020. These increases were largely driven by an 22% increase in the total number of at-risk members year-over-year, and an 9% increase in the cost per patient. Medical expense increases outpaced our revenue growth in 2021 primarily due to higher utilization and medical costs during the nine months ended September 30, 2021, compared to the nine months ended September 30, 2020, as patients avoided care in 2020 due to COVID-19 stay-at-home orders.
Corporate, general and administrative expense was $20.4 million for the three months ended September 30, 2021, an increase of $6.7 million (or 49%) compared to $13.7 million for the three months ended September 30, 2020. The increase was primarily driven by higher salaries and benefits expense of $4.5 million, as headcount increased 48% from September 30, 2020 to September 30, 2021. The remaining $2.2 million of this increase was primarily driven by transaction expenses related to P3’s merger with Foresight.
Corporate, general and administrative expense was $53.9 million for the nine months ended September 30, 2021, an increase of $17.1 million (or 47%), compared to $36.8 million for the nine months ended September 30, 2020. The increase was primarily driven by higher salaries and benefits expense of $11.8 million, as headcount increased 48% from September 30, 2020 to September 30, 2021. The remaining $5.3 million of this increase was driven by a combination of $0.9 million in Transaction expenses related to P3’s merger with Foresight and $4.4 million of infrastructure costs related to the Company’s headcount growth and continued expansion.
Sales and marketing expense was $0.5 million for the three months ended September 30, 2021, an increase of $0.2 million (or 76%) compared to $0.3 million for the three months ended September 30, 2020. The increase was driven by higher spending related to patient and provider marketing initiatives.
Sales and marketing expense was $1.1 million for the nine months ended September 30, 2021, an increase of $0.5 million (or 77%), compared to $0.6 million for the nine months ended September 30, 2020. The increase was driven by higher spending related to patient and provider marketing initiatives.
Depreciation expense was $0.5 million for the three months ended September 30, 2021, an increase of $0.2 million (or 86%) compared to $0.3 million for the three months ended September 30, 2020. The increase was driven by higher amortization of internally developed software and an increase in property, plant and equipment primarily associated with opening new administrative offices and clinics.
Depreciation expense was $1.2 million for the nine months ended September 30, 2021, an increase of $0.6 million (or 99%) compared to $0.6 million for the nine months ended September 30, 2020. The increase was driven by increased amortization of internally developed software and an increase in property, plant and equipment primarily associated with opening new administrative offices and clinics.
Premium deficiency reserve was $1.6 million for the three months ended September 30, 2021, an increase of $0.5 million (or 49%) compared to $1.1 million for the three months ended September 30, 2020. Premium deficiency reserve was $4.6 million for the nine months ended September 30, 2021, an increase of $5.9 million compared to ($1.3) million for the nine months ended September 30, 2020. These fluctuations in operating results are primarily driven by the absorption and recognition of premium deficiencies occurring throughout the year. Projected losses are recognized in advance of their actual economic occurrence. Conversely, these deficiencies are absorbed (e.g. reversed) upon their actual economic occurrence. These deficiencies were recognized during the three months ended September 30, 2021 and the nine months ended September 30, 2021 due to the combined impact of membership growth, business seasonality and COVID-19 hospital admissions.
Other income/(expense)
Interest expense was $4.6 million for the three months ended September 30, 2021, an increase of $2.3 million (or 100%) compared to $2.3 million for the three months ended September 30, 2020. The increase was primarily driven by interest on drawdowns from our available debt Facility of $52.8 million, which occurred subsequent to September 30, 2020.
Interest expense was $13.1 million for the nine months ended September 30, 2021, an increase of $6.2 million (or 91%) compared to $6.9 million for the nine months ended September 30, 2020. The increase was primarily driven by interest on drawdowns from our debt Facility of $52.8 million, which occurred subsequent to September 30, 2020.
Other expense was $1.4 million and $12.1 million for the three months and nine months ended September 30, 2021. This expense was primarily related to a mark-to-market adjustments to record the fair market value of warrants issued in connection with P3’s Term Loan and Security Agreement, which occurred during the quarter ended December 31, 2020.
Comparison for the Years Ended December 31, 2018, 2019 and 2020
	Year Ended December 31
($s in thousands)	2018	% of revenue	2019	% of revenue	2020	% of revenue
Revenue:
Capitated revenue	86,466	99%	138,728	95%	471,551	97%
Other patient service revenue	1,231	1%	7,167	5%	13,990	3%
Total revenues	87,697	100%	145,895	100%	485,541	100%
Operating expenses:
Medical expense	92,482	105%	141,442	97%	485,513	100%
Premium deficiency reserve	14,176	16%	6,364	4%	(20,539)	(4)%
Corporate, general & administrative expenses	28,541	33%	36,424	25%	53,390	11%
Sales & marketing expense	1,870	2%	802	1%	1,503	0%
Depreciation expense	342	0%	399	0%	795	0%
Total operating expenses	137,411	157%	185,431	127%	520,662	107%
Loss from operations	(49,714)	(57)%	(39,536)	(27)%	(35,121)	(7)%
Other expense:
Interest income (expense), net	44	0%	(3,479)	(2)%	(9,970)	(2)%
Other	(104)	0%	98	0%	(291)	0%
Total other expense	(60)	0%	(3,381)	(2)%	(10,261)	(2)%
Net income (loss)	(49,774)	(57)%	(42,917)	(29)%	(45,382)	(9)%
Net income (loss) attributable to non-controlling interests	(5,973)	(7)%	(7,908)	(5)%	(4,307)	(1)%
Net income (loss) attributable to controlling interests	(43,801)	(50)%	(35,009)	(24)%	(41,075)	(8)%
Revenue
	Year Ended December 31				Year Ended December 31
	2018	2019	$ Change	% Change	2019	2020	$ Change	% Change
($s in thousands)
Revenue:
Capitated revenue	$86,466	$138,728	$52,262	60%	$138,728	$471,551	$332,823	240%
Other patient service
Revenue	1,231	7,167	5,936	482%	7,167	13,990	6,823	95%
Total revenues	$87,697	$145,895	$58,198	66%	$145,895	$485,541	$339,646	233%

Capitated revenue was $471.6 million for the year ended December 31, 2020, an increase of $332.8 million, or 240%, compared to $138.7 million for the year ended December 31, 2019. This increase was driven primarily by a 157% increase in the total number of at-risk members from 19,700 at December 31, 2019 to 50,600 at December 31, 2020, as we increased the number of health plan contracts from seven to twelve and an 8% increase capitation revenue rates, due to increased premiums from patients with a higher average level of acuity. Capitated revenue was approximately 97% of total revenue for the year ended December 31, 2020.
Capitated revenue was $138.7 million for the year ended December 31, 2019, an increase of $52.3 million, or 60%, compared to $86.5 million for the year ended December 31, 2018. This increase was driven primarily by a 89% increase in the total number of at-risk members from 10,400 at December 31, 2018 to 19,700 at December 31, 2019, as we increased the number of health plan contracts from one to seven and an 11% increase capitation revenue rates, due to increased premiums from patients with a higher average level of acuity. Capitated revenue was approximately 95% of total revenue for the year ended December 31, 2019.
Other patient service revenue was $14.0 million for the year ended December 31, 2020, an increase of $6.8 million, or 95%, compared to $7.2 million for the year ended December 31, 2019. This increase was primarily driven by increased fees associated with care coordination services and additional fees earned at owned clinics. Other patient service revenue was approximately 3% of total revenue for the year ended December 31, 2020.
Other patient service revenue was $7.2 million for the year ended December 31, 2019, an increase of $5.9 million, or 482%, compared to $1.2 million for the year ended December 31, 2018. This increase was primarily driven by increased fees associated with care coordination services and additional fees earned at owned clinics. Other patient service revenue was approximately 5% of total revenue for the year ended December 31, 2019.
Operating expenses
	Year Ended December 31				Year Ended December 31
($s in thousands)	2018	2019	$ Change	% Change	2019	2020	$ Change	% Change
Operating expenses:
Medical expense	$92,482	$141,442	$48,960	53%	$141,442	$485,513	$344,071	243%
Premium deficiency reserve	14,176	6,364	(7,812)	(55)%	6,364	(20,539)	(26,903)	(423)%
Corporate, general & administrative expenses	28,542	36,424	7,882	28%	36,424	53,390	16,967	47%
Sales & marketing expense	1,870	802	(1,068)	(57)%	802	1,503	701	87%
Depreciation expense	342	399	57	17%	399	795	396	99%
Total operating expenses	$137,412	$185,431	$48,019	35%	$185,431	$520,662	$335,231	181%
Medical expense was $485.5 million for the year ended December 31, 2020, an increase of $344.1 million, or 243%, compared to $141.4 million for the year ended December 31, 2019. The increase was consistent with our revenue growth and primarily due to a 157% increase in the total number of at-risk members year-over-year and a 9% increase in the cost per patient.
Medical expense was $141.4 million for the year ended December 31, 2019, an increase of $49.0 million, or 53%, compared to $92.5 million for the year ended December 31, 2018. The increase was consistent with our revenue growth and primarily due to an 89% increase in the total number of at-risk members year-over-year and a 6% increase in the cost per patient.
Corporate, general and administrative expense was $53.4 million for the year ended December 31, 2020, an increase of $17.0 million, or 47%, compared to $36.4 million for the year ended December 31, 2019. The increase was primarily driven by increases in salaries and benefits of $10.2 million, as headcount increased 75% from December 31, 2019 to December 31, 2020 and professional fees of $6.0 million.

Corporate, general and administrative expense was $36.4 million for the year ended December 31, 2019, an increase of $7.9 million, or 28%, compared to $28.5 million for the year ended December 31, 2018. The increase was primarily driven by increases in salaries and benefits of $8.2 million, as headcount increased 31% from December 31, 2018 to December 31, 2019.
Sales and marketing expense was $1.5 million for the year ended December 31, 2020, an increase of $0.7 million, or 87%, compared to $0.8 million for the year ended December 31, 2019. The increase was driven by increases in community outreach spend and higher spending related to patient and provider marketing initiatives.
Sales and marketing expense was $0.8 million for the year ended December 31, 2019, a decrease of $1.1 million, or 57%, compared to $1.9 million for the year ended December 31, 2018. The decrease was driven by lesser spending on patient and provider marketing initiatives in 2019.
Depreciation expense was $0.8 million for the year ended December 31, 2020, an increase of $0.4 million, or 99%, compared to $0.4 million for the year ended December 31, 2019. The increase was driven by increased amortization of internally developed software and an increase in plant, property and equipment associated with opening clinics.
Depreciation expense was $0.4 million for the year ended December 31, 2019, an increase of $0.1 million, or 25%, compared to $0.3 million for the year ended December 31, 2018. The increase was driven by an increase in plant, property and equipment associated with opening clinics and expenditures related to additional headcount.
Premium deficiency reserve was ($20.5) million for the year ended December 31, 2020, a decrease of $26.9 million compared to $6.4 million for the year ended December 31, 2019. The decreased expense was driven by the lack of a premium deficiency reserve liability at December 31, 2020 and maturation of P3’s overall contractual arrangements. The premium deficiency reserve liability recorded on the accompanying consolidated balance sheets was $20.5 million and $0 at December 31, 2019 and December 31, 2020, respectively. Management included a premium deficiency reserve liability of $20.5 million at December 31, 2019, based on its estimate of probable contract losses during the year ended December 31, 2020, primarily related to the Company’s newly contracted health plans. From December 31, 2019 to December 31, 2020, the number of health plan contracts expanded from 7 to 12. During this period, the number of at-risk members in the P3 network increased significantly from 19,700 to 50,600, with new members reflecting greater than 60% of total members. No premium deficiency reserves were recorded as of December 31, 2020 given the maturation of P3’s overall contractual arrangements and the associated members.
Premium deficiency reserve was $6.3 million for the year ended December 31, 2019, a decrease of $7.8 million compared to $14.2 million for the year ended December 31, 2018. The decreased expense was primarily driven by the maturation of P3’s overall contractual arrangements. The premium deficiency reserve liability recorded on the accompanying consolidated balance sheets was $14.2 million and $20.5 million at December 31, 2018 and December 31, 2019, respectively. Management included a premium deficiency reserve liability of $14.2 million at December 31, 2018, based on its estimate of probable contract losses during the year ended December 31, 2019, primarily related to the Company’s newly contracted health plans. From December 31, 2018 to December 31, 2019, the number of health plan contracts expanded from 1 to 7. During this period, the number of MA members in the P3 network increased significantly from 10,400 to 19,700, with new members reflecting approximately 50% of total members.
Other (income)/expense
Interest expense was $10.0 million for the year ended December 31, 2020, an increase of $6.5 million compared to $3.5 million for the year ended December 31, 2019. The increase was primarily due to increased preferred interest associated with the Company’s Class A and Class D units.
Interest expense was $3.5 million for the year ended December 31, 2019, an increase of $3.5 million compared to $0 million for the year ended December 31, 2019. The increase was primarily due to increased preferred interest associated with the Company’s Class A and Class D units. There was no interest expense recorded in the year ended December 31, 2018 as the Company did not have any debt or preferred interest associated with the Company’s Class A and Class D units.

Other expense was $0.3 million for the year ended December 31, 2020, an increase of $0.4 million compared to ($0.1) million for the year ended December 31, 2019. The increase was primarily due to increased non-income related taxes.
Other expense ($0.1) million for the year ended December 31, 2019, a decrease of $0.2 million compared to $0.1 million for the year ended December 31, 2018. The decrease was primarily due to lower non-income related taxes.
Supplemental Unaudited Presentation of Consolidated Adjusted EBITDA for the Three and Nine Months Ended September 30, 2021 and 2020
Adjusted EBITDA is a non-GAAP financial measure. We present Adjusted EBITDA because we believe it helps investors understand underlying trends in our business and facilitates an understanding of our operating performance from period to period because it facilitates a comparison of our recurring core business operating results. Adjusted EBITDA is intended as a supplemental measure of our performance that is neither required by, nor presented in accordance with, GAAP. Our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies, because all companies may not calculate Adjusted EBITDA in the same fashion. The definition of Adjusted EBITDA may not be the same as the definitions used in any of our debt agreements.
By definition, EBITDA consists of net income (loss) before interest, income taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA adjusted to add back the effect of transaction costs for the Business Combinations and certain non-cash expenses, such as mark-to-market warrant expense, premium deficiency reserves and stock-based compensation expense.
Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP. It is unaudited and should not be considered an alternative to, or more meaningful than, net income (loss) as an indicator of our operating performance. Uses of cash flows that are not reflected in Adjusted EBITDA include capital expenditures, interest payments, debt principal repayments, and other expenses defined above, which can be significant. As a result, Adjusted EBITDA should not be considered as a measure of our liquidity.
Because of these limitations, Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA on a supplemental basis. You should review the reconciliation of net loss to Adjusted EBITDA set forth above and not rely on any single financial measure to evaluate our business.
The following table sets forth a reconciliation of net income (loss) to Adjusted EBITDA using data derived from our unaudited consolidated financial statements for the periods indicated (dollars in thousands):
($s in thousands)	Year Ended December 31,		Nine Months Ended September 30, (unaudited)
	2019	2020	2020	2021
Net income (loss)	$(42,917)	$(45,382)	$(31,185)	$(85,744)
Interest (income) expense, net	3,479	9,970	6,878	13,131
Income tax expense	—	148	—	—
Depreciation expense	399	795	613	1,219
Mark-to-market warrant expense	—	—	—	12,063
Premium deficiency reserve	6,364	(20,539)	(1,305)	4,600
Transaction expense, Business Combinations	—	—	—	919
Stock-based compensation	474	447	651	1,379
EBITDA, adjusted	$(32,201)	$(54,560)	$(24,348)	$(52,433)

Liquidity and Capital Resources
General
To date, we have financed our operations principally through private placements of our equity securities, payments from our payors and borrowings under the Facility. We generate cash primarily from our contracts with payors. As of September 30, 2021, we had cash and restricted cash of $4.7 million.
We expect to continue to incur operating losses and generate negative cash flows from operations for the foreseeable future due to the investments we intend to make in expanding our business and additional general and administrative costs we expect to incur to operate as a public company. As a result, we may require additional capital resources to execute strategic initiatives to grow our business.
Our primary uses of cash include payments for medical expenses, administrative expenses, cost associated with our care model, debt service and capital expenditures. Final reconciliation and receipts of amounts due from payors are typically settled in arrears.
Following the completion of the Business Combinations (the “Closing”) on December 3, 2021, substantially all of P3’s assets and operations are held and conducted by P3 LLC, the surviving company post-combination. The ability of P3 Health Partners Inc. to pay taxes, make payments under the Tax Receivable Agreement and to pay dividends will depend on the financial results and cash flows of P3 LLC and the distributions received from P3 LLC. Deterioration in the financial condition, earnings or cash flow of P3 LLC for any reason could limit or impair P3 LLC’s ability to pay such distributions. Additionally, to the extent that P3 needs funds and P3 LLC is restricted from making such distributions under applicable law or regulation or under the terms of any financing arrangements, or P3 LLC is otherwise unable to provide such funds, it could materially adversely affect the liquidity and financial condition of P3. It is anticipated that the distributions P3 will receive from P3 LLC may, in certain periods, exceed the actual tax liabilities and obligations to make payments under the Tax Receivable Agreement.
Under the terms of the Tax Receivable Agreement, P3 generally will be required to pay to the P3 Equityholders, and to each other person from time to time that becomes a “TRA Party” under the Tax Receivable Agreement, 85% of the tax savings, if any, that we are deemed to realize in certain circumstances as a result of certain tax attributes that exist following the Business Combinations and that are created thereafter, including as a result of payments made under the Tax Receivable Agreement. We will retain the benefit of 15% of these cash savings. The term of the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired unless we exercise our right to terminate the Tax Receivable Agreement for an amount representing the present value of anticipated future tax benefits under the Tax Receivable Agreement (calculated based on certain assumptions, including regarding tax rates and utilization of basis adjustments) or certain other acceleration events occur. Any payments made under the Tax Receivable Agreement will generally reduce the amount of overall cash flow that might have otherwise been available to us and, to the extent that we are unable to make payments under the Tax Receivable Agreement for any reason, the unpaid amounts generally will be deferred and will accrue interest until paid by us.
We believe that as a result of the Closing, our cash, cash equivalents and restricted cash will be sufficient to fund our operating and capital needs for at least the next 12 months. Our assessment of the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement and involves risks and uncertainties. Our actual results could vary because of, and our future capital requirements will depend on, many factors, including our growth rate, medical expenses, and the timing and extent of our expansion into new markets. We may in the future enter into arrangements to acquire or invest in complementary businesses, services and technologies, including intellectual property rights. We have based this estimate on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect. In the event that additional financing is required from outside sources, we may need to finance our operations through a combination of public or private equity or debt financings or other capital sources. However, there can be no assurance that any additional financing or strategic transactions will be available to the Company on acceptable terms, if at all. If events or circumstances occur such that the Company does not obtain additional funding, this could have a material adverse effect on the Company’s business, results of operations or financial condition.

Cash Flows
The following summary discussion of our cash flows is based on the consolidated statements of cash flows. The following table sets forth changes in cash flows (dollars in thousands):
($s in thousands-unaudited)	Year Ended December 31,			Nine Months Ended September 30,
	2018	2019	2020	2020	2021
Net cash used in operating activities	$(29,236)	$(28,287)	$(24,596)	$(6,645)	$(39,827)
Net cash used in investing activities	$(4,599)	$(3,857)	$(3,166)	$(1,897)	$(7,884)
Net cash provided by (used in) financing activities	$33,250	$63,620	$34,760	$(22)	$12,491
Net change in cash	$(585)	$31,476	$6,998	$(8,564)	$(35,220)
Cash at beginning of year/period	$2,014	$1,429	$32,905	$32,905	$39,903
Cash at end of year/period		$32,905	$39,903	$24,341	$4,683
Operating Activities
Net cash used in operating activities was $39.8 million for the nine months ended September 30, 2021, an increase in net cash used of $33.2 million compared to net cash used in operating activities of $6.6 million for the nine months ended September 30, 2020. Significant changes impacting net cash used in operating activities during the nine months ended September 30, 2021 as compared to the nine months ended September 30, 2020 were as follows:
•
an increase in our adjusted net loss for the nine months ended September 30, 2021 of $32.8 million (net loss of $85.7 million, which includes non-cash items such as depreciation, amortization, mark-to-market adjustments for warrants and premium deficiency reserves totaling $27.2 million) compared to an adjusted net loss for the nine months ended September 30, 2020 of $25.7 million (net loss of $31.2, which includes non-cash items totaling $5.5 million);

•
an increase in our net health plan receivables for the nine months ended September 30, 2021 of $7.9 million compared to an increase in our net health plan receivables for the nine months ended September 30, 2020 of $21.0 million;

•
offset by an increase in our accounts payable, accrued payroll and accrued interest for the nine months ended September 30, 2021 of $5.7 million compared to an increase for the nine months ended September 30, 2020 of $8.7 million; and

•
offset by an increase in our claims payable for the nine months ended September 30, 2021 of $18.2 million compared to an increase in our claims payable for the nine months ended September 30, 2020 of $32.3 million.

Net cash used in operating activities was $24.6 million for the year ended December 31, 2020, a decrease of $3.7 million compared to net cash used in operating activities of $28.3 million for the year ended December 31, 2019. Significant changes impacting net cash used in operating activities for the year ended December 31, 2020 as compared to the year ended December 31, 2019 were as follows:
•
increases in claims payable for the year ended December 31, 2020 of $37.1 million compared to increases in claims payable for the year ended December 31, 2019 of $12.1 million, primarily driven by growth in at-risk members;

•
increases in accounts payable, accrued payroll and accrued interest for the year ended December 31, 2020 of $12.2 million compared to increases for the year ended December 31, 2019 of $3.5 million, primarily driven by growth in the Company’s operations;

•
increases in health plan payable for the year ended December 31, 2020 of $8.8 million compared to increases in health plan payable for the year ended December 31, 2019 of $1.9 million, primarily driven by growth in at-risk members;

•
offset by increases in health plan receivables for the year ended December 31, 2020 of $21.0 million compared to increases in health plan receivables for the year ended December 31, 2019 of $9.7 million, primarily driven by growth in at-risk members; and

•
offset by increases in other current assets for the year ended December 31, 2020 of $4.2 million compared to increase in other currents assets for the year ended December 31, 2019 of $0.1 million.

Net cash used in operating activities was $28.3 million for the year ended December 31, 2019, a decrease of $0.9 million compared to net cash used in operating activities of $29.2 million for the year ended December 31, 2018. Significant changes impacting net cash used in operating activities for the year ended December 31, 2019 as compared to the year ended December 31, 2018 were as follows:
•
increases in claims payable for the year ended December 31, 2019 of $12.1 million compared to increases in claims payable for the year ended December 31, 2018 of $7.8 million, primarily driven by growth in at-risk members;

•
decreases in accounts receivable for the year ended December 31, 2019 of $0.4 million compared to increases in accounts receivable for the year ended December 31, 2018 of $1.4 million;

•
offset by increases in our adjusted net loss for the year ended December 31, 2019 of $42.9 million (net loss of $36.4 million, adjusted for non-cash items such as depreciation, amortization and premium deficiency reserves totaling $6.6 million) compared to an adjusted net loss for the year ended December 31, 2018 of $49.8 (net loss of $33.6 adjusted for non-cash items totaling $16.2 million);

•
increases in health plan receivables for the year ended December 31, 2019 of $9.7 million compared to increases in health plan payables for the year ended December 31, 2018 of $7.8 million, primarily driven by growth in at-risk members; and

•
increases in health plan payables for the year ended December 31, 2019 of $1.9 million compared to increases in health plan receivables for the year ended December 31, 2018 of $3.1 million.

Investing Activities
Net cash used in investing activities was $7.9 million for the nine months ended September 30, 2021 compared to $1.9 million for the nine months ended September 30, 2020, as capital investments in property, plant and equipment increased by $0.8 million year-over-year and 3 medical practices were acquired in 2021 for a total purchase price of $5.1 million.
Net cash used in investing activities was $3.2 million for the year ended December 31, 2020 compared to $3.9 million for the year ended December 31, 2019. The improvement in investing activities was primarily a result of decreased note receivables issued offset by increased capital investments in property and equipment.
Net cash used in investing activities was $3.9 million for the year ended December 31, 2019 compared to $4.8 million for the year ended December 31, 2018. The improvement in investing activities was primarily a result of decreased capital investments in property and equipment offset by higher notes receivable.
Financing Activities
Net cash provided by financing activities was $12.5 million for the nine months ended September 30, 2021 compared to net cash used in financing activities of $0.1 million for the nine months ended September 30, 2020. The $12.5 million increase primarily related to proceeds drawn down from long-term debt during the nine months ended September 30, 2021.
Net cash provided from financing activities was $34.8 million for the year ended December 31, 2020 compared to $63.6 million for the year ended December 31, 2019, a decrease of $28.9 million. The decline in financing activities was primarily a result of the decrease in units issued offset by an increase in proceeds from long-term debt.
Net cash provided from financing activities was $63.6 million for the year ended December 31, 2019 compared to $33.3 million for the year ended December 31, 2018, an increase of $30.3 million. The 2019 increase in financing activities was primarily driven by the issuance of Class D units.

Contractual Obligations and Commitments
Our principal commitments consist of repayments of unpaid claims, long-term debt on term loans, unsecured debt and operating leases for our facilities.
The following table summarizes our contractual obligations as of September 30, 2021:
	Total	Payments due by Period
		Less than 1 year	1-3 years	3-5 years	More than 5 years
Unpaid claims	$75,108	$75,108
Term loan	$52,750	—	—	$52,750	—
Unsecured debt	$15,000	—	$15,000	—	—
Operating lease obligations	$8,568	$2,097	$2,942	$1,919	$1,610
Other	$69	$69	—	—	—
Total	$151,495	$77,274	$17,942	$54,669	$1,610
Unpaid claims
As of September 30, 2021, we estimated a balance of unpaid claims due to third parties for health care services provided to members, including estimates for incurred but not reported claims, of $75.1 million. Estimates for incurred claims are based on historical enrollment and cost trends while also taking into consideration operational changes. Future and actual results typically differ from estimates. Differences could result from an overall change in medical expenses per members, changes in member mix or simply due to addition of new members.
Term Loan
As of September 30, 2021, our Term Loan and Security Agreement (the “Facility”) provides for funding up to $100 million. The Facility’s maturity date is December 31, 2025. As of September 30, 2021, we had $52.8 million of borrowings outstanding under the Facility, and remaining availability under the Facility was $47.2 million. Interest is payable at 12.0% per annum on a quarterly cycle (in arrears) beginning March 31, 2021. Commencing in March of 2021, we have elected to pay 8.0% with the remaining 4.0% being added to principal as “paid in kind” (“PIK”) for a period of three years (or twelve payments), in lieu of the full 12.0% in cash.
We must meet a borrowing base milestone by demonstrating to the lenders that revenue for any three consecutive month period (ending after the Facility’s closing date, but on or prior to December 31, 2021) is greater than or equal to $125.0 million. Additionally, we must remain in compliance with financial covenants such as minimum liquidity of $5.0 million and annual minimum revenue levels. In addition, the Facility restricts our ability and the ability of our subsidiaries to, among other things, incur indebtedness and liens. The maturity date may be accelerated as a remedy under the certain default provisions in the agreement, or in the event a mandatory prepayment event occurs. For certain days in September 2021, our minimum liquidity, as defined in the Facility, fell below $5.0 million. We have obtained a waiver of this debt covenant violation from the lender, which occurred on those days.
Unsecured Debt
As of September 30, 2021, we have a $15.0 million unsecured note with a former equity investor. The note carries interest of 10.0% per year. Its principal balance plus accrued interest, is due at maturity, which is the earlier of June 28, 2023 or a change in control transaction. The Transaction pertaining to P3’s merger with Foresight does not constitute a change in control. As of September 30, 2021, accrued interest totaled $5.3 million on this note.
For additional discussion of our unpaid claims, term loan, unsecured debt and operating leases, see Notes 4 (Company Liquidity, Operations and Management’s Plans), 9 (Claims Payable), 10 (Long-term

Debt), and 17 (Leases) in our consolidated financial statements as of and for the period ended September 30, 2021 included elsewhere in this Current Report on Form 8-K.
Off-Balance Sheet Arrangements
We did not have any off-balance sheet arrangements as of September 30, 2021.
JOBS Act
We qualify as an “emerging growth company” pursuant to the provisions of the JOBS Act. For as long as we are an “emerging growth company,” we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, exemptions from the requirements of holding advisory “say-on-pay” votes on executive compensation and shareholder advisory votes on golden parachute compensation.
In addition, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We intend to take advantage of the longer phase-in periods for the adoption of new or revised financial accounting standards under the JOBS Act until we are no longer an emerging growth company. Our election to use the phase-in periods permitted by this election may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the longer phase-in periods permitted under the JOBS Act and who will comply with new or revised financial accounting standards. If we were to subsequently elect instead to comply with public company effective dates, such election would be irrevocable pursuant to the JOBS Act.
Critical Accounting Policies and Estimates
The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these consolidated financial statements requires management use judgment in the application of accounting policies, including making estimates and assumptions that could affect assets and liabilities, revenue and expenses and related disclosures of contingent assets and liabilities at the date of our financial statements. Management bases its estimates on the best information available at the time, its experiences and various other assumptions believed to be reasonable under the circumstances. Actual results could differ from those estimates. For a more detailed discussion of our significant accounting policies, see Note 2 to the P3 consolidated financial statements as of and for the period ended September 30, 2021 included elsewhere in this prospectus. Below is a discussion of accounting policies that are particularly important to the portrayal of our financial condition and results of operations and require the application of significant judgment by our management.
Capitated Revenue
The transaction price for our capitated payor contracts is variable as it primarily includes PMPM fees associated with unspecified membership. Medicare pays capitation using a “risk adjustment model”, which compensates providers based on the health status (acuity) of each individual patient. MA plans with higher acuity patients receive higher premiums. Conversely, MA plans with lower acuity patients receive lesser premiums. Under the risk adjustment model, capitation is paid on an interim basis based on enrollee data submitted for the preceding year and is adjusted in subsequent periods after final data is compiled. As premiums are adjusted via this risk adjustment model (via a Risk Adjustment Factor, “RAF”), the Company’s PMPM payments will change commensurately with how our contracted MA plans’ premiums change with CMS. In certain contracts, PMPM fees also include adjustments for items such as performance incentives or penalties based on the achievement of certain clinical quality metrics as contracted with payors.
Capitated revenues are recognized based on an estimated PMPM transaction price to transfer the service for a distinct increment of the series (e.g. month) and is recognized net of projected acuity adjustments and performance incentives or penalties as management can reasonably estimate the ultimate PMPM payment of those contracts. The Company recognizes revenue in the month in which eligible members are entitled to receive healthcare benefits during the contract term. The capitation amount is subject to possible retroactive premium risk adjustments based on the member’s individual acuity.
Healthcare Services Expense and Claims Payable (collectively, “Medical Expense”)
The cost of healthcare services is recognized in the period services are provided. Medical expense includes costs of all covered services provided to members assigned by the health plans under P3’s at-risk model. Medical expense includes the cost for third-party healthcare service providers, the cost for overseeing the quality of care and programs, and from time to time, remediation of certain claims that might result from periodic reviews conducted by various regulatory agencies. This also includes an estimate of the cost of services that have been incurred, but not yet reported (“IBNR”).
Management estimates the Company’s IBNR by applying standard actuarial methodologies, which utilize historical data, including the period between the date services are rendered and the date claims received (and paid), denied claims activity, expected medical cost inflation, seasonality patterns, and changes in membership mix. Such estimates are subject to impact from changes in both the regulatory and economic environments. The Company’s claims payable represents management’s best estimate of its liability for unpaid medical costs. We have included incurred but not reported claims of approximately $56.9 million and $75.1 million on our balance sheet as of December 31, 2020 and September 30, 2021, respectively.
Premium Deficiency Reserves
ASC 944-60-25-4 requires a premium deficiency reserve (“PDR”) when there is a probable future loss on unearned capitated premiums after estimated expected claim costs and claim adjustment expenses. A PDR is recognized when the unearned premium reserve is insufficient to cover the existing books of business and represents an advance recognition of a probable future loss in the current period. If a PDR exists, the amount shall be recognized by recording an additional liability for the probable future deficiency on the current period’s consolidated balance sheet with a corresponding non-cash charge to the consolidated statement of operations. In P3’s at-risk arrangements, the more we improve health outcomes and lower the overall cost of care, the more profitable we will be over time. When we enter new arrangements, our first-year operations typically result in a loss. As our members mature, we have observed that their profitability increases over time.
We assess the profitability of our at-risk arrangements to identify contracts where current operating results or forecasts indicate probable future losses. Management estimates the Company’s PDR by utilizing estimates of membership growth rates, changes in membership mix, estimated PMPM payments under contracts, historical claims data, seasonality patterns, our ability to lower the overall cost of care and incremental medical costs, such as those related to COVID-19 admissions. Such estimates are subject to impact from changes in both the regulatory and economic environments. The Company’s PDR represents management’s best estimate of its probable future losses. We have included premium deficiency reserve liabilities of approximately $0 and $4.6 million on our accompanying consolidated balance sheet as of December 31, 2020 and September 30, 2021, respectively.
Unit-based Compensation
ASC 718, Compensation — Stock Compensation (“ASC 718”) requires the measurement of the cost of the employee services received in exchange for an award of equity instruments based on the grant-date fair value or, in certain circumstances, the calculated value of the award. Under P3’s unit-based incentive plan, the Company may reward grantees with various types of awards, including but not limited to profits interests on a service-based or performance-based schedule. These awards may also contain market conditions.
For performance-vesting units, P3 recognizes unit-based compensation expense when it is probable that the underlying performance condition will be achieved. The Company will analyze if a performance condition is probable for each reporting period through the settlement date for awards subject to performance vesting. For service-vesting units, P3 recognizes unit-based compensation expense over the requisite service period for each separately vesting portion of the profits interest as if the award was, in substance, multiple awards.

Recent Accounting Pronouncements
For the impact of new accounting standards, see Note 3 to our consolidated financial statements as of and for the period ended September 30, 2021 included elsewhere in this Current Report on Form 8-K.
Quantitative and Qualitative Disclosures about Market Risk
Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of exposure due to potential changes in inflation or interest rates. We do not hold financial instruments for trading purposes.
Interest Rate Risk
Borrowing under the Facility bear fixed interest at 12.0% per annum on a quarterly cycle (in arrears). Commencing in March of 2021, we have elected to pay 8.0% with the remaining 4.0% being added to principal as “paid in kind” (“PIK”) for a period of three years (or twelve payments), in lieu of the full 12.0% in cash.
We had cash of $4.3 million and restricted cash of $0.3 million, as of September 30, 2021, consisting primarily of bank deposits, certificates of deposits and money market funds. Such interest-earning instruments carry a degree of interest rate risk. The goals of our investment policy are liquidity and capital preservation. We believe that we do not have any material exposure to changes in the fair value of these assets as a result of changes in interest rates due to the short-term nature of our cash and restricted cash.
Inflation Risk
Based on our analysis of the periods presented, we believe that inflation has not had a material effect on our operating results. There can be no assurance that future inflation will not have an adverse impact on our operating results.

BUSINESS
Overview
P3 is a patient-centered and physician-led population health management company. We strive to offer superior care to those patients that we serve. Founded and led by physicians, P3 is a team of doctors, clinicians and healthcare professionals with a shared passion for delivering value-based care (“VBC”). We believe our team’s 20+ years of experience in value based care and population health management, combined with our strong payor relationships, large community-based physician networks and custom technology platform uniquely position us to empower physicians, align incentives for healthcare providers and payors and improve the clinical outcomes for the communities we serve.
As fellow healthcare professionals, we understand the challenges physicians face when providing value-based care. We have leveraged that expertise to build our “P3 Care Model.” The key attributes that differentiate P3 include: 1) patient centricity, 2) physician leadership, and 3) our delegated/integrated care model. Tactically, we typically leverage the community’s existing healthcare infrastructure to build a strong network of local physicians. We primarily contract with local physicians to enter the P3 network using an affiliate model, rather than building and staffing our own clinics or acquiring individual practices. By doing so, we preserve the existing patient-physician relationship, allow physicians to maintain their independence and have a built-in patient panel on Day 1. We then align physician incentives and provide our team, tools and technology to support our physician partners in a value-based care system and care for the patients we have the honor and privilege to serve together. These affiliated physicians represent nearly 90% of our primary care physicians as of September 30, 2021. We augment these affiliate partnerships with employed PCPs, P3 operated clinics and wellness centers. Furthermore, unlike our peers, we offer a broad delegated care model in which we take on the responsibility to reshape the local healthcare market to provide high quality care for patients throughout the care continuum.

P3 At A Glance

We Take Global Risk In A Rapidly Growing ~$300bn Medicare Advantage Market And Benefit From the Value We Create Through Improved Clinical Outcomes

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We Have A Strong Track Record Of Organic Growth and Proven Outcomes

We Are…

A physician founded and led organization that works collaboratively with physicians, care teams and practices on their journey from traditional fee-for-service to value-based care

We Leverage…

Our deeply-integrated and capital efficient care model, data and technology, physician leadership and community outreach tools

We Create…

Enhanced patient outcomes and experiences, greater professional satisfaction for providers and caregivers and lower care costs

11 *Operates in 11 markets across 4 states*	**200+** *Years of combined experience*
~27K *Shared savings lives managed under 5 ACO agreements to date*	**~68K** *Full-risk lives managed by 2021E*
~2,000 *2021E PCPs in network*	**$630mm+** *2021E revenue*
16 *MA risk plans contracted to date*	**20%+[1]** *Long-term EBITDA margin*

Note: Physician and patient numbers are approximate

[1] Represents long-term target

We operate in the $800 billion Medicare market, which is growing at 7% per year and covers approximately 61 million eligible lives. This segment is supported by numerous tailwinds. Approximately 60% of Americans suffer from a chronic disease with 40% suffering from two or more. Additionally, over 10,000 individuals age into Medicare each day, with 39% choosing Medicare Advantage (“MA”) plans. Our core focus is the MA market, specifically counties where there are over 10,000 MA eligible lives. MA spending is expected to grow 9% annually from $300 billion to over $450 billion between 2021 and 2025, representing more than 40% of total Medicare spending and nearly 25 million lives.

In Medicare Advantage, the Centers for Medicare & Medicaid Services (“CMS”) pays health plans a monthly sum per member to manage all health expenses of a participating member. Our platform focuses exclusively on Medicare Advantage and manages the needs of our members through subscription-like per-member-per-month (“PMPM”) arrangements with health plans or payors. From there, the economics of our care model are further impacted by our ability to drive total cost of care savings and bend the cost curve. Our model allows us to “do well” while also “doing good.”
The U.S. healthcare system is ripe for change and disruption, and we believe that the P3 Care Model is distinctly situated to address several pain points, including:
•
Unsustainable and rising healthcare costs.

•
Inadequate access to primary care and PCP shortages.

•
Sub-optimal quality of care and sub-optimal clinical outcomes.

•
PCP burnout and dissatisfaction.

•
Difficulty in maintaining PCP independence.

•
Limited collaboration between PCPs and payors.

We overcome these hurdles with a differentiated model that we believe is an attractive option for patients, physicians and payors. P3 honors the existing social and moral contract between patients and their PCPs, partnering with local physicians using an affiliate model. We risk-stratify our patients to help our physician partners prioritize care for those who need it the most. We also provide care teams to serve as an extension of the physician’s practice. These teams provide wraparound services to our patients and collaborate with the patients’ caregivers to ensure patients have the tools to successfully navigate their healthcare journey across the care continuum. We have made significant investments in technology to customize patient care management plans. Taken as a whole, our P3 Care Model helps facilitate enhanced clinical outcomes for our key stakeholders, resulting in a 99% physician retention rate, 97% patient satisfaction rate, 35% reduction in hospitalizations and 36% reduction in emergency department visits.
We are led by one of the most experienced management teams in population health. Our executive team has a 20+ year track record in the healthcare industry. These years of experience have fostered strong relationships in the managed care, physician and payor segments. This is paired with a deep understanding of physicians, patients, technology, payments and branding. Lastly, the core of our care model is based on their collective years of experience in medical cost management. We believe these critical facets position our team to successfully navigate and enable the shift to patient-centric, physician-led, value-based care.
Not only have we leveraged our executive team’s experience to build our care model purposefully and grow our business organically, but our results also speak for themselves. By year end 2021, we expect to manage approximately 67,800 at-risk members and partner with over 2,000 physicians. Our patient, physician, payor and market-agnostic care model has allowed us to grow organically from approximately $86 million of total revenue in 2018 (our first full year of operations) to $485 million in 2020. Our at-risk members grew during that same period, from approximately 10,400 at December 31, 2018 to 50,600 at December 31, 2020.
Recent Developments
On January 4, 2022, P3 and a P3 affiliated physician completed the acquisition of Medcore HP, a California corporation (“MHP”) and Omni IPA Medical Group, Inc., a California professional corporation (“Omni”), pursuant to an Asset and Equity Purchase Agreement and Agreement and Plan of Merger, dated June 28, 2021, between P3, a P3 affiliated physician, Omni, MHP and certain other parties (the “Medcore Purchase Agreement”). Pursuant to the terms of the Medcore Purchase Agreement, P3 acquired the equity interests of MHP, a licensed health plan under the California Knox-Keene Health Care Service Plan Act of 1975, as amended (“Knox Keene Act”), for $31.5 million and a physician affiliated with P3 acquired the assets of Omni, an independent physician association in San Joaquin County, California, for $5 million.

California’s Knox Keene Act requires entities that participate in downstream risk-sharing arrangements, including global risk and value-based care arrangements, to be licensed health plans. P3’s acquisition of MHP will allow P3 and its network of providers to participate in global risk and value-based care arrangements with California payors. Through this transaction, P3 will be able to replicate its affiliate model to contract with local physicians and grow P3’s network in California.
Challenges Facing the Healthcare Industry Today
We believe that the misaligned incentives in the fee-for-service (“FFS”) healthcare payment model and the fragmentation between physicians and care teams across different points in a patient’s care journey has led to sub-optimal clinical outcomes, limited access, high spending and unnecessary variability in quality of care. We believe that a platform such as ours, which helps to realign incentives and focuses on treating the full patient, is uniquely positioned to address these healthcare challenges.
Unsustainable and rising healthcare costs
The United States spent $3.8 trillion, representing 18% of GDP, on healthcare in 2019. National health expenditures are projected to grow 5.4% per year from 2019 to 2028, according to CMS, outpacing both GDP and inflation expectations.
While representing only 18% of the United States population, the 65 and older age group accounted for 34% of all healthcare spending in 2019, with an average spend of $19,098 per person, three times higher than that of working adults and five times higher than that of children. This segment is growing faster than the rest of the population and is projected to reach 22% of the United States population by 2050. Healthcare expenditures are particularly concentrated in this age group in large part due to the high rate of chronic conditions, whose treatment accounted for 94% of Medicare spending.
Rising healthcare costs disproportionally impact low and middle income seniors, who often embrace Medicare Advantage plans. This is our area of focus given we believe we can have the greatest clinical and financial impact on this population. Improved care management of seniors is critical to reducing the rapid growth in U.S. healthcare spending.
Inadequate access to primary care and PCP shortages
The U.S. spends only 5% to 7% of its healthcare dollars on primary care compared to an average of 14% spent by OECD (Organization for Economic Cooperation and Development) nations. Driven by this underinvestment, 1 in 4 Americans do not have access to essential primary care. Going forward, the PCP shortage is slated to worsen: by 2030, there will only be 306,000 primary care physicians in the nation, representing an approximately 40% decline from the number of physicians in 2020. The current fee-for-service reimbursement model leads to relatively lower pay for PCPs as well as fewer quality touchpoints with patients. We believe that factors like these directly contribute to fewer physicians considering, or staying, in the field of primary care.
Sub-optimal quality of care and clinical outcomes
According to a 2015 Commonwealth Fund report, the United States spends significantly more on healthcare as a share of the economy — nearly twice as much as the average OECD country of 8.8%. Despite this, 40% of U.S. Americans have 2+ chronic conditions. According to the Healthcare Quality and Access (HAQ) Index research completed by the Kaiser Family Foundation, the U.S. ranks last among comparable countries with the highest hospitalization rates from preventable causes and the highest avoidable deaths.
In addition to these sub-optimal clinical outcomes, consumers are increasingly dissatisfied with their healthcare experience, with 81% reporting dissatisfaction according to Prophet and Camden Group, largely due to quality of care and lack of care coordination.
PCP burnout and dissatisfaction
The traditional FFS model values quantity over quality, which has been shown to lead to physician burnout and jeopardizes the long-term sustainability of the independent primary care business model. According to a 2018 report, more than 50% of physicians show signs of burnout. In 2018, the Physicians Foundation reported that 40% of U.S. physicians saw between 11-20 patients per day and nearly 28% saw between 21 and 30. As average reimbursement rates decline in a FFS model, physicians would need to continually increase the number of patients seen to sustain their practice. Beyond clinical burdens, over 50% of primary care physicians report feeling unfairly compensated.
Difficulty in maintaining PCP independence
Small physician practices deliver the majority of care in the U.S. — with 53.7% of physicians working in practices with 10 or fewer physicians, per a 2021 AMA report. That report also found that 2020 was the first year in which a minority (49.1%) of PCPs worked in a practice that was wholly owned by physicians (e.g. private practice). This represented a decrease of approximately 5% from 2018 (54.0%).
In our experience, physicians who have chosen to work at smaller practices throughout their careers tend to do so because they value their independence. Given the increasingly significant financial and administrative burdens, these physicians are generally unable to maintain independence while effectively transitioning to a value-based care model. We believe that allowing them to maintain their independence increases their engagement with population health management practices, which is key to transforming the healthcare system.
Limited collaboration between PCPs and payors
Over the years, we have seen that payors recognize the importance of PCPs in directing and managing total cost of care. Payors have attempted to increase their proximity to primary care physicians through acquisitions and investments in care delivery services and technologies. However, a payor’s ability to impact physician workflows continues to be structurally limited by the multi-payor nature of most physician practices. This makes it challenging for any single payor to achieve the level of integration we believe is needed to improve clinical engagement and effectively manage healthcare costs. We believe this creates significant opportunity for a platform to partner directly and create alignment between payors and physicians.
We Deliver Value-Based Care to the Fastest Growing Market in Healthcare
A need for a new payment structure and an aging U.S. population
Historically, healthcare in the U.S. has been focused on reacting to acute events, which resulted in the development of the FFS payment model. The FFS model unintentionally incentivizes the volume of patients and services performed rather than the quality of services and care — resulting in a deprioritization of preventative services and overall health of the patient. Beyond sub-optimal clinical outcomes, FFS results in significant healthcare spend. As 10,000 seniors age into Medicare each day and prevalence of chronic conditions increases, the need for lower healthcare spend leads the push towards value-based care and additional offerings such as Medicare Advantage.
Value-based care and Medicare Advantage
Medicare Advantage serves as an alternative to traditional Medicare. Medicare Advantage is an integrated plan that includes both Part A and Part B coverage. Most Medicare Advantage plans also offer Part D, vision, hearing, dental and other benefits. Typically, the out-of-pocket costs are lower for Medicare Advantage plans than traditional Medicare, but patients are limited to seeing physicians within the plan’s network and some coverage of certain specialty services may require PCPs’ referrals and plan authorizations.
Medicare Advantage has been well received since it was introduced, with penetration among Medicare beneficiaries increasing from 13% in 2004 to 39% as of 2020 and is projected to increase to 51% by 2030. This trend reflects the understanding that Medicare Advantage plans are financially and clinically valuable to Medicare eligible patients.
Our Market Opportunity
We believe there is significant white space opportunity — as of 2020, P3 contracted with 1,500 primary care physicians, which represented less than 1% of the total number of PCPs in the U.S. of 491,060. The industry is primed for a platform like ours, which allows physicians to remain independent while accessing financial resources and infrastructure to support a value-based care model.
We believe our total addressable market is represented by the approximately 62 million Americans (approximately 18% of the total population) who were enrolled in either traditional Medicare or Medicare Advantage nationally in 2020. This represented $800 billion of annual spend, which is growing at approximately 7%. Within this, we believe our core addressable market to be the Medicare Advantage market, specifically within moderate-to-highly populated Medicare Advantage eligible dense counties, which we define as having greater than 10,000 Medicare eligibles. By multiplying these approximately 24 million Medicare Advantage members by an average $1,000 per member per month spend, we estimate this represents a core addressable market size of approximately $300 billion.
1 2019 total national healthcare expenditure, CMS; 2 2019 Medicare national healthcare expenditure, CMS; 3 2019 Medicare beneficiaries, Kaiser Family Foundation; 4 Based on CMS Medicare Advantage Penetration by Country data as of March 2021 and includes counties with greater than 10,000 Medicare eligibles. Derived by taking the product of ~24mm Medicare Advantage enrollees in our target markets and an annual revenue of $12,000 per member, which is derived from industry knowledge and is what we believe to be a reasonable national assumption; 5 Based on CMS Medicare Advantage Penetration by

Country data as of March 2021 and includes countries with greater than 10,000 Medicare eligibles; 6 Based on a U.S. population of ~330mm (U.S. Census data) and ~60mm Medicare eligibles
Our Approach
The foundation of the P3 Care Model is meeting the physician and patient where they are — thereby maintaining the physician-patient relationship — and facilitating their journey from a FFS to a VBC model. Leveraging our 20 years+ of experience, we have built the P3 Care Model to drive significant change in the components of our quadruple aim:
1.
Improved clinician experience.

2.
Improved patient experience.

3.
Improved clinical outcomes.

4.
Lower overall costs of care.

Our Quadruple Aim
The P3 Care Model
Patient-Centric
Patient wellness, not sickness.    The VBC model rewards superior clinical outcomes and value delivered to the patient. With this in mind, we built our model to consider the whole patient rather than individual illnesses as they arise. We work with our physician partners to develop a holistic view of a patient’s health over time to understand the most effective methods to empower their patients to actively participate in and better manage their health (e.g. medication adherence, complete understanding of potential impediments to receiving care).
Robust care teams.   We staff dedicated care managers and care navigators to help ensure end-to-end patient care across the full continuum. Care navigators are responsible for day-to-day patient care (e.g. scheduling appointments, assisting with check-ins, etc.). Care managers, on the other hand, tend to have more medical responsibilities (e.g. reviewing patient charts, coordinating care with PCPs, ensuring appropriate documentation) and serve as a communication point across care teams. Together, they complement our network of physicians and enable the highest quality of care for our patients — ensuring they are being seen at the right time by the appropriate physician and all corresponding documentation and communication has been streamlined.
Personalized care.   Using the P3 Technology Platform for integrated data reporting, physicians can stratify their patient panels based on risk. Identifying patients who are high risk (or rising risk) helps prioritize those patients who may need to be seen more often or require additional resources to improve their health. Additionally, our tailored tech suite provides our physician partners with detailed insights to understand what is driving individual patient clinical outcomes and medical costs. Leveraging this data, we then collaborate with physicians to build individualized, longitudinal care plans, catered to the needs of individual patients.
Physician-Led
Collaborative and supportive partnerships.   As former physicians, we have a deep understanding of the way in which physicians are trained. In our experience, most physicians not only understand the value of a VBC model, but also want to provide their patients with the highest quality care. However, the way in which most physicians today were trained caters to a FFS model. To support the VBC model, we provide training to physicians on best clinical practices based on nationally recognized care guidelines. As a result, we have seen physicians deliver cost saving, quality healthcare. Unlike some of our peers, we typically enter markets with our affiliate physician model and contract directly with physician groups or independent physicians to enter the P3 network rather than primarily building and staffing our own clinics or acquiring physician practices. By doing so, we preserve the existing patient-physician relationship and create a built-in patient panel on Day 1. Affiliate physicians retain their independence, while gaining access to P3’s teams, tools and technologies that are key to success in a value-based care model. P3’s care teams become an extension of each physician’s office and support our collective patients to navigate the health care system, collaborate with caregivers, and enable a successful health care journey. All P3 affiliated physicians must pass an annual credentialing process and maintain compliance with all regulatory standards.
Aligned incentives.   Our model properly aligns physicians’ incentives with clinical outcomes, ensuring patients receive the optimal care they deserve. To do this, we offer several types of incentive-based payments to our affiliated physicians. First, as physicians join our network, we continue to pay them on a FFS basis per visit, or structure a contract to offer a monthly, fixed, capitated payment for each patient paneled to their practice. Additionally, we provide quality incentive payments to our physician partners as they close quality gaps in care, enable patient access and improve documentation. Finally, as improved clinical outcomes result in reduced medical costs, we share the savings between P3 and our physician partners. These contracts were built with the physician in mind, which is reflected in our results — a 99% physician retention rate from 2018 through March 31, 2021. Aligning physician incentives with performance on growth, quality, patient disease documentation, and medical expense creates better economics within their practices.
Broad Delegated Care Model
Reshaping local healthcare.   In the United States, 5% to 7% of medical spend occurs in the PCP office. The remaining 93% to 95% occurs outside of the PCP office. Our 20+ years of experience in the population health management space has allowed us to build the capabilities to better control and manage the delivery of services across the full care continuum. Our team has the ability to take on additional services from our payor partners, including: networking, credentialing, utilization management and claims processing. In order to take on these functions, our teams must pass regular delegation audits by CMS as well as our payor partners. By assuming responsibility for the patient’s entire care experience, we can tailor care provision and coordination to their individual needs. We take on this added burden, as it allows us to reshape the local healthcare market and accelerate the shift from a FFS to a VBC model.
Delegated services.   Through delegation, we can build local networks of physicians and specialists to meet the needs of our patients. By creating a captive network, we ensure that our network of physicians and specialists are properly educated on best clinical practices based on national recognized care guidelines. Furthermore, delegation allows us to align incentives across the full continuum, not just the PCP office. With additional tools like utilization management, we ensure that quality care is delivered in the appropriate care setting. To help with care delivery effectiveness, we perform concurrent reviews to manage acute and post-acute hospitals for length of stay and appropriateness. Finally, by taking on responsibility for processing and paying claims, we are able to ensure the appropriate payment for the appropriate care. Ownership over claims creates value and helps to accelerate the reduction of unnecessary medical costs.
P3 Technology/Health Hub
The backbone of our P3 Care Model is our proprietary technology platform — P3 Technology/Health Hub — which enables physicians, care teams, patients and their family members to engage in the care journey.

Our platform was purposefully built as a data and technology-enabled care ecosystem that drives preventive rather than reactive care.
P3 Technology/Health Hub integrates clinical and claims data from 250+ disparate data points each month from payors, outpatient and inpatient facilities and other ancillary care settings. By using P3 Technology/Health Hub at the time of patient onboarding, we are able to assign patient risk levels using our proprietary risk stratification tool that leverages multiple parameters to prioritize patients who require additional resources. We continually collect data on patients from multiple sources so our care teams can proactively and dynamically deliver individualized care based on changes to a patient’s health profile. For example, within approximately 12 hours of a hospitalization — even out of state — our physician partners are notified and alerted to the patient’s clinical status. Our care managers also monitor patient care and provide physicians with insights to enable additional care across settings and locations. These factors create a positive feedback loop, whereby our technology accelerates clinical outcomes, improving strong performance, and further growing our business.
The P3 Technology/Health Hub is built on multiple products, including:
Provider Portal.   This physician-facing product enables our physician partners to understand, care for and monitor their patients. Physicians can access a risk stratified patient list based on historical diagnoses, suspect diagnoses, ER visits, chronic comorbidities and socio economic factors, among others. By using this, P3 is able to present physicians with care opportunities, Healthcare Effectiveness Data and Information Set (“HEDIS®”) gaps in care and drug substitution opportunities, which directly translate into stronger cost management. Analyzing the risk-stratified patient-level data helps physicians and office staff strategize patient scheduling to optimize their resources and work hours to meet the healthcare needs of the patients that need the most care. Provider Portal also generates additional possible conditions that the physicians can screen for during patient visits. This exercise gives physicians a longitudinal view of patients’ health and any potential medical conditions they may have developed since their last annual wellness visit. This represents an important opportunity for physicians to address the conditions which otherwise may have been missed during initial health reviews of the patient.
Provider Portal is also used by our internal certified coders to review and reconcile claims data with EMR and charts data. This provides P3 an opportunity to capture dropped or missed codes documented in the patient’s medical record that were not properly converted during the initial submission of claims by our physician partner offices. This practice also ensures that the diagnosis data that is submitted to health plans is validated with appropriate supporting documentation for seamless acceptance by CMS for year-over-year risk calculation for our patients.
P3 Care Connect.    P3 Care Connect is a comprehensive management tool used by P3 care management, utilization management and concurrent review teams. P3 Care Connect enables P3 care managers to provide concierge and individualized care for specific, high-risk and special needs populations. This capability allows our platform and its constituents to deliver highly impactful clinical programs aimed to reduce cost and improve clinical outcomes while optimizing efficiency. Care orchestration through a combination of program management, cohort building, care plan and assessment builders help our care managers build more intelligent care plans. P3 Care Connect allows our care and medical management teams to process prior authorizations, track P3 patient referrals within our network throughout the care continuum and manage a concurrent review for inpatient services through an automated platform that improves efficiency and auditability of existing business workflows. This tool also enables a streamlined communication between P3 and primary care physicians, specialists and other ancillary care physicians who are involved in the care of our patients.
Analytic Management Tools.   Analytic Management Tools is a business intelligence platform that converts data into visualizations and real-time metrics to empower decision making at every level across the organization. It helps our administrative teams deliver a data driven approach for a better, more engaged physician experience and act as a support system to their practices.
This tool combines data management with data analysis to evaluate and transform complex data sets into meaningful, actionable information used to support effective strategic, tactical and operational insights. It also provides comprehensive information that drives performance to improve clinical outcomes and quality of care and creates physician profiles and cost analysis to improve healthcare management. With an embedded Risk Adjustment engine, it allows the organization to determine the burden of illness for our patients while providing stratification clinical data to physicians.
Our Value Proposition
Our P3 Care Model is effective, differentiated and represents a ‘win’ for all key stakeholders.
Patients
Our P3 Care Model of partnering with local physicians allows patients to maintain their relationship with their existing physicians. We believe this is key to delivering stronger clinical outcomes and support for our patients, as evidenced by our patient satisfaction rate of 97%. Our model deploys care teams for each individual patient to assist in the continuity and coordination of care. This support allows for seamless interactions across multiple physicians and various care settings. Connectivity minimizes unnecessary progression of disease or downstream care, which is evident in our results. In 2019, we achieved a 35% reduction in hospitalizations, based on P3’s hospital admission rate per thousand of 161 in Arizona compared to the local Medicare benchmark of 248. Additionally, in 2019, we achieved a 36% reduction in ED visits based on P3’s emergency department claims per thousand of 357 in Arizona, compared to the local Medicare benchmark of 557.
Physicians
We believe our model supports and empowers physicians, care teams, and practices in their transition from a traditional FFS to a VBC model. Importantly, we enable physicians to implement VBC protocols while maintaining their independence. Additionally, our P3 Care Model leverages an innovative technology suite that provides physicians with the tools to drive better clinical outcomes. Enabling physicians to own much of this process also allows for improved personal satisfaction on their journey to value-based care, resulting in our 99% physician retention rate from 2018 through September 30, 2021 on our network of approximately 1,700 physicians at September 30, 2021.
Payors
The P3 model is differentiated in our ability to also partner directly with payors. We have a proven ability to manage medical costs and improve clinical outcomes of our lives under management on behalf of our payor partners. This is evidenced by the receipt of inbound partnership requests from payors to improve growth, quality and profitability in their markets. We believe there is a significant and growing demand from payors as they capitate risk and transition to value-based care.
Competitive Differentiation
Broad delegated care model
Under our at-risk model, we are financially responsible for the medical costs associated with our attributed patients across the care continuum. In the United States, 5% to 7% of medical spend occurs in the PCP office. The remaining 93% to 95% occurs outside of the PCP office. Our broad delegated care model enables us to better manage and control critical aspects of care beyond the PCP office. By taking on additional, delegated services from our payor partners, including networking, credentialing, utilization management and claims processing, we can better control care delivery, align incentives across the care continuum, and ensure that quality care is delivered and paid for in the appropriate care setting.
Rapidly scalable, capital efficient model
We have demonstrated the rapid scalability of our model with organic revenue growth of 135% from 2018 to 2020 and our near-term pipeline which represents over 100,000 lives across the U.S. as of June 30, 2021. This is in part due to the capital efficiency of our affiliate model and in part due to our ability to grow through multiple channels. Because we primarily partner with physicians and physician groups or payors, we do not need to build brick and mortar clinics or acquire practices to enter a new market. Therefore, we require less upfront capital to enter a market and can take the time to establish a market presence and build patient recognition and familiarity as well as other relationships before investing significant funds. While many of our competitors employ the buy / build or joint-venture partnership model, our approach has a minimal “ramp-up” period and thus a faster expected near-term path to profitability. Furthermore, our ability to effectively leverage existing physician bases across the U.S. accelerates our speed to scale.
Highly experienced management team
P3 is a four-year-old company, 20 years in the making. Our management team has extensive experience in population health management, the Medicare Advantage space, and leading the transition to value-based care throughout the United States.
Our executive team has worked hard to build cultural alignment around our vision to transform healthcare. This vision and values permeate throughout our organization and are embraced by our employees and partners. Furthermore, our executive team has been thoughtful and strategic about fostering a culture of mentorship to pass on their extensive industry knowledge to future P3 leaders.
Virtuous growth cycle
Our model incentivizes all constituencies across the care spectrum to work together by aligning incentives directly based on growth, care quality, patient disease documentation, and medical expense improvements. Our model creates better physician economics within their practices. When all constituencies benefit, we all capture the meaningful value generated by the P3 Care Model by improving clinical outcomes and decreasing the cost of care. Our ability to drive savings allows us to continuously innovate, support our physician partners and engage patients on the P3 platform.
Our Growth Strategy
We intend to utilize our competitive strengths and capitalize on favorable industry trends to increase our footprint within our current markets and across new states and counties to ultimately increase the number of physicians and patients we serve.

Additional membership through current relationships.   Recent data suggests that the number of Medicare-eligible patients and Medicare Advantage penetration rates will continue to increase in the upcoming years. We believe that this trend will translate into increased coverage by our current payor partners in our existing markets. As these new patients enroll in Medicare Advantage through our payors, they become attributed to our platform with little incremental cost to us.
Furthermore, we believe our physician partners will also increase their patient coverage as the number of available Medicare Advantage lives increases. We expect to be favorably positioned to benefit from this source of growth, bolstered by the sticky physician-patient relationship and our platform’s ability to assist our physician partners in more effectively managing healthcare quality, patient experience and cost.
Expansion in current markets.   Based on our ability to provide a compelling value proposition for physicians looking to shift to value-based care while remaining independent, we believe there is significant opportunity to grow lives in our current markets in Arizona, Nevada, Florida and Oregon. Additionally, we have the opportunity to expand our existing membership base through our payor partners’ presence in our current markets.
Expansion into adjacent markets.   Once we establish a presence in a geography, we are then able to leverage our regional infrastructure and our relationships with payors as we expand into adjacent geographies. We are more easily able to deploy this ‘land and expand’ strategy once we have established the P3 brand in a particular market.
Expansion into new markets.   We are constantly evaluating our pipeline of opportunities to continue growing our membership. Based on our analysis and experience to date, we have identified a list of target markets that we believe are ideal candidates for the P3 Care Model, whether across physicians or payors. We can facilitate this growth through new payor contracts, new network partnerships via joint ventures or expanding into a new market as part of an existing payor contract. We target entering 3-5 new markets each year based on this proven strategy.
Execute on accretive acquisitions.   While our growth to date has been organic, we believe there are additional robust opportunities to acquire additional lives across both physicians and payors.
The strength of our model at work: Case study of our Provider and Payor Relationships
Our ability to partner with providers across markets and then leverage those relationships to partner with payors in order to grow membership and improve health outcomes is a critical component of our model. Our partnership with local healthcare leaders, a regional provider based in Arizona, and a national payor, are key examples of this go-to-market strategy.
Partnership with local healthcare leaders, a regional provider network based in Arizona

Partnership with a national payor
Competition
The healthcare industry is highly competitive and fragmented. Our primary competition remains the status quo, FFS environment that much of the healthcare system operates in today. We currently face competition in every aspect of our business, including in offering a favorable reimbursement structure for existing physician partners and attracting payors and physician partners who are not contracted with us, from a range of large and medium-sized local and national companies that provide care under a variety of models that could attract patients, providers and payors. Our primary competitors in the population health management space include Oak Street Health, Cano Health and Agilon Health, in addition to numerous local provider networks, hospitals and health systems. Moreover, large, well-financed payors have in some cases developed their own managed care services tools and may provide these services to their physicians and patients at discounted prices, or may seek to expand their relationships with additional competing physicians or physician networks. Other organizations may also seek to apply specialized services or programs, including providing data analytics or disease-based programs, designed to enable physicians or payors to operate successfully under value-based care arrangements. Our competitors typically vary by geography, and we may also encounter competition in the future from other new entrants. Our growth strategy and our business could be adversely affected if we are not able to continue to access existing geographies, successfully expand into new geographies or maintain or establish new relationships with payors and physician partners. See “Risk Factors — Risks Related to P3’s Business and Industry — We operate in a competitive industry, and if we are not able to compete effectively, our business, financial condition and results of operations will be harmed.”
The principal competitive factors in our business include the nature and caliber of relationships with physicians; patient healthcare quality, outcomes and cost; the strength of relationships with payors; the quality of the physician experience; local geography leadership position; and the strength of the underlying economic model. We believe our platform, partnership and network model enables us to compete favorably.
Intellectual Property
We rely on a combination of trademark laws in the U.S. as well as confidentiality procedures and contractual provisions to protect our trade secrets, including proprietary technology, databases and our brand.
We have a federal trademark registration application for “P3 Health Partners” in the U.S. We also have filed other applications to protect names and marks that are meaningful to our business in the U.S. across various states and local jurisdictions, including for the use of the local brand created within each of our geographies, and will pursue additional trademark registrations to the extent we believe it would be beneficial and cost-effective.

We are the controller of a variety of registered domain names that include “p3hp” and similar variations.
We have developed proprietary technology and processes that support our operational programs and clinical insights, including our P3 Technology/Health Hub, which is a proprietary system that aids in the aggregation and analysis of third-party data we collect. Our internally developed technology is continuously refined to support the needs of our platform and partners. Although we do not currently hold a patent for P3 Technology/Health Hub, we have filed provisional patent applications relating to the P3 Technology/Health Hub, and we continue to regularly assess the most appropriate methods of protecting our intellectual property and may decide to pursue available protections in the future.
We maintain our intellectual property and confidential business information in a number of ways. For instance, we have a policy of requiring all employees and consultants to execute confidentiality agreements upon the commencement of an employment or consulting relationship with us. Our employee agreements also require relevant employees to assign to us all rights to any inventions made or conceived during their employment with us in accordance with applicable law. In addition, we have a policy of requiring individuals and entities with which we discuss potential business relationships to sign non-disclosure agreements. Lastly, our contracts with physicians include confidentiality and non-disclosure provisions.
We may be unable to obtain, maintain and enforce our intellectual property rights, and assertions by third parties that we violate their intellectual property rights could have a material adverse effect on our business, financial condition and results of operations.
Human Capital
As of September 30, 2021, we had approximately 450 employees. We consider our relationship with our employees to be good. None of our employees are represented by a labor union or party to a collective bargaining agreement.
Our human capital resources objectives include identifying, recruiting, retaining, incentivizing and integrating our existing and prospective employees. We recognize that attracting, motivating and retaining passionate talent at all levels is vital to continuing our success. By improving employee retention and engagement, we also improve our ability to protect the long-term interests of our stakeholders and stockholders. We invest in our employees through high-quality benefits and various health and wellness initiatives and offer competitive compensation packages, ensuring fairness in internal compensation practices.
People join P3 because of our mission: To ensure providers and their patients get the healthcare they deserve. Together with our employees and physician partners, we have defined our core values as:
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People: Our attitude is respecting and valuing everyone. Our community is strong and safe.

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Passion: Our heart is our patients. Our soul is our clinicians. Our strength is our culture.

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Purpose: Our core is fixing health care. Our mindset is disciplined purposeful growth.

Our human capital efforts are supported by our dedicated human resources team. This team supports the business in identifying and recruiting top talent, supporting the onboarding and orientation of new hires through a comprehensive new employee orientation, a manager’s toolkit and resources to support onboarding, goal setting, and in-year management. Our efforts to promote a positive employee experience and build culture are further supported and enhanced by local and national in-person and virtual events, including town halls, in-office celebrations and employee activity committees. We have also developed a taskforce that seeks to drive focused and targeted diversity and inclusion efforts, including employee focus groups and participation up and down the organization to ensure all voices are heard.
Government Regulation
Regulatory Licensing and Certification
Many states, including Florida, require regulatory approval, including licensure and certification, before establishing certain types of clinics offering certain professional and ancillary services, including the services P3 offers. The operations of the P3 owned and managed clinics are subject to extensive federal, state and local regulation relating to, among other things, the adequacy of medical care, equipment, personnel, operating policies and procedures, and proof of financial ability to operate. Our ability to operate profitably will depend in part on the ability of P3 owned and managed clinics and its providers to obtain and maintain all necessary licenses and other approvals, and, maintain updates to their enrollment in the Medicare and Medicaid programs, including the addition of new clinic locations, providers and other enrollment information. In addition, certain ancillary services such as the provision of diagnostic laboratory testing require additional state and federal licensure and regulatory oversight, including oversight by CMS, under Clinical Laboratory Improvement Amendments of 1988, or CLIA, which requires all clinical laboratories to meet certain quality assurance, quality control and personnel standards, and comparable state laboratory licensing authorities. Standards for testing under CLIA are based on the complexity of the tests performed by the laboratory, with tests classified as “high complexity,” “moderate complexity,” or “waived.” P3 owned and managed clinics hold CLIA Certificates of Waiver and perform certain CLIA-waived tests, which subjects such clinics to certain CLIA requirements. Sanctions for failure to comply with applicable state and federal licensing, certification and other regulatory requirements include suspension, revocation or limitation of the applicable authorization, significant fines and penalties and/or an inability to receive reimbursement from government healthcare programs and other third-party payors.
With respect to P3’s providers participating in its network, P3 providers must meet minimum requirements to apply for participation or continued participation with P3 through a credentialing process, including, without limitation, having a valid, current medical license and DEA registration, if required for the provider’s scope of practice, the absence of any debarment, suspension, exclusion or other restriction from receiving payments from any government or other third-party payor program, and clearing National Practitioner Data Bank of any reports and/or disciplinary actions. P3’s credentialing program is designed to meet CMS and the National Committee for Quality Assurance, or NCQA, credentialing requirements as well as applicable federal and state laws. P3’s credentialing committee is comprised of a group of multispecialty providers with responsibilities for thoroughly reviewing each P3 provider’s qualifications and credentials. Providers are generally recredentialed every three years or more often if necessary, which is consistent with industry guidelines. In addition, network providers are required under their participating provider agreements with P3 to have established an ongoing quality assurance program. Moreover, P3’s contracts may allow P3 to withhold compensation from time to time based upon the providers meeting certain quality metrics, including HEDIS quality measures and care coordination metrics.
State Corporate Practice of Medicine and Fee-Splitting Laws
Our arrangements with our affiliated professional entities and other physician partners are subject to various state laws, commonly referred to as corporate practice of medicine and fee-splitting laws, which are intended to prevent unlicensed persons from interfering with or influencing the physician’s professional judgment, and prohibiting the sharing of professional service fees with non-professional or business interests. These laws vary from state to state, including those where the Company does business, and are subject to broad interpretation and enforcement by state regulators. For example, the corporate practice of medicine prohibition in Nevada has only been established through attorney general opinions and there is no statutory or regulatory fee-splitting prohibition in the state. Arizona’s corporate practice of medicine was established under older case law, and more recent legislation suggests that the prohibition may not be strictly enforced in the state. Oregon prohibits the corporate practice of medicine but has an exception for professional corporations with majority physician ownership where a non-licensed person or entity may hold minority ownership interest in such professional corporation. Florida does not prohibit the corporate practice of medicine but has professional fee-splitting laws, which prohibit the sharing of professional fees based on referrals for professional services.
California’s corporate practice of medicine doctrine has been developed through statutes, case law and state attorney general opinions. The general prohibition on the corporate practice of medicine arises out of the California Business and Professions Code, which has been enforced through case law and attorney general opinions. In California, physicians and certain licensed professionals cannot be employed by non-professional corporations, except under limited exceptions which do not apply to the Company. Additionally, all clinical decisions and certain business or management decisions that result in control over a physician’s practice of medicine or a licensed professional’s clinical decisions must be made by a physician or licensed professional and not by an unlicensed person or entity. California also prohibits professional fee splitting arrangements, but management fees based on a percentage of gross revenue or similar arrangement that is commensurate with fair market value of services provided by the management company are generally permissible.
We believe we have structured our management services agreements with the our affiliated professional entities to comply with the corporate practice of medicine and fee-splitting laws of Nevada, and we expect to enter into similar agreements with affiliated professional entities in California and other states where we may operate in the future, where all clinical decisions and other business and management decisions that result in control over a physician’s practice of medicine or a licensed professional’s clinical decisions remain exclusively with the affiliated professional entities, their physician shareholders and the physicians and licensed professionals employed and contracted by such entities.
A determination of non-compliance against us and/or our affiliated professional entities or other physician partners based on the reinterpretation of existing laws or adoption of new laws could lead to adverse judicial or administrative action, civil or criminal penalties, receipt of cease and desist orders from state regulators, loss of provider licenses, and/or restructuring of these arrangements.
Healthcare Fraud and Abuse Laws
We are subject to a number of federal and state healthcare regulatory laws that restrict certain business practices in the healthcare industry. These laws include, but are not limited to, federal and state anti-kickback, false claims, self-referral and other healthcare fraud and abuse laws.
The federal Anti-Kickback Statute, or AKS, prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving remuneration, directly or indirectly, in cash or kind, to induce or reward either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made under federal and state healthcare programs such as Medicare and Medicaid. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.
Several courts have interpreted the AKS’s intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of federal healthcare covered business, the AKS has been violated.
The AKS includes statutory exceptions and regulatory safe harbors that protect certain arrangements. By way of example, the AKS safe harbor for value-based arrangements and the safe harbor for arrangements between managed care organizations and downstream contractors both require, among other things, that the arrangement does not induce a person or entity to reduce or limit medically necessary items or services furnished to any patient. Failure to meet the requirements of an applicable AKS safe harbor, however, does not render an arrangement illegal. Rather, the government may evaluate such arrangements on a case-by-case basis, taking into account all facts and circumstances, including the parties’ intent and the arrangement’s potential for abuse, and may be subject to greater scrutiny by enforcement agencies.
The Stark Law prohibits a physician who has a financial relationship, or who has an immediate family member who has a financial relationship, with entities providing designated health services, or DHS, from referring Medicare and Medicaid patients to such entities for the furnishing of DHS, unless an exception applies. The Stark Law also prohibits the entity from billing for any such prohibited referral. Unlike the AKS, the Stark Law is violated if the financial arrangement does not meet an applicable exception, regardless of any intent by the parties to induce or reward referrals or the reasons for the financial relationship and the referral.
The Federal False Claims Act, or FCA, prohibits a person from knowingly presenting, or caused to be presented, a false or fraudulent request for payment from the federal government, or from making a false statement or using a false record to have a claim approved. A claim includes “any request or demand” for money or property presented to the United States government. Moreover, the government may assert that a claim including items and services resulting from a violation of the AKS or the Stark Law constitutes a false or fraudulent claim for purposes of the civil False Claims Act. Penalties for a violation of the FCA include fines for each false claim, plus up to three times the amount of damages caused by each false claim.

Private individuals also have the ability to bring actions under these false claims laws in the name of the government alleging false and fraudulent claims presented to or paid by the government (or other violations of the statutes) and to share in any amounts paid by the entity to the government in fines or settlement. Such suits, known as qui tam actions, are pervasive in the healthcare industry.
Further, the Civil Monetary Penalties Statute authorizes the imposition of civil monetary penalties, assessments and exclusion against an individual or entity based on a variety of prohibited conduct, including, but not limited to offering remuneration to a federal health care program beneficiary that the individual or entity knows or should know is likely to influence the beneficiary to order or receive health care items or services from a particular provider. Moreover, in certain cases, providers who routinely waive copayments and deductibles for Medicare and Medicaid beneficiaries can also be held liable under the AKS and civil FCA. One of the statutory exceptions to the prohibition is non-routine, unadvertised waivers of copayments or deductible amounts based on individualized determinations of financial need or exhaustion of reasonable collection efforts. The HHS’ Office of Inspector General emphasizes, however, that this exception should only be used occasionally to address special financial needs of a particular patient. Although this prohibition applies only to federal healthcare program beneficiaries, the routine waivers of copayments and deductibles offered to patients covered by commercial payors may implicate applicable state laws related to, among other things, unlawful schemes to defraud, excessive fees for services, tortious interference with patient contracts and statutory or common law fraud.
HIPAA also established federal criminal statutes that prohibit, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third-party payors, and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the AKS, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.
Several states in which we operate have also adopted similar fraud and abuse laws as described above. The scope of these laws and the interpretations of them vary from state to state and are enforced by state courts and regulatory authorities, each with broad discretion. Some state fraud and abuse laws apply to items or services reimbursed by any payor, including patients and commercial insurers, not just those reimbursed by a federally funded healthcare program.
Violation of any of these laws or any other governmental regulations that apply may result in significant penalties, including, without limitation, administrative civil and criminal penalties, damages, disgorgement, fines, additional reporting requirements and compliance oversight obligations, in the event that a corporate integrity agreement or other agreement is required to resolve allegations of noncompliance with these laws, the curtailment or restructuring of operations, exclusion from participation in governmental healthcare programs and/ or individual imprisonment.
Healthcare Reform
In the United States, there have been, and we expect there will continue to be, a number of legislative and regulatory changes to the healthcare system, many of which are intended to contain or reduce healthcare costs. By way of example, in the United States, the ACA substantially changed the way healthcare is financed by both governmental and private insurers. The ACA required, among other things, CMS to establish a Medicare shared savings program that promotes accountability and coordination of care through the creation of ACOs. The Medicare shared savings program allows for providers, physicians and other designated health care professionals and suppliers to form ACOs and voluntarily work together to invest in infrastructure and redesign delivery processes to give coordinated high quality care to their Medicare patients, avoid unnecessary duplication of services and prevent medical errors. ACOs that achieve quality performance standards established by CMS are eligible to share in a portion of the Medicare program’s cost savings. ACO program methodologies and participation requirements are updated by CMS for each performance year and participants are expected to comply with such program requirements and required to report on performance after the close of the year. ACOs that fail to comply with such program requirements can face penalties or even termination of their participation in the Medicare shared savings program.

Since its enactment, there have been judicial, executive and Congressional challenges to certain aspects of the ACA. On June 17, 2021, the U.S. Supreme Court dismissed the most recent judicial challenge to the ACA without specifically ruling on the constitutionality of the ACA. Prior to the Supreme Court’s decision, President Biden issued an executive order initiating a special enrollment period from February 15, 2021 through August 15, 2021 for purposes of obtaining health insurance coverage through the ACA marketplace. The executive order also instructed certain governmental agencies to review and reconsider their existing policies and rules that limit access to healthcare. It is unclear how other healthcare reform measures of the Biden administration or other efforts, if any, to challenge, repeal or replace the ACA will impact the ACA or our business.
In addition, other legislative changes have been proposed and adopted since the ACA was enacted. These changes included aggregate reductions to Medicare payments to providers of 2% per fiscal year, which went into effect on April 1, 2013 and, due to subsequent legislative amendments to the statute, will remain in effect through 2030, with the exception of a temporary suspension from May 1, 2020 through December 31, 2021, unless additional Congressional action is taken. In addition, on January 2, 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, reduced Medicare payments to several providers, including hospitals, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.
Additionally, the Center for Medicare and Medicaid Innovation continues to test an array of value-based alternative payment models, including the Global and Professional Direct Contracting Model to allow Direct Contracting Entities to negotiate directly with the government to manage traditional Medicare beneficiaries and share in the savings and risks generated from managing such beneficiaries. Although we currently do not participate in these pilot payment models, we may choose to do so in the future. Additional changes that may affect our business include the expansion of new programs such as Medicare payment for performance initiatives for physicians under the Medicare Access and CHIP Reauthorization Act of 2015, which first affected physician payment in 2019. At this time, it is unclear how the introduction of the Medicare quality payment program will impact overall physician reimbursement. In addition, there likely will continue to be regulatory proposals directed at containing or lowering the cost of healthcare, as government healthcare programs and other third-party payors transition from FFS to value-based reimbursement models, which can include risk-sharing, bundled payment and other innovative approaches. It is possible that the federal or state governments will implement additional reductions, increases, or changes in reimbursement in the future under government programs that may adversely affect us or increase the cost of providing our services. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue or attain growth, any of which could have a material impact on our business.
Further, healthcare providers and industry participants are also subject to a growing number of requirements intended to promote the interoperability and exchange of patient health information. For example, on April 5, 2021, healthcare providers and certain other entities became subject to information blocking restrictions pursuant to the Cures Act that prohibit practices that are likely to interfere with the access, exchange or use of electronic health information, except as required by law or specified by the HHS as a reasonable and necessary activity. Violations may result in penalties or other disincentives. It is unclear at this time what the costs of compliance with the new rules will be, and what additional risks there may be to our business.
Data Privacy and Security Laws
We are subject to a number of federal and state laws and regulations that govern the collection, use, disclosure, and protection of health-related and other personal information, including health information privacy and security laws, data breach notification laws, and consumer protection laws and regulations (e.g., Section 5 of the FTC Act). For example, HIPAA imposes obligations on “covered entities,” including certain healthcare providers, such as the affiliated professional entities, health plans, and healthcare clearinghouses, and their respective “business associates” that create, receive, maintain or transmit individually identifiable health information for or on behalf of a covered entity, such as P3, as well as their covered subcontractors with respect to safeguarding the privacy, security and transmission of individually identifiable health information. Entities that are found to be in violation of HIPAA, whether as the result of a breach of unsecured PHI, a complaint about privacy practices, or an audit by HHS, may be subject to significant civil, criminal, and administrative fines and penalties and/or additional reporting and oversight obligations if required to enter into a resolution agreement and corrective action plan with HHS to settle allegations of HIPAA non-compliance.
In addition, certain state laws, such as the CMIA, the CCPA, and the CPRA, govern the privacy and security of personal information, including health-related information in certain circumstances, some of which are more stringent than HIPAA and many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.
Failure to comply with these laws, where applicable, can result in the imposition of significant civil and/or criminal penalties and private litigation. Privacy and security laws, regulations, and other obligations are constantly evolving, may conflict with each other to complicate compliance efforts, and can result in investigations, proceedings, or actions that lead to significant civil and/or criminal penalties and restrictions on data processing.
Federal and State Insurance and Managed Care Laws
Regulation of downstream risk-sharing arrangements, including, but not limited to, at-risk and other value-based arrangements, varies significantly from state to state. Some states require downstream entities and risk-bearing entities to obtain an insurance license, a certificate of authority, or an equivalent authorization, in order to participate in downstream risk-sharing arrangements with payors. In some states, statutes, regulations and/or formal guidance explicitly address whether and in what manner the state regulates the transfer of risk by a payor to a downstream entity. However, the majority of states do not explicitly address the issue, and in such states, regulators may nonetheless interpret statutes and regulations to regulate such activity. If downstream risk-sharing arrangements are not regulated directly in a particular state, the state regulatory agency may nonetheless require oversight by the licensed payor as the party to such a downstream risk-sharing arrangement. Such oversight is accomplished via contract and may include the imposition of reserve requirements, as well as reporting obligations. Further, state regulatory stances regarding downstream risk-sharing arrangements can change rapidly and codified provisions may not keep pace with evolving risk-sharing mechanisms and other new value-based reimbursement models. Certain of the states where we currently operate or may choose to operate in the future regulate the operations and financial condition of risk bearing organizations like us and our affiliated providers. By way of example, P3 recently entered into an agreement to acquire MHP, a licensed health plan under the Knox Keene Act, which subjects the entity to certain capital requirements, licensing or certification, governance controls, utilization review and grievance procedures, among others. While these regulations have not had a material impact on our business to date, as we continue to expand, for example, through acquisitions or otherwise, these rules may require additional resources and capitalization and add complexity to our business.
Properties
Our principal executive office is located in Henderson, NV, where we occupy facilities totaling approximately 34,000 square feet, primarily under a sublease that expires in September 2022. We use this facility for principal corporate activities. We also lease offices in Tucson, AZ, Las Vegas, NV Salem, OR and St. Petersburg, FL. We believe that our facilities are adequate to meet our needs for the immediate future, and that, should it be needed, suitable additional space will be available to accommodate any such expansion of our operations.
Seasonality
Our business experiences some variability depending upon the time of the year. While new patients are attributed to our platform throughout the year, we experience the largest portion of our at-risk membership growth during the first quarter. Operations in our new markets generally begin on January 1, at which time our payor partners attribute patients to our physician partners as our agreements with those payors in those geographies become effective. This coincides with the beginning of the Medicare program year, when plan enrollment selections made during the prior Annual Enrollment Period, which runs each year from October 15 to December 7.

In addition, in January of each year, CMS revises the risk adjustment factor for each patient based upon health conditions documented in the prior year, leading to an overall increase in per-member revenue. As the year progresses, our per-member revenue declines as new members join us typically with less complete or accurate documentation (and therefore lower risk-adjustment scores) and patient morbidity disproportionately impacts our higher-risk (and therefore greater revenue) members.
Medical costs will vary seasonally depending on a number of factors, including the weather and the number of calendar of working days in a given period. Certain illnesses, such as the influenza virus, are far more prevalent during colder months of the year, which will result in an increase in medical expenses during these time periods. We would therefore expect to see higher levels of per member medical costs in the first and fourth quarters.
Legal Proceedings
Books and Records Action
On April 19, 2021, two members of the P3 Board of Managers, Joseph Straus and Jonathan Bradburn, filed a lawsuit in the Delaware Court of Chancery captioned Straus et al v. P3 Health Group Holdings, LLC, C.A. No. 2021-0335-JTL (the “Books and Records Action”). In the Books and Records Action, Straus and Bradburn seek an order requiring P3 to produce certain books and records relating to the process leading up to, and the approval of, the Business Combinations. On May 21, 2021, P3 filed its answer to the complaint in the Books and Records Action. P3 believes that it has produced all documents sought in the Books and Records Action.
Class D Dispute
On June 11, 2021, Hudson Vegas Investment SPV, LLC (“Hudson”), a holder of P3’s Class D Units, filed an action in the Delaware Court of Chancery captioned Hudson Vegas Investments SPV, LLC v. Chicago Pacific Founders Fund, L.P., et al., C.A. No. 2021-0518-JTL (the “Hudson Action”), in which it challenged the Business Combinations. Specifically, Hudson purports to assert claims against P3, the members of the P3 Board of Managers, certain of its officers and Chicago Pacific Founders Fund, L.P. (“CPF”) for breach of P3’s Existing LLC Agreement (against P3 and CPF), breach of fiduciary duty (against certain of P3’s officers) and breach of alleged contractual standards of conduct (against the P3 Board of Managers) in connection with the process leading up to, and approval of, the Business Combinations. In the Hudson Action, Hudson sought to enjoin the consummation of the Business Combinations, and seeks a declaration that the Business Combinations violate its rights under the P3 Existing LLC Agreement, a declaration that the members of the P3 Board of Managers and certain of P3’s officers breached their fiduciary duties, and money damages including attorneys’ fees.
On June 13, 2021, P3 filed an action in the Delaware Court of Chancery captioned P3 Health Group Holdings, L.L.C. v. Hudson Vegas Investment SPV, LLC , C.A. No. 2021-0519-JTL (the “P3 Action”). In the P3 Action, P3 seeks: (i) a declaration that the Business Combinations do not violate Section 3.10 of P3’s Existing LLC Agreement; and (ii) reformation of a provision of P3’s Existing LLC Agreement. The P3 Action was consolidated with the Hudson Action. The combined cases are captioned In re P3 Health Group Holdings, L.L.C, C.A. No. 2021-0518-JTL.
On June 22, 2021, Hudson filed a motion for expedited proceedings in the Hudson Action in which it sought expedited discovery and a hearing on its motion for preliminary injunction to enjoin the consummation of the Business Combinations. The defendants in the Hudson Action determined not to oppose Hudson’s motion for expedited proceedings and engaged in expedited discovery in advance of a preliminary injunction hearing that took place September 9, 2021.
On September 14, 2021, the Court of Chancery issued an oral ruling denying Hudson’s motion for preliminary injunction due to the lack of probability of success on the merits or, with respect to the Purchase Option only, lack of a showing of irreparable harm based on the condition that the escrow described below be created. In its ruling, the Court held that Hudson had not demonstrated a reasonable probability of success on its claims, with the exception of its claim that it has an option to purchase additional equity interests in P3 in connection with the pending transaction with Foresight (the “Purchase Option”). With respect to the Purchase Option claim, the Court declined to address the merits and instead denied Hudson’s motion on the basis of no irreparable harm subject to the condition that Defendants memorialize their commitment to escrow, pending final resolution of this action, the consideration Hudson would be entitled to receive if it is determined that the Purchase Option can be validly exercised, in a stipulation filed with the Court. On September 17, 2021, Defendants filed a stipulation and proposed order regarding escrow which confirmed their commitment to do so and to cause the Payment Spreadsheet (as that terms is defined in Section 2.01(f) of the Merger Agreement) to provide that such consideration will be directed to such escrow. The Court granted and entered the stipulation and proposed order on September 17, 2021.
The former members of P3 (other than Hudson) have agreed to indemnify the Company and P3 LLC following the Closing, for any damages, including reasonable attorney’s fees, arising out of matters relating to the dispute with Hudson.

MANAGEMENT
Officers and Directors
Set forth below are the names, ages and positions of each of the individuals who serve as directors and executive officers of our company as of December 27, 2021:
Name	Age	Position
Executive Officers
Sherif Abdou, M.D.	61	Chief Executive Officer and Director
Amir Bacchus, M.D.	58	Chief Medical Officer and Director
Eric Atkins	37	Chief Financial Officer
Non-Employee Directors
Mark Thierer	61	Chairman of the Board
Greg Wasson	63	Director
Lawrence B. Leisure	71	Director
Mary Tolan	61	Director
Greg Kazarian	59	Director
Thomas E. Price, M.D.	67	Director
Jeffrey G. Park	50	Director
Sherif Abdou, M.D. has served as P3’s Chief Executive Officer and on the board of managers of Legacy P3 since 2017 and as a Director of the Company since December 2021. Dr. Abdou served as Chief Executive Officer of P3 Health Group from 2015 to 2017. Dr. Abdou received a Bachelor of Medicine and Surgery degree from Mansoura University and a Master of Medical Management degree from the University of Southern California. Dr. Abdou was selected to serve on our Board for his experience in the healthcare industry, his role as one of P3’s founders and his service as P3’s Chief Executive Officer.
Amir Bacchus, M.D. has served as P3’s Chief Medical Officer and on the board of managers of Legacy P3 since 2017 and as a Director of the Company since December 2021. Dr. Bacchus served as Chief Medical Officer of P3 Health Group from 2015 to 2017. Dr. Bacchus currently serves as a director of the University of Nevada, Las Vegas — School of Medicine Advisory Board, a position he has held since 2014. Dr. Bacchus received a Bachelor of Arts degree from California State University, Northridge, a Doctor of Medicine from Wayne State University School of Medicine and an MBA from the University of Nevada, Las Vegas. Dr. Bacchus was selected to serve on our Board for his experience in the healthcare industry, his role as one of P3’s founders and his service as P3’s Chief Medical Officer.
Eric Atkins has served as P3’s Chief Financial Officer since January 2021. Prior to joining P3, Mr. Atkins served as Chief Financial Officer of Sprout Pharmaceuticals, Inc., a virtual pharmaceutical manufacturer, from December 2018 to August 2020. From September 2015 to August 2017, Mr. Atkins served as Vice President Finance, Front Line Care, of Hill-Rom Holdings, Inc., a medical device manufacturer. Mr. Atkins received a Bachelor of Science in Accounting and a Bachelor of Science in Finance from the University of Illinois, Urbana-Champaign and an MBA from Northwestern University. Mr. Atkins is a registered certified public accountant in the state of Illinois.
Mark Thierer has served as a Director of the Company since December 2021 and an advisor to Foresight since October 2020. Mr. Thierer currently serves as the managing partner of the investment firm he formed, AssetBlue Investment Group, a position he has held since June 2017. From October 2017 through February 2018, Mr. Thierer also served as the interim Chief Executive Officer of Dentsply Sirona Inc. (Nasdaq: XRAY), a manufacturer of dental implants. Mr. Thierer was Chief Executive Officer of OptumRx, a pharmacy care services company, from July 2015 until September 2017. He previously served as chairman and Chief Executive Officer of Catamaran Corporation (Nasdaq: CTRX), one of the nation’s largest pharmacy benefit management companies, from March 2011 until it combined with OptumRx in 2015. Mr. Thierer has experience as a Chief Executive Officer leading a national pharmacy benefit and healthcare information technology solutions company. His skills include strategy and business development, technology, finance and marketing. He brings valuable leadership experience and knowledge of operations and the day-to-day management of a national corporation. Mr. Thierer also has experience in the structuring and execution of strategic corporate transactions, including mergers and acquisitions. Mr. Thierer is a member of the board of directors of Discover Financial Services (NYSE: DFS) since 2014 and Senior Connect Acquisition Corp. (Nasdaq: SNRH). Mr. Thierer received a BS in Finance from the University of Minnesota and an MBA from Nova Southeastern University. Mr. Thierer also holds the designation of CEBS (Certified Employee Benefits Specialist) from The Wharton School of the University of Pennsylvania. Mr. Thierer was selected to serve on our Board for his extensive experience in both the financial and healthcare sectors.
Greg Wasson has served as a director of the Company and chairman of the board of directors since November 2020. Mr. Wasson currently serves as President and Founder of his own family office, Wasson Enterprise. Wasson Enterprise’s focus is to partner with entrepreneurs and operators to build sustainable, high-growth businesses that do well by doing good. As the former President and CEO of Walgreens Boots Alliance, Inc., Mr. Wasson has extensive global operational and management experience, as well as extensive knowledge of the retail and healthcare industries. Mr. Wasson attended Purdue University’s School of Pharmacy, receiving his pharmacy degree in 1981. Before his senior year, he was invited to become one of the first pharmacy services interns in Walgreens’ corporate offices — an opportunity that led to his being hired by Walgreens upon graduation and that changed the course of his future career. Mentored by many company leaders through the years, together with his outstanding performance in positions of increasing responsibility, Mr. Wasson served Walgreens for 34 years. As Walgreens CEO, Mr. Wasson led the Fortune 35 company to record fiscal 2014 sales of $76.4 billion. He is credited with creating significant financial and shareholder value, initiating and completing transformative mergers and investments, leading complex organizational and structural change, assembling a diverse and high- performance senior leadership team, and establishing Walgreens’ position as an industry leader. Before retiring from Walgreens, Mr. Wasson had transformed an iconic 114-year-old domestic company into the first global pharmacy-led, health, well-being and beauty enterprise via the successful merger with European-based Alliance Boots to create Walgreens Boots Alliance, Inc. Mr. Wasson currently serves on the Board of Directors of OptimizeRx Corp. (Nasdaq: OPRX) since August 2020. Mr. Wasson also served on the Board of Directors of PNC Financial Services Group, Inc. (NYSE: PNC) from July 2015 to October 2018 and Verizon Communications Inc. (NYSE: VZ) from February 2013 to October 2018.
Lawrence B. Leisure has served as a Director of the Company since December 2021 and on the board of managers of Legacy P3 since April 2017. Mr. Leisure co-founded and has served as a Managing Partner of Chicago Pacific Founders, a private equity fund focused exclusively on healthcare services and senior living, since 2014. Mr. Leisure currently serves as a director of BioIntelliSense, a position he has held since January 2019, a director of Xsell Technology, a position he has held since December 2015, and a director of HIMSS (not for profit), a position he has held since January 2019. Mr. Leisure also served as a director of MyGrove, from January 2012 to June 2021. Mr. Leisure currently serves as a manager of Recovery Ways Holdings, a position he has held since July 2014, a manager of Sage Veterinary Partners, LLC, a position he has held since July 2018, a manager of Pinnacle Dermatology Holdings, LLC, a position he has held since February 2017, a manager of Chicago Pacific Capital, L.P., a position he has held since July 2014, a manager of Chicago Pacific Founders UGP I, a position he has held since July 2014, a manager of Chicago Pacific Founders UPP II, a position he has held since June 2019, a manager of Wellbe Senior Medical, LLC, a position he has held since March 2019, a manager of Impact Advisors Holdings, LLC, a position he has held since December 2019, and a manager of Allymar Health Solutions, LLC, a position he has held since March 2021. Mr. Leisure also served as a manager of FEMG Holdings, LLC, from August 2018 to July 2021. Mr. Leisure received a Bachelor of Arts degree from Stanford University and an MBA degree from the University of California, Los Angeles. Mr. Leisure was selected to serve on our Board for his deep experience in value based healthcare delivery models and broad industry relationships.
Mary Tolan has served as a Director of the Company since December 2021 and on the board of managers of P3 since April 2017. Ms. Tolan co-founded and has served as a Managing Partner of Chicago Pacific Founders, a private equity fund focused exclusively on healthcare services and senior living, since 2014. Previously, Ms. Tolan was the founder of Accretive Health (now R1 RCM, Inc. (Nasdaq: RCM)), a provider of comprehensive end-to-end healthcare revenue-cycle management services and population health management services infrastructure. Ms. Tolan served as Accretive Health’s Chief Executive Officer from

November 2003 to April 2013 and served as a member of the board of Accretive Health until November 2013. Prior to Accretive Health, Ms. Tolan was a Group Chief Executive at Accenture, the global management consulting, technology services, and outsourcing company. Ms. Tolan currently serves as a director of Tredence, Inc., a position she has held since November 2020. Ms. Tolan served as a director of Atrio Health Plan, Inc. from June 2019 to July 2021. Ms. Tolan serves on the Board of Trustees for the University of Chicago. Ms. Tolan received a Bachelor of Business Administration degree from Loyola University and an MBA from the University of Chicago. Ms. Tolan was selected to serve on our Board for her experience as an executive in the healthcare services industry and her investing experience.
Greg Kazarian has served as a Director of the Company since December 2021 and on the board of managers of P3 since May 2018. Mr. Kazarian has served as an Operating Partner of Chicago Pacific Founders since 2014. Mr. Kazarian currently serves as a director of Recovery Ways Holdings, LLC, a position he has held since July 2014, and a director of CPF Outpatient Holdings, LLC, a position he has held since October 2020. Mr. Kazarian served as the Chief Executive Officer of Recover Ways Holdings, LLC, from May 2018 to August 2020. Mr. Kazarian was one of the four Executive Officers of Accretive Health (now R1 RCM, Inc. (Nasdaq: RCM)) a provider of comprehensive end-to-end healthcare revenue-cycle management services and population health management services infrastructure. Mr. Kazarian served in a variety of roles during his tenure at Accretive Health including General Counsel, Head of the Physician Advisory Services Business and Senior Vice President of Operations with P&L responsibility for one third of the Company’s revenue cycle business. Prior to joining Accretive Health, Mr. Kazarian was a partner at Pedersen and Houpt in Chicago, where he spent 16 years representing mid-sized growth companies. Mr. Kazarian received his law degree and his Bachelor of Science degree in Biophysics from the University of Illinois. Mr. Kazarian was selected to serve on our Board for his experience as an executive in the healthcare services industry and his investing experience.
Thomas E. Price, M.D. has served as a Director of the Company since December 2021 and on the board of managers of P3 since January 2018. Dr. Price currently serves as a director of Sanuwave Health, Inc. (Nasdaq: SNWV), a position he has held since 2020, a director of HealthWiseFirst, LLC, a position he has held since 2018, a director of Association Health Plans of America, LLC, a position he has held since 2018, a director of Transformation Care Network, LLC, a position he has held since 2020, Botanicals Sciences, LLC, a position he has held since 2020, a director of Capital Ministries (non-profit), a position he has held since 2018, and a director of Georgia Research Alliance (non-profit), a position he has held since 2019. Dr. Price entered private medical practice in 1984, returned to Emory University as an assistant professor of orthopedic surgery in 2002 and subsequently serviced as director of the orthopedic clinic at Atlanta’s Grady Memorial Hospital. Dr. Price served in the US House of Representatives from Georgia’s 6th district from 2005 to 2017, during which time he served as Chair of the House Budget Committee from 2015 to 2017. In February 2017, he was confirmed by the Senate as the United States Secretary of Health and Human Services (HHS) and remained in that position until September 2017. Currently, Dr. Price serves on the boards of several privately held health care companies and non-profits as well as consulting and advising companies. Dr. Price holds Bachelor’s and Doctor of Medicine degrees from the University of Michigan. Dr. Price was selected to serve on our Board for his extensive experience in public service and medical practice that bring a deep perspective on P3’s business.
Jeffrey G. Park, has served as a Director of the Company since December 2021. Mr Park has served since April 2019 as the Chairman and Chief Executive Officer of WellDyneRx, an independent pharmacy benefits manager. From January 2018 until May 2018, he was the Interim Chief Executive Officer of Diplomat Pharmacy, Inc., or Diplomat (NYSE: DPLO), a provider of specialty pharmacy services. Additionally, from June 2017 to February 2019, he served on the board of directors of Diplomat. Prior to that, from July 2015 until July 2016, he was the Chief Operating Officer of OptumRX, the entity resulting from the merger of Catamaran Corporation, or Catamaran, and OptumRX, UnitedHealthcare Group’s free-standing pharmacy care services business. Before the merger, from March 2014 until July 2015, he was Catamaran’s Executive Vice President, Operations, and previously served as Catamaran’s Chief Financial Officer, beginning in 2006. Mr. Park currently serves as a director of Progyny, Inc. (Nasdaq: PGNY), a position he has held since October 2019. Mr. Park holds a B.S. in Accounting from Brock University. Mr. Park was selected to serve on our Board for his extensive leadership experience in the pharmaceutical industry.

Director Independence
Our board of directors consists of Mark Thierer, Greg Wasson, Lawrence B. Leisure, Mary Tolan, Greg Kazarian, Sherif Abdou, Amir Bacchus, Thomas E. Price and Jeffrey G. Park. Our board of directors has determined that, of our nine directors, Mark Thierer, Greg Wasson, Lawrence B. Leisure, Mary Tolan, Tom E. Price and Jeffrey G. Park are considered “independent” as that term is defined under the rules of Nasdaq. There are no family relationships among any of our directors or executive officers.
Classified Board of Directors
Our board of directors is divided into three classes with staggered, three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Our directors are divided among the three classes as follows:
•
the Class I directors will be Greg Wasson, Sherif Abdou and Greg Kazarian, and their terms will expire at our annual meeting of stockholders in 2022;

•
the Class II directors will be Mark Thierer, Amir Bacchus and Lawrence B. Leisure, and their terms will expire at our annual meeting of stockholders in 2023; and

•
the Class III directors will be Mary Tolan, Jeffrey G. Park and Thomas E. Price, and their terms will expire at our annual meeting of stockholders in 2024.

The Charter provides that the authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control of our company. Our directors may be removed only for cause by the affirmative vote at least a majority of the voting power of all of our outstanding voting stock entitled to vote in the election of directors.
Committees of the Board of Directors
The standing committees of our board of directors consist of an audit committee and a compensation and nominating committee. The composition of each committee following the Business Combinations, and the responsibilities of each of the committees, is described below. Members will serve on these committees until their resignation or until as otherwise determined by our board of directors. Our board of directors written charters for each of these standing committees, which are available on the Company’s website. The information on this website is not part of this prospectus.
Audit Committee
The audit committee’s responsibilities include, among other things:
•
appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

•
overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;

•
reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•
coordinating our board of directors’ oversight of our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•
discussing our risk management policies;

•
meeting independently with our internal auditing staff, if any, independent registered public accounting firm and management;

•
reviewing and approving or ratifying any related person transactions; and

•
preparing the audit committee report required by SEC rules.

The members of our audit committee are Jeffrey G. Park, Greg Wasson and Thomas E. Price. Jeffrey G. Park serves as the chairperson of the audit committee. All members of our audit committee will meet the requirements for financial literacy under the applicable Nasdaq rules. Our board of directors determined that Jeffrey G. Park, Greg Wasson and Thomas E. Price meet the independence requirements of Rule 10A-3 under the Exchange Act and the applicable Nasdaq rules. Jeffrey G. Park qualifies as an “audit committee financial expert” as defined by applicable SEC rules and has the requisite financial sophistication as defined under the applicable Nasdaq rules.
Compensation and Nominating Committee
The compensation and nominating committee’s responsibilities include, among other things:
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reviewing and approving, or recommending for approval to the board of directors, the compensation of our Chief Executive Officer and our other executive officers;

•
overseeing and administering our cash and equity incentive plans;

•
reviewing and making recommendations to our board of directors with respect to director compensation;

•
reviewing and discussing annually with management our “Compensation Discussion and Analysis,” to the extent required;

•
preparing the annual compensation committee report required by SEC rules, to the extent required;

•
identifying individuals qualified to become board members;

•
recommending to our board of directors the persons to be nominated for election as directors and to each board committee;

•
developing and recommending to our board of directors corporate governance guidelines, and reviewing and recommending to our board of directors proposed changes to our corporate governance guidelines from time to time; and

•
overseeing a periodic evaluation of our board of directors.

The members of our compensation and nominating committee are Mary Tolan, Greg Wasson, Thomas E. Price and Lawrence B. Leisure. Mary Tolan serves as the chairperson of the compensation and nominating committee. Our board of directors determined that each of Mary Tolan, Greg Wasson, Thomas E. Price and Lawrence B. Leisure meet the independence requirements under the applicable Nasdaq rules, including Nasdaq rules specific to membership on the compensation committee, and that Thomas E. Price is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.
Code of Ethics and Code of Conduct
Our board of directors adopted a written code of business conduct and ethics that will apply to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. This code of business conduct and ethics is available under the investor relations page of the Company’s website. In addition, we intend to post on our website all disclosures that are required by law or Nasdaq rules concerning any amendments to, or waivers from, any provision of the code. The information on this website is not part of this prospectus.

EXECUTIVE AND DIRECTOR COMPENSATION
Throughout this “Executive Compensation — P3” section, unless otherwise noted, “P3,” “Company,” “we,” “us,” “our” and similar terms refer to P3 Health Group Holdings, LLC and its subsidiaries prior to the consummation of the Business Combinations, and to P3 Health Partners Inc. and its subsidiaries after the Business Combinations. The following section provides compensation information pursuant to the scaled SEC disclosure rules applicable to “emerging growth companies.”
This section discusses the material components of the executive compensation program for P3 executive officers who are named in the “2020 Summary Compensation Table” below. In 2020, the “named executive officers” and their positions with P3 were as follows:
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Sherif Abdou, M.D., Chief Executive Officer;

•
Amir Bacchus, M.D., Chief Medical Officer; and

•
Todd Lefkowitz, our Chief Operating Officer in 2020.

Following the Closing, Drs. Abdou and Bacchus will continue in their current positions. Mr. Lefkowitz currently serves as our Chief Managed Care Officer.
This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation programs. Actual compensation programs that we adopt following the completion of the Business Combinations may differ materially from the currently planned programs summarized in this discussion.
2020 Summary Compensation Table
The following table sets forth information concerning the compensation of the named executive officers for the year ended December 31, 2020:
Name and Principal Position	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Sherif Abdou Chief Executive Officer	743,075	750,000	—	3,160	1,496,236
Amir Bacchus Chief Medical Officer	514,615	500,000	—	1,615	1,016,230
Todd Lefkowitz Chief Operating Officer	376,452	122,500	34,750	518	534,220

(1)
Amounts reflect annual discretionary bonuses paid to the named executive officers for services performed in 2020, and paid in 2021 as further described below in “— 2020 Bonuses.”

(2)
Amounts reflect the aggregate grant date fair value of Incentive Units in P3 Health Group Holdings, LLC granted under the 2017 Management Incentive Plan to the named executive officers during the year ended December 31, 2020 computed in accordance with FASB ASC Topic 718, Compensation — Stock Compensation. See Note 12 of the P3 audited consolidated financial statements included elsewhere in this prospectus for a discussion of the relevant assumptions used in calculating this amount.

(3)
Amounts reflect Company-paid term life insurance premiums.

Narrative to Summary Compensation Table
2020 Salaries
In 2020, the named executive officers received an annual base salary to compensate them for services rendered to our company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. The 2020 annual base salaries for our named executive officers were $743,075 for Dr. Abdou, $514,615 for

Dr. Bacchus, and $376,452 for Mr. Lefkowitz. The actual base salaries earned by our named executive officers for services in 2020 are set forth above in the Summary Compensation Table in the column entitled “Salary”.
2020 Bonuses
Our named executive officers were eligible to earn cash bonuses for calendar year 2020, as determined by the P3 Board of Managers in its sole discretion. For 2020, Drs. Abdou and Bacchus and Mr. Lefkowitz were eligible to receive an annual bonus of up to 100%, 100% and 50%, respectively, of their respective base salaries. Based on a review of Company performance for 2020 and each named executive officer’s individual performance and contributions to the Company’s success, the P3 Board of Managers approved bonuses equal to each named executive officer’s respective 2020 target bonus opportunity.
The actual cash bonus amounts awarded to our NEOs for 2020 performance are set forth above in the Summary Compensation Table in the column entitled “Bonus.”
Equity-Based Compensation
2017 Management Incentive Plan
We currently maintain the P3 Health Group Holdings, LLC Amended and Restated 2017 Management Incentive Plan (the “2017 Plan”) in order to provide our service providers the opportunity to acquire a proprietary interest in our success. Awards are granted under the 2017 Plan. We offer awards of management incentive units to eligible service providers, including our named executive officers, pursuant to the 2017 Plan. The Incentive Units are intended to qualify as profits interests within the meaning of Internal Revenue Service Revenue Procedures 93-27 and 2001-43. Following the effectiveness of the 2021 Plan, the 2017 Plan will terminate and we will not make any further awards under the 2017 Plan. However, any outstanding awards granted under the 2017 Plan will remain outstanding, subject to the terms of the 2017 Plan and applicable award agreement. Incentive Units subject to awards granted under the 2017 Plan that are cancelled, terminated, or forfeited in any manner following the effective date of the 2021 Plan will not become available for issuance under the 2021 Plan.
In 2020, we awarded time-vesting and performance-vesting Incentive Units to Mr. Lefkowitz under the 2017 Plan. The time-vesting component of Mr. Lefkowitz’s 2020 grant (250,000 Incentive Units) was subject to vesting 20% annually on April 1, 2020 and each anniversary thereof, provided that Mr. Lefkowitz was employed as of the vesting date, such that all time vested units will be vested as of April 1, 2025. Upon the occurrence of a Sale of the Company (as defined in Mr. Lefkowitz’s award agreement), all of his unvested Incentive Units will become vested if Mr. Lefkowitz is employed by the Company on such date of sale and certain net proceeds hurdles are met. In addition to the time-vesting Incentive Units, Mr. Lefkowitz was awarded 250,000 performance-vesting Incentive Units in 2020, which will become vested upon a Sale of the Company if certain performance hurdles are met, provided that Mr. Lefkowitz is employed by the Company as of the date of sale.
Drs. Abdou and Bacchus did not receive an incentive equity awards in 2020. All of the incentive equity awards held by our named executive officers as of December 31, 2020 are further described below in the section entitled, “— Outstanding Equity Awards at Fiscal Year-End.”
2021 Incentive Award Plan
In connection with the Business Combinations, Foresight’s board of directors adopted, and its stockholders approved, the 2021 Incentive Award Plan, referred to in this prospectus as the 2021 Plan, in order to facilitate the grant of cash and equity incentives to directors, employees (including our named executive officers) and consultants of our company and certain of our affiliates and to enable us to obtain and retain services of these individuals, which is essential to our long-term success. The 2021 Plan became effective on December 3, 2021.

Benefits and Perquisites
Health and Welfare Plans
In 2020, the named executive officers participated in a 401(k) retirement savings plan maintained by P3. The Internal Revenue Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. In 2020, the Company did not make matching contributions under the 401(k) plan. We anticipate that, following the Closing, our named executive officers will continue to participate in this 401(k) plan on the same terms as other full-time employees.
In 2020, the named executive officers participated in standard health and welfare plans maintained by P3.
We believe the benefits described above are necessary and appropriate to provide a competitive compensation package to our named executive officers.
No Tax Gross-Ups
We do not make gross-up payments to cover our named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by our company.
Outstanding Equity Awards at Fiscal Year-End
The following table summarizes the number of Incentive Units underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2020.
Name	Grant Date	Number of Time Units That Have Not Vested (#)	Market Value of Service Incentive Units That Have Not Vested ($)(1)	Number of Unearned Performance Incentive Units That Have Not Vested (#)	Market Value of Unearned Performance Incentive Units That Have Not Vested ($)(1)
Sherif Abdou	April 20, 2017	2,400,000(2)	17,517,600
	April 20, 2017			2,432,432(3)	17,754,321
	April 20, 2017			3,388,463(4)	24,732,391
Amir Bacchus	April 20, 2017	1,600,000(2)	11,678,400
	April 20, 2017			1,621,621(3)	11,836,212
	April 20, 2017			2,258,975(4)	16,488,259
Todd Lefkowitz	February 2018	200,000(5)	1,442,600
	February 2018			125,000(6)	901,625
	June 25, 2020	250,000(7)	1,185,250
	June 25, 2020			250,000(8)	1,185,250

(1)
The Incentive Units are not publicly traded and, therefore, there was no ascertainable public market value for the Incentive Units as of December 31, 2020. The value of the Incentive Units is calculated as of December 31, 2020 based on the number of outstanding unvested Incentive Units as of such date, and taking into account applicable distribution thresholds.

(2)
Represents Class B-1 Units (as defined in the Legacy P3 LLC Agreement) that were awarded to the executive on April 20, 2017 and vested (and continue to vest) as to 20% of the units on April 20, 2018 and each anniversary thereafter, subject to the executive’s continued employment, such that all Class B-1 Units will vest on April 20, 2022. If executive’s employment is terminated at any time due to executive’s death or disability, the vesting schedule is accelerated, such that an additional 20% of the Class B-1 Units would become vested.

(3)
Represents Class B-2 Units that vest upon the occurrence of a Sale of the Company (as defined in the Legacy P3 LLC Agreement) in which the Company achieves applicable EBITDA or net proceeds goals.

(4)
Represents Class B-3 Units that vest upon the occurrence of a Sale of the Company (as defined in the Legacy P3 LLC Agreement) in which the Company achieves applicable EBITDA or net proceeds goals.

(5)
Represents Class C Units (as defined in the Legacy P3 LLC Agreement) that vested (and continue to vest) as to 20% of the units on May 1, 2018 and each anniversary thereafter, subject to the executive’s continued employment, such that all Class C Units will vest on May 1, 2022. Upon the occurrence of a Sale of the Company (as defined in the Legacy P3 LLC Agreement) in which the Company achieves net proceeds goals, all Class C Units that have not yet become vested shall become vested upon the consummation of such sale, subject to the executive’s continued service through the date of such sale.

(6)
Represents Class C Units (as defined in the Legacy P3 LLC Agreement) that will vest upon the occurrence of a Sale of the Company (as defined in the Legacy P3 LLC Agreement) in which the Company achieves net proceeds goals, subject to executive’s continuous employment through the date of sale.

(7)
Represents Class C-1 Units (as defined in the Legacy P3 LLC Agreement) that vested (and continue to vest) as to 20% of the units on April 1, 2021 and each anniversary thereafter, subject to the executive’s continued employment, such that all Class C Units will vest on April 1, 2025. Upon the occurrence of a Sale of the Company (as defined in the Legacy P3 LLC Agreement) in which the Company achieves net proceeds goals, all Class C-1 Units that have not yet become vested shall become vested upon the consummation of such sale, subject to the executive’s continued service through the date of such sale.

(8)
Represents Class C-2 Units (as defined in the Legacy P3 LLC Agreement) that will vest upon the occurrence of a Sale of the Company (as defined in the Legacy P3 LLC Agreement) in which the Company achieves net proceeds goals, subject to executive’s continuous employment through the date of sale.

For a description of the treatment of outstanding Legacy P3 Incentive Units in connection with the Business Combinations, please see the section entitled, “Treatment of Equity-Based Awards in the Business Combinations,” below.
Executive Compensation Arrangements
We have entered into offers of employment letters or employment agreements with each of our named executive officers. The material terms of these agreements are described below.
Sherif Abdou and Amir Bacchus Employment Agreements
We entered into employment agreements with each of our founders, Sherif Abdou and Amir Bacchus, in April 2017 (collectively, the “Employment Agreements”). Pursuant to their respective agreements, Dr. Abdou is employed as our Chief Executive Officer and President and Dr. Bacchus is employed as our Chief Medical Officer. Each of Drs. Abdou and Bacchus are also appointed as members of our Board. The Employment Agreements provide for a base salary ($600,000 in the case of Dr. Abdou and $400,000 in the case of Dr. Bacchus) and eligibility to earn an annual bonus (100% of base salary in the case of each of Drs. Abdou and Bacchus). Each of Drs. Abdou and Bacchus is entitled to participate in any employee benefit plan that the Company adopts, and the Company has agreed to maintain short-term and long-term disability insurance coverage for Drs. Abdou and Bacchus during the term of their respective employment.
The Employment Agreements include customary restrictive covenants, including confidentiality, non-disparagement, non-competition (36 months post-employment), and employee non-solicitation and noninterference covenants (each 36 months post-employment). The term of the noncompetition covenant is reduced from 36 months to zero months post-employment if termination of the executive is without cause (as defined in the applicable agreement).
Under the terms of the Employment Agreements, if Dr. Abdou or Dr. Bacchus are terminated by the Company without cause, in each case, in addition to the accrued benefits through the date of termination, the executive will be entitled to continued base salary for a period of 12 months (to be paid according to the Company’s normal payroll cycle) and the vesting of any of the executive’s unvested Class B-1 Units shall accelerate by twelve months. In the event Drs. Abdou or Bacchus terminate their own employment with “cause” (as defined in the Employment Agreements), in each case, in addition to the accrued benefits through the date of termination of employment, the executives will receive continued base salary for a period of 18 months and the executive’s vesting of any of the executive’s unvested Class B-1 Units will be accelerated by 12 months. If the executive’s employment is terminated due to his death, in addition to any accrued salary and benefits, all of the executive’s unvested Class B-1 Units (other than those tied to performance criteria) will be accelerated.
Todd Lefkowitz Offer Letter Agreement
We entered into an offer letter agreement with Todd Lefkowitz on March 13, 2017 (the “Lefkowitz Offer Letter”). Pursuant to the terms of his agreement, Mr. Lefkowitz was employed as Senior Vice President of Operations for the Company’s Arizona division, reporting to the CEO; in 2020 he served as our Chief Operating Officer, and he now serves as our Chief Managed Care Officer. The Lefkowitz Offer Letter provides for a starting annual salary of $350,000 and a target bonus of 50% if target goals are met and a maximum bonus of 100% of base salary if maximum goals are met. In addition, the Lefkowitz Offer Letter provides for the grant of certain equity awards (including time-vesting and performance-vesting Incentive Units), as described in the section entitled, “— Equity-Based Compensation.”
The Lefkowitz Offer Letter provides for an employee non-solicitation covenant that continues for a 12 month period following the termination of Mr. Lefkowitz’s employment, as well as a confidentiality covenant.
Non-Employee Director Compensation
None of our non-employee directors received compensation from the Company for their services on our board in 2020.
We intend to adopt a compensation program that consists of annual retainer fees and long-term equity awards for our non-employee directors. The details of this program have not yet been determined, but compensation under the program will be subject to the annual limits on non-employee director compensation set forth in the 2021 Plan.
Treatment of Equity-Based Awards in the Business Combinations
Prior to the Business Combinations, certain of P3’s directors and executive officers held outstanding Incentive Units. In connection with the P3 Merger, each Incentive Unit that was outstanding immediately prior to the effective time of the P3 Merger and that was vested (after taking into account any accelerated vesting that occurred in connection with the P3 Merger) was canceled and converted into the right to receive a portion of the P3 Merger Consideration. Each outstanding Incentive Unit that was subject to time-based vesting but not vested immediately prior to the effective time of the P3 Merger was converted into the right to receive a portion of the P3 Merger Consideration; however, the corresponding P3 Merger Consideration (consisting of P3 LLC Units and cash) continues to be subject to such time-based vesting and be treated in accordance with the Merger Agreement. Each outstanding Incentive Unit that was subject to vesting requirements based on the achievement of performance conditions that were not achieved in connection with the P3 Merger was forfeited without consideration.
The following table sets forth, for each of P3’s directors and named executive officers, the number of vested and unvested time and performance-based Incentive Units held by the director or executive officer immediately prior to the closing of the P3 Merger.
Name	Number of Vested Time Units (#)	Number of Unvested Time Units (#)	Number of Unvested Performance Units (#)
Thomas Price	187,500	62,500	250,000
Greg Kazarian	300,000	200,000	0
Sherif Abdou	4,800,000	1,200,000	5,820,895
Amir Bacchus	3,200,000	800,000	3,880,596
Todd Lefkowitz	450,000	300,000	375,000

Upon the closing of the P3 Merger, and pursuant to the terms of the applicable grant agreement, all of the performance-vesting and 75% of the time-vesting Incentive Units held by Mr. Price vested and were converted into the right to receive a portion of the P3 Merger Consideration, and 25% of the time-vesting Incentive Units held by Mr. Price were not vested and were converted into the right to receive a portion of the P3 Merger Consideration that will fully vest on January 1, 2022. Upon the closing of the P3 Merger and pursuant to action taken by the Board of Directors, all of the performance-vesting and time-vesting Incentive Units held by Drs. Abdou and Bacchus and Messrs. Kazarian and Lefkowitz vested and were converted into the right to receive a portion of the P3 Merger Consideration.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The following includes a summary of transactions since January 1, 2018 to which we have been a party in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than transactions that are described under the section “Executive and Director Compensation.” We also describe below certain other transactions with our directors, executive officers and stockholders.
Related Party Transactions in connection with the Business Combinations
Subscription Agreements
Contemporaneously with the execution of the Merger Agreement and the Transaction and Combination Agreement, we entered into the Subscription Agreements with the various Subscribers party thereto. Under the Subscription Agreements, the investors agreed to purchase and subscribe for, and we agreed to sell and issue to such investors, an aggregate of 20,870,307 PIPE Shares for a purchase price of $10.00 per share, in a private placement. The primary purpose of the sale of the PIPE Shares was to raise additional capital for use in connection with the Business Combinations and to meet the minimum available cash requirement provided in the Merger Agreement.
Pursuant to the Subscription Agreements, we agreed that, within 30 calendar days after the consummation of the Business Combinations (the “Filing Deadline”), we would file with the SEC a registration statement registering the resale of the PIPE Shares, and use our commercially reasonable efforts to have that registration statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) the 75th calendar day following the earlier of the Filing Deadline and the initial filing date of the registration statement if the SEC notifies us that it will “review” the registration statement and (ii) the 5th business day after the date we are notified (orally or in writing, whichever is earlier) by the SEC that the registration statement will not be “reviewed” or will not be subject to further review. Our obligations to include the PIPE Shares held by a Subscriber in the registration statement is contingent upon the relevant Subscriber furnishing in writing, to us such information regarding the Subscriber, the PIPE Shares held by such Subscriber and the intended method of disposition of the PIPE Shares, as is reasonably requested by us to effect the registration of such PIPE Shares, and must execute such documents in connection with such registration as we may reasonably request, which will be what is customary of a selling stockholder in similar situations.
Support Agreement
Contemporaneously with the execution of the Merger Agreement and the Transaction and Combination Agreement, the Sponsors, Foresight and Legacy P3 entered into the Sponsor Support Agreement (the “Support Agrement”). Pursuant to the Support Agreement, the Sponsors agreed, among other things: (i) not to sell, pledge or otherwise dispose of (or agree to dispose of) any of their securities in Foresight; (ii) to vote or cause to be voted at any meeting in favor of each proposal in favor of the Business Combinations and against any merger or other similar business combination transaction with any party other than Legacy P3 or other proposal that would prevent the Business Combinations; (iii) to vote or cause to be voted at any meeting in favor of any amendment to warrants issued by Foresight, and any amendment thereto proposed in the Warrant Exchange Offer/Solicitation contemplated by the Merger Agreement (which did not occur); (iv) to comply with their obligations under that certain letter agreement, dated as of February 9, 2021, by and among Foresight, the Sponsors, Greg Wasson, Michael Balkin, Gerald Muizelaar, Brian Gamache, Robert Zimmerman and John Svoboda; and (v) comply with Foresight’s non-solicitation covenants under the Merger Agreement (with respect to the provisions thereof applicable to representatives of Foresight).
Pursuant to the Support Agreement, our Sponsor (but not FA Co-Investment LLC) agreed to tender or cause to be tendered any and all Foresight Warrants that our Sponsor owns of record or beneficially (as defined in the Securities Act) pursuant to and in accordance with the terms of the Warrant Exchange Offer/Solicitation. Our Sponsor also agreed that once its Foresight Warrants are tendered, it will not withdraw or cause or permit to be withdrawn any of such Foresight Warrants from the Warrant Exchange Offer/Solicitation, unless and until the Support Agreement has been terminated.
Amended and Restated Limited Liability Company Agreement of P3 LLC
We operate our business through P3 LLC (as the successor of P3) and its subsidiaries. At the Closing, the limited liability company agreement of P3 LLC was amended and restated into the P3 LLC A&R LLC Agreement, which sets forth, among other things, the rights and obligations of the members of P3 LLC after the Closing.
Sole Manager.   Pursuant to the P3 LLC A&R LLC Agreement, P3 is the sole manager of P3 LLC. As the sole manager, P3 is generally able to control all of the day-to-day business affairs and decision-making of P3 LLC without the approval of any member of P3 LLC, unless otherwise stated in the P3 LLC A&R LLC Agreement. As the sole manager of P3 LLC, P3, through its officers and directors, is responsible for all operational and administrative decisions of P3 LLC and the day-to-day management of P3 LLC’s business. Pursuant to the terms of the P3 LLC A&R LLC Agreement, P3 cannot be removed or replaced as the sole manager of P3 LLC except by its resignation, which may be given at any time by written notice to the other members of P3 LLC.
Compensation, Expenses.   P3 is not entitled to compensation for its services as the manager of P3 LLC except as expressly provided for in the P3 LLC A&R LLC Agreement. P3 is entitled to reimbursement by P3 LLC for reasonable out-of-pocket expenses incurred on behalf of P3 LLC, including all expenses associated with P3 being a public company and maintaining its corporate existence.
Distributions.   The P3 LLC A&R LLC Agreement requires tax distributions to be made by P3 LLC to its members on a pro rata basis, except to the extent such distributions would render P3 LLC insolvent or are otherwise prohibited by law. Tax distributions are made on a quarterly basis, to each member of P3 LLC, including P3, based on such member’s allocable share of the taxable income of P3 LLC and an assumed tax rate that will be determined by P3, as described below. The assumed tax rate for purposes of determining tax distributions from P3 LLC to its members will be the highest combined federal, state, and local tax rate that may potentially apply to a corporate or individual taxpayer (whichever is higher) resident in New York City, New York, taking into account certain assumptions and without regard to the actual final tax liability of any such member. The P3 LLC A&R LLC Agreement also allows for cash distributions to be made by P3 LLC (subject to P3’s discretion as the sole manager of P3 LLC) to its members on a pro rata basis out of cash available for distribution in accordance with the P3 LLC A&R LLC Agreement. We expect P3 LLC may make distributions out of distributable cash periodically and as necessary to enable us to cover P3’s operating expenses and other obligations, including tax liability and other obligations under the Tax Receivable Agreement, except to the extent such distributions would render P3 LLC insolvent or are otherwise prohibited by law.
Transfer Restrictions.   The P3 LLC A&R LLC Agreement generally does not permit transfers of P3 LLC Units by members, except for transfers to permitted transferees, transfers pursuant to the participation right described below and other limited exceptions. The P3 LLC A&R LLC Agreement imposes additional restrictions on transfers (including on exchanges of P3 LLC Units and Class V Common Stock for Class A Common Stock) that are necessary or advisable so that P3 LLC is not treated as a “publicly traded partnership” for U.S. federal income tax purposes. In the event of a permitted transfer under the P3 LLC A&R LLC Agreement, the transferring member will be required to simultaneously transfer shares of Class V Common Stock held by such transferring member to such transferee equal to the number of P3 LLC Units that were transferred to such transferee in such permitted transfer.
The P3 LLC A&R LLC Agreement permits holders of P3 LLC Units to participate in a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization or similar transaction with respect to Class A Common Stock that is approved by our board of directors by delivering a participation redemption notice, which shall be effective immediately prior to, and contingent upon, the consummation of such transaction.
Permitted transferees of P3 LLC Units will be required to assume all of the obligations of a transferring member with respect to the transferred P3 LLC Units by executing a joinder to the P3 LLC A&R LLC

Agreement, and such transferee shall be bound by any limitations and obligations under the P3 LLC A&R LLC Agreement.
Maintenance of One-to-One Ratios.   The P3 LLC A&R LLC Agreement includes provisions intended to ensure that P3 at all time maintains (i) a one-to-one ratio between the number of P3 LLC Units owned, directly or indirectly, by P3 and the aggregate number of shares of Class A Common Stock issued and outstanding, and (ii) a one-to-one ratio between the aggregate number of P3 LLC Units owned, directly or indirectly, by the members of P3 LLC (other than P3 and its subsidiaries) and the number of shares of Class V Common Stock issued and outstanding. These ratio requirements disregard (1) shares of Class A Common Stock issuable under unvested equity incentive awards granted by P3, (2) treasury stock, and (3) preferred stock or other debt or equity securities (including warrants, options or rights) issued by P3 that are convertible into or exercisable or exchangeable for shares of Class A Common Stock, except to the extent P3 has contributed the net proceeds from such other securities, including any exercise or purchase price payable upon conversion, exercise or exchange thereof, to the equity capital of P3 LLC.
Excluding certain warrants, options or similar instruments granted pursuant to any equity plan or stock option plan in effect on, or adopted after, the date of the P3 LLC A&R LLC Agreement by P3 LLC or P3, in the event any holder of P3 Warrants exercises a P3 Warrant, then P3 will cause a corresponding exercise of a warrant to purchase P3 LLC Units with similar terms held by P3, such that the number of shares of Class A Common Stock issued in connection with the exercise of such P3 Warrants will be matched with a corresponding number of P3 LLC Units issued by P3 LLC to P3. In the event that a P3 Warrant is redeemed, P3 LLC will redeem a warrant to purchase P3 LLC Units with similar terms held by P3.
Issuance of P3 LLC Units upon Exercise of Options or Issuance of Other Equity Compensation.   The P3 LLC A&R LLC Agreement contemplates the manner in which various types of equity incentive awards will be treated by P3 and P3 LLC.
Dissolution.   The P3 LLC A&R LLC Agreement provides that the consent of P3, as the manager of P3 LLC, and members holding a majority of the P3 LLC Units then outstanding (excluding P3 LLC Units held directly or indirectly by P3) will be required to voluntarily dissolve P3 LLC. In addition to a voluntary dissolution, P3 LLC will be dissolved upon the entry of a decree of judicial dissolution or other circumstances in accordance with Delaware law. Upon a dissolution event, the proceeds of a liquidation will be distributed in the following order: (1) first, to pay the expenses of winding up P3 LLC; (2) second, to pay debts, liabilities and obligations owed to creditors of P3 LLC other than members; (3) third, to pay debts, liabilities and obligations owed to the members (other than payments or distributions owed to the members in their capacity as such pursuant to the P3 LLC A&R LLC Agreement); and (4) fourth, to the members pro-rata in accordance with their respective percentage ownership interests in P3 LLC (as determined based on the number of P3 LLC Units held by a member relative to the aggregate number of all outstanding P3 LLC Units).
Confidentiality.   Each member of P3 LLC (other than P3) agrees to maintain the confidentiality of P3 LLC’s confidential information. This obligation excludes information (i) that is independently developed by the members without use of or reference to such confidential information, (ii) that is or becomes generally available to the public other than as a direct or indirect result of a disclosure by a member or its affiliates or representatives, (iii) that is or becomes available to a member from a source other than P3, P3 LLC, any of its subsidiaries or their respective representatives, provided that such source is not, and was not, known by such member to be bound by a confidentiality agreement with, or any other confidentiality obligation owed to P3, P3 LLC or any of their respective affiliates or representatives, or (iv) approved for release by written authorization of the Chief Executive Officer, the Chief Financial Officer or the General Counsel of either P3 LLC or P3.
Fiduciary Duties; Indemnification.   The P3 LLC A&R LLC Agreement provides (i) that the manager of P3 LLC owes P3 LLC and its members the same fiduciary duties as the manager would owe to a Delaware corporation and its stockholders if such manager were a member of the board of directors of such corporation, and (ii) that the officers of P3 LLC owe P3 LLC and its members duties of the type owed by the officers of a Delaware corporation to such corporation and its stockholders. The P3 LLC A&R LLC Agreement also provides for indemnification to the fullest extent permitted by law of (1) the manager (and its directors, officers, employees and agents), (2) officers, employees and agents of P3 LLC and (3) persons serving at P3 LLC’s request as a manager, officer, director, employee or agent of another entity, in each case, subject to certain exceptions, including in the case of fraud, willful misconduct, knowing violations of law and breaches of representations, warranties or covenants under the P3 LLC A&R LLC Agreement.
P3 LLC Unit Exchange Right.   The P3 LLC A&R LLC Agreement provides a redemption right to the members of P3 LLC (other than P3 and its subsidiaries) which entitles them to have their P3 LLC Units redeemed for, at P3’s election, newly-issued shares of Class A Common Stock on a one-for-one basis, or a cash payment equal to the volume weighted average market price of one share of Class A Common Stock for each P3 LLC Unit so redeemed. As holders of P3 LLC Units exercise their redemption rights, P3’s economic interest in P3 LLC will be correspondingly increased and the number of shares of Class V Common Stock outstanding will be correspondingly reduced.
Each member’s (other than P3 and its subsidiaries) redemption rights are subject to certain customary limitations, including the expiration of any contractual lock-up period relating to the shares of Class A Common Stock that may be applicable to such member, and may be conditioned on the closing of an underwritten distribution of the shares of Class A Common Stock that may be issued in connection with such proposed redemption.
Whether by redemption or exchange, P3 is obligated to ensure that at all times the number of P3 LLC Units that P3 owns equals the number of outstanding shares of Class A Common Stock (subject to certain exceptions for treasury shares and shares underlying certain convertible or exchangeable securities).
Amendments.   In addition to certain other requirements, P3’s prior written consent, as manager, and the prior written consent of members holding a majority of the P3 LLC Units then outstanding and entitled to vote (excluding P3 LLC Units held directly or indirectly by P3) will generally be required to amend or modify the P3 LLC A&R LLC Agreement.
Tax Receivable Agreement
We expect to obtain an increase in our proportionate share of the tax basis of the assets of P3 LLC (1) as a result of the purchase of P3 Existing Units from the P3 Equityholders in connection with the Business Combinations, (2) if and when (as described above under “— Amended and Restated Limited Liability Company Agreement of P3 LLC”) the P3 Equityholders receive shares of Class A Common Stock or cash in connection with any future redemption or exchange of P3 LLC Units pursuant to the P3 LLC A&R LLC Agreement and (3) in connection with certain distributions (or deemed distributions) by P3 LLC (any such basis increase, the “Basis Adjustments”). The parties intend to treat the purchase of P3 Existing Units described in clause (1) and any such redemption or exchange of P3 LLC Units described in clause (2) above as a direct purchase by us of P3 Existing Units and P3 LLC Units, as applicable, from the P3 Equityholders for U.S. federal income and other applicable tax purposes, regardless of whether such P3 Existing Units or P3 LLC Units are surrendered by the P3 Equityholders to P3 LLC or sold to us upon the exercise of our election to acquire P3 LLC Units directly. A Basis Adjustment may have the effect of increasing (for income tax purposes) depreciation and amortization deductions allocable to us and thereby reducing the amounts that we would otherwise pay in the future to various tax authorities. The Basis Adjustments may also decrease gains (or increase losses) on future dispositions of certain assets to the extent tax basis is allocated to those assets.
In connection with the Business Combinations, we entered into the Tax Receivable Agreement with certain of the P3 Equityholders and P3 LLC. The Tax Receivable Agreement provides for the payment by us to the P3 Equityholders of 85% of the amount of tax benefits, if any, that we actually realize, or in some circumstances are deemed to realize, as a result of the transactions described above, including tax benefits attributable to payments made under the Tax Receivable Agreement (such as deductions attributable to imputed interest deemed paid pursuant to the Tax Receivable Agreement). P3 LLC has in effect an election under Section 754 of the Code effective for each taxable year in which a redemption or exchange of P3 LLC Units for shares of Class A Common Stock or cash occurs. These Tax Receivable Agreement payments are not conditioned upon any continued ownership interest in either P3 LLC or us by the P3 Equityholders. The rights of the P3 Equityholders under the Tax Receivable Agreement are assignable to transferees, including transferees of the P3 LLC Units (other than us or P3 LLC as transferee pursuant to subsequent redemptions or exchanges of the transferred P3 LLC Units). We expect to benefit from the remaining 15% of tax benefits, if any, that we may actually realize.
The actual Basis Adjustments, as well as any amounts paid to the P3 Equityholders under the Tax Receivable Agreement, varies depending on a number of factors, including:
•
the price of shares of Class A Common Stock in connection at the time of redemptions or exchanges — the Basis Adjustments, as well as any related increase in any tax deductions, are directly related to the price of shares of Class A Common Stock at the time of each redemption or exchange;

•
the timing of any subsequent redemptions or exchanges — for instance, the increase in any tax deductions will vary depending on the fair market value, which may fluctuate over time, of the depreciable or amortizable assets of P3 LLC at the time of each redemption or exchange or distribution (or deemed distribution);

•
the extent to which such redemptions or exchanges are taxable — if a redemption or exchange is not taxable for any reason, the Basis Adjustments, as well as any related increase in tax deductions, relating to such redemption or exchange will not be available; and

•
the amount and timing of our income — the Tax Receivable Agreement generally requires us to pay 85% of the tax benefits as and when those benefits are treated as realized under the terms of the Tax Receivable Agreement. If we do not have taxable income, we generally will not be required (absent a change of control or other circumstances requiring an early termination payment) to make payments under the Tax Receivable Agreement for that taxable year because no tax benefits will have been actually realized. However, any tax benefits that do not result in realized tax benefits in a given taxable year will likely generate tax attributes that may be utilized to generate tax benefits in previous or future taxable years. The utilization of any such tax attributes generally will result in payments under the Tax Receivable Agreement.

Decisions made by us in the course of running our business, such as with respect to mergers, asset sales, other forms of business combinations, or other changes in control, may influence the timing and amount of payments that are received by the P3 Equityholders under the Tax Receivable Agreement. For example, the earlier disposition of assets following a transaction that results in a Basis Adjustment will generally accelerate payments under the Tax Receivable Agreement and increase the present value of such payments.
For purposes of the Tax Receivable Agreement, cash savings in income tax are computed by comparing our actual income tax liability (subject to certain assumptions relating to state and local income taxes) to the amount of such taxes that we would have been required to pay had there been no Basis Adjustments and had the Tax Receivable Agreement not been entered into. The Tax Receivable Agreement generally applies to each of our taxable years, beginning with the first taxable year ending after the Business Combinations. There is no maximum term for the Tax Receivable Agreement; however, the Tax Receivable Agreement may be voluntarily terminated by us pursuant to an early termination procedure and shall be terminated upon the occurrence of certain mergers, asset sales, other forms of business combinations, or other changes of control or our material breach of our material obligations under the Tax Receivable Agreement under certain circumstances, and in each case we will be obligated to pay the P3 Equityholders an agreed upon amount equal to the estimated present value of the remaining payments to be made under the agreement (calculated based on certain assumptions, including regarding tax rates and utilization of the Basis Adjustments). However, our ability to make such payment may be subject to various limitations and restrictions, such as restrictions on distributions that would either violate any contract or agreement to which we or P3 LLC are then a party, or any applicable law.
The payment obligations under the Tax Receivable Agreement are our obligations and not of P3 LLC. Although the actual timing and amount of any payments that may be made under the Tax Receivable Agreement will vary, we expect that the payments that we may be required to make to the P3 Equityholders will be substantial. Any payments made by us to the P3 Equityholders under the Tax Receivable Agreement will generally reduce the amount of cash that might have otherwise been available to us. To the extent that we are unable to make payments under the Tax Receivable Agreement for any reason, the unpaid amounts will be deferred and will accrue interest until paid. Our failure to make any payment required under the Tax

Receivable Agreement (including any accrued and unpaid interest) within 90 calendar days of the date on which the payment is required to be made will constitute a material breach of a material obligation under the Tax Receivable Agreement, which will generally terminate the Tax Receivable Agreement and accelerate payments thereunder, unless the applicable payment is not made because (i) we are prohibited from making such payment under the terms of the Tax Receivable Agreement or the terms governing certain of our indebtedness or (ii) we do not have, and despite using commercially reasonable efforts cannot obtain, sufficient funds to make such payment.
The Tax Receivable Agreement provides that if (i) we materially breach any of our material obligations under the Tax Receivable Agreement, (ii) certain mergers, asset sales, other forms of business combinations, or other changes of control were to occur, or (iii) we elect an early termination of the Tax Receivable Agreement, then our obligations, or our successor’s obligations, under the Tax Receivable Agreement would accelerate and become due and payable, based on certain assumptions, including an assumption that we would have sufficient taxable income to fully utilize all potential future tax benefits that are subject to the Tax Receivable Agreement, and an assumption that, as of the effective date of the acceleration, any P3 Equityholder that has P3 LLC Units that have not been exchanged is deemed to have exchanged such P3 LLC Units for the fair market value of the shares of Class A Common Stock or the amount of cash that would be received by such P3 Equityholder had such P3 LLC Units actually been exchanged on such date, whichever is lower. However, as noted above, our ability to make such payments may be limited by restrictions on distributions that would either violate any contract or agreement to which we or P3 LLC are then a party, or any applicable law.
As a result of the foregoing, we would be required to make an immediate cash payment equal to the estimated present value (calculated based on a discount rate equal to 10%) of the anticipated future tax benefits that are the subject of the Tax Receivable Agreement based on certain assumptions, which payment may be made significantly in advance of the actual realization, if any, of those future tax benefits and, therefore, we could be required to make cash payments to the P3 Equityholders that are greater than the specified percentage of the actual benefits we ultimately realize in respect of the tax benefits that are subject to the Tax Receivable Agreement. In these situations, our obligations under the Tax Receivable Agreement could have a material adverse effect on our liquidity and could have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations, or other changes of control. We cannot assure that we will be able to finance our obligations under the Tax Receivable Agreement or that we will be able to make the immediate cash payment described above to the extent our or P3 LLC’s ability to make such payment is restricted as described above.
Payments under the Tax Receivable Agreement are based on the tax reporting positions that we determine, and the IRS or another tax authority may challenge all or part of the Basis Adjustments, as well as other related tax positions we take, and a court could sustain any such challenge. If the outcome of any such challenge to any Basis Adjustments or the deduction of imputed interest deemed paid pursuant to the Tax Receivable Agreement would reasonably be expected to materially affect a recipient’s payments under the Tax Receivable Agreement, then we will not be permitted to settle or to fail to contest such challenge without the consent (not to be unreasonably withheld or delayed) of each P3 Equityholder, and any such restrictions will apply for as long as the Tax Receivable Agreement remains in effect. We will not be reimbursed for any cash payments previously made to the P3 Equityholders pursuant to the Tax Receivable Agreement if any tax benefits initially claimed by us are subsequently challenged by a taxing authority and ultimately disallowed. Instead, in such circumstances, any excess cash payments made by us to the P3 Equityholders will be netted against any future cash payments that we might otherwise be required to make under the terms of the Tax Receivable Agreement. However, we might not determine that we have effectively made an excess cash payment to the P3 Equityholders for a number of years following the initial time of such payment. As a result, it is possible that we could make cash payments under the Tax Receivable Agreement that are substantially greater than our actual cash tax savings.
Payments are generally due under the Tax Receivable Agreement within a specified period of time following the filing of our tax return for the taxable year with respect to which the payment obligation arises, although interest on such payments will begin to accrue at a rate of LIBOR plus 100 basis points from the due date (without extensions) of such tax return. Any late payments that may be made under the Tax Receivable Agreement will continue to accrue interest at LIBOR (or alternate replacement rate) plus 500 basis points until such payments are made, including any late payments that we may subsequently make because we did not have enough available cash to satisfy our payment obligations at the time at which they originally arose or were prohibited from making such payments under the terms governing certain of our indebtedness (although such payments are not considered late payments and therefore would accrue interest at the lower interest if we make such payments promptly after such limitations are removed). Subject to certain exceptions as noted above, our failure to make any payment required under the Tax Receivable Agreement (including any accrued and unpaid interest) within 90 calendar days of the date on which the payment is required to be made will constitute a material breach of a material obligation under the Tax Receivable Agreement under certain circumstances, in which case, the Tax Receivable Agreement will terminate and future payments thereunder will be accelerated, as noted above.
Registration Rights and Lock-Up Agreement
At the Closing, the Sponsors, the Blocker Sellers, certain P3 Equityholders, Brian Gamache, John Svoboda and Robert Zimmerman (collectively, the “Holders”) and Foresight entered into the Registration Rights and Lock-Up Agreement. The Registration Rights and Lock-Up Agreement (i) amends, restates and replaces the registration rights agreement entered into by Foresight with the Sponsors, Brian Gamache, John Svoboda and Robert Zimmerman on February 9, 2021, and (ii) provides registration rights to the Holders pursuant to which P3 will be required to file a shelf registration statement to register the resale shares of Class A Common Stock or any other equity security held by the Holders upon the Closing, including the shares of Class A Common Stock issuable upon the future redemption of P3 LLC Units and shares of Class V Common Stock by such Holders and the Private Placement Units (including the Foresight Warrants and Class A Common Stock included therein and the Class A Common Stock issuable upon exercise of the Foresight Warrants included therein), in each case held by them upon the Closing (collectively, “Registrable Securities”). Assuming all of the P3 LLC Units are redeemed for Class A Common Stock and all of the Private Placement Warrants are exercised, the Registrable Securities consist of an aggregate of 239,866,497 shares of Class A Common Stock and 277,500 Private Placement Warrants.
In addition, subject to certain requirements and customary conditions, the Holders may demand, at any time or from time to time, that Foresight file a shelf registration statement on Form S-3, or if Form S-3 is not available, a Form S-1 to register the Registrable Securities held by such Holders. The Registration Rights and Lock-Up Agreement also provides the Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.
Subject to certain exceptions, the Registration Rights and Lock-Up Agreement further provides for the Class A Common Stock, the Class V Common Stock and the Class A Common Stock issuable upon the future exchange of P3 LLC Units and shares of Class V Common Stock held by the P3 Equityholders and the Blocker Sellers after the Closing to be locked-up for a period of six months following the Closing, while the Class A Common Stock received by the Sponsors upon conversion of the Class B Common Stock on the Closing Date will be locked-up for a period of one year following the Closing, subject to earlier release upon (i) the date on which the last reported sale price of the Class A Common Stock equals or exceeds $12.00 per share for any 20 trading days within any 30-day trading period commencing at least 150 days after the Closing or (ii) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction after the Closing that results in all of the Company’s stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property. The Private Placement Units, including the Class A Common Stock included therein, the Private Placement Warrants and Class A Common Stock issuable upon exercise of the Private Placement Warrants will be locked-up for a period of thirty days following the Closing.
Except as set forth in the Registration Rights and Lock-Up Agreement, P3 will be required to bear all expenses incurred in connection with the filing of any such registration statements and any such offerings, other than underwriting discounts and commissions on the sale of Registrable Securities, brokerage fees, underwriter marketing costs and, except as specified in the Registration Rights and Lock-Up Agreement, the fees and expenses of counsel to holders of Registrable Securities. The Registration Rights and Lock-Up Agreement also includes customary provisions regarding indemnification and contribution.

Escrow Agreement
On December 3, 2021, we entered into an escrow agreement (the “Escrow Agreement”) with P3 Health Group Holdings, P3 LLC, Hudson Vegas Investment SPV, LLC (the “Class D Member”), Mary Tolan and Sherif Abdou (the “Unitholder Representatives”) and PNC Bank, N.A. (“Escrow Agent”). Pursuant to the Escrow Agreement, certain of the consideration for the Business Combinations was set aside in an escrow until resolution of the disputes described below.
At Closing, (i) cash, certain units of P3 LLC (“P3 LLC Units”) and shares of Class V Common Stock and Class A Common Stock were placed in escrow, to be allocated upon resolution of the dispute regarding the Class D purchase option described in the section titled “Business — Legal Proceedings — Class D Dispute” (the “Class D Dispute”), and (ii) certain members of P3 LLC (the “Contributing P3 Equityholders”) contributed cash, and Hudson contributed P3 LLC Units and shares of Class V Common Stock, into escrow, to be allocated upon resolution of a dispute regarding Hudson’s right to a preference on the cash portion of the Merger consideration (the “Cash Preference Dispute”). If the Class D Dispute is (i) resolved in favor of Hudson, Hudson will receive cash, the P3 LLC Units and shares of Class V Common Stock escrowed for the Class D Dispute and the shares of Class A Common Stock escrowed for the Class D Dispute will be retired or (ii) resolved in favor of the former members of P3 Health Group Holdings (other than Hudson), the former members of P3 Health Group Holdings (including Hudson) will receive cash, the P3 LLC Units and Class V Common Stock or shares of Class A Common Stock, as applicable, escrowed for the Class D Dispute. If the Cash Preference Dispute is (i) resolved in favor of Hudson, the Contributing P3 Equityholders will receive the P3 LLC Units and shares of Class V Common Stock escrowed for the Cash Preference Dispute or shares of Class A Common Stock, as applicable, and Hudson will receive cash, or (ii) resolved in favor of the former members of P3 Health Group Holdings (other than Hudson), Hudson will receive the P3 LLC Units and shares of Class V Common Stock escrowed for the Cash Preference Dispute and the Contributing P3 Equityholders will receive cash.
In the Escrow Agreement, the parties authorized the Unitholder Representatives to direct the voting power of any of the securities in escrow, as applicable, on any matter put to a vote of the applicable securityholders in accordance with the proportional vote totals that such matter received by all voting securities other than those in escrow.
Foresight Related Party Transactions
Founder Shares and Private Placement Units
Founder Shares
In October 2020, our Sponsors purchased an aggregate of 7,906,250 founder shares for a capital contribution of $25,000. In January 2021, our Sponsor transferred 25,000 founder shares to each Messrs. Gamache, Svoboda and Zimmerman, our initial director nominees. On October 4, 2021, all outstanding shares of Class B Common Stock were converted into shares of Class A Common Stock on a one-for-one basis.
Private Placement Units
Our Sponsors purchased an aggregate of 832,500 Private Placement Units for a purchase price of $10.00 per unit in a private placement that occurred simultaneously with the closing of our IPO on February 12, 2021. 682,500 of the Private Placement Units were purchased by our Sponsor and 150,000 Private Placement Units were purchased by FA Co-Investment LLC, an affiliate of one of the underwriters in the IPO.
Transfer Restrictions
The founder shares and the Private Placement Units (including the underlying Private Placement Warrants, the Private Placement Shares and the shares of Class A Common Stock issuable upon exercise of the Private Placement Warrants) are each subject to transfer restrictions pursuant to lock-up provisions in the letter agreement with us entered into by our initial stockholders, officers and directors on February 9,

2021. Those lock-up provisions provide that, subject to limited exceptions, such securities are not transferable or salable (1) in the case of the founder shares, until the earlier of (A) one year after the completion of our Business Combinations and (B) subsequent to our Business Combinations, (x) the date on which we complete a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of our public stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property or (y) if the last reported sale price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after our Business Combinations, and (2) in the case of the Private Placement Units (including the underlying Private Placement Warrants, the Private Placement Shares and the shares of Class A Common Stock issuable upon exercise of the Private Placement Warrants), until 30 days after the completion of our Business Combinations.
Waiver of Redemption Rights
In addition, pursuant to the letter agreement, dated February 9, 2021, our initial stockholders, officers and directors have agreed to waive: (1) their redemption rights with respect to any founder shares, the Private Placement Shares and public shares held by them, as applicable, in connection with the completion of our Business Combinations; (2) their redemption rights with respect to any founder shares, the Private Placement Shares and public shares held by them in connection with a stockholder vote to approve an amendment to our Charter (A) to modify the substance or timing of our obligation to allow redemptions in connection with our Business Combinations or to redeem 100% of our public shares if we have not consummated our Business Combinations by February 12, 2023 or (B) with respect to any other provision relating to stockholders’ rights or pre-Business Combinations activity; and (3) their rights to liquidating distributions from the Trust Account with respect to any founder shares and Private Placement Shares they hold if we fail to complete our Business Combinations by February 12, 2023 or during any extension period (although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if we fail to complete our Business Combinations within the prescribed time frame).
Voting
Pursuant to the letter agreement, dated February 9, 2021, our initial stockholders, officers and directors have agreed to vote any shares of Class A Common Stock or founder shares owned by them in favor of the Business Combinations Proposal.
Administrative Services Agreement
On February 9, 2021, we entered into an Administrative Services Agreement pursuant to which we pay our Sponsor a total of $10,000 per month for office space, administrative and support services. Upon completion of our Business Combinations or our liquidation, we will cease paying these monthly fees.
Accordingly, in the event the consummation of our Business Combinations takes the maximum 24 months, our Sponsor will be paid a total of up to $240,000 ($10,000 per month) for office space, administrative and support services and will be entitled to be reimbursed for any out-of-pocket expenses. For the period commencing February 9, 2021 through June 30, 2021, we have paid the Sponsor $46,071 for such services.
Registration Rights
Pursuant to a registration rights agreement entered into by us on February 9, 2021, the holders of the founder shares, Private Placement Units (including the underlying securities) and units (including the underlying securities) that may be issued upon conversion of working capital loans, and any shares of Class A Common Stock issuable upon the exercise of the Private Placement Warrants or upon the exercise of any warrants included within Working Capital Units issued upon conversion of working capital loans are entitled to registration rights requiring the Company to register such securities for resale (in the case of the founder shares, only after conversion to shares of Class A Common Stock). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that we register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of our Business Combinations and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. Notwithstanding the foregoing, FA Co-Investment LLC, an affiliate of one of the underwriters in the IPO, may not exercise its demand or “piggyback” registration rights after five and seven years, respectively, after the effective date of the IPO registration statement and may not exercise its demand rights on more than one occasion. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering our securities. We will bear the expenses incurred in connection with the filing of any such registration statements.
Promissory Notes — Related Parties
On October 22, 2020 and October 27, 2020, the Sponsors issued unsecured promissory notes to us, pursuant to which we may borrow up to an aggregate principal amount of $300,000. The promissory notes were non-interest bearing and payable on the earlier of (i) March 31, 2021 or (ii) the consummation of the IPO. The outstanding balance under the promissory notes of $275,000 as of December 31, 2020 was repaid upon the closing of the IPO on February 12, 2021 out of the portion of offering proceeds that was allocated for the payment of offering expenses (other than underwriting commissions) not held in the Trust Account.
On August 19, 2021, our Sponsor committed to providing us with an aggregate of $300,000 in loans, of which $150,000 was borrowed and then subsequently repaid as of the date hereof. The loans are non-interest bearing, unsecured and will be repaid upon the consummation of an Business Combinations. If we do not consummate an Business Combinations, all such amounts loaned to us will be forgiven except to the extent that we have funds available outside of the Trust Account to repay such loans.
Working Capital Loans
In order to fund working capital deficiencies or finance transaction costs in connection with an intended Business Combinations, our Sponsors, an affiliate of our Sponsors or our officers and directors may, but are not obligated to, loan us funds as may be required. On August 19, 2021, the Sponsor committed to provide up to $300,000 in working capital loans as needed by the Company in order to finance transaction costs in connection with a Business Combinations. On October 27, 2021, the Sponsor committed to provide up to an additional $600,000 in working capital loans as needed by the Company in order to finance transaction costs in connection with a Business Combinations. The loans will follow the same structure as the $300,000 working capital loans as described above. The total commitment provided by the Sponsor will total $900,000, where none of which has been borrowed as of September 30, 2021.
P3 Related Party Transactions
Atrio Health Plans
In 2019, Chicago Pacific Founders, one of P3’s equityholders, made an equity investment in Atrio Holding Company, LLC (“Atrio Holdings”). Atrio Health Plans, Inc. (“Atrio”) is a wholly owned subsidiary of Atrio Holdings. Two members of P3’s board of managers, Mary Tolan and Lawrence B. Leisure, serve as Managing Partners of Chicago Pacific Founders, and one member of P3’s board of managers, Greg Kazarian, serves as an Operating Partner of Chicago Pacific Founders. Beginning in 2020, P3 entered into a Full-Risk capitation agreement with Atrio pursuant to which P3 is delegated to perform services on behalf of Atrio’s members assigned to P3, including provider network credentialing, patient authorizations and medical management (care management, quality management and utilization management). In 2020, P3 earned capitation revenue from Atrio of $140.0 million and management fees of $2.2 million. In 2020, P3 paid claims of $148.9 million for Atrio assigned members.
Policies and Procedures for Related Party Transactions
Our board of directors has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, where the amount involved exceeds the lesser of (i) $120,000 or

(ii) one percent of the average of our total assets at fiscal year-end for any fiscal year and a related person had, has or will have a direct or indirect material interest, including without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our audit committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction. All of the transactions described in this section occurred prior to the adoption of this policy.

PRINCIPAL STOCKHOLDERS
The following table sets forth information regarding the beneficial ownership of shares of the Class A Common Stock and Class V Common Stock upon the completion of the Business Combinations by:
•
each person known by the Company to be the beneficial owner of more than 5% of the shares of any class of the Company’s common stock;

•
each of the Company’s named executive officers and directors; and

•
all officers and directors of the Company as a group.

Beneficial ownership is determined according to the rules of the Commission, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.
The beneficial ownership of our voting common stock after the Business Combinations is based on 243,603,813 shares of common stock outstanding, of which 41,578,890 shares are Class A Common Stock and 202,024,923 shares are Class V Common Stock. The expected beneficial ownership percentages set forth below do not take into account (a) warrants that remain outstanding immediately following the Business Combinations and may be exercised thereafter (commencing 30 days after the Closing), or (b) shares of Class A Common Stock reserved for issuance under the 2021 Plan.
The number of shares beneficially owned by the holders in the table below assume the maximum number of P3 LLC Units and shares of Class V Common Stock or shares of Class A Common Stock, as applicable, are released from escrow to each holder. See the disclosure in the section entitled “Related Party Transactions in connection with the Business Combinations — Escrow Agreement.”
Except as described above and unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of Class V Common Stock and Class A Common Stock beneficially owned by them.
	Class A Common Stock	% of Class	Class V Common Stock(1)	% of Class	Total Voting Power(2)
Directors and Named Executive Officers
Mark Thierer	—	—%	—	—%	—%
Sherif Abdou(3)	—	—%	28,185,982	14.0%	11.6%
Amir Bacchus(4)	—	—%	18,790,658	9.3%	7.7%
Greg Wasson	—	—%	—	—%	—%
Lawrence Leisure	—	—%	—	—%	—%
Mary Tolan	—	—%	—	—	—%
Greg Kazarian(5)	—	—%	1,177,659	*%	*%
Thomas Price(5)	—	—%	1,177,659	*%	*%
Jeffrey Park	—	—%	—	—%	—%
Todd Lefkowitz	—	—%	2,546,141	1.3%	1.0%
All Directors and Executive Officers of post-combination Company as a group (9 individuals)(6)	—	—%	49,782,475	24.6%	20.1%
Five Percent Holders:
Chicago Pacific Founders(7)	8,732,517	21.0%	91,269,317	45.2%	41.1%
Hudson Vegas Investment SPV, LLC (8)	—	—%	43,974,331	21.8%	18.1%

*
Less than 1%.

(1)
Class V Common Stock entitles the holder thereof to one vote per share.

(2)
Represents the percentage of voting power of the holders of Class A Common Stock and Class V Common Stock of the Company voting together as a single class. See the disclosure in the section entitled “Description of the Capital Stock — Class V Common Stock.”

(3)
Includes 9,626,075 shares held by the NA 2021 GRAT, a grantor retained annuity trust of which Dr. Abdou and his spouse serve as trustees, 3,058,479 shares held by the NA 2021 Trust, a trust for the benefit of Dr. Abdou and his children, of which Dr. Abdou and his spouse serve as trustees, 1,408,437 shares held by the NA Charitable Trust, a charitable remainder trust of which Dr. Abdou, his spouse and his children serve as trustees, 9,626,075 shares held by the SA 2021 GRAT, a grantor retained annuity trust of which Dr. Abdou and his spouse serve as trustees, 3,058,479 shares held by the SA 2021 Trust, a trust for the benefit of Dr. Abdou and his children, of which Dr. Abdou and his spouse serve as trustees, and 1,408,437 shares held by the SA Charitable Trust, a charitable remainder trust of which Dr. Abdou, his spouse and his children serve as trustees. Includes an aggregate of 2,653,044 shares being held in escrow until the resolution of the Class D Dispute and the Cash Preference Dispute.

(4)
Includes 15,032,528 shares held by Dr. Bacchus and 3,758,130 shares held by Charlee Co LLC, of which Dr. Bacchus serves as managing member. Includes 1,768,698 shares being held in escrow until the resolution of the Class D Dispute and the Cash Preference Dispute.

(5)
Includes 102,785 shares being held in escrow until the resolution of the Class D Dispute.

(6)
Includes 4,671,509 shares being held in escrow until the resolution of the Class D Dispute and the Cash Preference Dispute.

(7)
Includes 89,183,984 shares of Class V Common Stock held by Chicago Pacific Founders Fund, L.P., 2,085,333 shares of Class V Common Stock held by Chicago Pacific Founders GP, L.P., 2,778,931 shares of Class A Common Stock held by Chicago Pacific Founders Fund-A, L.P. and 5,953,586 shares of Class A Common Stock held by Chicago Pacific Founders Fund-B, L.P. The General Partner of each of Chicago Pacific Founders Fund, L.P., Chicago Pacific Founders Fund-A, L.P. and Chicago Pacific Founders Fund-B, L.P. is Chicago Pacific Founders GP, L.P. The General Partner of Chicago Pacific Founders GP, L.P. is Chicago Pacific Founders UGP, LLC, which is managed by Mary Tolan, Lawrence Leisure and Vance Vanier. They are located at 980 North Michigan Avenue, Suite 1998, Chicago, Illinois 60611. Included in the number of shares of Class V Common Stock and Class A Common Stock are 7,224,897 shares of Class V Common Stock and 723,291 shares of Class A Common Stock, respectively, that are subject to escrow until the resolution of the Class D Dispute and the Cash Preference Dispute, as applicable, described above and will be voted in accordance with the proportional vote totals that a matter receives by all voting securities other than those subject to escrow.

(8)
Hudson Vegas Investment Manager, LLC and Daniel Straus each may be deemed to share voting and dispositive power over the shares of Class V Common Stock which are held by Hudson Vegas Investment SPV, LLC. Each of Hudson Vegas Investment Manager, LLC and Daniel Straus disclaims beneficial ownership of any shares other than to the extent they may have a pecuniary interest therein. Included in the number of shares of Class V Common Stock are 1,226,765 shares of Class V Common Stock that are subject to escrow until the resolution of the Cash Preference Dispute described above and 3,315,859 shares of Class V Common Stock that are subject to escrow until the resolution of the Class D Dispute described above, and will be voted in accordance with the proportional vote totals that a matter receives by all voting securities other than those subject to escrow.

SELLING SECURITYHOLDERS
This prospectus relates to:
•
the resale of 20,370,307 shares of Class A Common Stock issued in the PIPE Investment;

•
the resale of 241,370,735 share of Class A Common Stock issued in the Business Combination to the P3 Holders, including up to 203,181,624 shares of Class A Common Stock issuable upon redemption of the P3 LLC Units held by the P3 Holders;

•
the resale of 8,738,750 shares of Class A Common Stock issued in a private placement to the Founder Holders;

•
the issuance by us and resale of 277,500 shares of Class A Common Stock issuable upon exercise of the Private Placement Warrants; and

•
the resale of 277,500 Private Placement Warrants issued in a private placement to the Founder Holders.

The Selling Securityholders listed in the table below may from time to time offer and sell any or all of the shares of Class A Common Stock and warrants set forth below pursuant to this prospectus. When we refer to the “Selling Securityholders” in this prospectus, we refer to the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and other permitted transferees that hold any of the Selling Securityholders’ interest in the shares of Class A Common Stock and warrants after the date of this prospectus.
The following tables set forth information concerning the shares of Class A Common Stock and warrants that may be offered from time to time by each Selling Securityholder. The number of securities beneficially owned by each Selling Securityholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any securities as to which the individual or entity has sole or shared voting power or investment power. Percentage ownership is based on 243,603,813 shares of Common Stock and 10,819,105 warrants outstanding as of December 3, 2021. In computing the number of securities beneficially owned by an individual or entity and the percentage ownership of that person, shares of Class A Common Stock subject to options, warrants or other rights held by such person that are currently exercisable or will become exercisable within 60 days of December 20, 2021 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Unless noted otherwise, the address of all listed Selling Securityholders is c/o P3 Health Partners Inc., 2370 Corporate Circle, Suite 300, Henderson, NV 89074. Each of the Selling Securityholders listed has sole voting and investment power with respect to the shares beneficially owned by the Selling Securityholder unless noted otherwise, subject to community property laws where applicable.
The following table sets forth certain information provided by or on behalf of the Selling Securityholders concerning the Class A Common Stock and warrants that may be offered from time to time by each Selling Securityholder pursuant to this prospectus. The Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities. Any changed or new information given to us by the Selling Securityholders, including regarding the identity of, and the securities held by, each Selling Securityholder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary. A Selling Securityholder may sell all, some or none of such securities in this offering. See “Plan of Distribution.”
The number of shares being sold by the Selling Securityholders assume the maximum number of P3 LLC Units and shares of Class V Common Stock or shares of Class A Common Stock, as applicable, are released from escrow to each holder. See “Certain Relationships and Related Party Transactions — Related Party Transactions in Connection with the Business Combinations — Escrow Agreement.”

Name of Selling Stockholder	Shares Beneficially Owned Prior to Offering		Number of Shares Being Offered	Shares Beneficially Owned After the Offering
	Number	Percentage		Number	Percentage
Amir Bacchus(1)	18,790,658	7.7%	18,790,658	—	—
Auveek Pat Basu(2)	343,482	*	343,482	—	—
Brian Gamache	25,000	*	25,000	—	—
Columbia Acorn Fund(3)	2,500,000	1.0%	2,500,000	—	—
CRG Partners IV L.P.(4)	399,014	*	399,014	—	—
CRG Partners IV – Cayman Levered L.P.(4)	400,388	*	400,388	—	—
CRG Partners IV – Parallel Fund “C” (Cayman) L.P.(4)	794,790	*	794,790	—	—
David Kahan(5)	207,907	*	207,907	—	—
David Yarger(6)	207,977	*	207,907	70	*
Donald Trexler(7)	146,679	*	146,679	—	—
Entities affiliated with Chicago Pacific Founders(8)	100,001,834	41.1%	100,001,834	—	—
Entities affiliated with Fidelity(9)	10,120,307	4.2%	10,120,307	—	—
Entities affiliated with Janus Capital Management LLC(10)	7,000,000	2.9%	7,000,000	—	—
Entities affiliated with Nicholas Investment Partners, LP(11)	750,000	*	750,000	—	—
Eric Atkins(12)	450,517	*	450,517	—	—
FA Co-Investment LLC(13)	1,137,725	*	1,137,725	—	—
Foresight Sponsor Group, LLC(14)	7,526,025	3.1%	7,526,025	—	—
Gary Garrett(15)	588,828	*	588,828	—	—
Greg Kazarian(16)	1,177,659	*	1,177,659	—	—
Hartley White(17)	207,907	*	207,907	—	—
Hudson Vegas Investment SPV, LLC(18)	43,974,331	18.1%	43,974,331	—	—
Janine Stoop(19)	20,790	*	20,790	—	—
Jessica Puathasnanon(20)	74,940	*	74,940	—	—
John Svoboda	25,000	*	25,000	—	—
Leavitt Equity Partners II, LLP(21)	7,505,383	3.1%	7,505,383	—	—
Lorie Glisson(22)	2,355,319	*	2,355,319	—	—
Maria Nutile(23)	20,790	*	20,790	—	—
Mark El-Tawil(24)	103,953	*	103,953	—	—
Michelle Ross(25)	207,907	*	207,907	—	—
Patti Berry(26)	235,531	*	235,531	—	—
Rebecca Lindy(27)	209,543	*	209,543	—	—
Robert Zimmerman	25,000	*	25,000	—	—
Salvatore Lento(28)	41,581	*	41,581	—	—
Sarah Bussmann(29)	207,906	*	207,906	—	—
Sherif Abdou(30)	28,185,982	11.6%	28,185,982	—	—
Stuart Levine(31)	523,858	*	523,858	—	—
Thomas Conjurski(32)	207,907	*	207,907	—	—
Thomas Price(33)	1,177,659	*	1,177,659	—	—
Todd Lefkowtiz(34)	2,546,141	1.0%	2,546,141	—	—
Unmesh Srivastava(35)	588,828	*	588,828	—	—

*
less than 1%

(1)
Includes 3,758,130 shares of Class A Common Stock held by Charlee Co LLC, an entity for which Dr. Bacchus serves as managing member. Dr. Bacchus may be deemed to be a beneficial owner of the securities held by this entity. Includes 1,768,698 shares of Class A Common Stock being held in escrow until the resolution of a dispute among the former unitholders of Legacy P3.
(2)
Includes 29,978 shares of Class A Common Stock being held in escrow until the resolution of a dispute among the former unitholders of Legacy P3.

(3)
Columbia Wanger Asset Management, LLC (“CWAM”) is the investment adviser to Columbia Acorn Fund. Columbia Management Investment Advisers, LLC (“CMIA”) is the direct parent of CWAM and Ameriprise Financial, Inc. (“AFI”) is the parent holding company of CMIA and Columbia Wanger. CWAM, CMIA and AFI do not directly own any shares of Class A Common Stock. As the investment adviser to Columbia Acorn Fund, CWAM may be deemed to beneficially own the shares of Class A Common Stock reported herein by Columbia Acorn Fund. As the direct parent of CWAM, CMIA may be deemed to beneficially own the shares of Class A Common Stock reported herein by Columbia Acorn Fund. As the parent holding company of CWAM and CMIA, AFI may be deemed to beneficially own the shares of Class A Common Stock reported herein by Columbia Acorn Fund. Each of CWAM, CMIA and AFI disclaims beneficial ownership of any shares of Class A Common Stock reported herein Columbia Acorn Fund. The principal business address of Columbia Acorn Fund and CWAM is 71 S Wacker Drive, Suite 2500, Chicago, IL 60606. The principal business address of CMIA is 290 Congress Street, Boston, Massachusetts 02110. The principal business address of AFI is 1099 Ameriprise Financial Center, Minneapolis, Minnesota 55474.

(4)
Includes 34,675 shares of Class A Common Stock held by CRG Partners IV L.P., 34,794 shares of Class A Common Stock held by CRG Partners IV — Cayman Levered L.P. and 69,068 shares of Class A Common Stock held by CRG Partners IV — Parallel Fund “C” (Cayman) L.P. being held in escrow until the resolution of a dispute among the former unitholders of Legacy P3. The principal business address of the entities is 1000 Main Street, Suite 2500, Houston, TX 77002.

(5)
Includes 20,557 shares of Class A Common Stock being held in escrow until the resolution of a dispute among the former unitholders of Legacy P3.

(6)
Includes 20,557 shares of Class A Common Stock being held in escrow until the resolution of a dispute among the former unitholders of Legacy P3.

(7)
Includes 14,389 shares of Class A Common Stock being held in escrow until the resolution of a dispute among the former unitholders of Legacy P3.

(8)
Includes 8,036,974 shares of Class A Common Stock held by Chicago Pacific Founders Fund LP, 187,923 shares of Class A Common Stock held by Chicago Pacific Founders GP, L.P., 230,171 shares of Class A Common Stock held by Chicago Pacific Founders Fund-A, L.P., 493,120 shares of Class A Common Stock held by Chicago Pacific Founders Fund-B, L.P. being held in escrow until the resolution of a dispute among the former unitholders of Legacy P3. Chicago Pacific Founders UGP, LLC, a Delaware limited liability company (“Founders UGP”), is the general partner of Chicago Pacific Founders GP, L.P., a Delaware limited partnership (“Founders GP”), which is the general partner of each of (i) Chicago Pacific Founders Fund, L.P., a Delaware limited partnership (“Founders Fund LP”), (ii) Chicago Pacific Founders Fund-A, L.P., a Delaware limited partnership (“Founders Fund-A”), and (iii) Chicago Pacific Founders Fund-B, L.P., a Delaware limited partnership (“Founders Fund-B”). Founders UGP is managed by Mary Tolan, Lawrence Leisure and Vance Vanier. None of Mary Tolan, Lawrence Leisure or Vance Vanier are deemed beneficial holders of any the securities of the Company held by the CPF Entities. The principal business address of the entities is 980 North Michigan Avenue, Suite 1998, Chicago, Illinois 60611. Included in the number of shares of Class V Common Stock and Class A Common Stock are 8,224,897 shares of Class V Common Stock and 723,291 shares of Class A Common Stock, respectively, that are subject to escrow until the resolution of the Class D Dispute and the Cash Preference Dispute, as applicable, and will be voted in accordance with the proportional vote totals that a matter receives by all voting securities other than those subject to escrow.

(9)
All holdings by entities associated with Fidelity consist of (a) 2,735,364 shares of Class A Common Stock held directly by Fidelity Contrafund: Fidelity Contrafund, (b) 839,936 shares of Class A Common Stock held directly by Fidelity Contrafund Commingled Pool, (c) 450,620 shares of Class A Common Stock held directly by Fidelity Contrafund: Fidelity Contrafund K6, (d) 395,420 shares of Class A Common Stock held by Fidelity Contrafund: Fidelity Advisor New Insights Fund — Sub A, (e) 150,179 shares of Class A Common Stock held directly by Fidelity Insights Investment Trust,

(f) 598 shares of Class A Common Stock held directly by Fidelity Contrafund: Fidelity Flex Opportunistic Insights Fund, (g) 160,486 shares of Class A Common Stock held directly by Fidelity Contrafund: Fidelity Series Opportunistic Insights Fund, (h) 267,397 shares of Class A Common Stock held by Variable Insurance Products Fund II: VIP Contrafund Portfolio — Subportfolio A, (i) 285,914 shares of Class A Common Stock held directly by Variable Insurance Products Fund III: VIP Growth Opportunities Portfolio, (j) 2,032,510 shares of Class A Common Stock held directly by Fidelity Advisor Series I: Fidelity Advisor Growth Opportunities Fund, (k) 68,956 shares of Class A Common Stock held directly by Fidelity Advisor Series I: Fidelity Advisor Series Growth Opportunities Fund, (l) 29,473 shares of Class A Common Stock held by Fidelity U.S. Growth Opportunities Investment Trust, (m) 83,147 shares of Class A Common Stock held directly by Fidelity NorthStar Fund — Sub D, (n) 2,370,307 shares of Class A Common Stock held directly by Fidelity Global Innovators Investment Trust, and (o) 250,000 shares of Class A Common Stock held directly by Fidelity Select Portfolios: Select Health Care Services Portfolio. The principal business address of Fidelity Contrafund: Fidelity Contrafund, Fidelity Contrafund Commingled Pool, Fidelity Contrafund: Fidelity Advisor New Insights Fund — Sub A, Fidelity Contrafund: Fidelity Series Opportunistic Insights Fund, Variable Insurance Products Fund II: VIP Contrafund Portfolio — Subportfolio A, Fidelity Advisor Series I: Fidelity Advisor Growth Opportunities Fund, and Fidelity Select Portfolios: Select Health Care Services Portfolio is Mag & Co., c/o Brown Brothers Harriman & Co., Attn: Corporate Actions /Vault, 140 Broadway, New York, NY 10005. The principal business address of Fidelity Contrafund: Fidelity Contrafund K6, Fidelity Contrafund: Fidelity Flex Opportunistic Insights Fund, and Variable Insurance Products Fund III: VIP Growth Opportunities Portfolio is The Northern Trust Company, Attn: Trade Securities Processing, 333 South Wabash Ave, 32nd Floor, Chicago, Illinois 60604. The principal business address of Fidelity Insights Investment Trust, Fidelity Advisor Series I: Fidelity Advisor Series Growth Opportunities Fund, Fidelity U.S. Growth Opportunities Investment Trust, Fidelity NorthStar Fund — Sub D, and Fidelity Global Innovators Investment Trust is State Street Bank & Trust, PO Box 5756, Boston, Massachusetts 02206.
(10)
All holdings by entities associated with Janus Capital Management LLC consist of (a) 6,617,848 shares of Class A Common Stock held directly by Janus Henderson Triton Fund, (b) 65,949 shares of Class A Common Stock held directly by Migros-Pensionskasse Fonds — Aktien Welt, (c) 37,172 shares of Class A Common Stock held directly by Liuna Staff & Affiliates Pension Fund, (d) 36,024 shares of Class A Common Stock held by Liuna National (Industrial) Pension Fund, (e) 32,095 shares of Class A Common Stock held directly by National Elevator Industry Health Benefit Plan, (f) 138,359 shares of Class A Common Stock held directly by Nationwide Savings Plan, and (g) 72,553 shares of Class A Common Stock held directly by Penn Series Fund, Inc. Small Cap Growth Fund. The principal business address of the entities is 151 Detroit Street, Denver, CO 80206.

(11)
All holdings by entities associated with Nicholas Investment Partners, LP, as investment advisor, consist of (a) 140,522 shares of Class A Common Stock held directly by NicHealth, LP, (b) 10,782 shares of Class A Common Stock held directly by CAN 2, LLC, (c) 522,627 shares of Class A Common Stock held directly by Norges Bank, and (d) 76,069 shares of Class A Common Stock held by Robert Wood Johnson Foundation. The principal business address of Nicholas Investment Partners, LP is 6451 El Sicomoro Street, Rancho Santa Fe, CA 92067.

(12)
Includes 44,197 shares of Class A Common Stock being held in escrow until the resolution of a dispute among the former unitholders of Legacy P3.

(13)
As the managing member of FA Co-Investment LLC, Cowen Investments II LLC may be deemed to beneficially own the securities owned directly by FA Co-Investment LLC. As the sole member of Cowen Investments II LLC, RCG LV Pearl LLC may be deemed to beneficially own the securities owned directly by FA Co-Investment LLC. As the sole member of RCG LV Pearl LLC, Cowen Inc. may be deemed to beneficially own the securities owned directly by FA Co-Investment LLC. As Chief Executive Officer of Cowen Inc., Mr. Jeffrey Solomon may be deemed to beneficially own the securities owned directly by FA Co-Investment LLC. The principal business address of FA Co-Investment LLC is 599 Lexington Ave, New York, NY 10022.

(14)
Foresight Sponsor Group, LLC is governed by a board of managers consisting of Greg Wasson and Michael Balkin. The principal business address of Foresight Sponsor Group, LLC is 2045 W Grand Ave, Ste B, Chicago, IL 60612.

(15)
Includes 51,392 shares of Class A Common Stock being held in escrow until the resolution of a dispute among the former unitholders of Legacy P3.

(16)
Includes 706,595 shares of Class A Common Stock held by Greg Kazarian and 471,064 shares of Class A Common Stock held by the Kazarian 2020 Irrevocable Trust, for which Kim Kazarian serves as trustee. Kim Kazarian is the spouse of Greg Kazarian. Includes 102,785 shares of Class A Common Stock being held in escrow for Greg Kazarian until the resolution of a dispute among the former unitholders of Legacy P3.

(17)
Includes 20,557 shares of Class A Common Stock being held in escrow until the resolution of a dispute among the former unitholders of Legacy P3.

(18)
Includes 4,542,624 shares of Class A Common Stock being held in escrow until the resolution of a dispute among the former unitholders of Legacy P3. Hudson Vegas Investment Manager, LLC is managing the investments made by Hudson Vegas Investment SPV, LLC, and Daniel Straus is the Managing Member of Hudson Vegas Investment Manager, LLC. The principal business address of Hudson Vegas Investment SPV, LLC is 173 Bridge Plaza North, Fort Lee, New Jersey 07024.

(19)
Includes 2,055 shares of Class A Common Stock being held in escrow until the resolution of a dispute among the former unitholders of Legacy P3.

(20)
Includes 8,222 shares of Class A Common Stock being held in escrow until the resolution of a dispute among the former unitholders of Legacy P3.

(21)
Includes 676,360 shares of Class A Common Stock being held in escrow until the resolution of a dispute among the former unitholders of Legacy P3. Leavitt Equity Partners II, LLC is the General Partner of Leavitt Equity Partners II, L.P. Leavitt Legacy, LLC is the controlling Manager for the General Partner, Leavitt Equity Partners II, LLC. Additionally, LEP Management LLC (a registered investment advisor) which is wholly owned by Leavitt Legacy, LLC, manages Leavitt Equity Partners II, L.P. under appointment by the General Partner. Leavitt Legacy, LLC is wholly owned by Taylor S. Leavitt. The principal business address of Leavitt Equity Partners II, L.P. is 299 South Main Street, Suite 2300, Salt Lake City, UT 84111.

(22)
Includes 1,355,319 shares of Class A Common Stock held by Lorie Glisson, 500,000 shares of Class A Common Stock held by the Robert B. Glisson 2021 Irrevocable Trust, for which Lorie Glisson serves as trustee, and 500,000 shares of Class A Common Stock held by the Ashley M. Glisson 2021 Irrevocable Trust, for which Lorie Glisson serves as trustee. Included in the number of shares of Class A Common Stock held by Lorie Glisson are 205,570 shares being held in escrow until the resolution of a dispute among the former unitholders of Legacy P3.

(23)
Includes 2,055 shares of Class A Common Stock being held in escrow until the resolution of a dispute among the former unitholders of Legacy P3.

(24)
Includes 10,268 shares of Class A Common Stock being held in escrow until the resolution of a dispute among the former unitholders of Legacy P3.

(25)
Includes 20,557 shares of Class A Common Stock being held in escrow until the resolution of a dispute among the former unitholders of Legacy P3.

(26)
Includes 20,557 shares of Class A Common Stock being held in escrow until the resolution of a dispute among the former unitholders of Legacy P3.

(27)
Includes 20,557 shares of Class A Common Stock being held in escrow until the resolution of a dispute among the former unitholders of Legacy P3.

(28)
Includes 4,111 shares of Class A Common Stock being held in escrow until the resolution of a dispute among the former unitholders of Legacy P3.

(29)
Includes 20,557 shares of Class A Common Stock being held in escrow until the resolution of a dispute among the former unitholders of Legacy P3.

(30)
Includes 9,626,075 shares held by the NA 2021 GRAT, a grantor retained annuity trust of which Dr. Abdou and his spouse serve as trustees, 3,058,479 shares held by the NA 2021 Trust, a trust for the benefit of Dr. Abdou and his children, of which Dr. Abdou and his spouse serve as trustees, 1,408,437 shares held by the NA Charitable Trust, a charitable remainder trust of which Dr. Abdou, his spouse and his children serve as trustees, 9,626,075 shares held by the SA 2021 GRAT, a grantor retained annuity trust of which Dr. Abdou and his spouse serve as trustees, 3,058,479 shares held by the SA 2021 Trust, a trust for the benefit of Dr. Abdou and his children, of which Dr. Abdou and his spouse serve as trustees, and 1,408,437 shares held by the SA Charitable Trust, a charitable remainder trust of which Dr. Abdou, his spouse and his children serve as trustees. Dr. Abdou may be deemed to be a beneficial owner of the securities held by these trusts. Includes 2,653,044 shares of Class A Common Stock being held in escrow until the resolution of a dispute among the former unitholders of Legacy P3.
(31)
Includes 51,392 shares of Class A Common Stock being held in escrow until the resolution of a dispute among the former unitholders of Legacy P3.

(32)
Includes 20,557 shares of Class A Common Stock being held in escrow until the resolution of a dispute among the former unitholders of Legacy P3.

(33)
Includes 102,785 shares of Class A Common Stock being held in escrow until the resolution of a dispute among the former unitholders of Legacy P3.

(34)
Includes 231,266 shares of Class A Common Stock being held in escrow until the resolution of a dispute among the former unitholders of Legacy P3.

(35)
Includes 51,392 shares of Class A Common Stock being held in escrow until the resolution of a dispute among the former unitholders of Legacy P3.

Warrants
Name of Selling Holder	Beneficial Ownership Before the Offering		Warrants to be Sold in the Offering		Beneficial Ownership After the Offering
	Number of Warrants	%(1)	Number of Warrants	%(1)	Number of Warrants	%
Foresight Sponsor Group LLC(2)	227,500	2.1%	227,500	2.1%	—	—
FA Co-Investment LLC(3)	50,000	*	50,000	*	—	—

*
Less than one percent.

(1)
Based upon 10,819,105 warrants outstanding as of December 3, 2021.

(2)
Foresight Sponsor Group, LLC is the record holder of such warrants. Foresight Sponsor Group, LLC is governed by a board of managers consisting of Greg Wasson and Michael Balkin. The principal business address of Foresight Sponsor Group, LLC is 2045 W Grand Ave, Ste B, Chicago, IL 60612.

(3)
FA Co-Investment LLC is the record holder of such warrants. As the managing member of FA Co-Investment LLC, Cowen Investments II LLC may be deemed to beneficially own the securities owned directly by FA Co-Investment LLC. As the sole member of Cowen Investments II LLC, RCG LV Pearl LLC may be deemed to beneficially own the securities owned directly by FA Co-Investment LLC. As the sole member of RCG LV Pearl LLC, Cowen Inc. may be deemed to beneficially own the securities owned directly by FA Co-Investment LLC. As Chief Executive Officer of Cowen Inc., Mr. Jeffrey Solomon may be deemed to beneficially own the securities owned directly by FA Co-Investment LLC. The principal business address of FA Co-Investment LLC is 599 Lexington Ave, New York, NY 10022.

DESCRIPTION OF CAPITAL STOCK
The following description summarizes some of the terms of our second amended and restated certificate of incorporation (the “Charter”) and amended and restated bylaws (the “Bylaws”) and of the General Corporation Law of the State of Delaware (the “DGCL”). This description is in summarized from, and qualified in its entirety by reference to, the Charter and Bylaws, each of which are included as exhibits to the registration statement of which this prospectus forms a part, as well as the relevant provisions of the DGCL. We urge you to read the Charter and Bylaws.
General
Under the Charter and Bylaws, our authorized capital stock consists of:
•
800,000,000 shares of Class A Common Stock, par value $0.0001 per share;

•
205,000,000 shares of Class V Common Stock, par value $0.0001 per share; and

•
10,000,000 shares of preferred stock, par value $0.0001 per share.

Certain provisions of the Charter and Bylaws summarized below may be deemed to have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of Class A Common Stock.
Common Stock
Class A Common Stock
Holders of shares of Class A Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of shares of Class A Common Stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.
Upon dissolution or liquidation of our company, after payment in full of all amounts required to be paid to creditors and to the holders of preferred stock having liquidation preferences, if any, the holders of shares of Class A Common Stock and Class V Common Stock will be entitled to receive ratable portions of the remaining assets available for distribution; provided, that each holder of shares of Class V Common Stock shall not be entitled to receive more than $0.0001 per share of Class V Common Stock owned of record by such holder on the record date for such distribution and upon receiving such amount, shall not be entitled to receive any other assets or funds with respect to such shares of Class V Common Stock.
Holders of shares of Class A Common Stock do not have preemptive, subscription, redemption, or conversion rights with respect to such shares of Class A Common Stock. There are no redemption or sinking fund provisions applicable to Class A Common Stock.
Class V Common Stock
Each share of Class V Common Stock entitles its holders to one vote per share on all matters presented to our stockholders generally. Shares of Class V Common Stock will be issued in the future only to the extent necessary to maintain a one-to-one ratio between the number of P3 LLC Units held by the members of P3 LLC and the number of shares of Class V Common Stock issued and outstanding. Shares of Class V Common Stock are transferable only together with an equal number of P3 LLC Units. Only permitted transferees of P3 LLC Units held by the members of P3 LLC will be permitted transferees of Class V Common Stock.
Holders of shares of Class V Common Stock will vote together with holders of Class A Common Stock as a single class on all matters presented to our stockholders for their vote or approval, except for certain amendments to the Charter described below or as otherwise required by applicable law or the Charter.
Holders of Class V Common Stock do not have any right to receive dividends or to receive a distribution upon dissolution or liquidation other than the right to receive $0.0001 per share of Class V Common Stock.

Additionally, holders of shares of Class V Common Stock do not have preemptive, subscription, redemption, or conversion rights with respect to such shares of Class V Common Stock. There will be no redemption or sinking fund provisions applicable to Class V Common Stock. Any amendment of the Charter that gives holders of Class V Common Stock (1) any rights to receive dividends or any other kind of distribution other than in connection with a dissolution or liquidation, (2) any right to convert into or be exchanged for Class A Common Stock or (3) any other economic rights will require, in addition to stockholder approval, the affirmative vote of a majority of the holders of Class A Common Stock voting separately as a class.
Preferred Stock
Under the terms of the Charter, our board of directors is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.
We had no shares of preferred stock outstanding as of December 27, 2021.
Registration Rights
We entered into a Registration Rights and Lock-Up Agreement with the Sponsor and the P3 Equityholders in connection with the Business Combinations pursuant to which such P3 Equityholders have specified rights to require us to register all or a portion of their Registrable Securities (as defined in such agreement) under the Securities Act. For more information about the Registration Rights and Lock-Up Agreement, see the section entitled “Certain Relationships and Related Party Transactions — Related Party Transactions in Connection with the Business Combinations — Registration Rights and Lock-Up Agreement.” In addition, as described under “Certain Relationships and Related Party Transactions — Related Party Transactions in Connection with the Business Combinations — Registration Rights and Lock-Up Agreement,” we are required to register the resale of the PIPE Shares issuable pursuant to the Subscription Agreements.
Forum Selection
The Charter provides that (A) (i) any derivative action or proceeding brought on behalf of our company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former director, officer, other employee or stockholder of to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Charter or the Bylaws (as either may be amended or restated) or as to which the DGCL confers exclusive jurisdiction on the Court of Chancery of the State of Delaware or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware; and (B) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Notwithstanding the foregoing, the exclusive forum provision shall not apply to claims seeking to enforce any liability or duty created by the Exchange Act. The Charter also provides that, to the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock shall be deemed to have notice of and consented to the foregoing. By agreeing to this provision, however, stockholders will not be deemed to have waived compliance with the federal securities laws and the rules and regulations thereunder.
Dividends
Declaration and payment of any dividend will be subject to the discretion of our board of directors. The time and amount of dividends will be dependent upon our business prospects, results of operations, financial condition, cash requirements and availability, debt repayment obligations, capital expenditure needs, contractual restrictions, covenants in the agreements governing our current and future indebtedness, industry trends, the provisions of Delaware law affecting the payment of distributions to stockholders and any other factors our board of directors may consider relevant. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business and to repay indebtedness, and therefore, do not anticipate declaring or paying any cash dividends on the Class A Common Stock in the foreseeable future.
Founder Shares
The founder shares are identical to the public shares, and holders of founder shares have the same stockholder rights as public stockholders, except that the founder shares are subject to certain transfer restrictions.
Pursuant to a letter agreement, with certain limited exceptions, the founder shares are not transferable, assignable or salable (except to our officers and directors and other persons or entities affiliated with our Sponsors, each of whom will be subject to the same transfer restrictions) until the earlier of one year after the completion of the Business Combinations or earlier if, (x) subsequent to our Business Combinations, the last sale price of the Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combinations, or (y) the date following the completion of our Business Combinations on which we complete a liquidation, merger, stock exchange or other similar transaction that results in all of our stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property.
Sponsor Vesting Letters
In connection with the Closing, Foresight Sponsor Group, LLC and FA Co-Investment LLC each entered into a sponsor letter agreement pursuant to which each of the Sponsors agreed to subject 25% of the shares of Class A Common Stock held by it to the vesting terms described below. In the aggregate, 2,165,937 shares of Class A Common Stock (the “Subject Sponsor Shares”) are subject to these vesting terms. Vesting will occur as follows: (i) if, at any time during the period beginning on the first trading day after the Closing Date and ending on the fifth anniversary of the first day of trading after the Closing Date (the “Measurement Period”), the volume weighted average price of the Class A Common Stock for any 20 trading days within a period of 30 consecutive trading days is equal to or greater than $12.50 per share, 60% of the Subject Sponsor Shares will vest; (ii) if, at any time during the Measurement Period, the volume weighted average price of the Class A Common Stock for any 20 trading days within a period of 30 consecutive trading days is equal to or greater than $15.00 per share, 40% of the Subject Sponsor Shares will vest; (iii) if, at any time during the Measurement Period, the Company or one or more of its stockholders consummates an underwritten public offering of the Class A Common Stock for a price to the public of at least $11.50 per share, all of the Subject Sponsor Shares will vest; and (iv) if, at any time during the Measurement Period (which, in certain circumstances, shall be extended to the sixth anniversary after the first day of trading after the Closing Date), a change of control occurs, all of the Subject Sponsor Shares will vest.
Until and unless a Subject Sponsor Share is forfeited following the Measurement period in accordance with the sponsor vesting letter, each Sponsor will have full ownership rights to the Subject Sponsor Shares held by it (including, without limitation, the right to vote and receive dividends and distributions). Once vested, the Subject Sponsor Share will remain subject to the restrictions on transfer set forth in the Registration Rights and Lock Up Agreement, to the extent still applicable.
Redeemable Warrants
Public Warrants
Each whole Public Warrant entitles the registered holder to purchase one share of our Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Business Combinations, except as described below. Pursuant to the Warrant Agreement, a public warrant holder may exercise its public warrants only for a whole number of shares of Class A Common Stock. This means only a whole public warrant may be exercised at a given time by a public warrant holder. No fractional warrants were issued upon separation of the Foresight Units and only whole public warrants trade. Accordingly, unless you held at least three Foresight Units, you will not be able to receive or trade a whole public warrant. The public warrants will expire five years after the completion of the Business Combinations, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation; provided, however, that the Private Placement Warrants issued to FA Co-Investment will not be exercisable more than five years from the commencement of sales in the initial public offering by Foresight of its units (the “IPO”) in accordance with FINRA Rule 5110(g)(8).
We will not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a public warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the shares of Class A Common Stock issuable upon exercise of the public warrants is then effective and a current prospectus relating to those shares of Class A Common Stock is available, subject to our satisfying our obligations described below with respect to registration. No public warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their public warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a public warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any public warrant.
We have agreed that as soon as practicable, but in no event later than 20 business days after the closing of our the Business Combinations, we will use our commercially reasonable efforts to file with the SEC, and within 60 business days following the Business Combinations to have declared effective, a registration statement covering the issuance of the shares of Class A Common Stock issuable upon exercise of the public warrants and to maintain a current prospectus relating to those shares of Class A Common Stock until the public warrants expire or are redeemed. Notwithstanding the above, if our Class A Common Stock is at the time of any exercise of a public warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but will use our commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the public warrants for that number of shares of Class A Common Stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the public warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the public warrants by (y) the fair market value and (B) 0.361. The “fair market value” shall mean the volume weighted average price of the Class A Common Stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.
Redemption of public warrants when the price per share of Class A Common Stock equals or exceeds $18.00.   Once the public warrants become exercisable, we may redeem the outstanding public warrants (except as described herein with respect to the Private Placement Warrants):
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in whole and not in part;

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at a price of $0.01 per public warrant;

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upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period, to each public warrant holder; and

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if, and only if, the last reported sale price of our Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

If and when the public warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. As a result, we may redeem public warrants even if the holders are otherwise unable to exercise their public warrants.
We have established the $18.00 per share (as adjusted) redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the public warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the public warrants, each public warrant holder will be entitled to exercise its public warrant prior to the scheduled redemption date. However, the price of the Class A Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 public warrant exercise price after the redemption notice is issued.
Redemption of public warrants when the price per share of Class A Common Stock equals or exceeds $10.00.   Commencing ninety days after the public warrants become exercisable, we may redeem the outstanding public warrants (except as described herein with respect to the Private Placement Units):
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in whole and not in part;

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at a price of $0.10 per public warrant provided that holders will be able to exercise their public warrants prior to redemption and receive that number of shares of Class A Common Stock determined by reference to the table below, based on the redemption date and the “fair market value” (as defined below) of our Class A Common Stock except as otherwise described below;

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upon a minimum of 30 days’ prior written notice of redemption;

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if, and only if, the last reported sale price of our Class A Common Stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the warrant holders; and

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if, and only if, there is an effective registration statement covering the issuance of the shares of Class A Common Stock issuable upon exercise of the public warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.

The numbers in the table below represent the number of shares of Class A Common Stock that a public warrant holder will receive upon cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of our Class A Common Stock on the corresponding redemption date (assuming holders elect to exercise their public warrants and such warrants are not redeemed for $0.10 per public warrant), determined based on the average of the last reported sales price for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of public warrants, and the number of months that the corresponding redemption date precedes the expiration date of the public warrants, each as set forth in the table below.
The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a public warrant is adjusted as set forth in the first three paragraphs under the heading “— Anti-dilution Adjustments” below. The adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a public warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a public warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a public warrant.
Redemption Date (period to expiration of warrants)	Fair Market Value of Class A Common Stock
	≥$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361

Redemption Date (period to expiration of warrants)	Fair Market Value of Class A Common Stock
	≥$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A Common Stock to be issued for each public warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the average last reported sale price of our Class A Common Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the public warrants is $11 per share, and at such time there are 57 months until the expiration of the public warrants, holders may choose to, in connection with this redemption feature, exercise their public warrants for 0.277 shares of Class A Common Stock for each whole public warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average last reported sale price of our Class A Common Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the public warrants is $13.50 per share, and at such time there are 38 months until the expiration of the public warrants, holders may choose to, in connection with this redemption feature, exercise their public warrants for 0.298 shares of Class A Common Stock for each whole public warrant. In no event will the public warrants be exercisable in connection with this redemption feature for more than 0.361 shares of Class A Common Stock per public warrant (subject to adjustment). Finally, as reflected in the table above, if the public warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of Class A Common Stock.
Any public warrants held by our officers or directors will be subject to this redemption feature, except that such officers and directors shall only receive “fair market value” for such public warrants if they exercise their public warrants in connection with such redemption (“fair market value” for such public warrants held by our officers or directors being defined as the last reported sale price of the public warrants on such redemption date).
This redemption feature differs from the typical warrant redemption features used in many other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the Private Placement Warrants) when the trading price for the Class A Common Stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding public warrants to be redeemed when the Class A Common Stock is trading at or above $10.00 per share, which may be at a time when the trading price of our Class A Common Stock is below the exercise price of the public warrants. We have established this redemption feature to provide us with the flexibility to redeem the public warrants without the public warrants having to reach the $18.00 per share threshold set forth above under “— Redemption of public warrants when the price per share of Class A Common Stock equals or exceeds $18.00.” Holders choosing to exercise their public warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their public warrants based on an option pricing model with a fixed volatility input as of the date of the IPO prospectus. This redemption right provides us an additional mechanism by which to redeem all of the outstanding public warrants, and therefore have certainty as to our capital structure as the public warrants would no longer be outstanding and would have been exercised or redeemed, and we will effectively be required to pay the redemption price to public warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the public warrants if we determine it is in our best interest to do so. As such, we would redeem the public warrants in this manner when we believe it is in our best interest to update our capital structure to remove the public warrants and pay the redemption price to the public warrant holders.
As stated above, we can redeem the public warrants when the Class A Common Stock is trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing public warrant holders with the opportunity to exercise their public warrants on a cashless basis for the applicable number of shares of Class A Common Stock. If we choose to redeem the public warrants when the Class A Common Stock is trading at a price below the exercise price of the public warrants, this could result in the public warrant holders receiving fewer shares of Class A Common Stock than they would have received if they had chosen to wait to exercise their public warrants for shares of Class A Common Stock if and when shares of Class A Common Stock were trading at a price higher than the exercise price of $11.50 per share.
No fractional shares of Class A Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A Common Stock to be issued to the holder. If, at the time of redemption, the public warrants are exercisable for a security other than the shares of Class A Common Stock pursuant to the Warrant Agreement, the public warrants may be exercised for such security.
Redemption Procedures and Cashless Exercise.   If we call the public warrants for redemption as described above under “— Redemption of public warrants when the price per share of Class A Common Stock equals or exceeds $18.00,” our management will have the option to require all holders that wish to exercise public warrants to do so on a “cashless basis” (such option, the “Cashless Exercise Option”). In determining whether to require all holders to exercise their public warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of public warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A Common Stock issuable upon the exercise of our public warrants. In such event, each holder would pay the exercise price by surrendering the public warrants for that number of shares of Class A Common Stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the public warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the public warrants by (y) the fair market value and (B) 0.361. The “fair market value” shall mean the average last reported sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is sent to the warrant agent. If our management takes advantage of this Cashless Exercise Option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A Common Stock to be received upon exercise of the public warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this Cashless Exercise Option feature is an attractive option to us if we do not need the cash from the exercise of the public warrants after our Business Combinations. If we call our public warrants for redemption and our management does not take advantage of this Cashless Exercise Option, our Sponsors and their permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had management taken advantage of this Cashless Exercise Option, as described in more detail below.
A holder of a public warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such public warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Class A Common Stock outstanding immediately after giving effect to such exercise.
Anti-Dilution Adjustments.   If the number of outstanding shares of Class A Common Stock is increased by a stock dividend payable in shares of Class A Common Stock, or by a split-up of shares of

Class A Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A Common Stock issuable on exercise of each public warrant will be increased in proportion to such increase in the outstanding shares of Class A Common Stock. A rights offering to holders of Class A Common Stock entitling holders to purchase shares of Class A Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A Common Stock equal to the product of (1) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Common Stock) multiplied by (2) one minus the quotient of (x) the price per share of Class A Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (1) if the rights offering is for securities convertible into or exercisable for Class A Common Stock, in determining the price payable for Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) fair market value means the volume weighted average price of Class A Common Stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A Common Stock on account of such shares of Class A Common Stock (or other shares of our capital stock into which the public warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Class A Common Stock in connection with the Business Combinations, or (d) to satisfy the redemption rights of the holders of Class A Common Stock in connection with a stockholder vote to amend our amended and restated certificate of incorporation (1) to modify the substance or timing of our obligation to allow redemptions in connection with the Business Combinations or (2) with respect to any other provision relating to stockholders’ rights or pre- Business Combinations activity, then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.
If the number of outstanding shares of our Class A Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.
Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.
In addition, if (x) we issue additional shares of Class A Common Stock or equity-linked securities for capital raising purposes in connection with the closing of the Business Combinations at a newly issued price of less than $9.20 per share of Class A Common Stock, (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Business Combinations on the date of the completion of the Business Combinations (net of redemptions), and (z) the Market Value of our Class A Common Stock is below $9.20 per share, the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the newly issued price, and the $18.00 per share redemption trigger price described above under “— Redemption of public warrants when the price per share of Class A Common Stock equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the newly issued price.
In case of any reclassification or reorganization of the outstanding shares of Class A Common Stock (other than those described above or that solely affects the par value of such shares of Class A Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a merger or consolidation in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such merger or consolidation, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such merger or consolidation that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the company in connection with redemption rights held by stockholders of the company as provided for in the company’s amended and restated certificate of incorporation or as a result of the redemption of shares of Class A Common Stock by the company if a proposed Business Combinations is presented to the stockholders of the company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding shares of Class A Common Stock, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Class A Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of Class A Common Stock in such a transaction is payable in the form of Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the Warrant.
The Warrants were issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.
The Warrant holders do not have the rights or privileges of holders of Class A Common Stock and any voting rights until they exercise their warrants and receive shares of Class A Common Stock. After the issuance of shares of Class A Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
No fractional Warrants will be issued upon separation of the Foresight Units and only whole Warrants will trade.
Private Placement Warrants
The Private Placement Warrants are identical to the Public Warrants except that, so long as they are held by our Sponsors or their permitted transferees, the Private Placement Warrants (including the underlying securities) are subject to certain transfer restrictions (as described in more detail under “Certain Relationships and Related Party Transactions — Foresight Related Party Transactions — Founder Shares and Private Placement Units — Transfer Restrictions”) and the holders thereof are entitled to certain registration rights (as described in more detail under “Certain Relationships and Related Party Transactions —  Foresight Related Party Transactions — Registration Rights”), and: (1) will not be redeemable by us; (2) may be exercised by the holders on a cashless basis; and (3) with respect to Private Placement Warrants held by FA Co-Investment, will not be exercisable more than five years from the commencement of sales in the initial public offering of Foresight’s units in accordance with FINRA Rule 5110(g)(8). If the Private Placement Warrants are held by holders other than our Sponsors or their respective permitted transferees, the Private Placement Warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the public warrants.
If holders of the Private Placement Warrants elect to exercise the underlying Private Placement Warrants on a cashless basis, they would pay the exercise price by surrendering warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the excess of the “sponsor fair market value” (defined below) over the exercise price of the warrants by (y) the sponsor fair market value. The “sponsor fair market value” shall mean the average last reported sale price of the Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is sent to the warrant agent. The reason that we have agreed that these Private Placement Warrants will be exercisable on a cashless basis so long as they are held by our Sponsors and their permitted transferees is because it is not known at this time whether they will be affiliated with us following a business combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their public warrants and sell the shares of Class A Common Stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such Private Placement Warrants on a cashless basis is appropriate.
Our Transfer Agent and Warrant Agent
The transfer agent for our Common Stock and warrant agent for our Warrants is Continental Stock Transfer & Trust Co. We have agreed to indemnify Continental Stock Transfer & Trust Co. in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.
Certain Anti-Takeover Provisions of our Charter and Bylaws
Our Charter provides that our board of directors is classified into three classes of directors. As a result, in most circumstances, a person can gain control of our board only by successfully engaging in a proxy contest at two or more annual meetings.
Our authorized but unissued Class A Common Stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Class A Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.
Exclusive forum for certain lawsuits.   Our Charter requires, to the fullest extent permitted by law, other than any claim to enforce a duty or liability created by the Exchange Act or any other claim for which federal courts have exclusive jurisdiction, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the

Court of Chancery in the State of Delaware and, if brought outside of the State of Delaware, the stockholder bringing such suit will be deemed to have consented to service of process on such stockholder’s counsel. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provisions may have the effect of discouraging lawsuits against our directors and officers. In addition, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, subject to and contingent upon a final adjudication in the State of Delaware of the enforceability of such exclusive forum provision.
Special meeting of stockholders.   Our Charter provides that special meetings of our stockholders may be called only by a majority vote of our board of directors, by our Chief Executive Officer or by our chairman.
Advance notice requirements for stockholder proposals and director nominations.   Our Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the secretary to our principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the scheduled date of the annual meeting of stockholders. If our annual meeting is called for a date that is not within 45 days before or after such anniversary date, a stockholder’s notice will need to be received no earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which we first publicly announce the date of the annual meeting. Our bylaws also specify certain requirements as to the form and content of a stockholder’s notice for an annual meeting. Specifically, a stockholder’s notice must include: (i) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such stockholder and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (iii) the class or series and number of shares of our capital stock owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the proposal is made, (iv) a description of all arrangements or understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made and any other person or persons (including their names) in connection with the proposal of such business by such stockholder, (v) any material interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in such business and (vi) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before such meeting. These notice requirements will be deemed satisfied by a stockholder as to any proposal (other than nominations) if the stockholder has notified us of such stockholder’s intention to present such proposal at an annual meeting in compliance with Rule 14a-8 of the Exchange Act, and such stockholder has complied with the requirements of such rule for inclusion of such proposal in the proxy statement we prepare to solicit proxies for such annual meeting. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. The foregoing provisions may limit our stockholders’ ability to bring matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.
Rule 144
Pursuant to Rule 144, a person who has beneficially owned restricted shares of Class A Common Stock or warrants for at least six months would be entitled to sell such securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.
Persons who have beneficially owned restricted shares of Class A Common Stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•
1% of the total number of shares of Common Stock then outstanding; or

•
the average weekly reported trading volume of the Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•
the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•
the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•
at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC, which is expected to be filed promptly after completion of the Business Combinations, reflecting its status as an entity that is not a shell company.

As a result, our initial stockholders will be able to sell their Class A Common Stock and Warrants, pursuant to Rule 144 without registration one year after the Business Combinations.
As of December 27, 2021 we had 41,578,890 shares of Class A Common Stock outstanding. Of these shares, the 3,737,316 are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. The remaining 37,841,574 shares of Class A Common Stock are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering, and are subject to transfer restrictions as set forth elsewhere in this prospectus. Similarly, the shares of our Class A Common Stock and Class V Common Stock that were issued in the Business Combinations are restricted securities for purposes of Rule 144.
As of the December 27, 2021, there were outstanding warrants to purchase an aggregate of 11,096,605 shares of Class A Common Stock. Each whole warrant is exercisable for one third of a share of Class A Common Stock, in accordance with the terms of the Warrant Agreement governing the warrants. Of these warrants, there were public warrants to purchase an aggregate of 10,819,105 shares of Class A Common Stock, which warrants are freely tradable, except for any warrants purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. In addition, we are obligated to maintain an effective registration statement under the Securities Act covering the 10,819,105 shares of Class A Common Stock that may be issued upon the exercise of the public warrants.

PLAN OF DISTRIBUTION
We are registering the issuance by us of up to 277,500 shares of Class A Common Stock issuable upon the exercise of the Private Placement Warrants and 10,819,105 shares of our Class A Common Stock issuable upon the exercise of the Public Warrants. We are also registering the resale by the Selling Securityholders of up to 241,370,735 additional shares of Class A Common Stock (including 277,500 shares of Class A Common Stock issuable upon the exercise of the Private Placement Warrants) and 277,500 Private Placement Warrants.
The securities beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then-current market price or in negotiated transactions. The Selling Securityholders may dispose of their securities by one or more of, or a combination of, the following methods:
•
distributions to members, partners, stockholders or other equityholders of the Selling Securityholders;

•
purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•
ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•
block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•
an over-the-counter distribution in accordance with the rules of Nasdaq;

•
through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•
to or through underwriters or broker-dealers;

•
in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•
in privately negotiated transactions;

•
in options transactions;

•
through a combination of any of the above methods of sale; or

•
any other method permitted pursuant to applicable law.

In addition, any securities that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. A Selling Securityholder that is an entity may elect to make an in-kind distribution of common stock to its members, partners, stockholders or other equityholders pursuant to the registration statement of which this prospectus forms a part by delivering a prospectus. To the extent that such members, partners, stockholders or other equityholders are not affiliates of ours, such members, partners, stockholders or other equityholders would thereby receive freely tradable securities pursuant to a distribution pursuant to the registration statement of which this prospectus forms a part.
To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).
A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.
In offering the securities covered by this prospectus, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.
In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Securityholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.
At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

LEGAL MATTERS
Latham & Watkins LLP has passed upon the validity of the securities offered by this prospectus and certain other legal matters related to this prospectus.
EXPERTS
The financial statements of Foresight Acquisition Corp. as of December 31, 2020, and for the period from August 20, 2020 (inception) through December 31, 2020, have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere in this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The consolidated financial statements of Legacy P3 as of December 31, 2019 and 2020, and for each of the years in the three-year period ended December 31, 2018, 2019 and 2020, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere in this prospectus, upon the authority of said firm as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Class A Common Stock and warrants offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the Class A Common Stock and warrants offered hereby, we refer you to the registration statement and the exhibits and schedules filed thereto. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. We file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. The SEC maintains an Internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

P3 Health Partners Inc.

PART I — FINANCIAL INFORMATION
Item 1.
Interim Financial Statements.

FORESIGHT ACQUISITION CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
	September 30, 2021 (Unaudited)	December 31, 2020
ASSETS
Current Assets
Cash and cash equivalents	$97,290	$179,512
Prepaid expenses	255,960	—
Total Current Assets	353,250	179,512
Deferred offering costs	—	215,448
Cash and securities held in Trust Account	316,264,504	—
Total Assets	$316,617,754	$394,960
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accrued expenses	$374,902	$2,286
Accrued offering costs	15,450	94,960
Promissory note – related party	—	275,000
Total Current Liabilities	390,352	372,246
Warrant liabilities	10,216,242	—
Total Liabilities	10,606,594	372,246
Commitments (Note 7)
Class A common stock subject to possible redemption, 31,625,000 and no shares at redemption value as of September 30, 2021 and December 31, 2020, respectively	316,250,000	—
Stockholders’ Equity (Deficit)
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued and outstanding	—	—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized; 832,500 shares issued and outstanding as of September 30, 2021 and December 31, 2020 excluding shares subject to redemption	83	—
Class B common shares, $0.0001 par value; 20,000,000 shares authorized; 7,906,250 shares issued and outstanding as of September 30, 2021 and December 31, 2020	791	791
Additional paid-in capital	—	24,209
Accumulated deficit	(10,239,714)	(2,286)
Total Stockholders’ Equity (Deficit)	(10,238,840)	22,714
Total Liabilities and Stockholders’ Equity (Deficit)	$316,617,754	$394,960
The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

FORESIGHT ACQUISITION CORP.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)
	Three Months Ended September 30, 2021	Nine Months Ended September 30, 2021
General and administrative expenses	$669,547	$1,791,292
Loss from operations	(669,547)	(1,791,292)
Other income:
Interest income	9	24
Interest earned on marketable securities held in Trust Account	4,070	14,504
Change in fair value of warrant liabilities	5,516,175	922,550
Other expense, net	5,520,254	937,078
Net income (loss)	$4,850,707	$(854,214)
Basic and diluted weighted average shares outstanding of Class A common stock	32,457,500	27,345,147
Basic and diluted net income (loss) per share, Class A Common stock	$0.12	$(0.02)
Basic and diluted weighted average shares outstanding of Class B common stock	7,906,250	7,743,819
Basic and diluted net income (loss) per share, Class B common stock	$0.12	$(0.02)
The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

FORESIGHT ACQUISITION CORP.
CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
(UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021
	Class A Common Stock subject to possible redemption		Class B Common Stock		Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance – January 1, 2021	—	$—	7,906,250	$791	$24,209	$(2,286)	$22,714
Accretion for Class A ordinary shares to redemption amount	—	—	—	—	(8,068,251)	(9,383,214)	(17,451,465)
Sale of 832,500 Private Placement Units, Net	832,500	83	—	—	8,044,042	—	8,044,125
Net income	—	—	—	—	—	4,818,956	4,818,956
Balance – March 31, 2021	832,500	83	7,906,250	791	—	(4,566,544)	(4,565,670)
Net loss	—	—	—	—	—	(10,523,877)	(10,523,877)
Balance – June 30, 2021	832,500	83	7,906,250	791	—	(15,090,421)	(15,089,547)
Net income	—	—	—	—	—	4,850,707	4,850,707
Balance – September 30, 2021	832,500	$83	7,906,250	$791	$—	$(10,239,714)	$(10,238,840)
The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

FORESIGHT ACQUISITION CORP.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
NINE MONTHS ENDED SEPTEMBER 30, 2021
(UNAUDITED)
Nine months Ended September 30, 2021
Cash Flows from Operating Activities:
Net (loss)	$(854,214)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of warrant liabilities	(922,550)
Interest earned on investments held in Trust Account	(14,504)
Transaction costs associated with initial public offering	234,419
Changes in operating assets and liabilities:	—
Prepaid expenses	(255,960)
Accounts payable and accrued expenses	372,616
Net cash used in operating activities	(1,440,193)
Cash Flows from Investing Activities:
Investment of cash into trust Account	(316,250,000)
Net cash used in investing activities	(316,250,000)
Cash Flows from Financing Activities:
Proceeds from sale of Units	309,924,999
Proceeds from sale of Private Placement Unit	8,325,000
Repayment of promissory note – related party	(275,000)
Payment of offering costs, including underwriting discount	(367,028)
Net cash provided by financing activities	317,607,971
Net Change in Cash	(82,222)
Cash – Beginning of period	179,512
Cash – End of period	$97,290
Non-Cash investing and financing activities:
Offering costs included in accrued offering costs	$15,450
Initial classification of Class A common stock subject to possible redemption	$316,250,000
The accompanying notes are an integral part of the unaudited condensed consolidated financial statements.

FORESIGHT ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)
NOTE 1.   DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Foresight Acquisition Corp. (the “Company”) was incorporated in Delaware on August 20, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).
The Company has three wholly-owned subsidiaries, FAC Merger Sub LLC, a Delaware limited liability company subsidiary of the Company (“Merger Sub”), FAC-A Merger Sub Corp., a Delaware corporation subsidiary of the Company (“MergerCorp-A”),and FAC-B Merger Sub Corp., a Delaware corporation subsidiary of the Company (“MergerCorp-B” and, together with MergerCorp-A, the “Merger Corps” and each, a “Merger Corp”).
The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of September 30, 2021, the Company had not commenced any operations. All activity for the period from August 20, 2020 (inception) through September 30, 2021 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below, and identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.
The registration statement for the Company’s Initial Public Offering was declared effective on February 9, 2021. On February 12, 2021, the Company consummated the Initial Public Offering of 31,625,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriter of its over-allotment option in the amount of 4,125,000 Units, at $10.00 per Unit, generating gross proceeds of $316,250,000, which is described in Note 4.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 832,500 units (each, a “Private Placement Unit” and, collectively, the “Private Placement Units”) at a price of $10.00 per Private Placement Unit in a private placement to Foresight Sponsor Group, LLC (the “Sponsor”) and FACo-Investment LLC (an affiliate of one of the underwriters of the Initial Public Offering) ( “FACo-Investment” and, together with the Sponsor, the “Sponsors”) generating gross proceeds of $8,325,000, which is described in Note 5.
Transaction costs amounted to $6,827,967, consisting of $6,325,000 of underwriting fees, and $502,967 of other offering costs.
Following the closing of the Initial Public Offering on February 12, 2021, an amount of $316,250,000 ($ 10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s stockholders, as described below except that interest earned on the Trust Account can be released to the Company to pay its tax obligations.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Units, although substantially all of

FORESIGHT ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)
the net proceeds are intended to be applied generally toward completing a Business Combination. The Company must complete one or more initial Business Combinations with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (excluding taxes payable on the interest earned on the Trust Account). The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully.
The Company will provide the stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company will only proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 following any related redemptions and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsors have agreed to vote their Founder Shares (as defined in Note 6), Private Placement Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Stockholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed Business Combination.
Liquidity and Capital Resources
As of September 30, 2021, the Company had $97,290 in its operating bank accounts, $316,264,504 in marketable securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem stock in connection therewith and working capital $112,898, which excludes franchise taxes payable of $150,000. On August 19, 2021, the sponsor committed to provide up to $300,000 in working capital loans as needed by the Company in order to finance transaction costs in connection with a Business Combination. The loans, if issued, will be non-interest bearing, unsecured and will be repaid upon the consummation of an initial business combination. If the Company does not consummate an initial business combination, all amounts loaned to the Company will be forgiven except to the extent that we have funds available outside of the Trust Account to repay such loans. As of September 30, 2021 there were no working capital loans outstanding. On October 27, 2021, the sponsor committed to provide up to an additional $600,000 in working capital loans as needed by the Company in order to finance transaction costs in connection with a Business Combination. The loans will follow the same structure as the $300,000 working capital loans as described

FORESIGHT ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)
above. The total commitment provided by the Sponsor will total $900,000, where none of which has been borrowed as of September 30, 2021.
The Company may raise additional capital through loans or additional investments from the Sponsor or its stockholders, officers, directors, or third parties. The Company’s officers and directors and the Sponsor may but are not obligated to (except as described above), loan the Company funds, from time to time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Based on the foregoing, the Company believes it will have sufficient cash to meet its needs through the earlier of consummation of a Business Combination or February 21, 2023, the deadline to complete a Business Combination pursuant to the Company’s Amended and Restated Certificate of Incorporation (unless otherwise amended by stockholders).
If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Certificate of Incorporation will provide that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company.
The Sponsors have agreed (a) to waive their redemption rights with respect to the Founder Shares, Private Placement Shares and Public Shares held by them in connection with the completion of a Business Combination, (b) to waive their liquidation rights with respect to the Founder Shares and Private Placement Shares if the Company fails to complete a Business Combination by February 12, 2023, (as such period may be extended, the “Combination Period”) and (b) not to propose an amendment to the Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemptions in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination within the Combination Period or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment. However, if the Sponsors acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period.
If the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at aper-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (net of permitted withdrawals and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation

FORESIGHT ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)
of the Trust Account, if less than $10.00 per public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Risks and Uncertainties
Management is currently evaluating the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statement. The financial statement does not include any adjustments that might result from the outcome of this uncertainty.
NOTE 2.   RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS
In connection with the preparation of the Company’s financial statements as of September 30, 2021, management identified errors made in its historical financial statements where, at the closing of the Company’s Initial Public Offering, the Company improperly valued its Class A common stock subject to possible redemption. The Company previously determined the Class A common stock subject to possible redemption to be equal to the redemption value of $10.00 per share of Class A common stock while also taking into consideration a redemption cannot result in net tangible assets being less than $5,000,001. Management determined that the Class A common stock issued during the Initial Public Offering can be redeemed or become redeemable subject to the occurrence of future events considered outside the Company’s control. Therefore, management concluded that the redemption value should include all shares of Class A common stock subject to possible redemption, resulting in the Class A common stock subject to possible redemption being equal to their redemption value. As a result, management has noted a reclassification error related to temporary equity and permanent equity. This resulted in an adjustment to the initial carrying value of the Class A common stock subject to possible redemption with the offset recorded to additional paid-in capital (to the extent available), accumulated deficit and Class A common stock.
In accordance with SEC Staff Accounting Bulletin No. 99, “Materiality,” and SEC Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements”; the Company evaluated the changes and has determined that the related impact was material to the previously presented financial statements. Therefore, the Company, in consultation with its Audit Committee, concluded that its previously issued financial statements should be restated to report all public shares as temporary equity. As such the Company is restating those periods in this Quarterly Report.
The impact of the restatement on the Company’s financial statements is reflected in the following table.

FORESIGHT ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)
	As Previously Reported	Adjustment	As Restated
Balance Sheet as of February 12, 2021 (unaudited)
Class A common stock subject to possible redemption	$301,630,948	$14,619,052	$316,250,000
Class A common stock	$230	$(147)	$83
Additional paid-in capital	$5,235,691	$(5,235,691)	$—
Accumulated deficit	$(236,705)	$(9,383,214)	$(9,619,919)
Total Stockholders’ Equity (Deficit)	$5,000,007	$(14,619,052)	$(9,619,045)
Balance Sheet as of March 31, 2021 (unaudited)
Class A common stock subject to possible redemption	$306,684,320	$9,565,680	$316,250,000
Class A common stock	$179	$(96)	$83
Additional paid-in capital	$182,370	$(182,370)	$—
Retained earnings	$4,816,670	$(9,383,214)	$(4,566,544)
Total Stockholders’ Equity (Deficit)	$5,000,010	$(9,565,680)	$(4,565,670)
Balance Sheet as of June 30, 2021 (unaudited)
Class A common stock subject to possible redemption	$296,160,450	$20,089,550	$316,250,000
Class A common stock	$284	$(201)	$83
Additional paid-in capital	$10,706,135	$(10,706,135)	$—
Retained earnings	$(5,707,207)	$(9,383,214)	$(15,090,421)
Total Stockholders’ Equity (Deficit)	$5,000,003	$(20,089,550)	$(15,089,547)
Statement of Cash Flows for the Three Months Ended March 31, 2021 (unaudited)
Initial classification of Class A common stock subject to possible redemption	$301,630,950	$14,619,050	$316,250,000
Change in value of Class A common stock subject to possible
redemption	5,053,370	(5,053,370)	—
Statement of Cash Flows for the Six Months Ended June 30, 2021 (unaudited)
Initial classification of Class A common stock subject to possible redemption	$301,630,950	$14,619,050	$316,250,000
Change in value of Class A common stock subject to possible redemption	(5,470,500)	5,470,500	—

FORESIGHT ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)
	As Previously Reported	Adjusted	As Restated
Condensed Consolidated Statement of Changes in Stockholders’ Equity (Deficit) March 31, 2021
Sales of 31,625,000 Units, net of underwriting discounts	298,798,535	(298,798,535)	—
Sale of 832,500 Private Placement Units (Private Placement Shares)	8,044,125	—	8,044,125
Initial value of common stock subject to possible redemption at IPO date	(301,630,950)	301,630,950	—
Change in value of common stock subject to redemption	(5,053,370)	5,053,370	—
Accretion for Class A common stock to redemption amount	—	(17,451,465)	(17,451,465)
Total stockholders’ equity (deficit)	5,000,010	(9,565,680)	(4,565,670)
	As Previously Reported	Adjusted	As Restated
Condensed Consolidated Statement of Changes in Stockholders’ Equity (Deficit) June 30, 2021
Change in value of common stock subject to redemption	(5,470,500)	5,470,500	—
Total stockholders’ equity (deficit)	5,000,003	(20,089,550)	(15,089,547)
In connection with the change in presentation for the Class A common stock subject to redemption, the Company also restated its income (loss) per share calculated to allocate net income (loss) evenly to Class A and Class B common stock. This presentation contemplates a Business Combination as the most likely outcome, in which case, both classes of common stock share pro rata in the income (loss) of the Company. There is no impact to the reported amounts for total assets, total liabilities, cash flows, or net income (loss). The impact of this restatement on the Company’s financial statements is reflected in the following table:
	As Previously Reported	As Restated	As Previously Reported	As Restated	As Previously Reported	As Restated
	For the Three Months Ended March 31, 2021	For the Three Months Ended March 31, 2021	For the Three Months Ended June 30, 2021	For the Three Months Ended June 30, 2021	For the Six Months Ended June 30, 2021	Forthe Six Months Ended June 30, 2021
Basic and diluted weighted average shares outstanding, Class A common stock subject to possible redemption	30,163,095	31,625,000	29,616,045	31,625,000	30,496,324	31,625,000
Basic and diluted net loss per share, Class A common stock	$—	$0.12	$—	$(0.27)	$—	$(0.15)
Basic and diluted weighted average shares outstanding, Class B common stock subject to possible redemption	8,611,731	7,715,000	9,695,318	7,715,000	6,875,000	7,715,000
Basic and diluted net loss per share, Class B common stock	$0.56	$0.12	$(1.09)	$(0.27)	$(0.83)	$(0.15)

FORESIGHT ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)
NOTE 3.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.
The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the period ended December 31, 2020, as filed with the SEC on April 6, 2021. The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s prospectus for its Initial Public Offering as filed with the SEC on February 12, 2021. The December 31, 2020 condensed consolidated balance sheet was derived from the audited financial statements included in the Form 10-K. The interim results for the three and nine months ended September 30, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any future periods.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the condensed consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts

FORESIGHT ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)
of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these condensed financial statements is the determination of the fair value of the warrant liabilities. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of September 30, 2021 and December 31, 2020.
Cash Held in Trust Account
At September 30, 2021, substantially all of the assets held in the Trust Account were held cash.
Class A Common Stock Subject to Possible Redemption
The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Shares of Class A common stock subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable common stock (including common stock that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at September 30, 2021 and December 31, 2020, Class A common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheets.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid in capital and accumulated deficit.
At September 30, 2021, the Class A common stock reflected in the condensed balance sheets are reconciled in the following table:
Gross proceeds	$316,250,000
Less:
Proceeds allocated to Public Warrants	(10,857,917)
Class A common stock issuance costs	(6,593,548)
Plus:
Accretion of carrying value to redemption value	17,451,465
Class A common stock subject to possible redemption	$316,250,000

FORESIGHT ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)
Warrant Liabilities
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.
For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid -in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The fair value of the private warrants was estimated using a binomial lattice simulation approach (see Note 12).
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2021 and December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception. The effective tax rate differs from the statutory tax rate of 21% for the three and nine months ended September 30, 2021 due to the valuation allowance recorded on the Company’s net operating losses and permanent differences.
Net Income (loss) per Common Share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. The Company applies the two-class method in calculating earnings per share.
The Company has not considered the effect of the warrants sold in the Initial Public Offering and private placement to purchase an aggregate of 10,819,167 shares in the calculation of diluted loss per share,

FORESIGHT ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)
since the exercise of the warrants are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive.
The following table reflects the calculation of basic and diluted net income (loss) per common share (in dollars, except per share amounts):
	Three Months Ended September 30, 2021		Nine Months Ended September 30, 2021
	Class A	Class B	Class A	Class B
Basic and diluted net income (loss) per common stock
Numerator:
Allocation of net income (loss), as adjusted	$3,900,575	$950,132	$(665,697)	$(188,517)
Denominator:
Basic and diluted weighted average stock outstanding	32,457,500	7,906,250	27,345,147	7,743,819
Basic and diluted net income (loss) per common stock	$0.12	$0.12	$(0.02)	$(0.02)
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such account.
Fair Value Measurements
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:
•
Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
Derivative Financial Instruments
The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC Topic 815, “Derivatives and

FORESIGHT ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)
Hedging”. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value on the grant date and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.
Recent Accounting Standards
In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”)2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU2020-06”)to simplify accounting for certain financial instruments. ASU2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently assessing the impact, if any, that ASU2020-06 would have on its financial position, results of operations or cash flows.
Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed consolidated financial statements.
NOTE 4.   INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 31,625,000 Units, which includes a full exercise by the underwriters of their over-allotment option in the amount of 4,125,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-third of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 10).
NOTE 5.   PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsors purchased an aggregate of 832,500 Private Placement Units at a price of $10.00 per Private Placement Unit, for an aggregate purchase price of $8,325,000, in a private placement. Each Private Placement Unit consists of one share of Class A common stock (“Private Placement Share” or, collectively, “Private Placement Shares”) and one-third of one warrant (each, a “Private Placement Warrant”). Each whole Private Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment. A portion of the proceeds from the sale of the Private Placement Units were added to the proceeds from the Initial Public Offering to be held in the Trust Account.
NOTE 6.   RELATED PARTY TRNSACTIONS
Founder Shares
In October 2020, the Sponsors purchased an aggregate of 7,906,250 shares (the “Founder Shares”) of the Company’s Class B common stock for an aggregate price of $25,000. The Founder Shares included an

FORESIGHT ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)
aggregate of up to 1,031,250 shares subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the number of Founder Shares will equal 20% of the Company’s issued and outstanding shares after the Initial Public Offering (not including the Private Placement Shares). As a result of the underwriters’ election to fully exercise their over-allotment option, no Founder Shares are currently subject to forfeiture.
The Sponsors have agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Public Stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Promissory Notes — Related Parties
On October 22, 2020 and October 27, 2020, the Sponsors issued unsecured promissory notes to the Company (the “Promissory Notes”), pursuant to which the Company may borrow up to an aggregate principal amount of $ 300,000. The Promissory Notes are non-interest bearing and payable on the earlier of (i) March 31, 2021 or (ii) the consummation of the Initial Public Offering. The outstanding balance under the Promissory Notes of $275,000 as of December 31, 2020 was repaid at the closing of the Initial Public Offering on February 12, 2021. Borrowings under the Promissory Note are no longer available.
On August 19, 2021, our Sponsor committed to provide us with an aggregate of $300,000 in loans. The loans, if issued, will be non-interest bearing, unsecured and will be repaid upon the consummation of an initial business combination. If the Company does not consummate an initial business combination, all amounts loaned to the Company will be forgiven except to the extent that we have funds available outside of the Trust Account to repay such loans.
Related Party Loans
In order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into units upon consummation of the Business Combination at a price of $10.00 per unit. The units would be identical to the Private Placement Units. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of December 31, 2020 and September 30, 2021, there were no amounts outstanding under the Working Capital Loans.
Administrative Services Agreement
The Company agreed, commencing on February 9, 2021 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay the Sponsor a total of up to $10,000

FORESIGHT ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)
per month for office space, administrative and support services. For the three and nine months ended September 30, 2021, the Company incurred and paid $30,000 and $79,745 of such fees. As of September 30, 2021, $10,000 remained unpaid in the accrued expenses line item on the condensed balance sheet.
NOTE 7.   COMMITMENTS
Registration Rights
Pursuant to a registration rights agreement entered into on February 9, 2021, the holders of the Founder Shares, Private Placement Units (including securities contained therein) and units (including securities contained therein) that may be issued upon conversion of Working Capital Loans, and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants or upon the exercise of any warrants included within units issued upon conversion of Working Capital Loans will be entitled to registration rights to be signed prior to or on the effective date of the Initial Public Offering requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to shares of Class A common stock). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. Notwithstanding the foregoing, FACo-Investment may not exercise its demand or “piggyback” registration rights after five and seven years, respectively, after the effective date of the registration statement and may not exercise its demand rights on more than one occasion. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Business Combination Marketing Agreement
The Company intends to engage the underwriters to act as advisors in connection with its Business Combination to assist the Company in holding meetings with its stockholders to discuss the potential Business Combination and the target business’s attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with the potential Business Combination, assist in obtaining stockholder approval for the Business Combination and assist with the Company’s press releases and public filings in connection with the Business Combination. The Company will pay the underwriters a fee for such services upon the consummation of its Business Combination in an amount equal to, in the aggregate, 3.5% of the gross proceeds of the Initial Public Offering, including any proceeds from the full or partial exercise of the over-allotment option.
NOTE 8.   CLASS A COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION
Class A Common Stock — The Company is authorized to issue 200,000,000 shares of Class A common stock with a par value of $ 0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At September 30, 2021, there were 31,625,000 shares of Class A common stock issued and outstanding, including Class A common stock subject to possible redemption which are presented as temporary equity. At December 31, 2020, there were no shares of Class A common stock issued or outstanding
Prior to the Company’s initial Business Combination, holders of Class B common stock will have the right to elect all of the Company’s directors and may remove members of the Company’s board of directors for any reason. On any other matter submitted to a vote of the Company’s stockholders, holders of Class A common stock and holders of Class B common stock will vote together as a single class, except as otherwise required by law. The shares of Class B common stock will automatically convert into Class A

FORESIGHT ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)
common stock at the time of a Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of the Class B common stock agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the total number of all shares of common stock outstanding upon completion of the Initial Public Offering (not including the shares of Class A common stock underlying the Private Placement Units) plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (net of the number of shares of Class A common stock redeemed in connection with a Business Combination), excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination.
NOTE 9.   STOCKHOLDERS’ EQUITY
Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of September 30, 2021 and December 31, 2020, there were no shares of preferred stock issued or outstanding.
Class A Common Stock — The Company is authorized to issue 200,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. As of September 30, 2021, and December 31, 2020, there were 832,500 and 7,906,250 shares of Class A common stock issued and outstanding, respectively. The common stock outstanding as of September 30, 2021 represents the Private Placement shares which were not affected as a result of the equity reclass as described in Note 2.
Class B Common Stock — The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. As of September 30, 2021 and December 31, 2020, there were 7,906,250 shares of Class B common stock issued and outstanding.
NOTE 10.   WARRANT LIABILITIES
Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A common stock underlying the warrants is then effective and a current prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless the shares of Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing a Business Combination, the Company will use its commercially reasonable efforts to file with the SEC, and within 60 business days

FORESIGHT ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)
following a Business Combination to have declared effective, a registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock lllltil the warrants expire or are redeemed. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” illlder Section 18(b)(l) of the Securities Act, the Company may, at its option, require holders ofPublic Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, the Company will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to register or qualifY the shares illlder applicable blue sky laws to the extent an exemption is not available.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•
if, and only if, the last reported sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00. Commencing ninety days after the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Units):
•
in whole and not in part;

•
at a price of $0.10 per warrant provided that holders will be able to exercise their warrants prior to redemption and receive that number of shares of Class A common stock determined based on the redemption date and the fair market value of the Class A common stock;

•
upon a minimum of 30 days’ prior written notice of redemption;

•
if, and only if, the last reported sale price of our Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders; and

•
if, and only if, there is an effective registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.

If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share

FORESIGHT ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)
dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.
In addition, if (x) the Company issues additional shares of Class A common stock or equity -linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or its affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the completion of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Class A common stock during the 20 trading day period starting on the trading day after the day on which the Company completes a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
NOTE 11.   PROPOSED BUSINESS COMBINATION
On May 25, 2021, the Company, P3 Health Group Holdings, LLC (“P3”) and FAC Merger Sub LLC, a wholly-owned subsidiary of the Company (“Merger Sub”), entered into an agreement and plan of merger (the “Merger Agreement”) and (ii) the Company; FAC-A Merger Sub Corp. and FAC-B Merger Sub Corp. (together, the “Merger Corps”); CPF P3 Blocker-A, LLC and CPF P3 Blocker-B, LLC (together, the “Blockers”); CPF P3 Splitter, LLC (“Splitter”); Chicago Pacific Founders Fund-A, L.P.; and Chicago Pacific Founders Fund-B,L.P. entered into a transaction and combination agreement (the “Transaction and Combination Agreement”) pursuant to which, among other things, upon the satisfaction or waiver of the conditions set forth in the Merger Agreement, P3 will merge with and into Merger Sub, with Merger Sub as the surviving company (the “Surviving Company”), and pursuant to the Transaction and Combination Agreement, the Merger Corps will merge with and into the Blockers, with the Blockers as the surviving entities and wholly-owned subsidiaries of the Company (collectively, the “Business Combinations”). Pursuant to the Transaction and Combination Agreement, the surviving entity of each Blocker Merger will be merged with and into the Company, with the Company as the surviving entity. Through the foregoing mergers and other related transactions, immediately after the closing, the Company and P3 will be organized in an “Up-C” structure in which all of the P3 operating subsidiaries will be held directly or indirectly by the

FORESIGHT ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)
Surviving Company and the Company will directly own approximately 28.6% of the Surviving Company and will become the sole manager of the Surviving Company.
The Mergers
Pursuant to the Transaction and Combination Agreement, on the Closing Date (as defined in the Merger Agreement) and prior to the time that the P3 Merger (as defined in the Merger Agreement) becomes effective (the “Effective Time”), Splitter (a member of P3) will make a liquidating distribution of its units in P3 to its members, which includes the Blockers (the “Blocker Reorganization”). Following the Blocker Reorganization, the P3 Merger will be effected, pursuant to which P3 will merge into Merger Sub, with Merger Sub as the Surviving Company and the Company as its sole manager. Pursuant to the Transaction and Combination Agreement and after the P3 Merger, Foresight will acquire the Blockers by merging each Blocker with a Merger Corp, with the Blockers as the surviving entities (the “Blocker Mergers”). Pursuant to the Transaction and Combination Agreement, the surviving entity of each Blocker Merger will be merged with and into the Company, with the Company as the surviving entity.
Merger Consideration
The merger consideration to be paid to the members of P3 (the “P3 Equityholders”) pursuant to the Merger Agreement will have an aggregate value of $2,126,000,000 (the “Merger Consideration”), and will (assuming no redemptions of Public Shares and aggregate proceeds from the PIPE (as defined below) of $208,703,070) consist of a mix of up to approximately (i) 182,104,693 common units of the Surviving Company (“Surviving Company Common Units”) (with a deemed value of $10 per unit) (the “Equity Consideration”) and (ii) cash in an aggregate amount of $305 million (the “Cash Consideration”). However, in the event the net cash of the Company and the Surviving Company immediately after the closing of the Business Combinations (but excluding any cash held by P3 and its subsidiaries) is less than $180 million, the Cash Consideration will be reduced by such shortfall and the Equity Consideration would be increased by the amount of such shortfall, such that the Merger Consideration aggregate value of $2,126,000,000 will remain unchanged.
The Cash Consideration and the Equity Consideration will be allocated among the P3 Equityholders consistent with what each P3 Equityholder would receive if the Cash Consideration and the Equity Consideration were distributed prior to the P3 Merger in accordance with P3’s limited liability company agreement (the “P3 LLC Agreement”), subject to certain requirements (such as no P3 Equityholder receiving any fractional Surviving Company Common Units). Each P3 Equityholder has the option, exercisable at least ten business days prior to the Closing Date, to elect to receive additional Surviving Company Common Units (at the deemed $10 value per unit) in lieu of its portion of the Cash Consideration (a “Consideration Election”).
Immediately following the Closing, only shares of the Company’s Class A Common Stock and newly-designated Class V Common Stock (defined below) will be outstanding.
Pursuant to the Merger Agreement, on the Closing Date and prior to the P3 Merger, the Company will (i) amend and restate its amended and restated certificate of incorporation substantially in the form attached as an exhibit to the Merger Agreement and (ii) amend and restate its bylaws substantially in the form attached as an exhibit to the Merger Agreement. The Company’s further amended and restated certificate of incorporation will provide for, in addition to the Class A common stock, a class of stock which has voting rights but no economic rights (“Class V Common Stock”). The shares of Class V Common Stock will vote together with the shares of Class A common stock as a single class, with each share of Class A common stock and Class V Common Stock entitling the holder to one vote. The shares of Class V Common Stock will be “stapled” to the Surviving Company Common Units, with the holders of Surviving Company Common Units (other than the Company) holding one share of Class V Common Stock for each Surviving Company Common Unit held.

FORESIGHT ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)
Prior to the P3 Merger, the Company will contribute (or cause to be contributed) to Merger Sub the proceeds of the PIPE and the net funds in the trust account (after taking into account any redemptions of Public Shares, but less the amount of cash necessary to fund the payments to the owners of the Blockers pursuant to the Transaction and Combination Agreement), and Merger Sub will (i) issue to the Company units of Merger Sub equal to the number of outstanding shares of the Company’s Class A common stock and (ii) grant to the Company warrants to acquire units of Merger Sub equal to the number of outstanding warrants to purchase the Company’s Class A common stock.
Pursuant to the Merger Agreement, after the foregoing transactions, the P3 Merger will be effected, with (i) all of the membership interests of P3 being converted into the right to receive a combination of Cash Consideration and Equity Consideration, (ii) each outstanding unit of Merger Sub being converted into one Surviving Company Common Unit, and (iii) the Surviving Company becoming a partially-owned LLC subsidiary of the Company with the Company as the sole manager of the Surviving Company.
As contemplated by the Merger Agreement, on the Closing Date and immediately after the P3 Merger, each P3 Equityholder that is an “accredited investor” will have the opportunity to subscribe for Class V Common Stock from Foresight for a subscription price equal to its par value (which subscription price will be offset against the Merger Consideration). Each subscribing P3 Equityholder will purchase shares of Class V Common Stock equal to the Surviving Company Common Units such P3 Equityholder receives in the P3 Merger.
Pursuant to the Transaction and Combination Agreement, Foresight will acquire 100% of the outstanding equity of each Blocker through the Blocker Mergers, and the applicable Blocker Owner will receive a number of shares of Foresight Class A Common Stock and cash equal to the number of Surviving Company Common Units and cash that the applicable Blocker would receive pursuant to the P3 Merger in the absence of any Consideration Election.
Subscription Agreements
Contemporaneously with the execution of the Merger Agreement, certain investors entered into subscription agreements (the “Subscription Agreements”), pursuant to which such investors agreed to purchase shares of the Company’s Class A Common Stock (such shares, collectively, the “PIPE Shares”, and such transaction, the “PIPE”) with an aggregate value of $208,703,070, representing 20,870,307 PIPE Shares at a price of $10.00 per share. The closing of the sale of the PIPE Shares will be contingent upon the substantially concurrent consummation of the Business Combinations and the satisfaction of other customary closing conditions.
NOTE 12.   FAIR VALUE MEASUREMENTS
The Company follows the guidance in ASC 820 for its financial assets and liabilities that arere -measured and reported at fair value at each reporting period, and non-financial assets and liabilities that arere-measured and reported at fair value at least annually.
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

FORESIGHT ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)
Level 1: Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2: Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.
Level 3: Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at September 30, 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.
Description	Level	September 30, 2021
Liabilities:
Warrant Liability – Public Warrants	1	9,276,667
Warrant Liability – Private Placement Warrants	3	525,525
Warrant Liability – Underwriter Warrants	3	414,050
The Warrants were accounted for as liabilities in accordance with ASC815-40 and are presented within warrant liabilities on the balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the condensed consolidated statements of operations.
Measurement
The Company utilizes a Cox- Ross-Rubenstein lattice model to value the warrants at each reporting period, with changes in fair value recognized in the statements of operations. The estimated fair value of the warrant liability is determined using Level 3 inputs. Inherent in a binomial lattice model are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its ordinary shares based on historical volatility that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero. The Warrants are measured at fair value on a recurring basis. The subsequent measurement of the Public Warrants as of September 30, 2021 is classified as Level 1 due to the use of an observable market quote in an active market.
The key inputs into the binomial lattice simulation model for the Private Placement Warrants and Public Warrants were as follows at initial measurement and September 30, 2021 (Private Placement Warrants only):
	Input	February 12, 2021 (Initial Measurement)	September 30, 2021
Risk-free interest rate		0.56%	0.95%
Trading days per year		252	252
Expected volatility		17.8%	15.3%
Exercise price		$11.50	$11.50
Stock Price		$9.65	$9.86

FORESIGHT ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(Unaudited)
On February 12, 2021, the fair value of the Private Placement Warrants and Public Warrants were determined to be $1.05 and $1.03 per warrant for aggregate values of $0.2 million and 10.8 million, respectively.
The following table presents the changes in the fair value of warrant liabilities:
	Private Placement	Public	Warrant Liabilities
Fair value as of January 1, 2021	$—	$—	$—
Initial measurement on February 12, 2021 (including over-allotment)	280,875	10,857,917	11,138,792
Change in valuation inputs or other assumptions	$658,700	$(1,581,250)	$(922,550)
Fair value as of September 30, 2021	$939,575	$9,276,667	$10,216,242
Due to the use of quoted prices in an active market (Level 1) to measure the fair value of the Public Warrants, subsequent to initial measurement, the Company had transfers out of Level 3 totaling $10,857,917 during the period from February 12, 2021 through September 30, 2021.
NOTE 13.   SUBSEQUENT EVENTS
The Company evaluates subsequent events and transactions that occur after the balance sheet date up to the date that the condensed financial statements were issued. Based upon this review, the Company did not identify subsequent events that would have required recognition or disclosure in the condensed financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and Board of Directors of
Foresight Acquisition Corp.
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Foresight Acquisition Corp. (the “Company”) as of December 31, 2020, the related statements of operations, changes in stockholders’ equity and cash flows for the period from August 20, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from August 20, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ Marcum LLP
Marcum LLP
We have served as the Company’s auditor since 2020.
New York, NY
April 5, 2021

FORESIGHT ACQUISITION CORP.
BALANCE SHEET
DECEMBER 31, 2020
ASSETS
Current asset – cash	$179,512
Deferred offering costs	215,448
TOTAL ASSETS	$394,960
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accrued expenses	$2,286
Accrued offering costs	94,960
Promissory notes – related parties	275,000
Total Current Liabilities	372,246
Commitments and Contingencies
Stockholders’ Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized; no shares issued and outstanding	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 7,906,250 shares issued and outstanding(1)	791
Additional paid-in capital	24,209
Accumulated deficit	(2,286)
Total Stockholders’ Equity	22,714
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$394,960

(1)
Included an aggregate of up to 1,031,250 shares of Class B common stock that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised (see Note 5).

The accompanying notes are an integral part of the financial statements.

FORESIGHT ACQUISITION CORP.
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM AUGUST 20, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
Formation and operating costs	$2,286
Net Loss	$(2,286)
Weighted average shares outstanding, basic and diluted(1)	6,875,000
Basic and diluted net loss per common shares	$(0.00)

(1)
Excluded an aggregate of up to 1,031,250 shares of Class B common stock that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised (see Note 5).

The accompanying notes are an integral part of the financial statements.

FORESIGHT ACQUISITION CORP.
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
FOR THE PERIOD FROM AUGUST 20, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
	Class B Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Balance – August 20, 2020 (inception)	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsors(1)	7,906,250	791	24,209	—	25,000
Net loss	—	—	—	(2,286)	(2,286)
Balance – December 31, 2020	7,906,250	$791	$24,209	$(2,286)	$22,714

(1)
Included an aggregate of up to 1,031,250 shares of Class B common stock that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised (see Note 5).

The accompanying notes are an integral part of the financial statements.

FORESIGHT ACQUISITION CORP.
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM AUGUST 20, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020
Cash Flows from Operating Activities:
Net loss	$(2,286)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in operating assets and liabilities:
Accrued Expenses	2,286
Net cash used in operating activities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	—
Cash Flows from Financing Activities:
Proceeds from issuance of Class B common stock to the Sponsors	25,000
Proceeds from promissory notes – related parties	275,000
Payment of offering costs	(120,488)
Net cash provided by financing activities	179,512
Net Change in Cash	179,512
Cash – Beginning	—
Cash – Ending	$179,512
Non-cash investing and financing activities:
Offering costs included in accrued offering costs	$94,960
The accompanying notes are an integral part of the financial statements.

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Foresight Acquisition Corp. (the “Company”) was incorporated in Delaware on August 20, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”).
The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of December 31, 2020, the Company had not commenced any operations. All activity for the period from August 20, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the initial public offering (“Initial Public Offering”), which is described below. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.
The registration statement for the Company’s Initial Public Offering was declared effective on February 9, 2021. On February 12, 2021, the Company consummated the Initial Public Offering of 31,625,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriter of its over-allotment option in the amount of 4,125,000 Units, at $10.00 per Unit, generating gross proceeds of $316,250,000, which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 832,500 units (each, a “Private Placement Unit” and, collectively, the “Private Placement Units”) at a price of $10.00 per Private Placement Unit in a private placement to Foresight Sponsor Group, LLC (the “Sponsor”) and FA Co-Investment LLC (an affiliate of one of the underwriters of the Initial Public Offering) ( “FA Co-Investment” and, together with the Sponsor, the “Sponsors”) generating gross proceeds of $8,325,000, which is described in Note 4.
Transaction costs amounted to $6,827,967, consisting of $6,325,000 of underwriting fees, and $502,967 of other offering costs.
Following the closing of the Initial Public Offering on February 12, 2021, an amount of $316,250,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s stockholders, as described below except that interest earned on the Trust Account can be released to the Company to pay its tax obligations.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of Private Placement Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (as defined below) (excluding taxes payable on the interest earned on the Trust Account). The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide the holders of the outstanding Public Shares (the “Public Stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company. The Public Stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest then in the Trust Account, net of taxes payable). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company will only proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 following any related redemptions and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by applicable law or stock exchange listing requirements and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by applicable law or stock exchange listing requirements, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsors have agreed to vote their Founder Shares (as defined in Note 5), Private Placement Shares (as defined in Note 4) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Stockholder may elect to redeem their Public Shares without voting, and if they do vote, irrespective of whether they vote for or against the proposed transaction.
If the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Certificate of Incorporation will provide that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares, without the prior consent of the Company.
The Sponsors have agreed (a) to waive their redemption rights with respect to the Founder Shares, Private Placement Shares and Public Shares held by them in connection with the completion of a Business Combination, (b) to waive their liquidation rights with respect to the Founder Shares and Private Placement Shares if the Company fails to complete a Business Combination by February 12, 2023, (as such period may be extended, the “Combination Period”) and (b) not to propose an amendment to the Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemptions in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination within the Combination Period or (ii) with respect to any other provision relating to stockholders’ rights or pre-business combination activity, unless the Company provides the Public Stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment. However, if the Sponsors acquire Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period.
If the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (net of permitted withdrawals and less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per public Share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to monies held in the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except for the Company’s independent registered accounting firm), prospective target businesses and other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Liquidity and Management’s Plan
Prior to the completion of the initial public offering, the Company lacked the liquidity it needed to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statement. The Company has since competed its Initial Public Offering at which time capital in excess of the funds deposited in the Trust Account and/or used to fund offering expenses was released to the Company for general working capital purposes. Accordingly, management has since reevaluated the Company’s liquidity and financial condition and determined that sufficient capital exists to sustain operations for one year from the issuance date of the financial statements and therefore substantial doubt has been alleviated.
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020.
Deferred Offering Costs
Deferred offering costs consisted of legal, accounting and other expenses incurred through the balance sheet date that were directly related to the Initial Public Offering. On February 12, 2021, offering costs amounting to $6,827,967 were charged to Stockholders’ equity upon the completion of the Initial Public Offering (see Note 1). As of December 31, 2020, there were $215,448 of deferred offering costs recorded in the accompanying balance sheet.
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
The provision for income taxes was deemed to be immaterial as of December 31, 2020.
Net Loss Per Common Share
Net loss per share of common stock is computed by dividing net loss by the weighted average number of common shares outstanding during the period, excluding shares of common stock subject to forfeiture. Weighted average shares were reduced for the effect of an aggregate of 1,031,250 shares of Class B common stock that were subject to forfeiture by the Sponsor if the over-allotment option was not exercised by the underwriter (see Note 5). At December 31, 2020, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the Company’s balance sheet, primarily due to their short-term nature.
Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.
NOTE 3 — INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 31,625,000 Units, which includes a full exercise by the underwriters of their over-allotment option in the amount of 4,125,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one share of Class A common stock and one-third of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 7).
NOTE 4 — PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsors have agreed to purchase an aggregate of 832,500 Private Placement Units at a price of $10.00 per Private Placement Unit, for an aggregate purchase price of $8,325,000, in a private placement. Each Private Placement Unit consists of one share of Class A common stock (“Private Placement Share” or, collectively, “Private Placement Shares”) and one-third of one warrant (each, a “Private Placement Warrant”). Each whole Private Placement Warrant is exercisable to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment. A portion of the proceeds from the sale of the Private Placement Units were added to the proceeds from the Initial Public Offering to be held in the Trust Account.
NOTE 5 — RELATED PARTY TRANSACTIONS
Founder Shares
In October 2020, the Sponsors purchased an aggregate of 7,906,250 shares (the “Founder Shares”) of the Company’s Class B common stock for an aggregate price of $25,000. The Founder Shares included an aggregate of up to 1,031,250 shares subject to forfeiture to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the number of Founder Shares will equal 20% of the Company’s issued and outstanding shares after the Initial Public Offering (not including the Private Placement Shares). As a result of the underwriters’ election to fully exercise their over-allotment option, no Founder Shares are currently subject to forfeiture.
The Sponsors have agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the last sale price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Public Stockholders having the right to exchange their shares of common stock for cash, securities or other property.
Promissory Notes — Related Parties
On October 22, 2020 and October 27, 2020, the Sponsors issued unsecured promissory notes to the Company (the “Promissory Notes”), pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Promissory Notes are non-interest bearing and payable on the earlier of (i) March 31, 2021 or (ii) the consummation of the Initial Public Offering. The outstanding balance under the Promissory Notes of $275,000 as of December 31, 2020 was repaid at the closing of the Initial Public Offering on February 12, 2021.
Related Party Loans
In addition, in order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans may be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into units upon consummation of the Business Combination at a price of $10.00 per unit. The units would be identical to the Private Placement Units. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of December 31, 2020, there were no amounts outstanding under the Working Capital Loans.
Administrative Services Agreement
The Company agreed, commencing on February 9, 2021 through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay the Sponsor a total of up to $10,000 per month for office space, administrative and support services.
NOTE 6 — COMMITMENTS AND CONTINGENCIES
Registration Rights
Pursuant to a registration rights agreement entered into on February 9, 2021, the holders of the Founder Shares, Private Placement Units (including securities contained therein) and units (including securities contained therein) that may be issued upon conversion of Working Capital Loans, and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants or upon the exercise of any warrants included within units issued upon conversion of Working Capital Loans will be entitled to registration rights to be signed prior to or on the effective date of the Initial Public Offering requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion to shares of Class A common stock). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. Notwithstanding the foregoing, FA Co-Investment may not exercise its demand or “piggyback” registration rights after five and seven years, respectively, after the effective date of the registration statement and may not exercise its demand rights on more than one occasion. The registration rights agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Business Combination Marketing Agreement
The Company intends to engage the underwriters to act as advisors in connection with its Business Combination to assist the Company in holding meetings with its stockholders to discuss the potential Business Combination and the target business’s attributes, introduce the Company to potential investors that are interested in purchasing the Company’s securities in connection with the potential Business Combination, assist in obtaining stockholder approval for the Business Combination and assist with the Company’s press releases and public filings in connection with the Business Combination. The Company will pay the underwriters a fee for such services upon the consummation of its Business Combination in an amount equal to, in the aggregate, 3.5% of the gross proceeds of the Initial Public Offering, including any proceeds from the full or partial exercise of the over-allotment option.
NOTE 7 — STOCKHOLDERS’ EQUITY
Preferred Stock — The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2020, there were no shares of preferred stock issued or outstanding.
Class A Common Stock — The Company is authorized to issue 200,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of Class A common stock are entitled to one vote for each share. At December 31, 2020, there were no shares of Class A common stock issued or outstanding
Class B Common Stock — The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. Holders of Class B common stock are entitled to one vote for each share. At December 31, 2020, there were 7,906,250 shares of Class B common stock issued and outstanding.
Prior to the Company’s initial Business Combination, holders of Class B common stock will have the right to elect all of the Company’s directors and may remove members of the Company’s board of directors for any reason. On any other matter submitted to a vote of the Company’s stockholders, holders of Class A common stock and holders of Class B common stock will vote together as a single class, except as otherwise required by law.
The shares of Class B common stock will automatically convert into Class A common stock at the time of a Business Combination, or earlier at the option of the holder, on a one-for-one basis, subject to adjustment. In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts issued in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of the Class B common stock agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the total number of all shares of common stock outstanding upon completion of the Initial Public Offering (not including the shares of Class A common stock underlying the Private Placement Units) plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (net of the number of shares of Class A common stock redeemed in connection with a Business Combination), excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination.
Warrants — Public Warrants may only be exercised for a whole number of shares. No fractional warrants will be issued upon separation of the Units and only whole warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any shares of Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A common stock underlying the warrants is then effective and a current prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue shares of Class A common stock upon exercise of a warrant unless the shares of Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing a Business Combination, the Company will use its commercially reasonable efforts to file with the SEC, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. Notwithstanding the above, if the Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, the Company will not be required to file or maintain in effect a registration statement, but will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00.   Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):
•
in whole and not in part;

•
at a price of $0.01 per warrant;

•
upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•
if, and only if, the last reported sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00.   Commencing ninety days after the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Units):
•
in whole and not in part;

•
at a price of $0.10 per warrant provided that holders will be able to exercise their warrants prior to redemption and receive that number of shares of Class A common stock determined based on the redemption date and the fair market value of the Class A common stock;

•
upon a minimum of 30 days’ prior written notice of redemption;

•
if, and only if, the last reported sale price of our Class A common stock equals or exceeds $10.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders; and

•
if, and only if, there is an effective registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and a current prospectus relating thereto available throughout the 30-day period after written notice of redemption is given.

If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.
In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or its affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the completion of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Class A common stock during the 20 trading day period starting on the trading day after the day on which the Company completes a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the greater of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
NOTE 8 — SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Other than as described in these financial statements, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021 and 2020

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
	Unaudited September 30, 2021	December 31, 2020
ASSETS
CURRENT ASSETS:
Cash	$4,336,565	$36,261,104
Restricted Cash	346,299	3,641,843
Health Plan Settlement Receivables	45,847,310	38,429,833
Clinic Fees and Insurance Receivables, Net	423,885	675,954
Other Receivables	343,583	146,117
Prepaid Expenses and Other Current Assets	2,525,356	5,192,783
TOTAL CURRENT ASSETS	53,822,998	84,347,634
LONG-TERM ASSETS:
Property, Plant and Equipment, Net	7,921,914	6,150,586
Goodwill and Other Intangibles	5,885,628	871,128
Notes Receivable, Net	3,684,199	3,804,662
Right of Use Asset	7,190,501	4,728,242
TOTAL LONG-TERM ASSETS	24,682,242	15,554,618
TOTAL ASSETS	$78,505,240	$99,902,252
LIABILITIES and MEMBERS’ DEFICIT
CURRENT LIABILITIES:
Accounts Payable and Accrued Expenses	$15,399,853	$11,793,125
Accrued Payroll	2,160,497	4,003,373
Health Plans Settlements Payable	13,259,118	13,742,775
Claims Payable	75,108,251	56,934,400
Premium Deficiency Reserve	4,600,000	—
Accrued Interest	8,004,450	4,052,406
Current Portion of Long-Term Debt	68,873	89,988
TOTAL CURRENT LIABILITIES	118,601,042	90,616,067
LONG-TERM LIABILITIES:
Lease Liability	6,475,923	3,634,429
Liability for Class D Warrants	18,379,870	6,316,605
Long-Term Debt	59,358,375	45,387,986
TOTAL LONG-TERM LIABILITIES	84,214,168	55,339,020
TOTAL LIABILITIES	202,815,210	145,955,087
Class D Units Subject to Possible Redemption, 16,130,034 Units at $3.10 Redemption Value, Net of Issuance Costs $2,958,446, Plus Accumulated Preferred Returns of $7,895,161 and $4,567,346 at September 30, 2021 and December 31, 2020, Respectively	54,936,716	51,608,900
MEMBERS’ DEFICIT:
Contributed Capital	41,764,270	41,764,270
Series A Preferred Returns	6,594,660	3,815,034
Accumulated Equity-Based Compensation	2,747,960	1,368,567
Redemption of Profits Interests	(180,000)	(180,000)
Retained Loss from Controlling Interests	(203,942,517)	(126,242,225)
MEMBERS’ DEFICIT	(153,015,627)	(79,474,354)
Retained Loss from Non-Controlling Interests	(26,231,059)	(18,187,381)
TOTAL MEMBERS’ DEFICIT	(179,246,686)	(97,661,735)
TOTAL LIABILITIES and MEMBERS’ DEFICIT	$78,505,240	$99,902,252
See Accompanying Notes to Condensed Consolidated Financial Statements

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
OPERATING REVENUE:
Capitated Revenue	$152,276,992	$124,461,275	$447,137,121	$351,018,290
Other Patient Service Revenue	4,243,263	4,379,716	12,366,111	9,645,990
TOTAL OPERATING REVENUE	156,520,255	128,840,991	459,503,232	360,664,280
OPERATING EXPENSES (INCOME):
Medical Expenses	161,662,423	127,015,976	459,233,085	348,258,272
Premium Deficiency Reserve	1,600,000	1,072,540	4,600,000	(1,304,962)
Corporate, General and Administrative Expenses	20,433,538	13,742,904	53,883,267	36,773,545
Sales and Marketing Expenses	491,418	278,663	1,118,160	631,073
Depreciation	456,418	245,488	1,218,796	613,329
TOTAL OPERATING EXPENSES	184,643,797	142,355,570	520,053,309	384,971,257
OPERATING LOSS	(28,123,542)	(13,514,579)	(60,550,077)	(24,306,977)
OTHER INCOME (EXPENSES):
Interest Expense, Net	(4,643,254)	(2,316,579)	(13,130,628)	(6,877,619)
Mark-to-Market Adjustment for Class D Warrants	(1,401,686)	—	(12,063,265)	—
TOTAL OTHER EXPENSES	(6,044,940)	(2,316,579)	(25,193,893)	(6,877,619)
NET LOSS	(34,168,482)	(15,831,158)	(85,743,970)	(31,184,596)
NET LOSS ATTRIBUTABLE TO NON-CONTROLLING INTERESTS	(2,801,965)	875,560	(8,043,678)	(3,450,460)
NET LOSS ATTRIBUTABLE TO CONTROLLING INTERESTS	$(31,366,517)	$(16,706,718)	$(77,700,292)	$(27,734,136)
NET LOSS PER SHARE – BASIC AND DILUTED	$(0.45)	$(0.25)	$(1.14)	$(0.42)
See Accompanying Notes to Condensed Consolidated Financial Statements

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ DEFICIT (UNAUDITED)
	Three Months Ended
	Class A			Class B-1		Class C		Redemption of Class C Units	Controlling Interests	Non-Controlling Interests	Total Members’ Deficit
	Units	Amount	Preferred Return	Units	Amount	Units	Amount
MEMBERS’ DEFICIT, June 30, 2021	43,000,000	$41,764,270	$5,632,497	8,000,000	$1,520,000	1,775,833	$872,872	$(180,000)	$(172,576,000)	$(23,429,094)	$(146,395,455)
Class B-1 and Class C Unit Based Compensation	—	—	—	—	—	150,000	355,088	—	—	—	355,088
Preferred Return at 8% for Class A Units	—	—	962,163	—	—	—	—	—	—	—	962,163
Net Loss	—	—	—	—	—	—	—	—	(31,366,517)	(2,801,965)	(34,168,482)
MEMBERS’ DEFICIT, September 30, 2021	43,000,000	$41,764,270	$6,594,660	8,000,000	$1,520,000	1,925,833	$1,227,960	$(180,000)	$(203,942,517)	$(26,231,059)	$(179,246,686)
	Three Months Ended
	Class A			Class B-1		Class C		Redemption of Class C Units	Controlling Interests	Non-Controlling Interests	Total Members’ Deficit
	Units	Amount	Preferred Return	Units	Amount	Units	Amount
MEMBERS’ DEFICIT, June 30, 2020	43,000,000	$41,764,270	$2,124,278	6,000,000	$1,140,000	1,052,083	$379,751	$(180,000)	$(96,195,133)	$(18,206,330)	$(69,173,164)
Class B-1 and Class C Unit Based Compensation	—	—	—	—	—	225,000	52,670	—	—	—	52,670
Redemption of Class C Units	—	—	—	—	—	—	—	—	—	—	—
Preferred Return at 8% for Class A Units	—	—	840,805	—	—	—	—	—	—	—	840,805
Net Income (Loss)	—	—	—	—	—	—	—	—	(16,706,718)	875,560	(15,831,158)
MEMBERS’ DEFICIT, September 30, 2020	43,000,000	$41,764,270	$2,965,083	6,000,000	$1,140,000	1,277,083	$432,421	$(180,000)	$(112,901,852)	$(17,330,770)	$(84,110,848)
	Nine Months Ended
	Class A			Class B-1		Class C		Redemption of Class C Units	Controlling Interests	Non-Controlling Interests	Total Members’ Deficit
	Units	Amount	Preferred Return	Units	Amount	Units	Amount
MEMBERS’ DEFICIT, December 31, 2020	43,000,000	41,764,270	3,815,041	6,000,000	$1,140,000	1,302,083	$228,560	$(180,000)	$(126,242,225)	$(18,187,381)	$(97,661,735)
Class B-1 and Class C Unit Based Compensation	—	—	—	2,000,000	380,000	623,750	999,400	—	—	—	1,379,400
Preferred Return at 8% for Class A Units	—	—	2,779,619	—	—	—	—	—	—	—	2,779,619
Net Loss	—	—	—	—	—	—	—	—	(77,700,292)	(8,043,678)	(85,743,970)
MEMBERS’ DEFICIT, September 30, 2021	43,000,000	$41,764,270	$6,594,660	8,000,000	$1,520,000	1,925,833	$1,227,960	$(180,000)	$(203,942,517)	$(26,231,059)	$(179,246,686)
	Nine Months Ended
	Class A			Class B-1		Class C		Redemption of Class C Units	Controlling Interests	Non-Controlling Interests	Total Members’ Deficit
	Units	Amount	Preferred Return	Units	Amount	Units	Amount
MEMBERS’ DEFICIT, December 31, 2019	43,000,000	$41,764,270	$430,230	4,000,000	$760,000	1,058,333	$161,093	$—	$(85,167,716)	$(13,880,310)	$(55,932,433)
Class B-1 and Class C Unit Based Compensation	—	—	—	2,000,000	380,000	418,750	271,328	—	—	—	651,328
Redemption of Class C Units	—	—	—	—	—	(200,000)	—	(180,000)	—	—	(180,000)
Preferred Return at 8% for Class A Units	—	—	2,534,853	—	—	—	—	—	—	—	2,534,853
Net Loss	—	—	—	—	—	—	—	—	(27,734,136)	(3,450,460)	(31,184,596)
MEMBERS’ DEFICIT, September 30, 2020	43,000,000	$41,764,270	$2,965,083	6,000,000	$1,140,000	1,277,083	$432,421	$(180,000)	$(112,901,852)	$(17,330,770)	$(84,110,848)
See Accompanying Notes to Condensed Consolidated Financial Statements

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
	Nine Months Ended September 30,
	2021	2020
Net Loss	$(85,743,970)	$(31,184,596)
Adjustments to Reconcile Net Loss to Cash Used in Operations:
Depreciation Expense	1,218,796	613,329
Stock-Based Compensation	1,379,400	651,329
Class A and Class D Preferred Returns	6,107,441	5,577,812
Amortization of Discount from Issuance of Debt	931,958	—
Mark-to-Market Adjustment for Class D Warrants	12,063,265	—
Amortization of Debt Origination Fees	525,783	—
Net Change in ROU Assets and Liabilities	379,235	(57,496)
Premium Deficiency Reserve	4,600,000	(1,304,962)
Changes in Assets and Liabilities:
Accounts Receivable, Net	54,602	(477,983)
Health Plan Settlements Receivable / Premiums Receivable	(7,417,477)	(22,312,352)
Other Current Assets	2,667,427	(53,293)
Accounts Payable and Accrued Expenses	3,606,729	5,822,494
Accrued Payroll	(1,842,877)	1,644,954
Accrued Interest	3,952,044	1,201,458
Health Plan Settlements Payable	(483,657)	938,965
Claims Payable	18,173,851	32,295,208
Net Cash Used in Operations	(39,827,450)	(6,645,131)
Investing Activities:
Purchases of Property, Plant and Equipment	(2,990,130)	(2,232,652)
Acquisitions	(5,014,500)	—
Notes Receivable, Net	120,463	336,130
Net Cash Used in Investing Activities	(7,884,167)	(1,896,521)
Financing Activities:
Issuance (Redemption) of Member Units	—	(180,000)
Issuance of Long-Term Debt	12,750,000	158,134
Repayment of Long-Term and Short-Term Debt	(67,216)	—
Loan Origination and Closing Fees	(191,250)	—
Net Cash Provided by (Used In) Financing Activities	12,491,534	(21,866)
Net Change in Cash and Restricted Cash	(35,220,083)	(8,563,519)
Cash and Restricted Cash at Beginning of Period	39,902,947	32,904,847
Cash and Restricted Cash at End of Period	$4,682,864	$24,341,328
Supplemental Disclosures of Cash Flow Information:
Cash Paid for Interest	1,707,705	312,185
Accrued Costs for Internally Developed Technology (in Process)	123,027	—
See Accompanying Notes to Condensed Consolidated Financial Statements

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021 and 2020
Note 1: Company Operations
P3 Health Group Holdings, LLC and Subsidiaries (“P3” or “the Company” or “Holdings”) was founded on April 12, 2017 and began commercial operations on April 20, 2017 to provide population health management services on an at-risk basis to insurance plans offering medical coverage to Medicare beneficiaries under Medicare Advantage (“MA”) programs. MA programs are insurance products created solely for Medicare beneficiaries. Insurance plans contract directly with the Centers for Medicare and Medicaid Services (“CMS”) to offer Medicare beneficiaries benefits that replace traditional Medicare Fee for Service (“FFS”) coverage.
The Company’s contracts with health plans are based on an at-risk shared savings model. Under this model, the Company is financially responsible for the cost of all contractually-covered services provided to members assigned to the Company by health plans in exchange for a fixed monthly “capitation” payment, which is generally a percentage of the payment health plans receive from CMS. Under this arrangement, Medicare beneficiaries generally receive all their healthcare coverage through the Company’s network of employed and affiliated physicians and specialists (except for emergency situations).
The services provided to health plans’ members vary by contract. These may include utilization management, care management, disease education, and maintenance of a quality improvement and quality management program for members assigned to the Company. Effective January 1, 2019, the Company is also responsible for the credentialing of Company providers, processing and payment of claims and the establishment of a provider network for certain health plans. At September 30, 2021 and December 31, 2020, P3 had agreements with fourteen and twelve health plans, respectively.
The initial terms of the Company’s existing health plan contracts currently extend from periods ending December 31, 2022 through December 31, 2025. After the initial term, most health plan agreements automatically renew for various terms (usually one to two years) unless either party notifies the other, in writing, of its intent not to renew in advance based on contractually obligated notification periods. Failure of the Company to retain certain health plan contracts would have a material adverse impact on operating results.
The Company has Management Services Agreements (“MSAs”) and deficit funding agreements with Kahan, Wakefield, Abdou, PLLC and Bacchus, Wakefield, Kahan, PC (collectively, the “Network”). The MSAs provide that P3 Health Partners-Nevada, LLC will furnish administrative personnel, office supplies and equipment, general business services, contract negotiation and billing and collection services to the Network. Fees for these services are the excess of the Network’s revenue over expenses. Per the deficit agreement, P3 Health Partners-Nevada, LLC will lend amounts to the Network to the extent expenses exceed revenue(s). The loan bears interest at prime plus 2%.
In addition to P3’s contracts with health plans, through its relationship with the Network, the Company provides primary healthcare services through its employed physician clinic locations. These primary care clinics are reimbursed for services provided under FFS contracts with various payers and through capitated — per member, per month (“PMPM”) arrangements.
Note 2: Significant Accounting Policies
Basis of Presentation
These accompanying, interim condensed consolidated financial statements are prepared in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) 954-205, Health Care Entities — Presentation of Financial Statements in conformity with Generally Accepted Accounting Principles in the United States of America (“GAAP”). In the opinion of Management, all material adjustments of a normal recurring nature have been made to present fairly the Company’s financial position as of September 30, 2021 and the results of operations and cash flows for the periods presented.

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021 and 2020
Principles of Consolidation
These accompanying condensed consolidated financial statements include the accounts of P3 Health Group Holdings, LLC (“Holdings”) and its six wholly-owned subsidiaries: P3 Health Group Management, LLC (“P3-MGMT”); P3 Consulting, LLC (“P3-CS”); P3 Health Partners, LLC (P3 Health Partners-Arizona, LLC, “P3-AZ”); P3 Health Partners-Nevada, LLC (“P3-NV”); P3 Health Partners-Oregon, LLC (“P3-OR”); and P3 Health Partners-Florida, LLC (“P3-FL”). P3 Health Partners ACO, LLC (Arizona Connected Care “AzCC”) is a wholly owned subsidiary of P3-AZ.
The financial statements of Kahan, Wakefield, Abdou, PLLC (“KWA”); and Bacchus, Wakefield, Kahan, PC (“BACC”) are consolidated with P3-NV. P3-NV is the primary beneficiary of these entities due to management services and deficit funding agreements in place among them, see Note 1.
On August 22, 2019, P3-AZ was assigned all the equity in AzCC for no consideration. The assets, liabilities, and operating activity of AzCC as of the assignment date are included in the Company’s condensed consolidated financial statements.
All significant transactions among these entities have been eliminated in consolidation.
Variable Interest Entities (“VIE” or “VIEs”)
Management analyzes whether (or not) the Company has any financial interests in VIEs. This analysis includes a qualitative review based on an evaluation of the design of the entity, its organizational structure, including decision making ability and financial agreements, as well as a quantitative review. ASC 810, Variable Interest Entities and Principles of Consolidation requires a reporting entity to consolidate a VIE when that reporting entity has a variable interest that provides it with a controlling financial interest in the VIE. The entity which consolidates a VIE is referred to as the primary beneficiary of the VIE. See Note 18 pertaining to VIEs.
Management’s Use of Estimates
Preparation of these condensed consolidated financial statements and accompanying footnotes, in conformity with U.S. GAAP, requires Management to make estimates and assumptions that could affect amounts reported here. Management bases its estimates on the best information available at the time, its experiences and various other assumptions believed to be reasonable under the circumstances including estimates of the impact of COVID-19. The areas where significant estimates are used in these accompanying financial statements include revenue recognition, the liability for unpaid claims, unit-based compensation, premium deficiency reserves and impairment recognition of long-lived assets (including intangibles and goodwill). Actual results could differ from those estimates.
Cash and Restricted Cash
Cash includes deposits made at banks. Accounts at each institution are insured up to $250,000 by the Federal Deposit Insurance Corporation (“FDIC”). In 2021 and 2020, the Company maintained its cash in bank deposit accounts which, at times, may have exceeded FDIC insured limits. Management does not expect any losses to occur on such accounts.
Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash deposits. As of September 30, 2021, and December 31, 2020, the Company had unrestricted cash of $4,336,565 and $36,261,104, respectively, deposited at banking institutions which exceeded the FDIC insured limit.
Type of Account	Unaudited September 30, 2021	December 31, 2020
Checking	$4,336,565	$36,261,104
Restricted	346,299	3,641,843
Total Cash Balances	$4,682,864	$39,902,947

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021 and 2020
Restricted Cash is that which is held for a specific purpose (such as payment of partner distributions and legal settlements) and is thus not available to the Company for immediate or general business use. Restricted Cash appears as a separate line item on the Company’s condensed consolidated balance sheets.
Revenue Recognition and Revenue Sources
The following tables depict the sources (by product type) from which the Company’s revenues are derived:
Three Months Ended September 30,
Revenue Type	2021	% of Total	2020	% of Total
Capitated Revenue	$152,276,992	97%	$124,461,275	97%
Other Patient Service Revenue
Clinical Fees & Insurance Revenue	2,408,642	2%	1,947,109	2%
Shared Risk Revenue	139,331	0%	416,765	0%
Care Coordination / Management Fees	1,146,355	1%	1,115,895	1%
Incentive Fees	548,935	0%	899,946	1%
Subtotal Other Patient Service Revenue	4,243,263	3%	4,379,716	3%
Total Revenue	$156,520,255	100%	$128,840,991	100%
Nine Months Ended September 30,
Revenue Type	2021	% of Total	2020	% of Total
Capitated Revenue	$447,137,121	97%	$351,018,290	97%
Other Patient Service Revenue
Clinical Fees & Insurance Revenue	7,280,789	2%	4,895,956	1%
Shared Risk Revenue	341,342	0%	416,765	0%
Care Coordination / Management Fees	2,994,755	1%	2,312,840	1%
Incentive Fees	1,749,225	0%	2,020,429	1%
Subtotal Other Patient Service Revenue	12,366,111	3%	9,645,990	3%
Total Revenue	$459,503,232	100%	$360,664,280	100%
The following tables depict the individual health plans from which the Company has a concentration of revenue that is 10.0%, or more:
Three Months Ended September 30,
	2021	% of Total	2020	% of Total
Health Plan A	$36,417,184	23%	$35,838,768	28%
Health Plan B	38,227,530	24%	27,666,559	21%
Health Plan C	29,563,741	19%	16,638,058	13%
Health Plan D	18,913,641	12%	21,599,026	17%
All Other	33,398,159	21%	27,098,580	21%
Total Revenue	$156,520,255	100%	$128,840,991	100%

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021 and 2020
Nine Months Ended September 30,
	2021	% of Total	2020	% of Total
Health Plan A	$114,230,860	25%	$107,265,350	31%
Health Plan B	105,261,569	23%	80,813,324	22%
Health Plan C	84,489,621	18%	47,061,035	13%
Health Plan D	56,606,725	12%	48,750,247	14%
All Other	98,914,457	22%	76,774,323	20%
Total Revenue	$459,503,232	100%	$360,664,280	100%
Revenue Recognition
The Company applies the framework prescribed according to ASC 606, Revenue from Contracts with Customers (“ASC 606”), to recognize revenue. The core principle of ASC 606 is that an entity’s performance obligation is complete, and revenue is earned, upon the transfer of a promise to deliver services to customers commensurate with consideration to which it would expect to be received in exchange for the actual delivery of those services. The terms of the contract and all relevant facts and circumstances should be considered when applying this guidance. This includes application of a practical expedient (a “portfolio approach”) to contracts with similar characteristics and circumstances. P3 used the portfolio approach to account for any ASC 606 transition adjustments for revenue from its MA contracted health plans.
The principles of ASC 606 are generally applied using the following five steps:
1.
Identify the contract(s) with a customer.

2.
Identify the performance obligations in the contract.

3.
Determine the transaction price.

4.
Allocate the transaction price to the performance obligations in the contract; and

5.
Recognize revenue when (or as) the entity satisfies a performance obligation.

The guidance requires disclosures related to the nature, amount, timing, and uncertainty of revenue that is recognized. The Company initially applied the standard on January 1, 2019, using the modified retrospective adoption method, and elected to apply the modified retrospective method only to contracts that were not completed as of this date. This modified retrospective application did not have a material impact on the Company’s December 31, 2018 retained earnings (deficit). Additionally, the Company utilized the portfolio approach to group contracts together with similar characteristics for the adoption analysis.
Capitated Revenue
The Company contracts with health plans using an at-risk (shared savings) model. Under the at-risk model, P3 is responsible for the cost of all covered services provided to members assigned by the health plans to the Company in exchange for a fixed payment, which generally is a percentage of the payment (“POP”) based on health plans’ premiums received from CMS. Through this capitation arrangement, P3 stands ready to provide assigned MA beneficiaries all their medical care via the Company’s directly employed and affiliated physician/specialist network.
The premiums health plans receive are determined via a competitive bidding process with CMS and are based on the costs of care in local markets and the average utilization of services by patients enrolled. Medicare pays capitation using a “risk adjustment model”, which compensates providers based on the health status (acuity) of each individual patient. MA plans with higher acuity patients receive higher premiums. Conversely, MA plans with lower acuity patients receive lesser premiums. Under the risk adjustment model, capitation is paid on an interim basis based on enrollee data submitted for the preceding year and is

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021 and 2020
adjusted in subsequent periods after final data is compiled. As premiums are adjusted via this risk adjustment model (via a Risk Adjustment Factor, “RAF”), the Company’s PMPM payments will change commensurately with how our contracted MA plans’ premiums change with CMS. Management determined the transaction price for these contracts is variable as it primarily includes PMPM fees which can fluctuate throughout the course of the year based on the acuity of each individual enrollee. Capitated accounts receivable includes $301,602 and $1,174,916 as of September 30, 2021 and December 31, 2020, respectively, for acuity-related adjustments that are estimated to be received in subsequent periods. These amounts are included in Health Plan Settlement Receivables. In certain contracts, PMPM fees also include adjustments for items such as performance incentives or penalties based on the achievement of certain clinical quality metrics as contracted with payors.
Capitated revenues are recognized based on an estimated PMPM transaction price to transfer the service for a distinct increment of the series (e.g. month) and is recognized net of projected acuity adjustments and performance incentives or penalties as Management can reasonably estimate the ultimate PMPM payment of those contracts. The Company recognizes revenue in the month in which eligible members are entitled to receive healthcare benefits during the contract term. The capitation amount is subject to possible retroactive premium risk adjustments based on the member’s individual acuity. As the period between the time of service and time of payment is typically one year or less, Management elected the practical expedient under ASC 606-10-32-18 and did not adjust for the effects of a significant financing component.
P3’s contracts with health plans may include core functions and services for managing assigned patients’ medical care. The combination of those services is offered as one “single solution” (“bundle”). The Company does not offer nor price each individual function as a standalone a la carte service to health plans. However, the addition or exclusion of certain services may be negotiated and reflected in each health plan’s specific total POP.
As of September 30, 2021, and December 31, 2020, P3 had POP contracts in effect with fourteen and twelve health plans (both across four states), respectively.
Each month, in accordance with contractual obligations (for non-delegated health plans, e.g. — those for which the Company has not been delegated for claims processing), each plan funds a medical claims payment reserve equal to a defined percentage of premium attributable to members assigned P3. In turn, P3 administers and funds medical claims for contractually covered services, for assigned health plan members, from that health plan’s reserve. On a quarterly or monthly basis, health plans conduct a settlement of the reserve to determine any surplus or deficit amount. The reconciliation and distribution of the reserve occur within 120-days following the end of each quarter. An annual settlement reconciliation and distribution from all funds occurs within twenty-one months following each year-end. At September 30, 2021 and December 31, 2020, settlement receivables (health plan surpluses) and settlement payables (health plan deficits), by health plan, by period, were as follows:
Health Plan Name	September 30, 2021	December 31, 2020
Health Plan A	$838,428	$94,501
Health Plan B	18,853,480	15,766,808
Health Plan C	9,010,871	7,332,687
Health Plan D	7,933,506	6,863,270
Health Plan E	1,135,398	1,429,722
Health Plan F	3,236,511	3,222,247
Health Plan G	239,375	2,748,622
Health Plan H	2,124,913	428,755
Health Plan I	250,591	17,908

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021 and 2020
Health Plan Name	September 30, 2021	December 31, 2020
Health Plan J	136,586	141,922
Health Plan K	—	4,569
Health Plan L	174,859	378,822
Health Plan N	1,912,792	—
Total Health Plan Settlement Receivables	$45,847,310	$38,429,833

Health Plan Name	September 30, 2021	December 31, 2020
Health Plan C	$191,179	$1,928,414
Health Plan D	4,680,185	4,680,185
Health Plan F	7,294,784	6,125,681
Health Plan G	703,095	1,008,495
Health Plan I	166,956	—
Health Plan M	222,919	—
Total Health Plan Settlement Payables by Year	$13,259,118	$13,742,775
At September 30, 2021, and December 31, 2020, Management has deemed the Company’s settlement receivables to be fully collectible from those health plans where P3 is not delegated for claims processing. Accordingly, an allowance for doubtful accounts is not necessary.
Other Patient Service Revenue(s) — Clinical Fees and Insurance Revenue
Clinic fees and insurance revenues relate to net patient fees received from various payers and direct patients (“self-payers”) under contracts in which P3’s sole performance obligation is to provide healthcare services through the operation of medical clinics. The Company recognizes clinic fees and insurance revenue in the period in which services are provided, on the date of service, under FFS payment arrangements or in the month assigned health plan members are entitled to services. P3’s performance obligations are typically satisfied in the same day services are provided. All the Company’s contracts with its customers under these arrangements include a single performance obligation.
P3’s contractual relationships with patients, in most cases, also involve third-party payers (Medicare, Medicaid, managed care health plans and commercial insurance companies, including plans offered through state-sponsored health insurance exchanges). Transaction prices for services provided are dependent upon specific rules in place with third party payers — specifically, Medicare/Medicaid and pre-negotiated rates with managed care health plans and commercial insurance companies. Contractual arrangements with third parties typically include payments at amounts which are less than standard charges. These charges generally have predetermined rates for diagnostic service codes or discounted FFS rates. Management perpetually reviews P3’s contractual estimation processes to consider and incorporate updates to laws, regulations and frequent changes in the managed care system. Contractual terms are negotiated and updated accordingly upon renewal.
The Company’s revenue is based upon the estimated amounts Management expects to receive from patients and third-party payers. Estimates of explicit price concessions under managed care and commercial insurance plans are tied to payment terms specified in related contractual agreements. Retroactively calculated explicit price concessions tied to reimbursement agreements with third-party payers are recognized on an estimated basis in the period related services are rendered and adjusted in future periods as final payments are received. Revenue related to uninsured patients, uninsured co-payments, and deductibles (for patients with healthcare coverage) may also be discounted. P3 records implicit price concessions (based on historical collection experience) related to uninsured accounts to recognize self-pay revenues at their most likely amounts to be collected.

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021 and 2020
As part of the adoption of ASC 606, Management elected two of the available practical expedients provided for by the standard. First, the Company did not adjust the transaction price for any financing components as those were deemed to be insignificant. Additionally, the Company expensed all incremental customer contract acquisition costs as incurred as such costs are not material and would be amortized over a period less than one year.
Other Patient Service Revenue(s) — Shared Risk Revenue
The Company (via one of its wholly owned subsidiaries — Arizona Connected Care, “AzCC”) receives 30% of the shared risk savings from parties with whom it contracts under four separate arrangements. These arrangements are driven solely by medical cost containment year-over-year (“YoY”) expense reductions. This key performance indicator (“KPI”) is measured by the aggregate change in PMPY (per member, per year medical costs. If the sequential YoY PMPY aggregate change yields a reduction, the Company receives 30% of the associated total cost savings for that year. Conversely, if the sequential YoY PMPY aggregate change yields an increase in medical costs, no monies are due the Company that year. This KPI is compiled and reviewed on a calendar year basis.
Other Patient Service Revenue(s) — Care Coordination Fees and Management Fees
P3’s delegated health plans may also pay a Care Coordination Fee (“CCF”) or Management Fee to the Company. CCFs and Management Fees are intended to fund the costs of delegated services provided to certain health plans. CCFs are specifically identified and separated in each monthly capitation payment the Company receives from these parties. None of the Company’s other health plans bifurcate CCFs nor are any of them contractually required to do so.
The Company uses a portfolio approach to account for CCFs and Management Fees. Based on similarities of the terms of the care coordination and administrative services, Management believes that revenue recognized by utilizing the portfolio approach approximates that which it would have realized if an individual contract approach were applied.
Other Patient Service Revenue(s) — Incentive Fees
Certain health plans with whom the Company contracts pay incentives to P3 when KPIs are positive and exemplary. KPIs may include high patient satisfaction; extraordinary quality of care; P3’s contribution to health plans’ Star Rating(s); and P3’s net promoter score (“NPS”) — among a variety of others. Incentive Fees are realized upon the Company’s receipt of cash, as the amounts are constrained by the discretion of health plans.
Patient Fees Receivable
Substantially, all client fees and insurance receivables are due under FFS contracts with third party payors, such as commercial insurance companies (“Commercial”), government-sponsored healthcare programs (“Medicare/Medicaid”) or directly from patients (“Self-Pay”). Management continuously monitors activities from payors (including patients) and records an estimated price concession based on specific contracts and actual historical collection patterns. Patient fees receivable, where a third-party payor is responsible for the amount due, are carried at amounts determined by the original charges for services provided less explicit price concessions. Price concessions represent amounts made for contractual adjustments (discounts). Patient fees receivable are included in Clinic Fees and Insurance Receivables in the Company’s Condensed Consolidated Balance Sheets and are recorded net of contractual allowances.
Patient fees receivable are recorded at the invoiced amount, net of any expected contractual adjustments and implicit price concessions, and do not bear interest. The Company has agreements with third-party payors that provide for payments at amounts different from the established rates. Payment arrangements include prospectively determined rates per discharge, reimbursed costs, discounted charges, and per diem

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021 and 2020
payments. Patient service revenues are reported at the estimated net realizable amounts from patients, third-party payors, and others for services rendered. Contractual adjustments arising under reimbursement arrangements with third-party payors are accrued on an estimated basis in the period the related services are rendered and are adjusted in future periods as final settlements are determined. Implicit price concessions are taken based on historical collection experience and reflect the estimated amounts the Company expects to collect.
Property, Plant and Equipment (“PP&E”)
PP&E is carried at acquisition cost, net of accumulated depreciation. Costs for repairs and maintenance of PP&E, after such PP&E has been placed in service, are expensed as incurred. Costs and related accumulated depreciation are eliminated when PP&E is sold or otherwise disposed. Sales and disposals may result in asset-specific gains or losses. Any such gains or losses are included as a component to net income (loss). Management computes and records depreciation using the straight-line method. The following table summarizes the estimated useful lives applicable to PP&E:
Classification PP&E Asset	Depreciation Cycle
Leasehold Improvements (Cycle: Lease Term)	Lease Term
Furniture & Fixtures	7-Years
Computer Equipment	3-Years
Medical Equipment	7-Years
Software	3-Years
Software (Development in Process)	N/A
ASC 350-40, Accounting for Internal Use Software, outlines how companies should capitalize or expense internal-use software, based on achieving two key objectives. The first objective includes ensuring that the Preliminary Project Stage has been completed and the second one being the type of work being completed within the Application Development Stage, which qualifies as a capitalizable activity.
Computer software is considered for internal use when it is developed or purchased for the internal usage and needs of the organization only.
Beginning in 2018, P3 began the project build of its own proprietary technology to serve core functions of its business operations such as revenue and medical cost analysis, care management and various facets that promote impactful utilization. At September 30, 2021 and December 31,2020, the Company has categorized $2,272,560 and $2,794,221, respectively to Property, Plant and Equipment (“PP&E”) for these software costs (specifically to work in progress).
P3’s internally-developed technology has been and is continuing to be designed to standardize the availability of quality data used across the enterprise. The technology requires several components of external input from health plans served by P3, its provider network and member-patient populations.
As internally developed technology is deemed “substantially complete”, it is placed into service and depreciated. At September 30, 2021, and December 31, 2020, $2,411,278 and $534,931, of capitalized costs was placed into service, respectively. Any, and all, costs associated with internally developed technology, following deployment are expensed directly to the Company’s Condensed Consolidated Statements of Operations, as incurred.
Impairment of Long-Lived Assets
In accordance with ASC 360, Property, Plant, and Equipment (“PP&E”) — Impairment or Disposal of Long-Lived Assets, the Company reviews its long-lived assets for impairment whenever events or changes in

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021 and 2020
circumstances indicate their carrying amounts may not be recoverable. Recoverability of an asset or asset group is measured by comparing its’ carrying amount to the future undiscounted net cash flows the asset or asset group is expected to generate. If such assets are considered impaired (e.g. — future undiscounted cash flows are less than net book value), an impairment charge is recognized. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. To date, the Company has not retired nor sold any PP&E.
Goodwill
In accordance with ASC 350, Goodwill and Other — Accounting for Goodwill, Management has elected to test goodwill for impairment at the Company level. Goodwill is tested for impairment on, at least, an annual basis or more frequently if a known triggering event occurs. If a triggering event occurs, the fair value of goodwill may decrease below its’ carrying amount. On the occurrence of a triggering event, an entity has the option to first assess qualitative factors at the “macro” level (Step 0) to determine whether a quantitative impairment test (Step 1) is necessary. If Step 0 indicates it’s more likely than not that goodwill is impaired, Management must proceed with Step 1 to quantify the current fair value differential below the carrying amount. If the qualitative assessment indicates it’s more likely than not that goodwill is not impaired, no further testing is needed. The Company has not recorded any goodwill impairment charges in 2020 or 2021.
Leases
The Company accounts for its leases under ASC 842 Leases. In accordance with ASC 842, the Company, at the inception of the contract, determines whether a contract is or contains a lease. For leases with terms greater than 12 months, the Company records the related operating or finance right of use asset and lease liability at the present value of lease payments over the lease term. The Company is generally not able to readily determine the implicit rate in the lease and therefore uses the determined incremental borrowing rate at lease commencement to compute the present value of lease payments. The incremental borrowing rate represents an estimate of the market interest rate the Company would incur at lease commencement to borrow an amount equal to the lease payments on a collateralized basis over the term of a lease. Renewal options are not included in the measurement of the right of use assets and lease liabilities unless the Company is reasonably certain to exercise the optional renewal periods. Some leases also include early termination options, which can be exercised under specific conditions. Additionally, certain leases contain incentives, such as construction allowances from landlords. These incentives reduce the right-of-use asset related to the lease.
Some of the Company’s leases contain rent escalations over the lease term. The Company recognizes expense for operating leases on a straight-line basis over the lease term. The Company does not currently have any finance leases. The Company’s lease agreements contain variable payments for common area maintenance and utilities. The Company has elected the practical expedient to combine lease and non-lease components for all asset categories. Therefore, the lease payments used to measure the lease liability for these leases include fixed minimum rentals along with fixed non lease component charges. The Company does not have significant residual value guarantees or restrictive covenants in its lease portfolio.
Business Combinations
In accordance with ASC 805, Business Combinations, the price tendered in business acquisitions is allocated among the identifiable tangible and intangible assets and assumed liabilities — all of which are based on estimates of corresponding fair value as of the acquisition date. Management applies valuation methods which are ultimately used in the Company’s purchase price allocations. Goodwill is recorded based on the difference between the fair value of consideration exchanged and the fair value of the net assets and liabilities assumed.

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021 and 2020
Equity-Based Compensation
Under P3’s unit-based incentive plan, the Company may reward grantees with various types of awards, including but not limited to profits interests on a service-based or performance-based schedule. These awards may also contain market conditions.
For performance-vesting units, P3 recognizes unit-based compensation expense when it is probable that the underlying performance condition will be achieved. The Company will analyze if a performance condition is probable for each reporting period through the settlement date for awards subject to performance vesting.
For service-vesting units, P3 recognizes unit-based compensation expense over the requisite service period for each separately vesting portion of the profits interest as if the award was, in substance, multiple awards. Some service awards vest monthly whereby the Company recognizes associated compensation expense in equal installments throughout the course of the year.
The Company’s Management Incentive Plan, which became effective as of December 8, 2017 and which P3’s Board of Managers, (the “Board”) amended and restated on April 16, 2020 (the “Incentive Plan”), provides for the grant of service-based and performance-based incentive units to certain officers, directors, and employees. Subject to adjustment, a maximum aggregate of 6,845,297 incentive units are authorized for issuance under the Incentive Plan. Incentive unit awards are governed by the terms of the Incentive Plan, the terms of the award agreement documenting the grant and the limited liability company agreement of P3 Health Group Holdings, LLC (the “LLC Agreement”), and are intended to qualify as a “profits interest” for Federal income tax purposes.
Warrant Liability
The Company accounts for warrant units of the Company’s Class D Units that may become redeemable for cash or other assets as liabilities at fair value on the Condensed Consolidated Balance Sheets. The warrants are subject to remeasurement at each balance sheet date and any change in fair value is recognized in the Company’s Condensed Consolidated Statements of Operations. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss. The fair value of the warrants was estimated using an Option Pricing model (Black-Scholes-Merton).
The Company utilizes the Black-Scholes-Merton methodology to value the warrants at each reporting period, with changes in fair value recognized in the Condensed Consolidated Statements of Operations. The estimated fair value of the warrant liability is determined using Level 1 and Level 3 inputs. The key assumptions used in the option pricing model relate to expected share-price volatility, expected term, and the risk-free interest rate. The expected volatility was derived from the asset volatilities of a selected group of comparable public companies. The risk-free interest rate is based on U.S. Treasury zero coupon bond rates. The expected term of the warrants is assumed to be the time until the close of the Transaction discussed in Note 19.
The key inputs into the option pricing model at September 30, 2021, and December 31, 2020 were as follows:
Key Input	September 30, 2021	December 31, 2020
Volatility	60.00%	65.00%
Risk-Free Interest Rate	0.09%	0.10%
Exercise Price	$4.68	$4.68
Expected Term	1.0 Years	1.1 Years

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021 and 2020
Premium Deficiency Reserve (“PDR”)
In accordance with ASC 944-60-25-4, a PDR is required when there is a probable loss on unearned premiums. PDR is recognized when the unearned premium reserve is insufficient to cover the existing books of business. If a PDR exists, the amount shall be recognized by recording an additional liability for the deficiency with a corresponding charge to operations. As of September 30, 2021, the Company had accrued a $4,600,000 PDR to its Condensed Consolidated Balance Sheet.
Healthcare Services Expense and Claims Payable (collectively, “Medical Expenses”)
The cost of healthcare services is recognized in the period services are provided. This also includes an estimate of the cost of services that have been incurred, but not yet reported (“IBNR”). Medical expenses also include costs for overseeing the quality of care and programs, which focus on patient wellness. Additionally, healthcare expenses can also include, from time to time, remediation of certain claims that might result from periodic reviews conducted by various regulatory agencies.
A reserve for unpaid health claims is reported as IBNR. IBNR is based on historical paid claims trends and healthcare utilization metrics and available industry data. IBNR is recorded as “Claims Payable” in the accompanying condensed consolidated balance sheets. The Company recorded $75,108,251 and $56,934,400 of IBNR liabilities to its Condensed Consolidated Balance Sheets at September 30, 2021 and December 31, 2020, respectively.
Management estimates the Company’s IBNR by applying standard actuarial methodologies, which utilize historical data, including the period between the date services are rendered and the date claims received (and paid), denied claims activity, expected medical cost inflation, seasonality patterns, and changes in membership mix. IBNR estimates are made on an accrual basis and adjusted in future periods as required. Any adjustments to prior period estimates are included in the current period. Such estimates are subject to the impact from changes in both the regulatory and economic environments. The Company’s claims payable represents Management’s best estimate of its liability for unpaid medical costs as of September 30, 2021 and December 31, 2020.
Income Taxes
The Company and its wholly owned subsidiaries are “Single Member” limited liability companies (“LLCs”) and, therefore, do not directly pay Federal income tax expense(s), except for P3 Health Group Management, LLC (“P3-MGMT”), which has elected to file as a C-Corp under the Internal Revenue Code. However, P3-MGMT — although subject to Federal income tax, has historically not paid any such taxes due to loss carryforwards.
Management evaluates the Company’s potential for any uncertain tax positions. This is done on a continual basis throughout the course of the year. This is accomplished through a review of policies and procedures, reviews of customary and regular tax filings, and discussions with third-party experts. The Company did not have any uncertain tax positions at September 30, 2021 nor December 31, 2020.
As an LLC, the Company files annual Federal partnership income tax returns in the United States and in and in certain states and local jurisdictions. No returns are closed to assessment based on the inception date of the Company (2017). Interest and penalties, if any, would be recorded as a component of operating expenses.
Sales and Marketing Expenses
The Company uses advertising primarily to promote the health plans with whom it conducts business as well as its physician clinics throughout the geographic areas it serves. Advertising costs are charged directly to operations as incurred. Sales and Marketing Expenses totaled $491,418 and $278,663 for the three months

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021 and 2020
ended September 30, 2021 and 2020, respectively. Sales and Marketing Expenses totaled $1,118,160 and $631,073 for the nine months ended September 30, 2021 and 2020, respectively.
Note 3: Recent Accounting Pronouncements Not Yet Adopted
In October 2018, the FASB issued ASU 2018-17, Consolidation — Targeted Improvements to Related Party Guidance for Variable Interest Entities (Topic 810) (“ASU 2018-17”). ASU 2018-17 eliminates the requirement that entities consider indirect interests held through related parties under common control in their entirety when assessing whether a decision-making fee is a variable interest. Instead, the reporting entity will consider such indirect interests on a proportionate basis. ASU 2018-17 is effective for the Company for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. All entities are required to apply the adjustments in ASU 2018-17 retrospectively with a cumulative-effect adjustment to retained earnings at the beginning of the earliest period presented. Early adoption is permitted. The Company is currently evaluating the impact this standard will have on its condensed consolidated financial statements and related disclosures.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 introduces a new model for recognizing credit losses on financial instruments based on an estimate of current expected credit losses. The guidance is effective the Company beginning January 1, 2023. The new current expected credit losses (“CECL”) model generally calls for the immediate recognition of all expected credit losses and applies to loans, accounts and trade receivables as well as other financial assets measured at amortized cost, loan commitments and off-balance sheet credit exposures, debt securities and other financial assets measured at fair value through other comprehensive income, and beneficial interests in securitized financial assets. The new guidance replaces the current incurred loss model for measuring expected credit losses, requires expected losses on available for sale debt securities to be recognized through an allowance for credit losses rather than as reductions in the amortized cost of the securities, and provides for additional disclosure requirements. The Company is currently evaluating the impact the adoption of this standard will have on its condensed consolidated financial statements.
Note 4: Company Liquidity, Operations and Management’s Plans
The Company follows guidance promulgated by the FASB, specifically, ASC 205-40, Presentation of Financial Statements — Going Concern, which requires Management to assess P3’s ability to continue as a going concern and to provide related disclosure(s) in certain circumstances.
The Company has experienced revenue growth in 2019, 2020 and the nine months ended September 30, 2021 due to contracting with six new health plans in 2019, five additional new health plans in 2020, and two additional health plans in 2021.
Year	# Health Plans	Revenue	YoY Growth	Net Loss	Net Loss %
2018	1	$87,696,695	N/A	$(49,774,013)	-56.8%
2019	7	145,894,832	66%	(42,916,855)	-29.4%
2020	12	485,541,288	233%	(45,381,578)	-9.3%
September 2020 YTD	12	360,664,280	N/A	(31,184,596)	-8.6%
September 2021 YTD	14	459,503,232	27%	(85,743,970)	-18.7%
On November 19, 2020, the Company entered a Term Loan Agreement with CRG Servicing, LLC (“CRG”) (the “Agreement”) to provide additional Net Working Capital (“NWC”) of up to $100.0 million limited to three total and tri-annual draws ($40.0 million in year 1, $35.0 million in year 2 and $25.0 million in year 3). Draws totaling $52.8 million have been made ($40.0 million in 2020, year 1, and $12.8 million

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021 and 2020
in 2021, year 2) as of September 30, 2021. Per the terms of the Agreement, the Company may draw down an additional $47.2 million of funding from CRG — limited to $22.2 million in 2021 (year 2) and $25.0 million in 2022 (year 3).
The Company’s Agreement with CRG requires compliance with certain financial covenants. Financial covenants require the Company to always maintain minimum liquidity, as defined in the agreement, of $5.0 million and annual consolidated revenue of, at least, $395.0 million for 2021. Although the Company’s revenue covenant is annual, P3 posted consolidated revenue of $459.5 million in the nine months ended September 30, 2021. For certain days in September 2021, minimum liquidity for the Company, as defined in the Agreement, fell below $5.0 million. The Company has obtained a waiver of the debt covenant violation that occurred on those days. Also, upon close of the Transaction referenced in Note 19, the Company expects to receive $180.0 million in net proceeds, which will be used to fund its operations and working capital.
The Company believes it has sufficient, and available, cash resources to continue operating as a going concern and to be compliant with its debt covenants over the next 12-month period.
As the Company continues to pursue its business plan, it may need to finance its operations through a combination of public or private equity or debt financings or other capital sources. However, there can be no assurance that any additional financing or strategic transactions will be available to the Company on acceptable terms, if at all. If events or circumstances occur such that the Company does not obtain additional funding, this could have a material adverse effect on the Company’s business, results of operations or financial condition.
Note 5: Patient Fees Receivable
Patient fees receivable is included in Clinic Fees and Insurance Receivables in the Company’s Condensed Consolidated Balance Sheets and consisted of the following categories for each of the periods ended September 30, 2021 and December 31, 2020, presented below:
	Unaudited September 30, 2021	December 31, 2020
Total Receivables: Gross	$2,098,575	$662,526
Less: Contractual Allowances	(1,799,004)	(302,137)
Receivables Net of Contractual Allowances	299,571	360,389
Commercial	129,742	203,201
Medicare / Medicaid	147,635	109,996
Self Pay	22,194	47,192
Receivables Net of Contractual Allowances	$299,571	$360,389
Note 6: Property, Plant and Equipment (“PP&E”)
The Company’s PP&E balances as of September 30, 2021 and December 31, 2020 consisted of the following:
Classification PP&E Asset	Unaudited September 30, 2021	December 31, 2020
Leasehold Improvements (Cycle: Lease Term)	$2,135,982	$1,392,688
Furniture & Fixtures	1,511,151	1,150,789
Computer Equipment & Software	4,234,995	1,947,894
Medical Equipment	578,849	457,822

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021 and 2020
Classification PP&E Asset	Unaudited September 30, 2021	December 31, 2020
Software (Development in Process)	2,272,560	2,794,221
Less: Accumulated Depreciation	(2,811,623)	(1,592,827)
Totals	$7,921,914	$6,150,587

Note 7: Business Acquisitions
The Company makes acquisitions to expand its geographical footprint and member base. The following acquisitions have been accounted for as business combinations.
The amounts presented for the 2021 acquired Intangible Assets are based on their estimated fair value at the date of acquisition. These estimates, and their corresponding amortization expense will be finalized by December 31, 2021.
Michael F. Hamant, M.D., P.C.
On October 30, 2020, the Company purchased a medical practice, Michael F. Hamant, M.D., P.C. The purchase price totaled $140,000 paid in cash, $20,000 of which was for transaction fees.
The total purchase price has been allocated to PP&E and Goodwill. The following table provides an allocation of the total purchase price:
Goodwill	$130,000
PP&E	10,000
Total Purchase Price	$140,000
Robert E. Mutterperl, D.O., S.C.
On April 5, 2021, the Company purchased a medical practice, Robert E. Mutterperl, D.O., S.C. The purchase price totaled $85,000 paid in cash, $3,000 of which was for transaction fees.
$82,000 of the total purchase price has been allocated to Goodwill.
Neisa I. Diaz, M.D., LLC
On July 1, 2021, the Company purchased a medical practice, Neisa I. Diaz, M.D. LLC. The total purchase price was $3,802,037, which was paid in cash. The total purchase price has been allocated to Acquired Intangibles (representing the present value of existing payor contracts, with an estimated economic life of 10 years), other assets and goodwill. The following table provides a preliminary allocation of the total purchase price:
Aquired Intangibles	$1,840,000
Goodwill	1,960,000
Other Assets	2,037
Total Purchase Price	$3,802,037
Medical Associates of Tampa Bay, LLC
On September 3, 2021, the Company purchased a medical practice, Medical Associates of Tampa Bay, LLC. The total purchase price was $1,154,000, which was paid in cash. The total purchase price has been

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021 and 2020
allocated to acquired intangible assets (representing the present value of payor contracts, with an estimated economic life of 10 years), PP&E, and Goodwill. The following table provides a preliminary allocation of the total purchase price:
Aquired Intangibles	$240,000
Goodwill	892,550
PP&E	21,450
Total Purchase Price	$1,154,000
A summary of Goodwill and Other Intangibles is as follows:
	September 30, 2021	December 31, 2020
Goodwill	$3,805,628	$871,128
Intangible Assets – Amortizable	2,080,000	—
Total	$5,885,628	$871,128
Note 8: Notes Receivable, Net
The Company entered into five Promissory Notes (the “Notes”) with three family medical practices (the “Practices”) to fund working capital needs. The Company simultaneously entered separate Provider Agreements with each Practice related to four of these five Notes. Each Provider Agreement establishes a preferred, predetermined reimbursement rate for services rendered to the Company’s members and requires that Practice to furnish healthcare services to the Company’s members. The Provider Agreements mature in concert with each practice’s loan. In accordance with each of these four Notes, so long as the corresponding Provider Agreement is in effect on the maturity date of each Note and has not been terminated by the borrower for any reason, the Company will forgive the entire principal, plus accrued interest due on the date of maturity. Likewise, if the Company terminates the Provider Agreement prior to maturity without cause, all principal plus accrued interest due from the borrower will be forgiven. Upon early termination of the Provider Agreement by borrower, all principal and accrued interest will become immediately payable and due the Company. Related to potential forgiveness, the Company records a valuation allowance on a straight-line basis following the early termination date through the date of maturity, due to the probable likelihood of needing to forgive the notes at maturity, with a full valuation allowance set at the time of maturity.
At September 30, 2021 and December 31, 2020, the Company has recorded notes receivable of $4,027,598 and $4,000,629, including accrued interest of $795,318 and $572,382, and net of valuation allowances of $343,399 and $195,967, respectively. The Notes carry maturity dates ranging from December 31, 2021 through December 31, 2028 with interest rates ranging from 5.0% to 10.0%. The short-term components, $343,399 and $174,499, as of September 30, 2021 and December 31, 2020, of these Notes is included in Other Receivables in the Company’s Condensed Consolidated Balance Sheets.
Note 9: Claims Payable
Claims payable includes claims reported as of the balance sheet date, including estimates for IBNR, due to third parties for health care services provided to members. IBNR was $75,108,251 and $54,472,498 at September 30, 2021 and 2020, respectively. Activity in the liability for claims payable and healthcare expenses for the nine months ended September 30, was as follows:

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021 and 2020
	For the Nine Months Ended September 30,
	2021	2020
Claims Unpaid, Beginning of Year	$56,934,400	$19,859,348
Incurred, Related to:
Current Year	418,149,443	295,275,661
Prior Year(s)	(1,921,074)	—
Total Incurred	416,228,369	295,275,661
Paid, Related to:
Current Year	337,014,904	243,942,253
Prior Year(s)	61,039,614	19,038,200
Total Paid	398,054,518	262,980,453
Claims Unpaid, End of Period	$75,108,251	$52,154,556
Total incurred claims of $416,228,369 and $295,275,661 for the nine months ended September 30, 2021 and 2020 respectively are lower than total Medical Expenses by $43,004,716 and $52,982,611 respectively. This difference is primarily composed of Medicare Part D expenses, Sub-Capitation expenses, and other non-claims payable medical expenses on the accompanying Condensed Consolidated Statements of Operations. Estimates for incurred claims are based on historical enrollment and cost trends while also taking into consideration operational changes. Future and actual results typically differ from estimates. Differences could result from an overall change in medical expenses per member, changes in member mix or simply due to the addition of new members.
Note 10: Long-Term Debt
In 2019, the Company received bridge loans (“LTD-A”) from some of its existing investors totaling $16,164,914. The bridge loans accrued interest at 12% and were scheduled to mature on November 12, 2019. All but one was repaid with proceeds raised from the issuance of Class D Units. The remaining and outstanding bridge loan balance was $1,629,310, plus accrued interest of $219,236 and was fully paid by November 30, 2020.
In 2019, the Company executed a share repurchase agreement with one of its investors (“LTD-C”). The agreement stipulated $15.0 million originally contributed by the investor would be repaid by the earlier of June 28, 2023 or a change in control transaction. As part of this repurchase agreement, the investor exchanged its owned units back for a $15.0 million note receivable from the Company — thus, no longer holding its former equity position. The note carries interest of 10.0% per year. Its principal balance plus accrued interest is due at maturity in 2023. Accrued interest was $5,316,338 and $3,865,740 at September 30, 2021, and December 31, 2020, respectively. The total principal balances are included in Long-Term Debt on the Company’s Condensed Consolidated Balance Sheets at September 30, 2021 and December 31, 2020.
On November 19, 2020, the Company entered a Term Loan and Security Agreement (the “Facility”) with a commercial lender (“LTD-D”). The Facility provides funding up to $100.0 million, of which $52.8 million has been drawn as of September 30, 2021. Of the $52.8 million drawn, $36.5 million was received on November 19, 2020 (net of $3.5 million in financing costs) and $12.6 million was received on June 28, 2021 (net of $0.2 million in financing costs). Financing costs are amortized on a straight-line basis through the Facility’s expected maturity date. The Facility may be used to pay certain indebtedness of the Company and for general working capital needs. The Company has access to an additional $47.3 million (of which $22.3 million may be drawn up through December 31, 2021 and $25.0 million, which may be drawn up through February 28, 2022). Repayment of principal of all amounts drawn are due at maturity.
The Company must meet a borrowing base milestone by demonstrating to the Lenders that revenue for any three consecutive month period (ending after the Facility’s closing date, but on or prior to December 31,

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021 and 2020
2021) is greater than or equal to $125.0 million. Additionally, the Company must remain in compliance with financial covenants such as minimum liquidity of $5.0 million and annual minimum revenue levels. For certain days in September 2021, minimum liquidity for the Company, as defined in the Agreement, fell below $5.0 million. The Company has obtained a waiver of the debt covenant violation that occurred on those days. Starting in 2021, and on an annual basis thereafter, the Company must post a minimum amount of annual revenue equal to, or greater than $395.0 million; increasing to $460.0 million in 2022; $525.0 million in 2023; $585.0 million in 2024 and $650.0 million in 2025. Also, the Company is subject to certain restrictions that include indebtedness and liens.
The Facility’s maturity date is December 31, 2025. This maturity date may be accelerated as a remedy under the certain default provisions in the agreement or in the event a mandatory prepayment trigger occurs. Interest is payable at 12.0% per annum on a quarterly cycle (in arrears) beginning March 31, 2021. Management may elect to pay the full 12.0% in cash or at 8.0% with the remaining 4.0% being added to principal as “paid in kind” (“PIK”) for a period of three years (or twelve payments). The PIK is subject to acceleration as of that date in the event certain occurrences in the Facility’s agreement are triggered. The Facility’s Lenders also received ten-year warrants to purchase 858,351 shares of Series D Preferred Units at $4.68 per share. These warrants have been recorded as a liability in the Company’s Condensed Consolidated Balance Sheets at fair market value and are marked to market on a quarterly basis until exercised. A discount was recorded on the debt issued for the same amount. The discount is amortized through maturity of the loan.
The Security Agreement provides the Lenders collateral in 100% of the Company’s pledged stock, its subsidiaries (including tangible and intangible personal property) and bank accounts.
On June 7, 2020, the Company repurchased 200,000 Class C (Time-based) Units, at $0.90 per Unit from a former Executive through issuance of a long-term note (“LTD-E”). This repurchase was recognized in the Company’s condensed consolidated balance sheets as a reduction to Members’ Deficit in the amount of $180,000 and a corresponding increase in Long term Debt. LTD-E bears interest of 3.25% and fixed monthly payments of $7,757 through date of maturity (June 7, 2022). At September 30, 2021, the remaining balance due on LTD-E has been recorded as Current Portion of Long-Term Debt in the Company’s Condensed Consolidated Balance Sheets given its maturity date is within 12-months.
The following table rolls forward the long-term debt balances presented in the Company’s Condensed Consolidated Balance Sheets:
	LTD-A	LTD-B	LTD-C	LTD-D	LTD-E	Totals
Balance at December 31, 2019	$1,516,598	$—	$15,000,000	$—	$—	$16,516,598
Issued in 2020	—	—	—	40,000,000	180,000	40,180,000
Principal Payments in 2020	(1,516,598)	—	—	—	(43,911)	(1,560,509)
Balance at December 31 , 2020	$—	$—	$15,000,000	$40,000,000	$136,089	$55,136,089
Issued in 2021	—	—	—	12,750,000	—	12,750,000
Principal Payments in 2021	—	—	—	—	(67,216)	(67,216)
Balance at September 30, 2021	$—	$—	$15,000,000	$52,750,000	$68,873	$67,818,873
Beginning on September 30, 2021 and for the full years presented below thereafter, the Company’s annual, minimum payments due under debt obligations were as follows:

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021 and 2020
	Principal	Interest		Total Remaining Cash Payments
		PIK	Total Payments*
2021	$30,508	$1,056,761	$3,241,713	$2,215,459
2022	38,365	4,414,502	8,878,819	4,502,683
2023	15,000,000	4,734,115	14,669,197	29,991,066
2024	—	2,448,480	7,230,729	4,782,249
2025	52,750,000	2,336,432	14,093,910	69,180,343
Total	$67,818,873	$14,990,290	$48,114,368	$110,671,800

*
Total Interest Payments Remaining Cash and Non-Cash (PIK)

	Unaudited September 30, 2021	December 31, 2020
Total Principal	$67,818,873	$55,136,089
Less: Current Portion of Long-Term Debt	(68,873)	(89,988)
Less: Loan Origination Fees	(3,757,969)	(3,566,718)
Add: Accum. Amortizaton of Loan Origination Fees	606,020	80,237
Less: Discount for Issuance of Class D Warrants	(6,316,605)	(6,316,605)
Add: Accum. Amortization of Class D Warrants	1,076,929	144,972
Long Term Debt	$59,358,375	$45,387,986
Note 11: Capitalization and Management Incentive Units
P3’s capital structure consists of Class A Units, which represent commitments from the Company’s private equity sponsors, Class B Units, which represent founders’ common equity, Class C Units, which represent Management Incentive Units, and Class D Units, which represents an additional investment from a private equity sponsor.
Class A Units
At December 31, 2019, the Company has received total funding commitments from its Class A Unit holders totaling $43.0 million. Class A Units have voting rights and, whether, or not declared or approved by the Board, the holders of Class A Units accrue a preferred return in the amount of 8.0%, per annum (beginning on November 19, 2019). At September 30, 2021 and December 31, 2020, there were 43,000,000 Class A Units authorized and outstanding.
Class B Units
Class B Units are those, which have been issued to the Company’s Founders. Class B Units are subdivided among three tranches: Subclass B-1; Subclass B-2; and Subclass B-3. Each Subclass is described below:
•
Subclass B-1 (10,000,000 Units):   Subclass B-1 Units are entirely service based (Time-based). 20% of Subclass B-1 Units vest each year beginning on April 20, 2018 and annually thereafter until April 20, 2022. Subclass B-1 Units very closely resemble Class C Time-based Profits Interest(s) Units.

•
Subclass B-2 (4,054,054):   Subclass B-2 Units are entirely Performance-based. 100% of Subclass B-2 Units vest immediately prior to and conditioned upon the occurrence of a Sale of the Company in which the Company’s EBITDA as of the date of such Sale of the Company is at least $20 million or net proceeds distributable among the Members from such Sale of the Company are at least $200 million.

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021 and 2020
•
Subclass B-3 (5,647,438):   Subclass B-3 Units are entirely performance-based. 100% of Subclass B-3 Units shall vest immediately prior to and conditioned upon the occurrence of a Sale of the Company in which the Company’s EBITDA as of the date of such Sale of the Company is at least $30 million or net proceeds distributable among the members from such Sale of the company are at least $300 million.

At September 30, 2021 and December 31, 2020, there were 19,701,492 Class B Units (all Subclasses) authorized and issued.
Of this 19,701,492, there were 8,000,000 and 6,000,000 Subclass B-1 Units vested as of September 30, 2021 and December 31, 2020, respectively. Only vested units are presented in the Condensed Consolidated Statements of Changes in Members’ Deficit. As of September 30, 2021, 2,000,000 Subclass B-1 Units remain unvested. Pursuant to the performance hurdles for Subclass B-2 Units and Subclass B-3 Units, for which both Subclasses are conditioned on a “Sale of the Company,” none of these issued units have vested (to date).
Class C Units (6,845,297 Authorized)
P3 has a Management Incentive Plan (the “Plan”), which provides for the grant of service-based and performance-based Class C Units to board managers and key employees. Subject to adjustment, a maximum aggregate of 6,845,297 Class C Units have been authorized for issuance under the Plan. Class C Units are governed by the terms of the Plan, the terms of the award agreement documenting the grant and the Limited Liability Company agreement of Holdings (the “LLC Agreement”). Class C Units are intended to qualify as “Profits Interests” for Federal income tax purposes.
Service-based Class C Units generally vest, except as otherwise approved by P3’s Board, over a period of four to five years, with ratable vesting each year following twelve months of continued employment or service with the balance vesting in equal annual installments over the remaining and required service period, provided the grantee continues to be employed by, or provide service to, P3 and be employed on the applicable vesting anniversary date.
Performance-based Class C Units vest upon the Company’s attainment of certain Board-established milestones (thresholds). Board-established milestones are grant specific and set on the date of each Class C Unit grant.
P3’s Board may accelerate the vesting of any Class C incentive units granted under the Plan at such times and upon such terms and conditions as may be deemed advisable, for which any determination can be made on a grant-specific basis. At September 30, 2021 and December 31, 2020, the number of Class C Units issued were 5,485,833 (of which, 1,925,833 were vested) and 5,420,833 (of which 1,302,083 were vested), respectively, and only the vested units are presented in the Condensed Consolidated Statements of Changes in Members’ Deficit (See also Note 11 “Share Based Compensation”).
Class D Units Subject to Possible Redemption
On November 14, 2019, P3 received $50.0 million in funding from Hudson Vegas Investment, SPV, LLC, an investment vehicle of The Straus Group (“Straus”) per the unit purchase agreement executed between the parties. P3 issued Straus 16,130,034 of Class D Units. Class D Units have voting rights and, accrue a preferred return in the amount of 8.0%, per annum. This funding was and is intended to support ongoing operations for the Company. Of the $50.0 million received from Straus, the Company utilized $16,752,354 to settle outstanding bridge loans and $2,958,446 to settle transaction closing costs related to Class D Units. These transaction closing costs were netted against the $50.0 million in proceeds raised.
There are 16,130,034 Class D Units authorized and outstanding at September 30, 2021 and December 31, 2020.

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021 and 2020
Class D units contain a provision whereby at any time after November 4, 2024, the holders of Class D Units could exercise a right that would require the Company to redeem their outstanding units for cash, if certain conditions related to a sale of the Company are not met. Upon exercise of this right, the Company would be required to redeem all the then outstanding Class D units at a price equal to the amount of proceeds that otherwise would have been received in a sale transaction. In accordance ASC 480-10-S99, Distinguishing Liabilities from Equity (“ASC 480”), redemption provisions not solely within the control of the Company require the associated equity instruments to be classified outside of permanent equity. As such, the Class D units have been presented outside of permanent equity. The Company has concluded it is not probable that the conditional redemption feature will be exercised, as significant uncertainties exist that indicate the redemption will not occur, which include the merger transaction discussed in Note 18; therefore, Class D shares are recorded at initial fair value, plus accrued preferred returns.
Distributions to the Company’s unitholders are made according to the following priority:
•
First, to Class D Unitholders in proportion to their unreturned contribution amounts and until each Class D Member’s unreturned contribution amount is reduced to zero.

•
Second, to Class A Unitholders in proportion to their unreturned contribution amount and until each Class A Member’s unreturned contribution amount is reduced to zero.

•
Third, to Class A and Class D Unitholders in proportion to their respective unpaid preferred return balances have been reduced to zero; and

•
Thereafter, any remaining amounts to holders of all vested units, in proportion to their number of vested units.

Note 12: Share-Based Compensation
In 2017, the Company’s Board adopted an Equity Incentive Plan (the “Plan”). Under the Plan, the Company may grant awards in the form of Profits Interests to employees, officers, and directors up to a maximum aggregate of 6,845,297 Class C Units. Awards under the Plan are granted on a discretionary basis and are subject to the approval of the Company’s Board.
During the nine months ended September 30, 2021 and 2020, the Company entered into grant agreements awarding a total of 1,045,000 and 1,550,000 Class C Units, respectively. These Profits Interests represent profits interest ownership in the Company tied solely to the accretion, if any, in the value of the Company following the date of issuance of such Profits Interests. Profits Interests participate in any increase of the Company value related to their profits interests after the hurdle value has been achieved and the Company’s Profits Interests receive the agreed-upon return on their invested capital.
Profits Interest awards generally vest either over a requisite service period or are contingent upon a performance hurdle.
Each Profits Interest award contains the following general and material terms:
•
The Profits Interests receive distributions only upon a liquidity event, as defined by a sale of the Company, that exceeds a threshold equivalent to the fair value of the enterprise, as determined by P3’s Board of Directors, at the grant date.

•
A portion of the awards vest over a period of continuous employment or service (“Time-Based Units”) while the other portion of the awards only vest in the event of the Sponsor’s Exit (“Performance-Based Units”), as defined by the Plan. The Time-Based Units provide for accelerated vesting upon Sponsor’s Exit should the participant’s employment be terminated (other than for cause) after the Sponsor’s Exit, but prior to the final service vesting date.

All awards include a repurchase option at the election of the Company for the vested portion upon termination of employment or service. Profits Interests are accounted for as equity using the fair value

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021 and 2020
method, which requires the measurement and recognition of compensation expense for all profit interest-based payment awards made to the Company’s employees based upon the grant-date fair value. The Company has concluded both Time-Based Units and Performance-Based Units are subject to a market condition and has assessed the market condition as part of its determination of the grant date fair value. Service-Based Units also include Subclass B-1 Units which are Time-Based.
The following is a summary of Performance-Based Profits Interest(s) awards outstanding, by grant year and corresponding hurdle value ranges as of, and for the periods ended, December 31, 2018 through 2020, and September 30, 2021:
Year	Units	Performance Hurdle Summary / Ranges
2018	500,000	Liquidation or Sale of Company; $120 Million to $300 Million
2019	1,125,000	Liquidation or Sale of Company; $294 Million
2020	950,000	Liquidation or Sale of Company; $294 Million to $900 Million
2021	60,000	Sale or Equity Transfer of Company; Total Enterprise Value $500 Million
For Performance-Based Units, the Company recognizes compensation expense when it is probable a performance hurdle would be achieved. Management analyzed whether (or not) the hurdles of each related Performance-Based grant was probable during the reporting periods presented. Since vesting is, in all cases, tied to a sale or liquidation of the Company, Management deemed the achievement of the performance hurdle not probable during the periods presented. Therefore, no unit-based compensation expense has been recognized in these Condensed Consolidated Financial Statements.
For Time-Based Units, the Company recognizes compensation expense over the requisite service period for each separately vesting portion of the profits interest as if the award was, in-substance, multiple awards. The Company determined the fair value of each award on the date of grant using both the income and market approaches, including the “Backsolve” method. The grant date fair value of each Class C Time-Based award corresponds to the most recently completed valuation. As there have not been any Class C Time-Based units awarded after March 31, 2021, the following table summarizes the assumptions and the resulting fair market values (“FMV”) per Class C Time-Based Unit only for purposes of measuring the related compensation expense for those units issued:
Valuation	Volatility	RF Rate	Time	FMV / Unit at Grant Date
03.31.2021	60.00%	0.06%	0.90	$4.7410
12.31.2020	65.00%	0.10%	1.10	$0.4940
06.11.2020	45.00%	0.19%	1.70	$0.1510
11.04.2019	45.00%	1.60%	2.30	$0.1280
12.31.2018	40.00%	2.46%	3.10	$0.1510
02.08.2018	40.00%	2.45%	4.00	$0.1700 to $0.1900
The volatility assumption used in the weighted-average income and market approaches is based on the expected volatility of public companies in similar industries. This has been adjusted to reflect differences between the Company and public companies of similar size, resources, time in industry, and breadth of product and service offerings. The expected dividend yield was assumed to be zero given the Company’s history of declaring dividends and Management’s intentions to not pay dividends in the foreseeable future.
The following table summarizes and rolls forward the number of Class C Units (Performance-based and Time-based) and their weighted average fair market values based on original grant date:

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021 and 2020
	Time-Based	Vested	Weighted Avg. FMV	Performance Based	Weighted Avg. FMV	Total Units Outstanding
Outstanding, December 31, 2019	2,445,833	1,058,333	$0.1280	1,625,000	$0.0417	4,070,833
Granted	600,000	—	$0.4940	950,000	$0.0363	1,550,000
Vested	—	443,750	$0.3028	—	$—	—
Repurchased	(200,000)	(200,000)	$0.9000	—	$—	(200,000)
Outstanding, December 31, 2020	2,845,833	1,302,083	$0.4940	2,575,000	$0.0363	5,420,833
Granted	985,000	—	$4.7410	60,000	$0.3790	1,045,000
Vested	—	623,750	$1.0794	—	$—	—
Forfeited	(280,000)	—	$—	(700,000)	$—	(980,000)
Outstanding, September 30, 2021	3,550,833	1,925,833	$4.7410	1,935,000	$0.3790	5,485,833
The Company recognized $999,400 and $271,328 in compensation expense related to the Class C Time-Based Profits Interests for the nine-month periods ended September 30, 2021 and 2020, respectively. These amounts are recognized within operating expenses in P3’s condensed Consolidated Statements of Operations. At September 30, 2021 and December 31, 2020, the Company had $4,364,766 and $1,482,228 in unrecognized compensation expense related to non-vested Class C Time-Based Profits Interests and Subclass B-1 Units that will be realized over a weighted-average period of 2.40 years and 1.69 years, respectively. At September 30, 2021 and December 31, 2020, the Company did not have any unrecognized compensation expense related to Performance-Based Units.
Note 13: Earnings (Loss) per Member Unit
The following table sets forth the computation of basic and diluted earnings (loss) per Member Unit:
	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net Loss Attributable to Controlling Interests	$(31,366,517)	$(16,706,718)	$(77,700,292)	$(27,734,136)
Weighted Average Member Units	68,980,596	66,322,878	68,159,532	65,633,949
Basic and Diluted Loss per Member Unit	$(0.45)	$(0.25)	$(1.14)	$(0.42)
Weighted average Member Units includes all outstanding and vested Class A, B-1, C and D Units. The Company has not presented separate Diluted Loss per Member Unit since the results would be anti-dilutive due to the net loss incurred. The following potential Member Units were excluded from Diluted Loss per Member Unit at September 30, 2021 and 2020, respectively:
	2021	2020
Class B-1 Unvested Units	2,000,000	4,000,000
Class B-2 Unvested Units	4,054,054	4,054,054
Class B-3 Unvested Units	5,647,438	5,647,438
Class C Unvested Units	3,560,000	4,143,750
Class D Warrants	858,351	—
Total Units Excluded from Diluted EPS	16,119,843	17,845,242
Note 14: Premium Deficiency Reserve (“PDR”)
Management assesses the profitability of its at-risk share savings arrangements to identify contracts where current operating results or forecasts indicate probable future losses. If anticipated future variable

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021 and 2020
costs exceed anticipated future revenues, a premium deficiency reserve is recognized. Management concluded the $4,600,000 PDR was required at September 30, 2021.
Note 15: Commitments and Contingencies
Litigation
On or about December 2, 2019, Arizona Medical Services, P.C.’s (“AMS”) sole Member/Manager filed a claim, in the Superior Court of the State of Arizona (County of Pima) against Arizona Connected Care, LLC, now known as P3 Health Partners ACO, LLC (“AzCC”). The claim was for alleged breach of contract, breach of the covenant of good faith and fair dealing, and for accounting. According to the complaint, AzCC allegedly breached its Amended and Restated Operating Agreement, dated January 11, 2012, and amendments thereto by terminating AMS’s membership in AzCC on November 8, 2016 without cause or explanation. AzCC allegedly failed to make distributions to AMS to which it was entitled. On January 17, 2020, AzCC filed an answer to AMS’s complaint denying the allegations therein. The parties have agreed to a settlement of $350,000 (as of April 19, 2021) and satisfaction of previously recorded liabilities of $3.2 million, thus releasing AzCC from any known or further allegations. This settlement was paid on May 3, 2021.
On June 11, 2021, the Company’s Class D Unitholders filed a lawsuit against the Company, and other relevant parties, in the Delaware Court of Chancery alleging a breach of contract related to the Company’s operating agreement. The Class D Unitholders are seeking a judgment to enforce an alleged right to purchase additional units of the Company at a predetermined valuation, as outlined in the Company’s operating agreement. The litigation is pending in the Delaware Court of Chancery. The ultimate resolution and outcome of the matter is unknown and uncertain.
The Company may, from time to time, be subject to various claims and lawsuits arising in the normal course of business. P3 carries general and professional liability insurance coverage to protect the Company’s risk of potential loss in such cases. In the opinion of Management, the ultimate resolution of these matters would not have a material adverse effect on the Company’s financial position or results of operations.
Commitments
On June 28, 2021, P3, Omni IPA Medical Group, Inc., a California professional corporation (“Omni”), Medcore HP, a California corporation (“MHP”), and certain other parties entered into an Asset and Equity Purchase Agreement and Agreement and Plan of Merger (the “Medcore Purchase Agreement”). Pursuant to the terms of the Medcore Purchase Agreement, P3 will acquire the equity interests of MHP, a licensed health plan under the California Knox-Keene Health Care Service Plan Act, for $31.5 million and the assets of Omni, an independent physician association in San Joaquin County, California, for $5.0 million. The transaction is expected to close following consummation of the Foresight merger and is subject to regulatory approval by the California Department of Managed Health Care and other customary closing conditions.
Uncertainties
The healthcare industry is subject to numerous laws and regulations of Federal, state, and local governments. These laws and regulations include, but are not limited to, matters of licensure, accreditation, government healthcare program participation requirements, reimbursement for patient services, and Medicare / Medicaid Fraud, Waste and Abuse Prevention. Recently, government activity has increased with respect to investigations and allegations concerning possible violations of Fraud, Waste and Abuse statutes and regulations by healthcare providers. Violations of these laws and regulations could result in expulsion from government healthcare programs together with imposition of significant fines and penalties as well as significant repayment for patient services billed.

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021 and 2020
Management believes the Company is compliant with Fraud, Waste and Abuse regulations as well as other applicable government laws. While no regulatory inquiries have been made, compliance with such laws and regulations is subject to government review and interpretation, as well as other regulatory actions which might be unknown at this time.
Healthcare reform legislation at both the Federal and state levels continues to evolve. Changes continue to impact existing and future laws and rules. Such changes may impact the manner in which P3 conducts business, restrict the Company’s revenue growth in certain eligibility categories, slow down revenue growth rates for certain eligibility categories, increase certain medical, administrative and capital costs, and expose the Company to increased risk of loss or further liabilities. As a result, P3’s consolidated financial position could be impacted by such changes.
COVID-19 Pandemic
On March 11, 2020, the World Health Organization designated COVID-19 a global pandemic. The rapid spread of COVID-19 around the world and throughout the U.S. has altered the behavior of businesses and people, with significant negative effects on Federal, state, and local economies, the duration of which continues to remain unknown. Various mandates were implemented by Federal, state, and local governments in response to the pandemic, which caused many people to remain at home along with forced closure of or limitations on certain businesses. This included suspension of elective procedures by healthcare facilities. While some of these restrictions have been eased across the U.S. and most states have lifted moratoriums on non-emergent procedures, some restrictions remain in place, and many state and local governments are re-imposing certain restrictions due to an increase in reported COVID-19 cases. COVID-19 disproportionately impacts older adults, especially those with chronic illnesses, which describes many of P3’s patients.
Due to our recurring contracted revenue model, the COVID-19 pandemic did not have a material impact on P3’s revenues during the three months ended and nine months ended of September 30, 2021. Nearly 97% the Company’s total revenues are recurring, consisting of fixed monthly PMPM capitation payments received from MA health plans. Based upon claims paid to date, our direct costs related to COVID-19 claims was approximately $44.0 million for the period from March 1, 2020 through September 30, 2021. We expect to incur additional COVID-19 related costs given the volume of positive cases present in our markets. Management did institute multiple safety measures for P3 employees including a work-from-home policy and access to free vaccinations and personal protective equipment.
The full extent to which COVID-19 will directly or indirectly impact P3, the Company’s future results of operations and financial condition will depend on factors which are highly uncertain and cannot be accurately predicted. This includes new and emerging information from the impact of new variants of the virus, the actions taken to contain it or treat its impact and the economic impact on P3’s markets. Such factors include, but are not limited to, the scope and duration of stay-at-home practices and business closures and restrictions, government-imposed or recommended suspensions of elective procedures, and expenses required for supplies and personal protective equipment. Because of these and other uncertainties, Management cannot estimate the length or severity of the impact of the pandemic on the Company’s business. Furthermore, because of P3’s business model, the full impact of COVID-19 may not be fully reflected in the Company’s results of operations and overall financial condition until future periods. However, Management will continue to closely evaluate and monitor the nature and extent of these potential impacts to P3’s business, results of operations and liquidity.
Note 16: Related Parties
Intercompany Transactions
BACC entered an agreement (“Services Agreement”) with P3-NV, collectively the “Parties”, under which P3-NV provides BACC with certain management, administrative, and other non-medical support

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021 and 2020
services in connection with BACC’s medical practice. BACC and P3-NV have also entered a separate “Deficit Funding Agreement” whereby P3-NV will provide BACC loans (“Advances”) from time to time principally for the purpose of supporting BACC’s budget in the event BACC’s actual expenses exceed gross revenue. Interest accrues monthly on each Advance from the date of disbursement equal to the prime rate plus 2.0%, as published in the Wall Street Journal, in effect on the date of disbursement. In the event that BACC’s net revenues exceed expenses during the term of this Service and Deficit Funding Agreement, BACC has agreed to pay P3HP-NV 100.0% of such excess within thirty days of the end of any such month, up to the aggregate amount of any unpaid Advances (plus accrued interest). Net Advances made to BACC by P3-NV and accrued interest expense for the nine months ended September 30, 2021 and 2020, were as follows:
	Unaudited Nine Months Ended September 30,
	2021	2020
Balance at Beginning of Year	$17,307,627	$13,535,053
Advanced During Period	4,350,621	2,440,816
Interest Accrued During period	3,197,822	864,982
Balance at End of Period	$24,856,071	$16,840,852
Advances, in most cases, have been constructively made by Holdings on P3-NV’s behalf, and were therefore deemed Advances made by P3-NV. P3-NV’s Advances to BACC include all years prior, for which balances have, historically, not been settled periodically between the Parties and, thus have carried forward one year to the next. However, all transactions related to these Services and Deficit Funding Agreements (including accrued interest) have been eliminated in consolidation.
There were no advances transacted between P3-NV and KWA during the nine months ended September 30, 2021 or 2020.
Atrio Health Plans
Atrio Health Plans was established in 2004 and has since grown to serve Medicare beneficiaries in numerous counties throughout Oregon. Atrio works closely with local providers to improve healthcare outcomes of the populations served. In 2019, Chicago Pacific Founders (“CPF”) made an equity investment in Atrio. CPF is also a Class A Unitholder of the Company. Beginning in 2020, the Company has a Full-Risk capitation agreement in place with Atrio whereby P3 is delegated to perform services on behalf of Atrio’s members assigned to the Company. These delegated services include but are not limited to provider network credentialing, patient authorizations and medical management (care management, quality management and utilization management). In return, the Company earns capitation revenue and management fees and pays claims for Atrio-assigned members, which are summarized in the following table for the periods presented:
	Unaudited Three Months Ended September 30,		Unaudited Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue Earned from Capitation	$35,867,712	$35,281,596	$112,571,916	$105,589,970
Management Fees	549,472	557,172	1,658,944	1,675,380
Claims Paid	39,949,769	35,470,842	116,863,741	104,231,320
Note 17: Leases
The Company leases real estate in the form of corporate office space and operating facilities. The Company additionally leases certain machinery in the form of office equipment. Generally, the term for real estate leases ranges from one to eight years at inception of the contract. Generally, the term for equipment

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021 and 2020
leases is one to three years at inception of the contract. Some real estate leases include one to two options to renew that can extend the original term by five to ten years.
Operating lease costs are included within operating expenses on the consolidated statements of operations. The Company does not have any finance leases, short-term lease costs nor any sublease income.
Nine Months Ended September 30,
	Unaudited
	2021	2020
Operating Lease Costs	$1,740,067	$1,218,383
New Assets Obtained in Exchange for Operating Lease Liabilities	4,104,760	847,445
Lease terms and discount rates consisted of the following at each of the periods presented below:
	Unaudited September 30, 2021	December 31, 2020
Weighted Average Remaining Lease Term (Years)*	5.09	3.74
Weighted Average Discount Rate	11.20%	10.30%

*
All Leases are Operating

The table below reconciles the undiscounted future minimum lease payments (displayed by year and in the aggregate) under noncancelable operating leases with terms of more than one year to the total operating and finance lease liabilities recognized on the Company’s Condensed Consolidated Balance Sheets.
	Unaudited September 30, 2021	December 31, 2020
2021	$708,823	$2,174,095
2022	2,800,484	1,963,533
2023	1,943,823	1,191,604
2024	1,731,167	913,732
2025	1,447,418	696,194
2026	920,928	148,330
Thereafter	1,927,098	—
Total Payments for Operating Leases	11,479,741	7,087,488
Less: Interest	2,912,300	1,251,965
Present Value of Operating Lease Liabilities	$8,567,441	$5,835,523
The short-term component of operating lease liabilities as of September 30, 2021 and December 31, 2020 was $2,091,518 and $2,174,095, respectively. As these short-term amounts are due within twelve months, they are included in Accounts Payable and Accrued Expenses.
Note 18: Variable Interest Entities
Management accounts for Variable Interest Entity (“VIE”) transactions utilizing an ongoing interest assessment in accordance with ASC 810, Variable Interest Entities and Principles of Consolidation.
In 2017, Holdings, by way of one of its wholly-owned subsidiaries (P3-NV) entered a collective Stock Transfer Restriction Agreement with the three shareholders of two medical practices, Bacchus Wakefield Kahan, PC (“BACC”) and Kahan Wakefield Abdou, PLLC (“KWA”). The Transfer Restriction Agreement, by way of a Call Option, unequivocally permits P3-NV to select and appoint Successor Physicians to these medical practices if a shareholder vacates their ownership position.

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021 and 2020
Pursuant to ASC 810, both the “power of control” and “economics” criterion were reviewed for VIE consideration. P3-NV is a single member limited liability company, controlled by Holdings. Holdings’ debt and equity holders collectively represent a “single decision maker” for Holdings and its investment in P3-NV. As to P3-NV’s ability to appoint Successor Physicians to these medical practices, this demonstrates “power of control”. Also, the Deficit Funding Agreement in place between P3-NV and BACC/KWA (see “Related Parties”) states P3-NV will advance BACC/KWA funds, as needed, to support BACC’s/KWA’s working capital needs to the extent operating expenses exceed gross revenue. This funding arrangement further illustrates and fulfills the economic criteria for VIE consolidation.
Management concluded BACC and KWA are VIEs and P3 is the primary beneficiary. Therefore, both practices are consolidated as VIEs. KWA had no financial activity for Management to consider for the periods ended September 30, 2021 nor December 31, 2020. Therefore, the following exhibits include the balance sheets and statement of operations only for BACC:
	Unaudited September 30, 2021	December 31, 2020
ASSETS
Cash	$113,265	$183,836
Client Fees and Insurance Receivable, Net	307,622	335,358
Prepaid Expenses and Other Current Assets	357,222	285,363
Property, Plant and Equipment, Net	37,057	22,309
TOTAL ASSETS	$815,167	$826,866
LIABILITIES AND MEMBERS’ DEFICIT
Accounts Payable and Accrued Expenses	$886,072	$686,680
Accrued Payroll	1,304,083	1,019,940
Due to Consolidated Entities of P3	24,856,071	17,307,627
TOTAL LIABILITIES	27,046,226	19,014,247
MEMBERS’ DEFICIT	(26,231,059)	(18,187,381)
TOTAL LIABILITIES AND MEMBERS’ DEFICIT	$815,167	$826,866
	Unaudited
	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue	$2,239,704	$2,286,505	$6,924,861	$5,235,351
Expenses	5,041,669	1,410,945	14,968,539	8,685,811
Net Loss	$(2,801,965)	$875,560	$(8,043,678)	$(3,450,460)
Note 19: Subsequent Events
Management has evaluated subsequent events through December 9, 2021, the date on which the condensed consolidated financial statements were available.
On May 25, 2021, Foresight Acquisition Corp. (“Foresight”), and the Company (“P3”) entered an agreement (the “Merger Agreement”) outlining the terms and conditions of a strategic transaction and merger (the “Transaction”). Based on the terms of the Merger Agreement, the combined company has an estimated post-transaction enterprise value in excess of $2.0 billion. Foresight is a blank check company incorporated for the purpose of effecting a business combination with one or more businesses or entities. The transaction closed on December 3, 2021. As a result, P3 merged with and into Foresight, with P3 treated as the acquired entity. As of December 3, 2021, Foresight ceased to be a shell company and a new combined company became listed on the Nasdaq trading under the name “P3 Health Partners, Inc.” (ticker symbol: PIII).

Report of Independent Registered Public Accounting Firm
Members and Board of Directors
P3 Health Group Holdings, LLC:
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of P3 Health Group Holdings, LLC and subsidiaries (the Company) as of December 31, 2019 and 2020, the related consolidated statements of operations, changes in members’ deficit, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2020, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ KPMG LLP
We have served as the Company’s auditor since 2021.
Irvine, California
July 2, 2021, except as to Notes 14 and 18, as to which the date is August 11, 2021, and the 2018 statements of operations, changes in members’ deficit, and cash flows, and the related notes for 2018, and Note 22, as to which the date is October 6, 2021

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS DECEMBER 31,
2019 and 2020
	2019	2020
ASSETS
CURRENT ASSETS:
Cash	$32,592,496	$36,261,104
Restricted Cash	312,352	3,641,843
Health Plan Settlement Receivables	17,455,547	38,429,833
Clinic Fees and Insurance Receivables, Net	510,486	675,954
Other Receivables	450,796	146,117
Prepaid Expenses and Other Current Assets	1,032,706	$5,192,782
TOTAL CURRENT ASSETS	52,354,383	84,347,633
LONG-TERM ASSETS:
Property, Plant and Equipment, Net	4,019,137	6,150,587
Goodwill	741,128	871,128
Notes Receivable, Net	3,695,136	3,804,662
Right of Use Asset	4,795,342	4,728,242
TOTAL LONG-TERM ASSETS	13,250,743	15,554,619
TOTAL ASSETS	$65,605,126	$99,902,252
LIABILITIES and MEMBERS’ DEFICIT
CURRENT LIABILITIES:
Accounts Payable and Accrued Expenses	$3,690,456	$11,793,125
Accrued Payroll	1,713,718	4,003,373
Health Plans Settlements Payable	4,938,572	13,742,775
Claims Payable	19,859,348	56,934,400
Premium Deficiency Reserve	20,539,364	—
Accrued Interest	2,204,141	4,052,406
Current Portion of Long-Term Debt	1,629,310	89,988
TOTAL CURRENT LIABILITIES	$54,574,909	$90,616,067
LONG-TERM LIABILITIES:
Right of Use Liability	4,406,029	3,634,429
Liability for Class D Warrants	—	6,316,605
Long-Term Debt	15,000,000	45,387,986
TOTAL LONG-TERM LIABILITIES	19,406,029	55,339,020
TOTAL LIABILITIES	73,980,938	145,955,087
Class D Units Subject to Possible Redemption, 16,130,034 Units Net of Issuance Costs $2,958,446, Plus Preferred Returns of $515,068 and $4,567,346 for 2019 and 2020, Respectively	47,556,622	51,608,900
MEMBERS’ DEFICIT:
Contributed Capital	41,764,270	41,764,270
Class A Preferred Returns	430,230	3,815,034
Accumulated Equity-Based Compensation	921,092	1,368,567
Redemption of Profits Interests	—	(180,000)
Accumulated Loss from Controlling Interests	(85,167,716)	(126,242,225)
MEMBERS’ DEFICIT	(42,052,124)	(79,474,354)
Retained Loss from Non-Controlling Interests	(13,880,310)	(18,187,381)
TOTAL MEMBERS’ DEFICIT	(55,932,434)	(97,661,735)
TOTAL LIABILITIES & MEMBERS’ DEFICIT	$65,605,126	$99,902,252
See Accompanying Notes to Consolidated Financial Statements

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 and 2020
	2018	2019	2020
OPERATING REVENUE:
Capitated Revenue	$86,465,658	$138,727,943	$471,551,241
Other Patient Service Revenue	1,231,036	7,166,889	13,990,050
TOTAL OPERATING REVENUE	87,696,695	145,894,832	485,541,291
OPERATING EXPENSES:
Medical Expenses	92,481,777	141,442,457	485,513,143
Premium Deficiency Reserve	14,175,712	6,363,652	(20,539,364)
Corporate, General and Administrative Expenses	28,541,520	36,423,532	53,390,338
Sales and Marketing Expenses	1,870,004	801,685	1,502,634
Depreciation	342,196	399,177	795,172
TOTAL OPERATING EXPENSES	137,411,208	185,430,503	520,661,923
OPERATING LOSS	(49,714,513)	(39,535,671)	(35,120,632)
OTHER INCOME (EXPENSES):
Interest Income (Expense), net	44,235	(3,479,139)	(9,970,260)
Other	(103,734)	97,955	(290,684)
TOTAL OTHER INCOME (EXPENSE)	(59,500)	(3,381,184)	(10,260,944)
NET LOSS	(49,774,013)	(42,916,855)	(45,381,576)
NET LOSS ATTRIBUTABLE TO NON-CONTROLLING INTERESTS	(5,972,718)	(7,907,592)	(4,307,071)
NET LOSS ATTRIBUTABLE TO CONTROLLING INTERESTS	$(43,801,295)	$(35,009,263)	$(41,074,505)
NET LOSS PER SHARE (BASIC AND DILUTED)	$(1.78)	$(0.74)	$(0.62)
See Accompanying Notes to Consolidated Financial Statements

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ DEFICIT
	Class A			Class B-1		Class C		Class D			Redemption of Profits Interest	Controlling Interests	Non- Controlling Interests	Total Members’ Deficit
	Units	Amount	Preferred Return	Units	Amount	Units	Amount	Units	Amount	Preferred Return
MEMBERS’ EQUITY, DECEMBER 31, 2017	8,565,480	$8,565,455	$—	—	$—	—	$—	—	$—	$—	$—	$(6,357,157)	$—	$2,208,298
Class A Units Issued	34,485,782	33,250,077	—	—	—	—	—	—	—	—	—	—	—	33,250,077
Class B-1 and Class C Unit Based Compensation	—	—	—	2,000,000	380,000	425,000	67,050	—	—	—	—	—	—	447,050
Net Loss	—	—	—	—	—	—	—	—	—	—	—	(43,801,295)	(5,972,718)	(49,774,013)
MEMBERS’ DEFICIT, DECEMBER 31, 2018	43,051,262	$41,815,532	$—	2,000,000	$380,000	425,000	$67,050	—	$—	$—	$—	$(50,158,453)	$(5,972,718)	$(13,868,589)
Issuance of Class D Units	—	—	—	—	—	—	—	16,130,034	50,000,000	—	—	—	—	50,000,000
Conversion of Debt to Class A Units	3,764,025	3,764,025	—	—	—	—	—	—	—	—	—	—	—	3,764,025
Costs of Issuance of Class D Units	—	—	—	—	—	—	—	—	(2,958,446)	—	—	—	—	(2,958,446)
Class A Units Issued	11,184,468	11,184,468												11,184,468
Class C Unit Based Compensation	—	—	—	2,000,000	380,000	633,333	94,042	—	—	—	—	—	—	474,042
Redemption of Class A Units	(15,000,000)	(15,000,000)	—	—	—	—	—	—	—	—	—	—	—	(15,000,000)
Preferred Return(s) at 8% (Class A + Class D Units)	—	—	430,230	—	—	—	—	—	—	515,068	—	—	—	945,298
Net Loss	—	—	—	—	—	—	—	—	—	—	—	(35,009,263)	(7,907,592)	(42,916,855)
Class D Units Subject to Possible Redemption	—	—	—	—	—	—	—	(16,130,034)	(47,041,554)	(515,068)	—	—	—	(47,556,622)
MEMBERS’ DEFICIT, DECEMBER 31, 2019	43,000,000	$41,764,270	$430,230	4,000,000	$760,000	1,058,333	$161,092	—	$—	$—	$—	$(85,167,716)	$(13,880,310)	$(55,932,434)
Class C Unit Based Compensation	—	—	—	2,000,000	380,000	443,750	67,474	—	—	—	—	—	—	447,474
Redemption of Class C Units	—	—	—	—	—	(200,000)	—	—	—	—	(180,000)	—	—	(180,000)
Preferred Return(s) at 8% (Class A + Class D Units)	—	—	3,384,803	—	—	—	—	—	—	4,052,277	—	—	—	7,437,080
Net Loss	—	—	—	—	—	—	—	—	—	—	—	(41,074,507)	(4,307,071)	(45,381,578)
Class D Units Subject to Possible Redemption	—	—	—	—	—	—	—	—	—	(4,052,277)	—	—	—	(4,052,277)
MEMBERS’ DEFICIT DECEMBER 31, 2020,	43,000,000	$41,764,270	$3,815,033	6,000,000	$1,140,000	1,302,083	$228,566	—	$—	$—	$(180,000)	$(126,242,223)	$(18,187,381)	$(97,661,735)
See Accompanying Notes to Consolidated Financial Statements

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 and 2020
	2018	2019	2020
Net Loss	$(49,774,013)	$(42,916,855)	$(45,381,576)
Adjustments to Reconcile Net Loss to Cash Used in Operations
Depreciation Expense	342,196	399,177	795,172
Stock-Based Compensation	447,050	474,042	447,474
Class A and Class D Preferred Returns	—	945,297	7,437,080
Amortization of Debt Origination Fees	—	—	80,237
Amortization of Discount from Issuance of Debt	—	—	144,971
Net Change in ROU Assets and Liabilities	1,231,287	(1,620,600)	(704,500)
Premium Deficiency Reserve	14,175,712	6,363,652	(20,539,364)
Changes in Assets and Liabilities
Accounts Receivable	(1,383,198)	424,137	139,211
Health Plan Receivables / Premiums	(7,801,556)	(9,653,991)	(20,974,286)
Other Current Assets	(682,433)	(122,765)	(4,160,076)
Accounts Payable	2,110,827	803,503	8,102,669
Accrued Payroll	1,211,118	502,602	2,289,655
Accrued Interest	—	2,204,141	1,848,265
Health Plan Payables / Premiums	3,085,214	1,853,358	8,804,203
Claims Payable	7,801,556	12,057,792	37,075,052
Net Cash Used in Operations	(29,236,240)	(28,286,510)	(24,595,814)
Investing Activities
Purchases of Property, Plant and Equipment	(3,308,638)	(1,451,861)	(2,926,622)
Acquisitions	—	—	(130,000)
Notes Receivable, Net	(1,290,274)	(2,404,862)	(109,526)
Net Cash Used in Investing Activities	(4,598,912)	(3,856,723)	(3,166,148)
Financing Activities
Issuance (Redemption) of Class A, C and D Units	33,250,078	62,041,554	(180,000)
Proceeds from Long-Term Debt, Net of Discount	—	16,164,914	36,433,282
Repayment of Long-Term Debt	—	(14,586,891)	(1,493,221)
Net Cash Provided by Financing Activities	33,250,078	63,619,577	34,760,061
Net Change in Cash and Restricted Cash	(585,074)	31,476,344	6,998,099
Cash and Restricted Cash at Beginning of Period	2,013,579	1,428,504	32,904,848
Cash and Restricted Cash at End of Period	$1,428,505	$32,904,848	$39,902,947
Supplemental Disclosures of Cash Flow Information:
Cash Paid for Interest	—	$560,246	$685,419
Accrued Costs for Software (Development in Process)	—	$176,352	$249,454
Conversion of Class A Units to Long-Term Debt	—	$15,000,000	$—
Conversion of Long-Term Debt to Class A Units	—	$3,764,245	$—
See Accompanying Notes to Consolidated Financial Statements

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 and 2020
Note 1: Company Operations
P3 Health Group Holdings, LLC and Subsidiaries (“P3” or “the Company” or “Holdings”) was founded on April 12, 2017, and began commercial operations on April 20, 2017 to provide population health management services on an at-risk basis to insurance plans offering medical coverage to Medicare beneficiaries under Medicare Advantage (“MA”) programs. MA programs are insurance products created solely for Medicare beneficiaries. Insurance plans contract directly with the Centers for Medicare and Medicaid Services (“CMS”) to offer Medicare beneficiaries benefits that replace traditional Medicare Fee for Service (“FFS”) coverage.
The Company’s contracts with health plans are based on an at-risk shared savings model. Under this model, the Company is financially responsible for the cost of all contractually-covered services provided to members assigned to the Company by health plans in exchange for a fixed monthly “capitation” payment, which is generally a percentage of the payment health plans receive from CMS. Under this arrangement, Medicare beneficiaries generally receive all their healthcare coverage through the Company’s network of employed and affiliated physicians and specialists (except for emergency situations).
The services provided to health plans’ members vary by contract. These may include utilization management, care management, disease education, and maintenance of a quality improvement and quality management program for members assigned to the Company. Effective January 1, 2019, the Company is also responsible for the credentialing of Company providers, processing and payment of claims and the establishment of a provider network for certain health plans. At December 31, 2018, 2019 and 2020, P3 had agreements with one, seven and twelve health plans, respectively.
The initial terms of the Company’s existing health plan contracts currently extend through periods ending December 31, 2022 through December 31, 2025. After the initial term, most health plan agreements automatically renew for various terms (usually one to two years) unless either party notifies the other, in writing, of its intent not to renew in advance based on contractually obligated notification periods. Failure of the Company to retain certain health plan contracts would have a material adverse impact on operating results.
The Company has Management Services Agreements (“MSAs”) and deficit funding agreements with Kahan, Wakefield, Abdou, PLLC and Bacchus, Wakefield, Kahan, PC (collectively, the “Network”). The MSAs provide that P3 Health Partners-Nevada, LLC will furnish administrative personnel, office supplies and equipment, general business services, contract negotiation and billing and collection services to the Network. Fees for these services are the excess of the Network’s revenue over expenses. Per the deficit funding agreement(s), P3 Health Partners-Nevada, LLC will lend amounts to the Network to the extent expenses exceed revenue(s). The loan will bear interest at prime plus 2%.
In addition to P3’s contracts with health plans, through its relationship with Kahan, Wakefield, Abdou, PLLC and Bacchus, Wakefield, Kahan, PC, the Company provides primary healthcare services through its employed physician clinic locations. These primary care clinics are reimbursed for services provided under FFS contracts with various payers and through capitated — per member, per month (“PMPM”) arrangements.
Note 2: Significant Accounting Policies
Basis of Presentation
These accompanying consolidated financial statements are prepared in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) 954-205, Health Care Entities — Presentation of Financial Statements in conformity with Generally Accepted Accounting Principles in the United States of America (“GAAP”).

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 and 2020
Principles of Consolidation
These accompanying consolidated financial statements include the accounts of P3 Health Group Holdings, LLC (“Holdings”) and its six wholly owned subsidiaries: P3 Health Group Management, LLC (“P3-MGMT”); P3 Consulting, LLC (“P3-CS”); P3 Health Partners, LLC (P3 Health Partners-Arizona, LLC, “P3-AZ”); P3 Health Partners-Nevada, LLC (“P3-NV”); P3 Health Partners-Oregon, LLC (“P3-OR”); and P3 Health Partners-Florida, LLC (“P3-FL”). P3 Health Partners ACO, LLC (Arizona Connected Care “AzCC”) is a wholly owned subsidiary of P3-AZ for the period since their formation or acquisition.
The financial statements of Kahan, Wakefield, Abdou, PLLC (“KWA”); and Bacchus, Wakefield, Kahan, PC (“BACC”) are consolidated with P3-NV. P3-NV is the primary beneficiary of these entities due to management services and deficit funding agreements in place among them, as noted earlier.
On August 22, 2019, P3-AZ was assigned all the equity in AzCC for no consideration. The assets, liabilities, and operating activity of AzCC as of the assignment date are included in the Company’s consolidated financial statements.
All significant transactions among these entities have been eliminated in consolidation.
Variable Interest Entities (“VIE” or “VIEs”)
Management analyzes whether (or not) the Company has any financial interests in VIEs. This analysis includes a qualitative review based on an evaluation of the design of the entity, its organizational structure, including decision making ability and financial agreements, as well as a quantitative review. ASC 810, Variable Interest Entities and Principles of Consolidation requires a reporting entity to consolidate a VIE when that reporting entity has a variable interest that provides it with a controlling financial interest in the VIE. The entity which consolidates a VIE is referred to as the primary beneficiary of the VIE. See Note 21 pertaining to VIEs.
Management’s Use of Estimates
Preparation of these consolidated financial statements and accompanying footnotes, in conformity with U.S. GAAP, requires Management to make estimates and assumptions that could affect amounts reported here. Management bases its estimates on the best information available at the time, its experiences and various other assumptions believed to be reasonable under the circumstances including estimates of the impact of COVID-19. The areas where significant estimates are used in these accompanying financial statements include revenue recognition, the liability for unpaid claims, unit-based compensation, premium deficiency reserves and impairment recognition of long-lived assets (including intangibles and goodwill). Actual results could differ from those estimates.
Cash and Restricted Cash
Cash includes deposits made at banks. Accounts at each institution are insured in limited amounts by the Federal Deposit Insurance Corporation (“FDIC”). In 2019 and 2020, the Company maintained its cash in bank deposit accounts which, at times, may have exceeded FDIC insured limits. Management does not expect any losses to occur on such accounts.
Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash deposits. Accounts at each institution are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $250,000. At December 31, 2019 and 2020, the Company had unrestricted cash of $32,592,496 and $36,261,104, respectively, deposited at banking institutions more than the FDIC insured limit.

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 and 2020
Type of Account	2019	2020
Checking	$32,592,496	$36,261,104
Restricted	312,352	3,641,843
Total Cash Balances	$32,904,848	$39,902,947
Restricted Cash is that which is held for a specific purpose (such as payment of partner distributions and legal settlements) and is thus not available to the Company for immediate or general business use. Restricted Cash appears as a separate line item on the Company’s consolidated balance sheets.
Revenue Recognition and Revenue Sources
The following table depicts the sources (by product type) from which the Company’s revenues are derived:
Revenue Type	2018	% of Total	2019 Revenue	% of Total	2020 Revenue	% of Total
Capitated Revenue	$86,465,658	99%	$138,727,943	95%	$471,551,241	97%
Other Patient Service Revenue
Clinical Fees & Insurance Revenue	639,636	1%	4,329,591	3%	7,030,606	1%
Shared Risk Revenue	200,801	0%	932,301	1%	1,111,466	0%
Care Coordination / Management Fees	390,600	0%	1,893,553	1%	5,614,539	1%
Incentive Fees	—	N/A	11,444	0%	233,439	0%
Subtotal Other Patient Service Revenue	1,231,037	1%	7,166,889	5%	13,990,050	3%
Total Revenue by Year	$87,696,695	100%	$145,894,832	100%	$485,541,291	100%
The following table depicts the health plans from which the Company has a concentration of revenue that is 10.0%, or more:
Plan Name	2018 Revenue	% of Total	2019 Revenue	% of Total	2020 Revenue	% of Total
Health Plan A	$—	N/A	$—	N/A	$142,268,775	29%
Health Plan B	—	N/A	13,557,771	9%	113,116,297	23%
Health Plan C	—	N/A	27,788,287	19%	66,237,074	14%
Health Plan D	—	N/A	6,106,544	4%	62,683,829	13%
Health Plan E	87,696,695	100%	39,265,322	27%	28,128,820	6%
Health Plan F	—	N/A	26,703,364	18%	24,521,349	5%
Health Plan G	—	N/A	20,157,166	14%	22,646,251	5%
All Other	—	N/A	12,316,378	8%	25,938,894	5%
Total Revenue by Year	$87,696,695	100%	$145,894,832	100%	$485,541,291	100%
Revenue Recognition
For the Year Ended December 31, 2018
Prior to January 1, 2019, the Company applied the framework prescribed according to SAB 104 (codified within ASC 605), Revenue Recognition. SAB 104 sets out the criteria that needs to be met to recognize revenue.

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 and 2020
ASC 605 states that revenue is not recognized until it is realized or realizable and earned. This is considered the case when all four of the following criteria within SAB 104 are met:
1.
Persuasive evidence of an arrangement exists;

2.
Delivery has occurred or services have been rendered;

3.
Seller’s price to the buyer is fixed or determinable; and

4.
Collectability is reasonably assured.

P3’s revenue is primarily composed of a fixed monthly percentage of premiums received from the health insurance carrier with which the Company has contracted. In turn, the Company is obligated to provide (or to stand ready to provide) medical services to that health insurance carrier’s members, which have been contractually assigned to P3. The Company receives regular, monthly communications from the insurance carrier to corroborate the amount of revenue to which P3 is entitled during that period.
For the Years Ended December 31, 2019 and 2020
As of January 1, 2019, the Company applies the framework prescribed according to ASC 606, Revenue from Contracts with Customers (“ASC 606”), to recognize revenue. The core principle of ASC 606 is that an entity’s performance obligation is complete, and revenue is earned, upon the transfer of a promise to deliver services to customers commensurate with consideration to which it would expect to be received in exchange for the actual delivery of those services. The terms of the contract and all relevant facts and circumstances should be considered when applying this guidance. This includes application of a practical expedient (a “portfolio approach”) to contracts with similar characteristics and circumstances. P3 used the portfolio approach to account for any ASC 606 transition adjustments for revenue from its MA contracted health plans.
The principles of ASC 606 are generally applied using the following five steps:
1.
Identify the contract(s) with a customer.

2.
Identify the performance obligations in the contract.

3.
Determine the transaction price.

4.
Allocate the transaction price to the performance obligations in the contract; and

5.
Recognize revenue when (or as) the entity satisfies a performance obligation.

The guidance requires disclosures related to the nature, amount, timing, and uncertainty of revenue that is recognized. The Company initially applied the standard on January 1, 2019, using the modified retrospective adoption method, and elected to apply the modified retrospective method only to contracts that were not completed as of this date. This modified retrospective application did not have a material impact on the Company’s December 31, 2018 retained earnings (deficit). Additionally, the Company utilized the portfolio approach to group contracts together with similar characteristics for the adoption analysis.
Capitated Revenue
The Company contracts with health plans using an at-risk (shared savings) model. Under the at-risk model, P3 is responsible for the cost of all covered services provided to members assigned by the health plans to the Company in exchange for a fixed payment, which generally is a percentage of the payment (“POP”) based on health plans’ premiums received from CMS. Through this capitation arrangement, P3 stands ready to provide assigned MA beneficiaries all their medical care via the Company’s directly employed and affiliated physician/specialist network.

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 and 2020
The premiums health plans receive are determined via a competitive bidding process with CMS and are based on the costs of care in local markets and the average utilization of services by patients enrolled. Medicare pays capitation using a “risk adjustment model”, which compensates providers based on the health status (acuity) of each individual patient. MA plans with higher acuity patients receive higher premiums. Conversely, MA plans with lower acuity patients receive lesser premiums. Under the risk adjustment model, capitation is paid on an interim basis based on enrollee data submitted for the preceding year and is adjusted in subsequent periods after final data is compiled. As premiums are adjusted via this risk adjustment model (via a Risk Adjustment Factor, “RAF”), the Company’s PMPM payments will change commensurately with how our contracted MA plans’ premiums change with CMS. Management determined the transaction price for these contracts is variable as it primarily includes PMPM fees which can fluctuate throughout the course of the year based on the acuity of each individual enrollee. Capitated accounts receivable includes $1,086,772 and $1,174,916 as of December 31, 2019 and 2020, respectively, for acuity-related adjustments that are estimated to be received in subsequent periods. In certain contracts, PMPM fees also include adjustments for items such as performance incentives or penalties based on the achievement of certain clinical quality metrics as contracted with payors.
Capitated revenues are recognized based on an estimated PMPM transaction price to transfer the service for a distinct increment of the series (e.g. month) and is recognized net of projected acuity adjustments and performance incentives or penalties as Management can reasonably estimate the ultimate PMPM payment of those contracts. The Company recognizes revenue in the month in which eligible members are entitled to receive healthcare benefits during the contract term. The capitation amount is subject to possible retroactive premium risk adjustments based on the member’s individual acuity. In 2019, the Company recorded $150,681 of additional revenue related to prior year premium risk adjustments. As the period between the time of service and time of payment is typically one year or less, Management elected the practical expedient under ASC 606-10-32-18 and did not adjust for the effects of a significant financing component.
P3’s contracts with health plans may include core functions and services for managing assigned patients’ medical care. The combination of those services is offered as one “single solution” (“bundle”). The Company does not offer nor price each individual function as a standalone a la carte service to health plans. However, the addition or exclusion of certain services may be negotiated and reflected in each health plan’s specific total POP.
At December 31, 2018, 2019 and 2020, P3 had POP contracts in effect with one health plan (in one state), seven health plans (across two states) and twelve health plans (across four states), respectively.
Each month, in accordance with contractual obligations (for non-delegated health plans; e.g. — those for which the Company has not been delegated for claims processing), each plan funds a medical claims payment reserve equal to a defined percentage of premium attributable to members assigned P3. In turn, P3 administers and funds medical claims for contractually covered services, for assigned health plan members, from that health plan’s reserve. On a quarterly or monthly basis, health plans conduct a settlement of the reserve to determine any surplus or deficit amount. The reconciliation and distribution of the reserve occur within 120-days following the end of each quarter. An annual settlement reconciliation and distribution from all funds occurs within twenty-one months following each year-end. As of December 31, settlement receivables (health plan surpluses) and settlement payables (health plan deficits), by health plan, by year, were as follows:

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 and 2020
Health Plan Name	Health Plan Settlement Receivables
	2019	2020
Health Plan A	$—	$94,501
Health Plan B	1,796,413	15,766,808
Health Plan C	5,220,041.00	7,332,687
Health Plan D	1,155,034	6,863,270
Health Plan E	2,222,044	1,429,722
Health Plan F	4,227,155	3,222,247
Health Plan G	2,571,134	2,748,622
Health Plan H	—	428,755
Health Plan I	—	17,908
Health Plan J	263,726	141,922
Health Plan K	—	4,569
Health Plan L	—	378,822
Total Health Plan Settlement Receivables by Year	$17,455,547	$38,429,833
Health Plan Name	Health Plan Settlement Payables
	2019	2020
Health Plan C	$253,172	$1,928,414
Health Plan D	27,391	4,680,185
Health Plan F	3,461,487	6,125,681
Health Plan G	1,196,522	1,008,495
Total Health Plan Settlement Payables by Year	$4,938,572	$13,742,775
At December 31, 2019 and 2020, Management has deemed the Company’s settlement receivables to be fully collectible from those health plans where P3 is not delegated for claims processing. Accordingly, an allowance for doubtful accounts is not necessary.
Other Patient Service Revenue(s) — Clinical Fees and Insurance Revenue
Clinic fees and insurance revenues relate to net patient fees received from various payers and direct patients (“self-payers”) under contracts in which P3’s sole performance obligation is to provide healthcare services through the operation of medical clinics. The Company recognizes clinic fees and insurance revenue in the period in which services are provided, on the date of service, under FFS payment arrangements or in the month assigned health plan members are entitled to services. P3’s performance obligations are typically satisfied in the same day services are provided. All the Company’s contracts with its customers under these arrangements include a single performance obligation.
P3’s contractual relationships with patients, in most cases, also involve third-party payers (Medicare, Medicaid, managed care health plans and commercial insurance companies, including plans offered through state-sponsored health insurance exchanges). Transaction prices for services provided are dependent upon specific rules in place with third party payers — specifically, Medicare/Medicaid and pre-negotiated rates with managed care health plans and commercial insurance companies. Contractual arrangements with third parties typically include payments at amounts which are less than standard charges. These charges generally have predetermined rates for diagnostic service codes or discounted FFS rates. Management perpetually reviews P3’s contractual estimation processes to consider and incorporate updates to laws, regulations and frequent changes in the managed care system. Contractual terms are negotiated and updated accordingly upon renewal.

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 and 2020
The Company’s revenue is based upon the estimated amounts Management expects to receive from patients and third-party payers. Estimates of explicit price concessions under managed care and commercial insurance plans are tied to payment terms specified in related contractual agreements. Retroactively calculated explicit price concessions tied to reimbursement agreements with third-party payers are recognized on an estimated basis in the period related services are rendered and adjusted in future periods as final payments are received. Revenue related to uninsured patients, uninsured co-payments, and deductibles (for patients with healthcare coverage) may also be discounted. P3 records implicit price concessions (based on historical collection experience) related to uninsured accounts to recognize self-pay revenues at their most likely amounts to be collected.
As part of the adoption of ASC 606, Management elected two of the available practical expedients provided for by the standard. First, the Company did not adjust the transaction price for any financing components as those were deemed to be insignificant. Additionally, the Company expensed all incremental customer contract acquisition costs as incurred as such costs are not material and would be amortized over a period less than one year.
Other Patient Service Revenue(s) — Shared Risk Revenue
The Company (via one of its wholly owned subsidiaries — Arizona Connected Care, “AzCC”) receives 30% of the shared risk savings from parties with whom it contracts under four separate arrangements. These arrangements are driven solely by medical cost containment year-over-year (“YoY”) expense reductions. This key performance indicator (“KPI”) is measured by the aggregate change in PMPY (per member, per year medical costs. If the sequential YoY PMPY aggregate change yields a reduction, the Company receives 30% of the associated total cost savings for that year. Conversely, if the sequential YoY PMPY aggregate change yields an increase in medical costs, no monies are due the Company that year. This KPI is compiled and reviewed on a calendar year basis.
Other Patient Service Revenue(s) — Care Coordination Fees and Management Fees
P3’s delegated health plans may also pay a Care Coordination Fee (“CCF”) or Management Fee to the Company. CCFs and Management Fees are intended to fund the costs of delegated services provided to certain health plans. CCFs are specifically identified and separated in each monthly capitation payment the Company receives from these parties. None of the Company’s other health plans bifurcate CCFs nor are any of them contractually required to do so.
The Company uses a portfolio approach to account for CCFs and Management Fees. Based on similarities of the terms of the care coordination and administrative services, Management believes that revenue recognized by utilizing the portfolio approach approximates that which it would have realized if an individual contract approach were applied.
Other Patient Service Revenue(s) — Incentive Fees
Certain health plans with whom the Company contracts pay incentives to P3 when KPIs are positive and exemplary. KPIs may include high patient satisfaction; extraordinary quality of care; P3’s contribution to health plans’ Star Rating(s); and P3’s net promoter score (“NPS”) — among a variety of others. Incentive Fees are realized upon the Company’s receipt of cash, as the amounts are constrained by the discretion of health plans.
Patient Fees Receivable
Substantially, all client fees and insurance receivables are due under FFS contracts with third party payors, such as commercial insurance companies (“Commercial”), government-sponsored healthcare programs (“Medicare/ Medicaid”) or directly from patients (“Self-Pay”). Management continuously monitors activities from payors (including patients) and records an estimated price concession based on

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 and 2020
specific contracts and actual historical collection patterns. Patient fees receivable, where a third-party payor is responsible for the amount due, are carried at amounts determined by the original charges for services provided less explicit price concessions. Price concessions represent amounts made for contractual adjustments (discounts). Patient fees receivable is included in Clinic Fees and Insurance Receivables in the Company’s Consolidated Balance Sheets and are recorded net of contractual allowances.
Patient fees receivable are recorded at the invoiced amount, net of any expected contractual adjustments and implicit price concessions, and do not bear interest. The Company has agreements with third-party payors that provide for payments at amounts different from the established rates. Payment arrangements include prospectively determined rates per discharge, reimbursed costs, discounted charges, and per diem payments. Patient service revenues are reported at the estimated net realizable amounts from patients, third-party payors, and others for services rendered. Contractual adjustments arising under reimbursement arrangements with third- party payors are accrued on an estimated basis in the period the related services are rendered and are adjusted in future periods as final settlements are determined. Implicit price concessions are taken based on historical collection experience and reflect the estimated amounts the Company expects to collect.
Property, Plant and Equipment (“PP&E”)
PP&E is carried at acquisition cost, net of accumulated depreciation. Costs for repairs and maintenance of PP&E, after such PP&E has been placed in service, are expensed as incurred. Costs and related accumulated depreciation are eliminated when PP&E is sold or otherwise disposed. Sales and disposals may result in asset- specific gains or losses. Any such gains or losses are included as a component to net income (loss). Management computes and records depreciation using the straight-line method. The following table summarizes the estimated useful lives applicable to PP&E:
Classification PP&E Asset	Depreciation Cycle
Leasehold Improvements (Cycle: Lease Term) . . . . .	Lease Term
Furniture & Fixtures . . . . . . . . . . . . . . . . . . . . . . . . . .	7-Years
Computer Equipment . . . . . . . . . . . . . . . . . . . . . . . . .	3-Years
Medical Equipment . . . . . . . . . . . . . . . . . . . . . . . . . . .	7-Years
Software . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .	3-Years
Software (Development in Process) . . . . . . . . . . . . . .	N/A
ASC 350-40, Accounting for Internal Use Software, outlines how companies should capitalize or expense internal-use software, based on achieving two key objectives. The first objective includes ensuring that the Preliminary Project Stage has been completed and the second one being the type of work being completed within the Application Development Stage, which qualifies as a capitalizable activity.
Computer software is considered for internal use when it is developed or purchased for the internal usage and needs of the organization only.
Beginning in 2018, P3 began the project build of its own proprietary technology to serve core functions of its business operations such as revenue and medical cost analysis, care management and various facets that promote impactful utilization. At December 31, 2019 and 2020, the Company has categorized $1,114,166 and $2,794,221, respectively to Property, Plant and Equipment (“PP&E”) for these software costs (specifically to work in progress).
P3’s internally-developed technology has been and is continuing to be designed to standardize the availability of quality data used across the enterprise. The technology requires several components of external input from health plans served by P3, its provider network and member-patient populations.

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 and 2020
As internally developed technology is deemed “substantially complete”, it is placed into service and depreciated. As of December 31, 2020, $534,931 of capitalized costs was placed into service. Any, and all, costs associated with internally developed technology, following deployment are expensed directly to the Company’s Consolidated Statements of Operations, as incurred.
Impairment of Long-Lived Assets
In accordance with ASC 360, Property, Plant, and Equipment (“PP&E”) — Impairment or Disposal of Long- Lived Assets, the Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate their carrying amounts may not be recoverable. Recoverability of an asset or asset group is measured by comparing its carrying amount to the future undiscounted net cash flows the asset or asset group is expected to generate. If such assets are considered impaired (e.g. — future undiscounted cash flows are less than net book value), an impairment charge is recognized. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. To date, the Company has not retired nor sold any PP&E.
Goodwill
In accordance with ASC 350, Goodwill and Other — Accounting for Goodwill, Management has elected to test goodwill for impairment at the Company level. Goodwill is tested for impairment on, at least, an annual basis or more frequently if a known triggering event occurs. If a triggering event occurs, the fair value of goodwill may decrease below its’ carrying amount. On the occurrence of a triggering event, an entity has the option to first assess qualitative factors at the “macro” level (Step 0) to determine whether a quantitative impairment test (Step 1) is necessary. If Step 0 indicates it’s more likely than not that goodwill is impaired, Management must proceed with Step 1 to quantify the current fair value differential below the carrying amount. If the qualitative assessment indicates it’s more likely than not that goodwill is not impaired, no further testing is needed. The Company has not recorded any goodwill impairment charges in 2018, 2019 nor 2020.
Leases
In 2018, the Company accounted for its leases under ASC 840, Leases and all leases were then classified as operating leases. Effective January 1, 2019, the Company adopted Accounting Standards Update 2016-02 (ASU 2016-02) which created a new topic, ASC 842 Leases. Following the issuance of ASU 2016-02, ASC 842 has been amended by various updates that clarified the implementation of the standard.
In accordance with ASC 842, the Company, at the inception of the contract, determines whether a contract is or contains a lease. For leases with terms greater than 12 months, the Company records the related operating or finance right of use asset and lease liability at the present value of lease payments over the lease term. The Company is generally not able to readily determine the implicit rate in the lease and therefore uses the determined incremental borrowing rate at lease commencement to compute the present value of lease payments. The incremental borrowing rate represents an estimate of the market interest rate the Company would incur at lease commencement to borrow an amount equal to the lease payments on a collateralized basis over the term of a lease. Renewal options are not included in the measurement of the right of use assets and lease liabilities unless the Company is reasonably certain to exercise the optional renewal periods. Some leases also include early termination options, which can be exercised under specific conditions. Additionally, certain leases contain incentives, such as construction allowances from landlords. These incentives reduce the right-of-use asset related to the lease.
Some of the Company’s leases contain rent escalations over the lease term. The Company recognizes expense for operating leases on a straight-line basis over the lease term. The Company does not currently have any finance leases. The Company’s lease agreements contain variable payments for common area maintenance and utilities. The Company has elected the practical expedient to combine lease and non-lease

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 and 2020
components for all asset categories. Therefore, the lease payments used to measure the lease liability for these leases include fixed minimum rentals along with fixed non lease component charges. The Company does not have significant residual value guarantees or restrictive covenants in its lease portfolio.
Business Combinations
In accordance with ASC 805, Business Combinations, the price tendered in business acquisitions is allocated among the identifiable tangible and intangible assets and assumed liabilities — all of which are based on estimates of corresponding fair value as of the acquisition date. Management applies valuation methods which are ultimately used in the Company’s purchase price allocations. Goodwill is recorded based on the difference between the fair value of consideration exchanged and the fair value of the net assets and liabilities assumed.
Equity-Based Compensation
Under P3’s unit-based incentive plan, the Company may reward grantees with various types of awards, including but not limited to profits interests on a service-based or performance-based schedule. These awards may also contain market conditions.
For performance-vesting units, P3 recognizes unit-based compensation expense when it is probable that the underlying performance condition will be achieved. The Company will analyze if a performance condition is probable for each reporting period through the settlement date for awards subject to performance vesting.
For service-vesting units, P3 recognizes unit-based compensation expense over the requisite service period for each separately vesting portion of the profits interest as if the award was, in substance, multiple awards. For service-vesting units, the requisite service period for each separately vesting portion of the profits interest is recognized on a straight-lined basis annually as of the service anniversary date. Some service awards vest monthly whereby the Company recognizes associated compensation expense in equal installments throughout the course of the year.
The Company’s Management Incentive Plan, which became effective as of December 8, 2017 and which P3’s Board of Managers, (the “Board”) amended and restated on April 16, 2020 (the “Incentive Plan”), provides for the grant of service-based and performance-based incentive units to certain officers, directors, and employees. Subject to adjustment, a maximum aggregate of 6,845,297 incentive units are authorized for issuance under the Incentive Plan. Incentive unit awards are governed by the terms of the Incentive Plan, the terms of the award agreement documenting the grant and the limited liability company agreement of P3 Health Group Holdings, LLC (the “LLC Agreement”), and are intended to qualify as a “profits interest” for Federal income tax purposes.
Warrant Liability
The Company accounts for warrant units of the Company’s Class D Units that may become redeemable for cash or other assets as liabilities at fair value on the Consolidated Balance Sheets. The warrants are subject to remeasurement at each balance sheet date and any change in fair value is recognized in the Company’s Consolidated Statements of Operations. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss. The fair value of the warrants was estimated using an Option Pricing model (Black- Scholes-Merton).
The Company utilizes the Black-Scholes-Merton methodology to value the warrants at each reporting period, with changes in fair value recognized in the Consolidated Statements of Operations. As the warrants were issued on November 19, 2020 there were no changes in fair value for the period through December 31, 2020. The estimated fair value of the warrant liability is determined using Level 1 and Level 3 inputs. The key assumptions used in the option pricing model relate to expected share-price volatility, expected term, and

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 and 2020
the risk-free interest rate. The expected volatility was derived from the asset volatilities of a selected group of comparable public companies. The risk-free interest rate is based on U.S. Treasury zero coupon bond rates. The expected term of the warrants is assumed to be 1.1 years until the close of the Transaction discussed in Note 22.
The key inputs into the option pricing model as of December 31, 2020 were as follows:
Volatility	65.0%
Risk-Free Interest rate	0.10%
Exercise Price	$4.68
Expected Term	1.1 years
Premium Deficiency Reserve (“PDR”)
In accordance with ASC 944-60-25-4, a PDR is required when there is a probable loss on unearned premiums. PDR is recognized when the unearned premium reserve is insufficient to cover the existing books of business.
If a PDR exists, the amount shall be recognized by recording an additional liability for the deficiency with a corresponding charge to operations.
Healthcare Services Expense and Claims Payable (collectively, “Medical Expenses”)
The cost of healthcare services is recognized in the period services are provided. This also includes an estimate of the cost of services that have been incurred, but not yet reported (“IBNR”). Medical expenses also include costs for overseeing the quality of care and programs, which focus on patient wellness. Additionally, healthcare expenses can also include, from time to time, remediation of certain claims that might result from periodic reviews conducted by various regulatory agencies.
A reserve for unpaid health claims is reported as IBNR. IBNR is based on historical paid claims trends and healthcare utilization metrics and available industry data. IBNR is recorded as “Claims Payable” in the accompanying consolidated balance sheets. The Company recorded $19,859,348 and $56,934,400 of IBNR liabilities to its Consolidated Balance Sheets for December 31, 2019 and 2020, respectively.
Management estimates the Company’s IBNR by applying standard actuarial methodologies, which utilize historical data, including the period between the date services are rendered and the date claims received (and paid), denied claims activity, expected medical cost inflation, seasonality patterns, and changes in membership mix. IBNR estimates are made on an accrual basis and adjusted in future periods as required. Any adjustments to prior period estimates are included in the current period. Such estimates are subject to the impact from changes in both the regulatory and economic environments. The Company’s claims payable represents Management’s best estimate of its liability for unpaid medical costs as of December 31, 2019 and 2020.
Income Taxes
The Company and its wholly owned subsidiaries are “Single Member” limited liability companies (“LLCs”) and, therefore, do not directly pay Federal income tax expense(s), except for P3 Health Group Management, LLC (“P3-MGMT”), which has elected to file as a C-Corp under the Internal Revenue Code. However, P3-MGMT — although subject to Federal income tax, has historically not paid any such taxes due to loss carryforwards.
Management evaluates the Company’s potential for any uncertain tax positions. This is done so on a continual basis throughout the course of the year. This is accomplished through a review of policies and

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 and 2020
procedures, reviews of customary and regular tax filings, and discussions with third-party experts. The Company did not have any uncertain tax positions at December 31, 2019 nor 2020.
As an LLC, the Company files annual Federal partnership income tax returns in the United States and in and in certain states and local jurisdictions. No returns are closed to assessment based on the inception date of the Company (2017). Interest and penalties, if any, would be recorded as a component of operating expenses.
Sales and Marketing Expenses
The Company uses advertising primarily to promote the health plans with whom it conducts business as well as its physician clinics throughout the geographic areas it serves. Advertising costs are charged to directly to operations as incurred. Sales and Marketing Expenses totaled $1,870,004, $801,685 and $1,502,634 in 2018, 2019 and 2020, respectively.
Note 3: Recent Accounting Pronouncements Adopted
ASC 842, Leases
In February 2016, the FASB issued Accounting Standards Update 2016-02 (ASU 2016-02) which created a new topic, ASC 842 Leases. ASC 842 requires a company to recognize, on its consolidated balance sheets, assets and liabilities for the rights and obligations created by leases. The FASB subsequently issued supplemental and clarifying Accounting Standard Updates. ASC 842 was effective for public entities for fiscal years beginning after December 15, 2018 and interim periods therein. Early adoption is permitted in all cases. The Company adopted ASC 842 effective January 1, 2019 using the modified retrospective transition method as allowed under ASU 2018-11, which includes the ability to recognize the cumulative effect of adoption being recorded as an adjustment to retained earnings on January 1, 2019. Management elected to apply the package of practical expedients, which allows entities to forgo reassessment at the transition date: (1) whether any expired or existing contracts are or contain leases; (2) lease classification for any expired or existing leases; and (3) whether unamortized initial direct costs for existing leases meet the definition of initial direct costs under the new guidance. Management did not elect the hindsight practical expedient. Management also elected to use the practical expedient, which allows for the combination of lease and non-lease contract components in all its underlying asset categories.
Due to the adoption of this guidance, the Company recognized operating right-of-use assets and operating lease liabilities of $4,795,342 and $6,026,629, respectively, as of the date of adoption. The difference between the right-of-use assets and lease liabilities on the accompanying consolidated balance sheet is primarily due to the accrual for lease payments resulting from straight-line lease expense and unamortized tenant incentive liability balances. The Company did not have any impact to opening retained earnings resulting from adoption of the guidance. The adoption of this new guidance did not have a material impact on the Company’s Consolidated Statements of Operations, cash flows, liquidity, or covenant compliance under its existing credit agreement.
Note 4: Recent Accounting Pronouncements Not Yet Adopted
In October 2018, the FASB issued ASU 2018-17, Consolidation — Targeted Improvements to Related Party Guidance for Variable Interest Entities (Topic 810) (“ASU 2018-17”). ASU 2018-17 eliminates the requirement that entities consider indirect interests held through related parties under common control in their entirety when assessing whether a decision-making fee is a variable interest. Instead, the reporting entity will consider such indirect interests on a proportionate basis. ASU 2018-17 is effective for a private company for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. All entities are required to apply the adjustments in ASU 2018-17 retrospectively with a cumulative-effect adjustment to retained earnings at the beginning of the earliest period presented. Early

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 and 2020
adoption is permitted. The Company is currently evaluating the impact this standard will have on its consolidated financial statements and related disclosures.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 introduces a new model for recognizing credit losses on financial instruments based on an estimate of current expected credit losses. The guidance is effective for us beginning January 1, 2023. The new current expected credit losses (CECL) model generally calls for the immediate recognition of all expected credit losses and applies to loans, accounts and trade receivables as well as other financial assets measured at amortized cost, loan commitments and off-balance sheet credit exposures, debt securities and other financial assets measured at fair value through other comprehensive income, and beneficial interests in securitized financial assets. The new guidance replaces the current incurred loss model for measuring expected credit losses, requires expected losses on available for sale debt securities to be recognized through an allowance for credit losses rather than as reductions in the amortized cost of the securities, and provides for additional disclosure requirements. The Company is currently evaluating the impact the adoption of this standard will have on its consolidated financial statements.
Note 5: Company Liquidity, Operations and Management’s Plans
The Company follows guidance promulgated by the FASB, specifically, ASC 205-40, Presentation of Financial Statements — Going Concern, which requires Management to assess P3’s ability to continue as a going concern and to provide related disclosure(s) in certain circumstances.
The Company has experienced revenue growth in 2019 and 2020 due to contracting with six new health plans in 2019 and five additional new health plans in 2020.
Year	# Health Plans	Revenue	YoY Growth	Net Loss	Net Loss %
2018	1	$87,696,695	N/A	$(34,699,051)	-40%
2019	7	145,894,832	66%	(42,916,855)	-29%
2020	12	485,541,289	233%	(45,381,576)	-9%
On November 19, 2020, the Company entered a Term Loan Agreement with CRG Servicing, LLC (“CRG”) (the “Agreement”) to provide additional Net Working Capital (“NWC”) of up to $100.0 million, of which $40.0 million has been drawn as of December 31, 2020 — which, after transaction and financing costs netted to $36.5 million. Per the terms of the Agreement, the Company may draw down two additional annual tranches of funding from CRG. These draws are limited to $35.0 million (in 2021, year 2) and $25.0 million (in 2022, year 3).
The Company’s Agreement with CRG requires certain financial covenants be complied with and met on an annual basis. Financial covenants require the Company to always maintain minimum liquidity, as defined in the agreement, of $5.0 million and annual consolidated revenue of, at least, $395.0 million for 2021. The Company posted annual consolidated revenue of $485.4 million in 2020 and met the minimum liquidity threshold as of December 31, 2020.
The Company believes they have sufficient, and available, cash resources to continue operating as a going concern and will remain compliant with its debt covenants for the period that is at least 12 months from the date the Consolidated Financial Statements are available to be issued and that there is not substantial doubt about the Company’s ability to continue as a going concern beyond one year after the issuance date of these Consolidated Financial Statements.
As the Company continues to pursue its business plan, it may need to finance its operations through a combination of public or private equity or debt financings or other capital sources. However, there can be no assurance that any additional financing or strategic transactions will be available to the Company on

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 and 2020
acceptable terms, if at all. If events or circumstances occur such that the Company does not obtain additional funding, this could have a material adverse effect on the Company’s business, results of operations or financial condition.
Note 6: Patient Fees Receivable
Patient fees receivable is included in Clinic Fees and Insurance Receivables in the Company’s Consolidated Balance Sheet and consisted of the following categories for each of the years ending December 31, presented below:
	2019	2020
Total Receivables: Gross	$672,846	$1,041,300
Less: Contractual Allowances	(201,439)	(791,837)
Receivables Net of Contractual Allowances	471,407	249,463
Commercial	205,000	85,504
Medicare / Medicaid	222,992	116,221
Self Pay	43,414	47,739
Receivables Net of Contractual Allowances	$471,406	$249,464
Note 7: Property, Plant and Equipment (“PP&E”)
The Company’s PP&E balances as of December 31 consisted of the following:
Classification PP&E Asset	2019	2020
Leasehold Improvements (Cycle: Lease Term)	$1,376,351	$1,392,688
Furniture & Fixtures	949,911	1,150,789
Computer Equipment & Software	1,030,058	1,947,894
Medical Equipment	346,306	457,822
Software (Development in Process)	1,114,166	2,794,221
Less: Accumulated Depreciation	(797,654)	(1,592,827)
Totals	$4,019,137	$6,150,587
Note 8: Goodwill
On April 27, 2017, Holdings acquired P3-AZ. As part of the acquisition, the Company recognized $741,128 of Goodwill, tendered cash of $600,000 to P3-Arizona’s former ownership and assumed $40,000 of debt on the date of acquisition.
On October 29, 2020, P3-OR purchased a medical practice, Internal Medicine and Geriatrics, P.C. (“Raj”), via an Asset Acquisition. There was no Goodwill recognized on the transaction. P3-OR tendered cash of $100,000 to Raj’s former ownership and gained title to medical equipment (from Raj) as part of the acquisition with a fair market value of $100,000.
On October 30, 2020, P3-AZ acquired certain net assets of a medical practice, Michael F. Hamant, M.D., P.C. (“Hamant”). The Company recognized $130,000 of Goodwill on the transaction, tendered cash of $140,000 to Hamant’s former ownership and gained title to medical equipment (from Hamant) as part of the acquisition with a fair market value of $10,000.
Based on Management’s qualitative analysis, there has been no need to recognize a write-down of goodwill carried on the Company’s Consolidated Balance Sheets.

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 and 2020
Note 9: Notes Receivable, Net
The Company entered into five Promissory Notes (the “Notes”) with three family medical practices (the “Practices”) to fund working capital needs. The Company simultaneously entered separate Provider Agreements with each Practice related to four of these five Notes. Each Provider Agreement establishes a preferred, predetermined reimbursement rate for services rendered to the Company’s members and requires that Practice to furnish healthcare services to the Company’s members. The Provider Agreements mature in concert with each practice’s loan. In accordance with each of these four Notes, so long as the corresponding Provider Agreement is in effect on the maturity date of each Note and has not been terminated by the borrower for any reason, the Company will forgive the entire principal, plus accrued interest due on the date of maturity. Likewise, if the Company terminates the Provider Agreement prior to maturity without cause, all principal plus accrued interest due from the borrower will be forgiven. Upon early termination of the Provider Agreement by borrower, all principal and accrued interest will become immediately payable and due the Company. Related to potential forgiveness, the Company records a valuation allowance on a straight-line basis following the early termination date through the date of maturity, due to the probable likelihood of needing to forgive the notes at maturity, with a full valuation allowance set at the time of maturity.
At December 31, 2019 and 2020, the Company has recorded notes receivable of $3,742,004 and $4,000,629, including accrued interest of $288,528 and $572,382, and net of valuation allowances of $46,868 and $195,967, respectively. The Notes carry maturity dates ranging from December 31, 2021 through December 31, 2028 with interest rates ranging from 5.0% to 10.0%. Two of the Notes are included in Other Receivables in the Company’s Consolidated Balance Sheet due to their short-term maturity dates of December 31, 2021.
Note 10: Claims Payable
Claims payable includes claims reported as of the balance sheet date, including estimates for IBNR, due to third parties for health care services provided to members. IBNR was $7,801,556, $19,859,348 and $56,934,400 at December 31, 2018, 2019 and 2020, respectively. Activity in the liability for claims payable and healthcare expenses for the years ended December 31, was as follows:
	2018	2019	2020
Claims Unpaid, Beginning of Year .	$—	$7,801,556	$19,859,348
Incurred, Related to:
Current Year	79,982,717	119,091,765	418,103,177
Prior Year(s)	—	—	—
Total Incurred	79,982,717	119,091,765	418,103,177
Paid, Related to: Current Year	72,181,161	99,524,323	361,512,059
Prior Year(s)	—	7,509,650	19,516,066
Total Paid	72,181,161	107,033,973	381,028,125
Claims Unpaid, End of Year	$7,801,556	$19,859,348	$56,934,400
Total incurred claims of $79,982,717, $119,091,765 and $418,103,177 as of December 31, 2018, 2019 and 2020, respectively, are lower than total Medical Expenses by $12,499,060, $22,350,692 and $67,409,966, respectively. This difference is primarily composed of Medicare Part D expenses, Sub-Capitation expenses, and other non-claims payable medical expenses on the accompanying Consolidated Statements of Operations. Estimates for incurred claims are based on historical enrollment and cost trends while also taking into consideration operational changes. Future and actual results typically differ from estimates. Differences could result from an overall change in medical expenses per member, changes in member mix or simply due to the addition of new members.

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 and 2020
Note 11: Long-Term Debt
In 2019, the Company received bridge loans (“LTD-A”) from some of its existing investors totaling $16,164,914. The bridge loans accrued interest at 12% and were scheduled to mature on November 12, 2019. All but one was repaid with proceeds raised from the issuance of Class D Units. The remaining and outstanding bridge loan balance was $1,516,598, plus accrued interest of $112,712, at December 31, 2019. This remaining and outstanding balance, plus accrued interest was fully paid in 2020.
In 2017, the Company entered a $5.0 million letter of credit (“LOC”) agreement with one of its contracted health plans as means to pay a settlement amount due to the health plan. The LOC (“LTD-B”) automatically renewed for successive one-year periods through December 31, 2022. The letter of credit carried an interest rate of 4.5%. In 2019, the LOC balance of $3,764,270 was converted to equity as a Class A Capital Contribution.
In 2019, the Company executed a share repurchase agreement with one of its investors (“LTD-C”). The agreement stipulated $15.0 million originally contributed by the investor would be repaid by the earlier of June 28, 2023 or a change in control transaction. As part of this repurchase agreement, the investor exchanged its owned units back for a $15.0 million note receivable from the Company — thus, no longer holding its former equity position. The note carries interest of 10.0% per year. Its principal balance plus accrued interest is due at maturity. Accrued interest was $2,204,141 and $3,865,740 at December 31, 2019 and 2020, respectively. The total principal balance is included in Long-Term Debt on the Company’s Consolidated Balance Sheets at December 31, 2019 and 2020.
On November 19, 2020, the Company entered a Term Loan and Security Agreement (the “Facility”) with a commercial lender (“LTD-D”). The Facility provides funding up to $100.0 million, of which $40.0 million has been drawn as of December 31, 2020. Of the $40.0 million drawn, $36.5 million was received (net of $3.5 million in financing costs). Financing costs are amortized on a straight-line basis through the Facility’s expected maturity date. The Facility may be used to pay certain indebtedness of the Company and for general working capital needs. The Company has access to an additional $60.0 million (of which $35.0 million is available up through December 31, 2021 and $25.0 million is available through February 28, 2022). Repayment of principal of all amounts drawn are due at maturity.
The Company must meet a borrowing base milestone by demonstrating to the Lenders that revenue for any three consecutive month period (ending after the Facility’s closing date, but on or prior to December 31, 2021) are greater than or equal to $125.0 million. Additionally, the Company must remain in compliance with financial covenants such as minimum liquidity of $5.0 million and annual minimum revenue levels. Starting in 2021, and on an annual basis thereafter, the Company must post a minimum amount of annual revenue equal to, or greater than $395.0 million; increasing to $460.0 million in 2022; $525.0 million in 2023; $585.0 million in 2024 and $650.0 million in 2025. Also, the Company is subject to certain restrictions that include indebtedness and liens.
The Facility’s expected maturity date is December 31, 2025. This maturity date may be accelerated as a remedy under the certain default provisions in the agreement or in the event a mandatory prepayment trigger occurs. Interest is payable at 12.0% per annum on a quarterly cycle (in arrears) beginning March 31, 2021. Management may elect to pay the full 12.0% in cash or at 8.0% with the remaining 4.0% being added to principal as “paid in kind” (“PIK”) for a period of three years (or twelve payments). The PIK is subject to acceleration of that date in the event certain occurrences in the Facility’s agreement are triggered. The Facility’s Lenders also received ten-year warrants to purchase 858,351 shares of Series D Preferred Units at $4.68 per share. These warrants have been recorded as a liability in the Company’s consolidated balance sheets at fair market value and are marked to market on a quarterly basis until exercised. A discount was recorded on the debt issued for the same amount. The discount is amortized through maturity of the loan.
The Security Agreement provides the Lenders collateral in 100% of the Company’s pledged stock, its subsidiaries (including tangible and intangible personal property) and bank accounts.

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 and 2020
On June 7, 2020, the Company repurchased 200,000 Class C (Time-based) Units, at $0.90 per Unit from a former Executive through issuance of a long-term note (“LTD-E”). This repurchase was recognized in the Company’s consolidated balance sheets as a reduction to Members’ Deficit in the amount of $180,000 and a corresponding increase in Long term Debt. LTD-E bears interest of 3.25% and fixed monthly payments of $7,757 through date of maturity (June 7, 2022).
The following table rolls forward the long-term debt balances presented in the Company’s Consolidated Balance Sheets:
	LTD-A	LTD-B	LTD-C	LTD-D	LTD-E	Totals
Balance at December 31, 2018	$—	$3,764,270	$—	$—	$—	$3,764,245
Issued in 2019	16,164,914	—	—	—	—	16,164,914
Principal Payments in 2019	(14,648,316)	—	—	—	—	(14,648,316)
Conversion from (to) Class A Equity Units	—	(3,764,270)	15,000,000	—	—	11,235,755
Balance at December 31, 2019	1,516,598	—	15,000,000	—	—	16,516,598
Issued in 2020	—	—	—	40,000,000	180,000	40,180,000
Principal Payments in 2020	(1,516,598)	—	—	—	(43,911)	(1,560,509)
Balance at December 31, 2020	$—	$—	$15,000,000	$40,000,000	$136,089	$55,136,089
As of December 31, for the years presented below, the Company’s annual, minimum payments due under debt obligations were as follows:
	Principal	PIK	Total Payments*	Total Principal and Interest
2021	$67,764	$1,937,084	$2,004,848	$3,323,948
2022	46,101	1,767,400	1,813,501	3,458,485
2023	15,000,000	1,800,474	16,800,474	13,973,270
2024	—	1,880,100	1,880,100	3,760,200
2025	40,000,000	1,952,548	41,952,548	3,905,096
TOTAL	$55,113,865	$9,337,606	$64,451,471	$28,420,999

*
Total Payments Cash and Non-Cash (PIK)

Total Principal	$55,136,089
Less: Current Portion of Long-Term Debt	(89,988)
Less: Loan Origination Fees	(3,566,718)
Add: Accum. Amortizaton of Loan Origination Fees	80,237
Less: Discount for Issuance of Class D Warrants	(6,316,605)
Add: Accum. Amortization of Class D Warrants	144,971
March 31, 2021 Long Term Debt	$45,387,986
Note 12: Capitalization and Management Incentive Units
P3’s capital structure consists of Class A Units, which represent commitments from the Company’s private equity sponsors, Class B Units, which represent founders common equity, Class C Units, which represent Management Incentive Units, and Class D Units, which represents an additional investment from a private equity sponsor.

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 and 2020
Class A Units
At December 31, 2019, the Company has received total funding commitments from its Class A Unit holders totaling $43.0 million. Class A Units have voting rights and, whether, or not declared or approved by the Board, the holders of Class A Units accrue a preferred return in the amount of 8.0%, per annum (beginning on November 19, 2019). At December 31, 2018, there were 43,051,262 Class A Units authorized and outstanding. At December 31, 2019 and 2020, there were 43,000,000 Class A Units authorized and outstanding.
Class B Units
Class B Units are those, which have been issued to the Company’s Founders. At December 31, 2018, 2019 and 2020, there were 19,701,492 Class B Units authorized and outstanding. Class B Units are subdivided among three tranches: Subclass B-1; Subclass B-2; and Subclass B-3. Each Subclass is described below:
•
Subclass B-1 (10,000,000 Units):    Subclass B-1 Units are entirely service based (Time-based). 20% of Subclass B-1 Units vest each year beginning on April 20, 2018 and annually thereafter until April 20, 2022. Subclass B-1 Units very closely resemble Class C Time-based Profits Interest(s) Units.

•
Subclass B-2 (4,054,054):    Subclass B-2 Units are entirely Performance-based. 100% of Subclass B-2 Units vest immediately prior to and conditioned upon the occurrence of a Sale of the Company in which the Company’s EBITDA as of the date of such Sale of the Company is at least $20 million or net proceeds distributable among the Members from such Sale of the Company are at least $200 million.

•
Subclass B-3 (5,647,438):    Subclass B-3 Units are entirely performance-based. 100% of Subclass B-3 Units shall vest immediately prior to and conditioned upon the occurrence of a Sale of the Company in which the Company’s EBITDA as of the date of such Sale of the Company is at least $30 million or net proceeds distributable among the members from such Sale of the company are at least $300 million.

Of this 19,701,492, there were 2,000,000, 4,000,000 and 6,000,000 Subclass B-1 Units vested as of December 31, 2018, 2019 and 2020, respectively. Only vested units are presented in the Consolidated Statements of Changes in Members’ Deficit. As of December 31, 2020, 4,000,000 Subclass B-1 Units remain unvested. Pursuant to the performance hurdles for Subclass B-2 Units and Subclass B-3 Units, for which both Subclasses are conditioned on a “Sale of the Company,” none of these issued units have vested (to date).
Class C Units (6,845,297 Authorized)
P3 has a Management Incentive Plan (the “Plan”), which provides for the grant of service-based and performance-based Class C Units to board managers and key employees. Subject to adjustment, a maximum aggregate of 6,845,297 Class C Units have been authorized for issuance under the Plan. Class C Units are governed by the terms of the Plan, the terms of the award agreement documenting the grant and the Limited Liability Company agreement of Holdings (the “LLC Agreement”). Class C Units are intended to qualify as “Profits Interests” for Federal income tax purposes.
Service-based Class C Units generally vest, except as otherwise approved by P3’s Board, over a period of four to five years, with ratable vesting each year following twelve months of continued employment or service with the balance vesting in equal annual installments over the remaining and required service period, provided the grantee continues to be employed by, or provide service to, P3 and be employed on the applicable vesting anniversary date.
Performance-based Class C Units vest upon the Company’s attainment of certain Board-established milestones (thresholds). Board-established milestones are grant specific and set on the date of each Class C Unit grant.

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 and 2020
P3’s Board may accelerate the vesting of any Class C incentive units granted under the Plan at such times and upon such terms and conditions as may be deemed advisable, for which any determination can be made on a grant-specific basis. As of December 31, 2018, 2019, and 2020, the number of Class C Units issued were 2,475,000 (of which, 425,000 were vested), 4,070,833 (of which, 1,058,333 were vested) and 5,420,833 (of which 1,302,083 were vested), respectively, and only the vested units are presented in the Consolidated Statements of Changes in Members’ Deficit (See also Note 13 “Share Based Compensation”).
Class D Units Subject to Possible Redemption
On November 14, 2019, P3 received $50.0 million in funding from Hudson Vegas Investment, SPV, LLC, an investment vehicle of The Straus Group (“Straus”) per the unit purchase agreement executed between the parties. P3 issued Straus 16,130,034 of Class D Units. Class D Units have voting rights and, accrue a preferred return in the amount of 8.0%, per annum. This funding was and is intended to support ongoing operations for the Company. Of the $50.0 million received from Straus, the Company utilized $16,752,354 to settle outstanding bridge loans, plus accrued interest and $2,958,446 to settle transaction closing costs related to Class D Units. These transaction closing costs were netted against the $50.0 million in proceeds raised.
There are 16,130,034 Class D Units authorized and outstanding as of December 31, 2019 and 2020.
Class D units contain a provision whereby at any time after November 4, 2024, the holders of Class D Units could exercise a right that would require the Company to redeem their outstanding units for cash, if certain conditions related to a sale of the Company are not met. Upon exercise of this right, the Company would be required to redeem all the then outstanding Class D units at a price equal to the amount of proceeds that otherwise would have been received in a sale transaction. In accordance ASC 480-10-S99, Distinguishing Liabilities from Equity (“ASC 480”), redemption provisions not solely within the control of the Company require the associated equity instruments to be classified outside of permanent equity. As such, the Class D units have been presented outside of permanent equity. The Company has concluded it is not probable that the conditional redemption feature will be exercised, as significant uncertainties exist that indicate the redemption will not occur, which include the merger transaction discussed in Note 22; therefore, Class D shares are recorded at initial fair value, plus accrued preferred returns.
Distributions to the Company’s unitholders are made according to the following priority:
•
First, to Class D Unitholders in proportion to their unreturned contribution amounts and until each Class D Member’s unreturned contribution amount is reduced to zero.

•
Second, to Class A Unitholders in proportion to their unreturned contribution amount and until each Class A Member’s unreturned contribution amount is reduced to zero.

•
Third, to Class A and Class D Unitholders in proportion to their respective unpaid preferred return balances have been reduced to zero; and

•
Thereafter, any remaining amounts to holders of all vested units, in proportion to their number of vested units.

Note 13: Share-Based Compensation
In 2017, the Company’s Board adopted an Equity Incentive Plan (the “Plan”). Under the Plan, the Company may grant awards in the form of Profits Interests to employees, officers, and directors up to a maximum aggregate of 6,845,297 Class C Units. Awards under the Plan are granted on a discretionary basis and are subject to the approval of the Company’s Board.
During the years ending December 31, 2018, 2019 and 2020, the Company entered into grant agreements awarding a total of 2,475,000, 2,500,000 and 1,550,000 Class C Units, respectively. These Profits Interests represent profits interest ownership in the Company tied solely to the accretion, if any, in the value of the

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 and 2020
Company following the date of issuance of such Profits Interests. Profits Interests participate in any increase of the Company value related to their profits interests after the hurdle value has been achieved and the Company’s Profits Interests receive the agreed-upon return on their invested capital.
Profits Interest awards generally vest either over a requisite service period or are contingent upon a performance hurdle.
Each Profits Interest award contains the following general and material terms:
•
The Profits Interests receive distributions only upon a liquidity event, as defined by a sale of the Company, that exceeds a threshold equivalent to the fair value of the enterprise, as determined by P3’s Board of Directors, at the grant date.

•
A portion of the awards vest over a period of continuous employment or service (“Time-Based Units”) while the other portion of the awards only vest in the event of the Sponsor’s Exit (“Performance-Based Units”), as defined by the Plan. The Service-Based Units provide for accelerated vesting upon Sponsor’s Exit should the participant’s employment be terminated (other than for cause) after the Sponsor’s Exit, but prior to the final service vesting date.

All awards include a repurchase option at the election of the Company for the vested portion upon termination of employment or service. Profits Interests are accounted for as equity using the fair value method, which requires the measurement and recognition of compensation expense for all profit interest-based payment awards made to the Company’s employees based upon the grant-date fair value. The Company has concluded both Service-Based Units and Performance-Based Units are subject to a market condition and has assessed the market condition as part of its determination of the grant date fair value. Service-Based Units also include Subclass B-1 Units which are Time-Based.
The following is a summary of Performance-Based Profits Interest(s) awards outstanding, by grant year and corresponding hurdle value ranges as of, and for the periods ended, December 31, 2018, 2019 and 2020:
Year	Units	Performance Hurdle Summary / Ranges
2018	500,000	Liquidation or Sale of Company; $120 Million to $300 Million
2019	1,125,000	Liquidation or Sale of Company; $294 Million
2020	950,000	Liquidation or Sale of Company; $294 Million to $900 Million
For Performance-Based Units, the Company recognizes compensation expense when it is probable a performance hurdle would be achieved. Management analyzed whether (or not) the hurdles of each related Performance-Based grant was probable during the reporting periods presented. Since vesting is, in all cases, tied to a sale or liquidation of the Company, Management deemed the achievement of the performance hurdle not probable. Therefore, no unit-based compensation expense has been recognized in these consolidated financial statements.
For Service-Based Units, the Company recognizes compensation expense over the requisite service period for each separately vesting portion of the profits interest as if the award was, in-substance, multiple awards. The Company determined the fair value of each award on the date of grant using both the income and market approaches, including the “Backsolve” method. The grant date fair value of each Class C Time-Based award corresponds to the most recently completed valuation. The following table summarizes the assumptions and the resulting fair market value (“FMV”) per Class C Time-Based Unit used for computing the related compensation expense:

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 and 2020
Valuation	Volatility	RF Rate	Time	FMV Range / Unit at Grant Date
12.31.2020	65.00%	0.10%	1.10	$0.4940
06.11.2020	45.00%	0.19%	1.70	$0.1510
11.04.2019	45.00%	1.60%	2.30	$0.1280
12.31.2018	40.00%	2.46%	3.10	$0.1510
02.08.2018	40.00%	2.45%	4.00	$0.1700 to $0.1900
The volatility assumption used in the weighted-average income and market approaches is based on the expected volatility of public companies in similar industries. This has been adjusted to reflect differences between the Company and public companies of similar size, resources, time in industry, and breadth of product and service offerings. The expected dividend yield was assumed to be zero given the Company’s history of declaring dividends and Management’s intentions to not pay dividends in the foreseeable future.
The following table summarizes and rolls forward the number of Class C Units (Performance-based and Time- based) and their weighted average fair market values based on original grant date:
	Time-Based	Vested	Weighted Avg. FMV	Performance Based	Weighted Avg. FMV	Total Units Outstanding
Outstanding, December 31, 2017	—	—	$—	—	$—	—
Granted	1,975,000	—	$0.1800	500,000	$0.0250	2,475,000
Vested	—	425,000	$0.1800	—	$—	—
Outstanding, December 31, 2018	1,975,000	425,000	$0.1607	500,000	$0.0250	2,475,000
Granted	1,125,000	—	$0.1280	1,375,000	$0.0417	2,500,000
Vested	—	633,333	$0.1485	—	$—	—
Forfeited	(654,167)	—	$0.1385	(250,000)	$0.0690	(904,167)
Repurchased	—	—	$—	—	$—	—
Outstanding, December 31, 2019	2,445,833	1,058,333	$0.1280	1,625,000	$0.0417	4,070,833
Granted	600,000	—	$0.4940	950,000	$0.0363	1,550,000
Vested	—	443,750	$0.3028	—	$—	—
Forfeited	—	—	$—	—	$—	—
Repurchased	(200,000)	(200,000)	$0.9000	—	$—	(200,000)
Outstanding, December 31, 2020	2,845,833	1,302,083	$0.4940	2,575,000	$0.0363	5,420,833
The Company recognized $67,050, $94,042 and $67,475 in compensation expense related to the Class C Time- Based Profits Interests for the periods ended December 31, 2018, 2019 and 2020, respectively. The Company also recognized $380,000 in compensation expense in each year related to Subclass B-1 Units for the periods ended December 31, 2018, 2019 and 2020, respectively. These amounts are recognized within operating expenses in P3’s consolidated statements of operations. At December 31, 2020, the Company had $1,198,550 in unrecognized compensation expense related to non-vested Class C Time-Based Profits Interests and Subclass B-1 Units that will be realized over a weighted-average period of 1.69 years. As of December 31, 2020, the Company did not have any unrecognized compensation expense related to Performance-Based Units.

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 and 2020
Note 14: Earnings (Loss) per Member Unit
The following table sets forth the computation of basic earnings (loss) per Member Unit:
	2018	2019	2020
Net Loss Attributable to Controlling Interests	$(43,801,295)	$(35,009,263)	$(41,074,505)
Weighted Average Member Units	24,602,085	47,587,945	65,833,962
Basic and Diluted Loss per Member Unit	$(1.78)	$(0.74)	$(0.62)
Weighted average Member Units includes all outstanding and vested Class A, B-1, C and D Units. The Company has not presented Diluted Loss per Member Unit since the results would be anti-dilutive due to the net loss incurred. The following potential Member Units were excluded from Diluted Loss per Member Unit for each of the periods presented:
	2018	2019	2020
Class B-1 Unvested Units	8,000,000	6,000,000	4,000,000
Class B-2 Unvested Units	4,054,054	4,054,054	4,054,054
Class B-3 Unvested Units	5,647,438	5,647,438	5,647,438
Class C Unvested Units	2,050,000	3,012,500	4,118,750
Class D Warrants	—	—	858,351
Total Units Excluded from Diluted EPS	19,751,492	18,713,992	18,678,593
Note 15: Premium Deficiency Reserve (“PDR”)
We assess the profitability of our at-risk share savings arrangements to identify contracts where current operating results or forecasts indicate probable future losses. If anticipated future variable costs exceed anticipated future revenues, a premium deficiency reserve is recognized. Management concluded a PDR of $20,539,364 existed at December 31, 2019, which was primarily represented by the total value of potential deficiencies generated by the Company’s newly contracted health plans. No premium deficiency reserves were recorded as of December 31, 2020 given the maturing of these health plans.
Note 16: Leases
The Company leases real estate in the form of corporate office space and operating facilities. The Company additionally leases certain machinery in the form of office equipment. Generally, the term for real estate leases ranges from one to eight years at inception of the contract. Generally, the term for equipment leases is one to three years at inception of the contract. Some real estate leases include one to two options to renew that can extend the original term by five to ten years.
Operating lease costs are included within operating expenses on the consolidated statements of operations. The Company does not have any finance leases, short-term lease costs nor any sublease income.
Year Ending December 31,	2018	2019	2020
Operating Lease Costs	$697,830	$1,592,665	$2,018,210
Lease terms and discount rates consisted of the following at each of the periods presented below:
Year Ending December 31,	2019*	2020*
Weighted Average Remaining Lease Term (Years)	4.83	3.74
Weighted Average Discount Rate	10.00%	10.30%

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 and 2020

*
All Leases are Operating

The table below reconciles the undiscounted future minimum lease payments (displayed by year and in the aggregate) under noncancelable operating leases with terms of more than one year to the total operating and finance lease liabilities recognized on the consolidated balance sheets as of the dates presented.
Year Ending December 31,	2019	2020
2020	$1,620,600	$—
2021	1,645,922	2,174,095
2022	1,536,612	1,936,533
2023	1,135,577	1,191,604
2024	883,851	913,732
2025	665,416	696,194
2026	137,919	148,330
Total Payments for Operating Leases	7,625,897	7,060,488
Less: Interest	1,599,266	1,251,965
Present Value of Operating Lease Liabilities	$6,026,630	$5,808,523
The current portions of ROU liabilities, $1,620,600 and $2,174,095 are included in Accounts Payable and Accrued Expenses in the Company’s Consolidated Balance Sheet as of December 31, 2019 and December 31, 2020, respectively.
Supplemental cash flows and other information related to leases for each of the periods ending December 31:
	2019	2020
New Assets Obtained in Exchange for Operating Lease Liabilities	$478,815	$882,029
	2019	2020
Operating Cash Flows Paid for Operating Leases . . . . . . . . . . .	$1,505,313	$1,843,281
Note 17: Retirement Plan
The Company maintains a retirement savings 401(k) Plan the “401(k) Plan” for full-time employees. Participants may elect to contribute to the 401(k) Plan, through payroll deductions, subject to Internal Revenue Service limitations. At its discretion, the Company can make a matching contribution to the 401(k) Plan. The Company did not make any contributions to the 401(k) Plan in 2018, 2019 or 2020.
Note 18: Segment Information
The Company organizes its operations into one reportable segment. The Chief Executive Officer, who is our Chief Operating Decision Maker (“CODM”), reviews financial information and makes decisions about resource allocation based on their responsibility to deliver high quality primary medical care services to the Company’s patient population. For the periods presented, all the Company’s revenues were earned in the United States.
Likewise, all the Company’s long-lived assets were in the United States.

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 and 2020
Note 19: Commitments and Contingencies
Litigation
On or about December 2, 2019, Arizona Medical Services, P.C.’s (“AMS”) sole Member/Manager filed a claim, in the Superior Court of the State of Arizona (County of Pima) against Arizona Connected Care, LLC, now known as P3 Health Partners ACO, LLC (“AzCC”). The claim was for alleged breach of contract, breach of the covenant of good faith and fair dealing, and for accounting. According to the complaint, AzCC allegedly breached its Amended and Restated Operating Agreement, dated January 11, 2012, and amendments thereto by terminating AMS’s membership in AzCC on November 8, 2016 without cause or explanation. AzCC allegedly failed to make distributions to AMS to which it was entitled. On January 17, 2020, AzCC filed an answer to AMS’s complaint denying the allegations therein. The parties have agreed to a settlement of $350,000 (as of April 19, 2021), thus releasing AzCC from any known or further allegations. This settlement is included in Accounts Payable and Accrued Expenses in the Company’s Consolidated Balance Sheet as of December 31, 2020.
The Company may, from time to time, be subject to various claims and lawsuits arising in the normal course of business. P3 carries general and professional liability insurance coverage to protect the Company’s risk of potential loss in such cases. In the opinion of Management, the ultimate resolution of these matters would not have a material adverse effect on the Company’s financial position or results of operations.
Uncertainties
The healthcare industry is subject to numerous laws and regulations of Federal, state, and local governments. These laws and regulations include, but are not limited to, matters of licensure, accreditation, government healthcare program participation requirements, reimbursement for patient services, and Medicare / Medicaid Fraud, Waste and Abuse Prevention. Recently, government activity has increased with respect to investigations and allegations concerning possible violations of Fraud, Waste and Abuse statutes and regulations by healthcare providers. Violations of these laws and regulations could result in expulsion from government healthcare programs together with imposition of significant fines and penalties as well as significant repayment for patient services billed.
Management believes the Company is compliant with Fraud, Waste and Abuse regulations as well as other applicable government laws. While no regulatory inquiries have been made, compliance with such laws and regulations is subject to government review and interpretation, as well as other regulatory actions which might be unknown at this time.
Healthcare reform legislation at both the Federal and state levels continues to evolve. Changes continue to impact existing and future laws and rules. Such changes may impact the manner in which P3 conducts business, restrict the Company’s revenue growth in certain eligibility categories, slow down revenue growth rates for certain eligibility categories, increase certain medical, administrative and capital costs, and expose the Company to increased risk of loss or further liabilities. As a result, P3’s consolidated financial position could be impacted by such changes.
COVID-19 Pandemic
On March 11, 2020, the World Health Organization designated COVID-19 a global pandemic. The rapid spread of COVID-19 around the world and throughout the U.S. has altered the behavior of businesses and people, with significant negative effects on Federal, state, and local economies, the duration of which continues to remain unknown. Various mandates were implemented by Federal, state, and local governments in response to the pandemic, which caused many people to remain at home along with forced closure of or limitations on certain businesses. This included suspension of elective procedures by healthcare facilities. While some of these restrictions have been eased across the U.S. and most states have lifted moratoriums

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 and 2020
on non-emergent procedures, some restrictions remain in place, and many state and local governments are re-imposing certain restrictions due to an increase in reported COVID-19 cases. COVID-19 disproportionately impacts older adults, especially those with chronic illnesses, which describes many of P3’s patients.
The COVID-19 pandemic did not have a material impact on P3’s revenues- as of year ended December 31, 2020. Nearly 97% of the Company’s total revenues are recurring, consisting of fixed monthly PMPM capitation payments received from MA health plans. Management did institute multiple safety measures for P3 employees including a work-from-home policy and access to free vaccinations and personal protective equipment.
The full extent to which COVID-19 will directly or indirectly impact P3, the Company’s future results of operations and financial condition will depend on factors which are highly uncertain and cannot be accurately predicted. This includes new and emerging information from the impact of new variants of the virus, the actions taken to contain it or treat its impact and the economic impact on P3’s markets. Such factors include, but are not limited to, the scope and duration of stay-at-home practices and business closures and restrictions, government- imposed or recommended suspensions of elective procedures, and expenses required for supplies and personal protective equipment. Because of these and other uncertainties, Management cannot estimate the length or severity of the impact of the pandemic on the Company’s business. Furthermore, because of P3’s business model, the full impact of COVID-19 may not be fully reflected in the Company’s results of operations and overall financial condition until future periods. However, Management will continue to closely evaluate and monitor the nature and extent of these potential impacts to P3’s business, results of operations and liquidity.
Note 20: Related Parties
Intercompany Transactions
BACC entered an agreement (“Services Agreement”) with P3-NV, collectively the “Parties”, under which P3-NV provides BACC with certain management, administrative, and other non-medical support services in connection with BACC’s medical practice. BACC and P3-NV have also entered a separate “Deficit Funding Agreement” whereby P3-NV will provide BACC loans (“Advances”) from time to time principally for the purpose of supporting BACC’s budget in the event BACC’s actual expenses exceed gross revenue. Interest accrues monthly on each Advance from the date of disbursement equal to the prime rate plus 2.0%, as published in the Wall Street Journal, in effect on the date of disbursement. In the event that BACC’s net revenues exceed expenses during the term of this Service and Deficit Funding Agreement, BACC has agreed to pay P3HP-NV 100.0% of such excess within thirty days of the end of any such month, up to the aggregate amount of any unpaid Advances (plus accrued interest). Net Advances made to BACC by P3-NV and accrued interest expense were as follows:
	2019	2020
Balance at Beginning of Year	$5,533,097	$14,399,768
Advanced Made During Year	8,001,957	3,167,858
Accrued Interest	864,714	2,057,465
Balance at End of Year	$14,399,768	$19,625,091
Advances, in most cases, have been constructively made by Holdings on P3-NV’s behalf, and were therefore deemed Advances made by P3-NV. P3-NV’s Advances to BACC include all years prior, for which balances have, historically, not been settled periodically between the Parties and, thus have carried forward one year to the next. However, all transactions related to these Services and Deficit Funding Agreements (including accrued interest) have been eliminated in consolidation.
There were no advances transacted between P3-NV and KWA during 2019 or 2020.

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 and 2020
Atrio Health Plans
Atrio Health Plans was established in 2004 and has since grown to serve Medicare beneficiaries in numerous counties throughout Oregon. Atrio works closely with local providers to improve healthcare outcomes of the population(s) served. In 2019, Chicago Pacific Founders (“CPF”) made an equity investment in Atrio. CPF is also a Class A Unitholder of the Company. Beginning in 2020, the Company has a Full-Risk capitation agreement in place with Atrio whereby P3 is delegated to perform services on behalf of Atrio’s members assigned to the Company. These delegated services include but are not limited to provider network credentialing, patient authorizations and medical management (care management, quality management and utilization management). In return, the Company earned capitation revenue from Atrio of $140,037,791 and management fees of $2,230,984 in 2020. In 2020, the Company paid claims of $148,905,784 for Atrio assigned members.
Note 21: Variable Interest Entities
Management accounts for Variable Interest Entity (“VIE”) transactions utilizing an ongoing interest assessment in accordance with ASC 810, Variable Interest Entities and Principles of Consolidation.
In 2017, Holdings, by way of one of its wholly-owned subsidiaries (P3-NV) entered a collective Stock Transfer Restriction Agreement with the three shareholders of two medical practices, Bacchus Wakefield Kahan, PC (“BACC”) and Kahan Wakefield Abdou, PLLC (“KWA”). The Transfer Restriction Agreement, by way of a Call Option, unequivocally permits P3-NV to select and appoint Successor Physicians to these medical practices if a shareholder vacates their ownership position.
Pursuant to ASC 810, both the “power of control” and “economics” criterion were reviewed for VIE consideration. P3-NV is a single member limited liability company, controlled by Holdings. Holdings’ debt and equity holders collectively represent a “single decision maker” for Holdings and its investment in P3-NV. As to P3-NV’s ability to appoint Successor Physicians to these medical practices, this demonstrates “power of control”. Also, the Deficit Funding Agreement in place between P3-NV and BACC/KWA (see “Related Parties”) states P3-NV will advance BACC/KWA funds, as needed, to support BACC’s/KWA’s working capital needs to the extent operating expenses exceed gross revenue. This funding arrangement further illustrates and fulfills the economic criteria for VIE consolidation.
Management concluded BACC and KWA are VIEs and P3 is the primary beneficiary. Therefore, both practices are consolidated as VIEs. KWA had no financial activity for Management to consider for the years ended December 31, 2019 nor December 31, 2020. Therefore, the following exhibits include the balance sheet and income statement only for BACC for the periods presented:
	2019	2020
ASSETS
Cash	$350,446	$183,836
Client Fees and Insurance Receivable, net	510,487	335,358
Prepaid Expenses and Other Current Assets	107,020	285,363
Property, Plant and Equipment, net	13,109	22,309
TOTAL ASSETS	$981,062	$826,866
LIABILITIES AND MEMBERS’ DEFICIT
Accounts Payable and Accrued Expenses	$317,158	$686,680
Accrued Payroll	1,009,161	1,019,940
Due to Consolidated Entities of P3	13,535,053	17,307,627
TOTAL LIABILITIES	14,861,372	19,014,247
MEMBERS’ DEFICIT	(13,880,310)	(18,187,381)
TOTAL LIABILITIES AND MEMBERS’ DEFICIT	$981,062	$826,866

P3 HEALTH GROUP HOLDINGS, LLC and SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2018, 2019 and 2020
	2018	2019	2020
Revenue	$639,635	$4,389,688	$7,611,427
Expenses	6,612,353	12,297,280	11,918,498
Net Loss	$(5,972,718)	$(7,907,592)	$(4,307,071)
Note 22: Subsequent Events
Management has evaluated subsequent events through October 6, 2021, the date on which the consolidated financial statements were available to be issued.
On May 25, 2021, Foresight Acquisition Corp. (“Foresight”), and the Company (“P3”) entered an agreement (the “Merger Agreement”) that outlines the terms and conditions of a strategic transaction and merger (the “Transaction”). Based on the terms of the Merger Agreement, the combined company would have an estimated post-transaction enterprise value of $2.3 billion. Foresight is a blank check company incorporated for the purpose of effecting a business combination with one or more businesses or entities. Once the Transaction is executed, Foresight would merge with and into P3, with P3 as the surviving entity. Foresight is required to file a Form S-4 proxy statement on behalf of its stockholders to vote on the proposed Transaction. At the closing of the Transaction, which would be expected to occur in the second half of 2021, Foresight would cease to be a shell company and a new combined company listed on the Nasdaq would be created under the name “P3 Health Partners, Inc.”
On June 11, 2021, the Company’s Class D Unitholders filed a lawsuit against the Company, and other relevant parties, in the Delaware Court of Chancery alleging a breach of contract related to the Company’s operating agreement. The Class D Unitholders are seeking a judgement to enforce an alleged right to purchase additional units of the Company at a predetermined valuation, as outlined in the Company’s operating agreement. The litigation is pending in the Delaware Court of Chancery. The ultimate resolution and outcome of the matter are unknown and uncertain.
On June 28, 2021, P3, Omni IPA Medical Group, Inc., a California professional corporation (“Omni”), Medcore HP, a California corporation (“MHP”), and certain other parties entered into an Asset and Equity Purchase Agreement and Agreement and Plan of Merger (the “Medcore Purchase Agreement”). Pursuant to the terms of the Medcore Purchase Agreement, P3 will acquire the equity interests of MHP, a licensed health plan under the California Knox-Keene Health Care Service Plan Act, for $31.5 million and the assets of Omni, an independent physician association in San Joaquin County, California, for $5 million. The transaction is expected to close after the Foresight merger and is subject to regulatory approval by the California Department of Managed Health Care and other customary closing conditions.